Exhibit 10.2
EXECUTION VERSION

CREDIT AGREEMENT
dated as of
June 6, 2008,
as amended and restated as of January 29, 2010,
among
R.H. DONNELLEY CORPORATION,
DEX MEDIA, INC.,
DEX MEDIA WEST, INC.,

DEX MEDIA WEST LLC,
as Borrower,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent

J.P. MORGAN SECURITIES INC. and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS

Section 1.01 Defined Terms	2
Section 1.02 Classification of Loans and Borrowings	31
Section 1.03 Terms Generally	31
Section 1.04 Accounting Terms; GAAP	32
ARTICLE II
THE CREDITS
ARTICLE III
REPRESENTATIONS AND WARRANTIES

Contents, p. 2
ARTICLE IV
CONDITIONS

Section 4.01 Effectiveness of Agreement	49
ARTICLE V
AFFIRMATIVE COVENANTS
ARTICLE VI
NEGATIVE COVENANTS

Contents, p. 3
ARTICLE VII
EVENTS OF DEFAULT
ARTICLE VIII
THE AGENT
ARTICLE IX
MISCELLANEOUS

Contents, p. 4

SCHEDULES:

Schedule 1.01A — Hedge Termination Payments
Schedule 1.01B — Certain Restructuring Costs
Schedule 3.05 — Properties
Schedule 3.09 — Taxes
Schedule 3.13 — Subsidiaries
Schedule 3.14 — Insurance
Schedule 3.18 — UCC Filing Jurisdictions
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Guarantee and Collateral Agreement
Exhibit C — Form of Shared Guarantee and Collateral Agreement
Exhibit D — Form of Intercreditor and Collateral Agency Agreement
Exhibit E — Form of Shared Services Agreement
Exhibit F — Form of Newco Subordinated Guarantee
Exhibit G-1 — Form of Legal Opinion of Sidley Austin LLP
Exhibit G-2 — Form of Legal Opinion of the General Counsel

          CREDIT AGREEMENT, dated as of June 6, 2008, as amended and restated as of January 29, 2010 (this “Agreement”), among R.H. DONNELLEY CORPORATION, a Delaware corporation, DEX MEDIA, INC., a Delaware corporation, DEX MEDIA WEST, INC., a Delaware corporation, DEX MEDIA WEST LLC, a Delaware limited liability company, the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for such lenders.
Recitals
          WHEREAS, the Parent, Holdings and the Borrower (as each term is defined below) are parties to the Credit Agreement (as amended, supplemented or otherwise modified prior to the Closing Date (as defined below), the “Existing Credit Agreement”), dated as of June 6, 2008 (the “Original Closing Date”), among the Parent, Holdings, the Borrower, the Lenders and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent;
          WHEREAS, on May 28, 2009 (the “Petition Date”), the Ultimate Parent (as defined below) and its Subsidiaries (as defined below) each commenced their bankruptcy cases (the “Chapter 11 Cases”) as debtors and debtors in possession by filing a voluntary petition under chapter 11 of the Bankruptcy Code (as defined below) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
          WHEREAS, on October 21, 2009, the Ultimate Parent and its Subsidiaries filed with the Bankruptcy Court the Reorganization Plan (as defined below) and the Disclosure Statement (as defined below);
          WHEREAS, on January 12, 2010, the Bankruptcy Court entered the Confirmation Order (as defined below) confirming the Reorganization Plan;
          WHEREAS, pursuant to the Reorganization Plan, the Ultimate Parent and its Subsidiaries have implemented (or substantially simultaneously with the Closing Date will implement) the Debt Restructuring (as defined below);
          WHEREAS, the parties hereto wish to convert (a) all Tranche A Term Loans outstanding under the Existing Credit Agreement (the “Existing Tranche A Term Loans”), (b) all Tranche B Term Loans outstanding under the Existing Credit Agreement (the “Existing Tranche B Term Loans”), (c) all Revolving Loans outstanding under the Existing Credit Agreement (the “Existing Revolving Loans”) and (d) all net termination payments outstanding under those Swap Agreements (as defined below) entered into by the Borrower and certain Lenders under the Existing Credit Agreement (or Affiliates thereof) and identified on Schedule 1.01A hereto (the “Hedge Termination Payments”), into a new tranche of term loans hereunder (the “Loans”);
          WHEREAS, the Parent, Holdings and the Borrower have requested that the Lenders amend and restate the Existing Credit Agreement as provided in this Agreement; and
          WHEREAS, the Lenders are willing to so amend and restate the Existing Credit Agreement on the terms and conditions set forth herein.
          Now, therefore, the parties hereto agree that the Existing Credit Agreement shall be amended and restated in its entirety as of the Closing Date to read as follows:

ARTICLE I
DEFINITIONS
          Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Additional Notes” means notes issued by the Ultimate Parent after the date hereof (a) that are not secured by any assets of the Ultimate Parent or any of its Subsidiaries, (b) that bear interest at a prevailing market rate at the time of the issuance thereof, (c) the proceeds of which are used to finance Specified Investments, to refinance the Restructuring Notes or any Additional Notes or to prepay Indebtedness outstanding under the RHDI Credit Agreement, the Dex East Credit Agreement and this Agreement in accordance with the terms of the Intercreditor Agreement, (d) that do not mature, and are not mandatorily redeemable, in whole or in part, or required to be repurchased or reacquired, in whole or in part, prior to the date that is six months after the Maturity Date (other than pursuant to asset sale or change in control provisions customary in offerings of similar notes), (e) that have no financial maintenance covenants and no restrictive covenants that apply to any Subsidiary of the Ultimate Parent or that impose limitations on the Ultimate Parent’s ability to guarantee or pledge assets to secure the Obligations and otherwise have covenants, representations and warranties and events of default that are no more restrictive than those existing in the prevailing market at the time of issuance for companies with the same or similar credit ratings of the Ultimate Parent at such time issuing similar securities, (f) are not guaranteed by any Subsidiary of the Ultimate Parent and are subordinated to the Obligations on terms that are no less favorable to the Lenders than the subordination terms set forth in the Restructuring Notes Indenture and that are otherwise reasonably satisfactory to the Administrative Agent and (g) are not convertible or exchangeable except into (i) other Indebtedness of the Ultimate Parent meeting the qualifications set forth in this definition or (ii) common equity of the Ultimate Parent, provided that any such exchange or conversion, if effected, would not result in a Change in Control or a Default.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Adjustment Date” has the meaning assigned to such term in the definition of “Applicable Rate”.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agent” means JPMorgan Chase Bank, N.A., in its capacities as Administrative Agent and/or Collateral Agent, and each of its Affiliates and successors acting in any such capacity. The Administrative Agent may act on behalf of or in place of any Person included in the “Agent”.
          “Agreement” has the meaning assigned in the preamble hereto.
          “Aggregate Carryover Amount” means, with respect to any fiscal year, (a) the sum of the amounts by which the aggregate amount of Restricted Payments made after the Closing Date pursuant to Section 6.08(a)(vi) in any preceding fiscal year was less than the Ultimate Parent Base Annual Cash Interest Amount for such fiscal year, minus (b) the sum of the amounts by which the aggregate amount of Restricted Payments made after the Closing Date pursuant to Section 6.08(a)(vi) in any preceding fiscal year was greater than the Ultimate Parent Base Annual Cash Interest Amount for such fiscal year.
          “Allocable Net Proceeds” means, with respect to any Equity Issuance by the Ultimate Parent or any Ultimate Parent Asset Disposition, 36% of the Net Proceeds of such Equity Issuance or Ultimate Parent Asset Disposition; provided, that to the extent the Indebtedness outstanding under (a) the RHDI Credit Agreement has been repaid in full, Allocable Net Proceeds shall mean 57% of the Net Proceeds of such Equity Issuance or Ultimate Parent Asset Disposition, (b) the Dex East Credit Agreement has been repaid in full, the Allocable Net Proceeds shall mean 49% of the Net Proceeds of such Equity Issuance or Ultimate Parent Asset Disposition or (c) the RHDI Credit Agreement and the Dex East Credit Agreement have been repaid in full, Allocable Net Proceeds shall mean 100% of the Net Proceeds of such Equity Issuance or Ultimate Parent Asset Disposition.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Adjusted LIBO Rate for a Eurodollar Loan with an Interest Period of one month commencing on such day plus 1% and (d) 4.00%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR 01 Page (or on any successor or substitute of such page) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
          “Applicable Rate” means, for any day, with respect to any Loan, 3.50% per annum, in the case of an ABR Loan, and 4.50% per annum, in the case of a Eurodollar Loan; provided, that, on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Rate with respect to the Loans shall be the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Leverage Ratio as of the most recent Adjustment Date:

	ABR	Eurodollar
Leverage Ratio:	Spread	Spread
greater than or equal to 2.75 to 1.00	3.50%	4.50%

greater than or equal to 2.50 to 1.00 but less than 2.75 to 1.00	3.25%	4.25%

less than 2.50 to 1.00	3.00%	4.00%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial statements of the Borrower delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date (the “Adjustment Date”) that is three Business Days after the date of delivery to the Administrative Agent of the consolidated financial statements for the applicable period (together with the certificate required to be delivered in connection therewith pursuant to Section 5.01(c)) and ending on the date immediately preceding the effective date of the next such change; provided, that the Applicable Rate will be determined based on the highest level in the foregoing grid at any time that an Event of Default has occurred and is continuing.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Arrangers” means, collectively, J.P. Morgan Securities Inc. and Deutsche Bank Trust Company Americas, in their capacities as Joint Lead Arrangers and Joint Bookrunners.
          “Asset Disposition” means (a) any sale, lease, assignment, conveyance, transfer or other disposition (including pursuant to a sale and leaseback or securitization transaction) of any property or asset of the Borrower or any Subsidiary other than (i) dispositions described in clauses (a), (b), (c), (d), (e), (g), (h) and (i) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $7,500,000 during any fiscal year of the Borrower and (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 365 days after such event.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Attributable Debt” means, on any date, in respect of any lease of Holdings, the Borrower or any Subsidiary entered into as part of a sale and leaseback transaction subject to Section 6.06, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
          “Bankruptcy Code” means title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended from time to time, and any successor statute.
          “Bankruptcy Court” has the meaning assigned to such term in the recitals to this Agreement.
          “BDC” means Business.com, Inc., a Delaware corporation.
          “Billing and Collection Agreement” means the Agreement for the Provision of Billing and Collection Services for Directory Publishing Services dated as of November 1, 2004, between Qwest Corp. and the Parent.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Dex Media West LLC, a Delaware limited liability company.
          “Borrower Receivables” means the receivables of the Borrower or its Subsidiaries subject to purchase by Qwest Corp. pursuant to the Billing and Collection Agreement.
          “Borrower’s Portion of Excess Cash Flow” means, with respect to Excess Cash Flow in respect of any fiscal year (a) to the extent the Borrower does not make the Senior Secured Leverage Ratio Election, (i) if the Leverage Ratio as of the end of such fiscal year is greater than 2.50 to 1.00, 35% of the amount of such Excess Cash Flow or (ii) if the Leverage Ratio as of the end of such fiscal year is equal to or less than 2.50 to 1.00, 50% of the amount of such Excess Cash Flow and (b) to the extent the Borrower makes the Senior Secured Leverage Ratio Election, (i) if the Leverage Ratio as of the end of such fiscal year is greater than 2.50 to 1.00, (A) 22.5% of the amount of such Excess Cash Flow, in respect of the 2010 and 2011 fiscal years, and (B) 35% of the amount of such Excess Cash Flow, in respect of each other fiscal year or (ii) if the Leverage Ratio as of the end of such fiscal year is equal to or less than 2.50 to 1.00, (A) 37.5% of the amount of such Excess Cash Flow, in respect of the 2010 and 2011 fiscal years, and (B) 50% of the amount of such Excess Cash Flow in respect of each other fiscal year. Notwithstanding the foregoing, Borrower’s Portion of Excess Cash Flow in reliance upon which Designated Excess Cash Expenditures may be made during the 2010 fiscal year shall be deemed to equal $12,000,000; provided, that the amount of Designated Excess Cash Expenditures made during the 2010 fiscal year shall be applied to reduce Borrower’s Portion of Excess Cash Flow in reliance upon which Designated Excess Cash Expenditures may be made during subsequent fiscal years in direct order until fully applied.
          “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP and (ii) the portion of the additions to property, plant and equipment and other capital expenditures of the Service Company for such period allocated to, and funded by, the Borrower and its consolidated Subsidiaries pursuant to the Shared Services Agreement.
          “Capital Lease Obligations” of any Person means (i) the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and (ii) in the case of the Borrower and its Subsidiaries, the portion of the obligations of the Service Company described in the foregoing clause (i) allocated to, and funded by, the Borrower and its Subsidiaries pursuant to the Shared Services Agreement.

          “Cash Collateral Order” means the Final Order Under 11 U.S.C. §§ 105, 361, 362, 363, 552 and Fed. R. Bankr. P. 2002, 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral and (II) Granting Adequate Protection to the Prepetition Secured Parties, entered by the Bankruptcy Court on June 25, 2009.
          “Change in Control” means:
     (a) the ownership, beneficially or of record, by any Person other than Holdings (or, following a merger of Holdings and the Borrower to the extent permitted hereunder, the Parent) of any Equity Interest in the Borrower;
     (b) the ownership, beneficially or of record, by any Person other than the Parent (or, following a merger of the Parent and the Ultimate Parent to the extent permitted hereunder, the Ultimate Parent) of any Equity Interest in Holdings;
     (c) the ownership, beneficially or of record, by any Person other than the Ultimate Parent of any Equity Interest in the Parent;
     (d) for so long as the Shared Services Agreement is in existence, the ownership, beneficially or of record, by any Person other than the Ultimate Parent of any Equity Interests in the Service Company;
     (e) the ownership, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of more than 40% of the outstanding Equity Interests in the Ultimate Parent;
     (f) occupation of a majority of the seats (other than vacant seats) on the Governing Board of the Ultimate Parent, the Parent or Holdings by Persons who were not (i) members of such Governing Board as of the Closing Date (after giving effect to the Reorganization Plan), (ii) nominated by, or whose nomination for election was approved or ratified by a majority of the directors or members of, the Governing Board of the Ultimate Parent, the Parent or Holdings, as applicable, or (iii) appointed by Persons described in the foregoing clauses (i) and (ii); or
     (g) the occurrence of a “Change of Control” (or similar term) as defined in the Restructuring Notes Indenture or any indenture, agreement or other instrument governing the Additional Notes.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Chapter 11 Cases” has the meaning assigned to such term in the recitals to this Agreement.
          “Charges” has the meaning assigned to such term in Section 9.13.
          “Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived), which date is January 29, 2010.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document or Shared Collateral Security Document.
          “Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties.
          “Collateral Agreements” means the collective reference to the Guarantee and Collateral Agreement and the Shared Guarantee and Collateral Agreement.
          “Collateral and Guarantee Requirement” means the requirement that:
     (a) the Collateral Agent shall have received from each Dex West Loan Party either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Dex West Loan Party or (ii) in the case of any such Person that becomes a Subsidiary Loan Party after the Closing Date, a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Dex West Loan Party;
     (b) the Shared Collateral Agent shall have received from each Shared Collateral Loan Party (other than the Newco Subordinated Guarantors) either (i) a counterpart of the Shared Guarantee and Collateral Agreement duly executed and delivered on behalf of such Shared Collateral Loan Party or (ii) in the case of any such Person that becomes a Shared Collateral Loan Party after the Closing Date, a supplement to the Shared Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Shared Collateral Loan Party;
     (c) all outstanding Equity Interests of the Borrower and each other Subsidiary Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement (except that Holdings, the Borrower and each other Subsidiary Loan Party shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is not a Loan Party) and the Collateral Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
     (d) all outstanding Equity Interests of Holdings, the Parent, BDC, the Service Company, Work.com and each other Subsidiary owned by or on behalf of any Shared Collateral Loan Party shall have been pledged pursuant to the Shared Guarantee and Collateral Agreement (except that the Shared Collateral Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is not a Shared Collateral Loan Party) and, subject to the terms of the Intercreditor Agreement, the Shared Collateral Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
     (e) the Shared Collateral Agent shall have received from each Newco Subordinated Guarantor a subordinated guarantee substantially in the form of Exhibit F (or such other form as shall be reasonably acceptable to the Agent and the Shared Collateral Agent), which shall (i) to the extent permitted by the terms of any assumed Indebtedness of such Newco Subordinated Guarantor in existence prior to the acquisition of such Newco Subordinated Guarantor (without giving effect to any restriction effected by any amendment thereto entered into in contemplation of such assumption) and any Indebtedness incurred to finance the acquisition of such Newco Subordinated Guarantor, be secured by a pledge of the Equity Interests of such Newco Subordinated Guarantor’s Subsidiaries and any joint venture interest owned by such Newco Subordinated Guarantor (subject to any restrictions in the applicable joint venture agreement applicable to all partners of such joint venture; it being understood and agreed that in the event any such restriction exists, the Administrative Agent and such Newco Subordinated Guarantor shall agree upon alternative structures, if available, to effect the economic equivalent of a pledge of the applicable joint venture interest) and (ii) to the extent required by the terms of any such Indebtedness (without giving effect to any restriction effected by any amendment, waiver, modification or refinancing thereto entered into in contemplation of such assumption) be subordinated to any assumed Indebtedness of such Newco Subordinated Guarantor in existence prior to the acquisition of such Newco Subordinated Guarantor and any Indebtedness incurred to finance the acquisition of such Newco Subordinated Guarantor; provided, that (i) to the extent that any restriction shall exist which shall not permit such Guarantee or which requires the subordination thereof as described above, the Borrower shall deliver, or cause to be delivered, true and complete copies of all relevant agreements received by the Borrower in respect of such Indebtedness, certified by a Financial Officer, to the Agent at least ten Business Days prior to the completion of the acquisition of the applicable Newco Subordinated Guarantor (or, in the case of any such agreement received by the Borrower after such tenth Business Day, promptly following the Borrower’s receipt of such agreement) and (ii) notwithstanding the foregoing, no Newco Subordinated Guarantor shall be required to guarantee the Obligations to the extent such Guarantee is prohibited by the terms of any assumed Indebtedness of such Newco Subordinated Guarantor in existence prior to the acquisition of such Newco Subordinated Guarantor (without giving effect to any restriction effected by any amendment, waiver, modification or refinancing thereto entered into in contemplation of such assumption) or any Indebtedness incurred to finance the acquisition of such Newco Subordinated Guarantor if no alternative financing (on terms not materially less favorable taken as a whole to the applicable borrower or issuer) is available that would permit such Guarantee or is otherwise prohibited under applicable law; provided, further, that (x) the Ultimate Parent shall use its commercially reasonable efforts to amend any such assumed Indebtedness that is otherwise being amended in connection with such acquisition to permit such Guarantee and (y) if any Newco Subordinated Guarantor is unable to Guarantee the Obligations due to circumstances described in the first proviso hereof, then (A) the Ultimate Parent may only effect the acquisition of such Newco Subordinated Guarantor to the extent it provides evidence reasonably satisfactory to the Administrative Agent, and certification by a Financial Officer, that the Ultimate Parent was unable to obtain amendments (after use of commercially reasonable efforts) and/or alternative financing (on terms not materially less favorable taken as a whole to the applicable borrower or issuer) was not available, as the case may be, permitting such Guarantee or such Guarantee was otherwise prohibited by applicable law (and providing a description of such applicable law) and (B) to the extent permitted by applicable law, a holding company shall be formed to hold 100% of the shares of the applicable Newco Subordinated Guarantor, which holding company shall Guarantee the Obligations and pledge the stock of such Newco Subordinated Guarantor to secure such Guarantee (any Guarantee provided by this clause (e), a “Newco Subordinated Guarantee”);
          (f) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent or the Shared Collateral Agent, as applicable, to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and the Shared Collateral Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreements, shall have been filed, registered or recorded or delivered to the Agent or the Shared Collateral Agent, as applicable, for filing, registration or recording;
     (g) the Agent shall have received (i) counterparts of any Mortgage required to be entered into with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and
     (h) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents and Shared Collateral Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
          “Confirmation Order” means that certain order confirming the Reorganization Plan pursuant to Section 1129 of the Bankruptcy Code entered by the Bankruptcy Court on January 12, 2010.
          “Consolidated Cash Interest Expense” means, for any period, the excess of (a) sum of (i) total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) plus (ii) the amount of dividends paid by Holdings during such period pursuant to Section 6.08(a)(vi) minus (b) total cash interest income of Holdings and its Subsidiaries for such period.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary charges or non-cash charges for such period (provided, however, that any cash payment or expenditure made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment or expenditure is made), (v) non-recurring charges consisting of (A) severance costs associated with a restructuring, (B) payments of customary investment and commercial banking fees and expenses and (C) cash premiums, penalties or other payments payable in connection with the early extinguishment or repurchase of Indebtedness, and (vi) cash charges for such period in respect of reorganization and restructuring costs incurred in connection with the Chapter 11 Cases and the reorganization of the Loan Parties thereunder, including, without limitation, the consummation and implementation of the Shared Services Transactions, the Reorganization Plan and the Confirmation Order, as more fully described on Schedule 1.01B, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) consolidated interest income for such period and (ii) any extraordinary gains and non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of calculating the Leverage Ratio and Senior Secured Leverage Ratio as of any date, if the Borrower or any consolidated Subsidiary has made any Permitted Acquisition or sale, transfer, lease or other disposition outside of the ordinary course of business of a Subsidiary or of assets constituting a business unit, in each case as permitted by Section 6.05, during the period of four consecutive fiscal quarters (a “Reference Period”)

most recently ended on or prior to such date, Consolidated EBITDA for the such Reference Period shall be calculated after giving pro forma effect thereto, as if such Permitted Acquisition or sale, transfer, lease or other disposition (and any related incurrence, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of such Reference Period. The calculation of Consolidated EBITDA shall exclude (i) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP and (ii) any non-cash impact attributable to Holdings’ adoption of fresh-start accounting in accordance with GAAP upon effectiveness of the Reorganization Plan.
          “Consolidated Net Income” means, for any period, the net income or loss, before the effect of the payment of any dividends or other distributions in respect of preferred stock, of Holdings, the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by the Parent during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that Holdings or the Borrower has made or would be entitled under the Loan Documents to make and intends to make any payment or dividend or other distribution to or for the account of the Parent in respect thereof (but without duplication of any such charge, tax or expense in respect of which East Holdings or Dex East has made or intends to make a payment or dividend or other distribution to or for the account of the Parent) and adjusted to eliminate (i) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP and (ii) any non-cash impact attributable to Holdings’ adoption of fresh-start accounting in accordance with GAAP upon effectiveness of the Reorganization Plan; provided, that there shall be excluded (a) the income of any Person (other than the Borrower or a Subsidiary Loan Party) in which any other Person (other than the Borrower or any Subsidiary Loan Party or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiary Loan Parties during such period, and (b) except as otherwise contemplated by the definition of “Consolidated EBITDA”, the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Debt Issuance” means the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a).
          “Debt Restructuring” means, as set forth in the Reorganization Plan, (a) the conversion to common equity of the Ultimate Parent of (i) the Ultimate Parent’s 6.875% Senior Notes due 2013, 6.875% Series A-1 Senior Discount Notes due 2013, 6.875% Series A-2 Senior Discount Notes due 2013, 8.875% Series A-3 Senior Notes due 2016 and 8.875% Series A-4 Senior Notes due 2017, (ii) the Parent’s 8% Senior Notes due 2013 and 9% Senior Discount Notes due 2013, (iii) RHDI’s 11.75% Senior Notes due 2015 and (iv) the Borrower’s 9.875% Senior Subordinated Notes due 2013, (b) the conversion to common equity of the Ultimate Parent and Restructuring Notes of the Borrower’s 8.5% Senior Notes due 2010 and 5.875% Senior Notes due 2011 and (c) the restructuring and amendment of the RHDI Existing Credit Agreement and the Dex East Existing Credit Agreement, as evidenced by the RHDI Credit Agreement and the Dex East Credit Agreement, respectively.

          “Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (b) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (c) the Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.
          “Designated Excess Cash Expenditures” means the use of the Borrower’s Portion of Excess Cash Flow to (a) make Investments pursuant to Section 6.04(f) or 6.04(l), (b) make Restricted Payments pursuant to Section 6.08(a)(iv) or (c) effect Optional Repurchases of Indebtedness pursuant to Section 6.08(b)(vi).
          “Dex” means Qwest Dex, Inc., a Colorado corporation.
          “Dex East” means Dex Media East LLC, a Delaware limited liability company.
          “Dex East Existing Credit Agreement” means the Credit Agreement, dated as of October 24, 2007, among the Parent, East Holdings, Dex East, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, supplemented or otherwise modified prior to the effectiveness of the Dex East Credit Agreement.
          “Dex East Credit Agreement” means (a) the Credit Agreement, dated as of October 24, 2007 (as amended and restated as of the Closing Date, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Ultimate Parent, the Parent, East Holdings, Dex East, the several banks and other financial institutions or entities from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (whether by the same or different banks) in whole or in part (under one or more agreements) the Indebtedness and other obligations outstanding under the Dex East Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b)

(including, without limitation, adding or removing any Person as a borrower, guarantor or other obligor thereunder).
          “Dex East Loan Documents” means the “Loan Documents” as defined in the Dex East Credit Agreement.
          “Dex Media Service” means Dex Media Service LLC, a Delaware limited liability company.
          “Dex West Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.
          “Dex West Obligations” has the meaning assigned to such term in the Intercreditor Agreement.
          “Dex West Support Agreement” means the letter agreement, dated as of May 21, 2009, among the Ultimate Parent, the Parent, Holdings, the Borrower and each of the lenders party thereto.
          “Disclosed Matters” means the matters, proceedings, transactions and other information disclosed in the Disclosure Statement (other than any risk factor disclosures contained under the heading “Risk Factors”, any disclosures of risks in the “Forward-Looking Statements” disclaimer or any other similar forward-looking statements in the Disclosure Statement).
          “Disclosure Statement” means the Disclosure Statement for the Reorganization Plan, the adequacy of which was approved by the Bankruptcy Court on or about October 21, 2009, as amended, supplemented or otherwise modified.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “East Holdings” means Dex Media East, Inc., a Delaware corporation.
          “East Territories” means the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and the metropolitan statistical area of El Paso, Texas.
          “Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
          “Equity Issuance” means the issuance by the Ultimate Parent, Holdings, the Borrower or any Subsidiary of any Equity Interests, or the receipt by the Ultimate Parent, Holdings, the Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of Equity Interests or receipt of capital contributions by the Ultimate Parent to the extent the Net Proceeds therefrom are, within 90 days of such issuance used to fund Specified Investments or to refinance the Restructuring Notes or any Additional Notes (provided that such proceeds shall, pending such application, be held in a segregated account subject to a perfected security interest in favor of the Shared Collateral Agent) or (ii) any issuance of Equity Interests to, or receipt of any capital contribution from, the Ultimate Parent, the Parent or any Dex West Loan Party.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Plan, including, for Plan years ending prior to January 1, 2008, any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (e) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excess Cash Flow" means, for any fiscal year, the result (without duplication) of:
     (a) net cash provided by operating activities of the Borrower and its Subsidiaries as reflected in the statement of cash flows on the consolidated financial statements of the Borrower for such fiscal year delivered pursuant to Section 5.01(a); plus
     (b) cash payments received to enter into or settle Swap Agreements to the extent not already recognized in net cash provided by operating activities; plus
     (c) to the extent such payment reduces net cash provided by operating activities, cash payments made in respect of reserves or liabilities for which cash was excluded from the calculation of the Paydown on the Closing Date; plus
     (d) solely in the case of the 2010 fiscal year, the amount by which the aggregate amount of reserves and liabilities for which cash was excluded from the calculation of the Paydown on the Closing Date exceeds the amount of cash payments made in respect of such reserves and liabilities on or prior to December 31, 2010; minus
     (e) the amount of Capital Expenditures for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long Term Indebtedness and except to the extent made with Net Proceeds in respect of Prepayment Events); minus
     (f) the aggregate principal amount of Long Term Indebtedness repaid or prepaid by Holdings, the Borrower and its consolidated Subsidiaries during such fiscal year, excluding (i) any prepayment of Loans and, if applicable, Incremental Revolving Loans and (ii) repayments or prepayments of Long Term Indebtedness financed by incurring other Long Term Indebtedness; minus
     (g) the aggregate amount of cash dividends or other distributions paid by Holdings to the Parent during such fiscal year pursuant to Section 6.08(a)(vi) (other than in reliance on clause (B) thereof); minus
     (h) cash payments made to enter into or settle Swap Agreements to the extent not already included in net cash provided by operating activities.
          “Exchange Act” has the meaning assigned to such term in the definition of “Change in Control”.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any taxes imposed on or measured, in whole or in part, by revenue or net income and franchise taxes imposed in lieu thereof by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, has a present or former connection (other than in connection with the Loan Documents) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.14(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.12(a), or (ii) is attributable to such Foreign Lender’s failure (other than as a result of any Change in Law) to comply with Section 2.12(e).
          “Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.
          “Existing Revolving Loans” has the meaning assigned to such term in the recitals to this Agreement.
          “Existing Tranche A Loans” has the meaning assigned to such term in the recitals to this Agreement.
          “Existing Tranche B Loans” has the meaning assigned to such term in the recitals to this Agreement.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Ultimate Parent, as applicable.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located or, with respect to any Borrower that is a “Untied States person” within the meaning of Section 7701(a)(30) of the Code, that is not a “United States person” within the meaning of such Section. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means (i) a Subsidiary of the Company organized under the laws of a jurisdiction located outside the United States of America or (ii) a Subsidiary of any Person described in the foregoing clause (i).
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governing Board” means (a) the managing member or members or any controlling committee of members of any Person, if such Person is a limited liability company, (b) the board of directors of any Person, if such Person is a corporation or (c) any similar governing body of any Person.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among each Dex West Loan Party and the Agent, substantially in the form of Exhibit B.
          “Guarantors” means the Ultimate Parent, BDC, the Service Company, Work.com, the Parent, Holdings, the Subsidiary Loan Parties, each Newco Senior Guarantor and each Newco Subordinated Guarantor.
          “Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances; or (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law.
          “Hedge Termination Payments” has the meaning assigned to such term in the recitals to this Agreement.
          “Holdings” means Dex Media West, Inc., a Delaware corporation.
          “Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.15.
          “Incremental Revolving Credit Facility” has the meaning assigned to such term in Section 2.15.
          “Incremental Revolving Credit Facility Effective Date” has the meaning assigned to such term in Section 2.15.
          “Incremental Revolving Loans” has the meaning assigned to such term in Section 2.15.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease

Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
          “Indemnitee” has the meaning assigned to such term in Section 9.03(b).
          “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required; provided, that such firm or appraiser is not an Affiliate of the Borrower.
          “Information” has the meaning assigned to such term in Section 9.12.
          “Initial Prepayment” shall have the meaning assigned to such term in the Dex West Support Agreement.
          “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement, substantially in the form of Exhibit D, entered into among the Agent on behalf of the Secured Parties, the Shared Collateral Agent on behalf of the Shared Collateral Secured Parties, the administrative agent and collateral agent under the Dex East Credit Agreement and the administrative agent under the RHDI Credit Agreement, as amended, restated or otherwise modified from time to time.
          “Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower ended on such date.
          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.03.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investment” means purchasing, holding or acquiring (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any loans or advances (other than commercially reasonable extensions of trade credit) to, guaranteeing any obligations of, or making or permitting to exist any investment in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any Person constituting a business unit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment (including any Indebtedness of a Person existing at the time such Person becomes a Subsidiary in connection with any Investment and any Indebtedness assumed in connection with any acquisition of assets), plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash or property as a repayment of principal or a return of capital (including pursuant to any sale or disposition of such Investment), as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment or repayment involving a transfer of any property other than cash, such property shall be valued at its fair market value at the time of such transfer.
          “Lenders” has the meaning assigned to such term in the preamble to this Agreement.
          “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or in the event that such rate does not appear on Reuters Screen LIBOR 01 Page (or otherwise on such screen), the “LIBO Rate” determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and (b) 3.00%.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, the Intercreditor Agreement, the Security Documents and the Shared Collateral Security Documents.
          “Loan Parties” means the Borrower and the Guarantors.
          “Loans” has the meaning assigned to such term in the recitals to this Agreement.
          “Long Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability. For purposes of determining the Long Term Indebtedness of Holdings, the Borrower and the Subsidiaries, Indebtedness of Holdings, the Borrower or any Subsidiary owed to Holdings, the Borrower or a Subsidiary shall be excluded.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, material agreements, liabilities, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent or the Lenders under any of the Loan Documents.
          “Material Indebtedness” means Indebtedness (other than the Loans but including, for the avoidance of doubt, Guarantees), or obligations in respect of one or more Swap Agreements, of any one or more of the Ultimate Parent and its Subsidiaries (other than RHDI, East Holdings and their respective Subsidiaries, but including, for the avoidance of doubt and without limitation, BDC, the Service Company, Work.com, Dex Media Service, any Newcos, the Parent, Holdings, the Borrower and its Subsidiaries), in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Ultimate Parent or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Ultimate Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Material Subsidiary” means any Subsidiary which meets any of the following conditions: (a) Holdings’, the Borrower’s and the other Subsidiaries’ investments in and advances to such Subsidiary exceed 5% of the consolidated total assets of Holdings and the Subsidiaries as of the end of the most recently completed fiscal quarter, (b) the consolidated assets of such Subsidiary exceed 5% of the consolidated total assets of Holdings and the Subsidiaries as of the end of the most recently completed fiscal quarter or (c) the consolidated pre-tax income from continuing operations of such Subsidiary for the most recently ended period of four consecutive fiscal quarters exceeds 5% of the consolidated pre-tax income from continuing operations of Holdings and the Subsidiaries for such period.
          “Material Ultimate Parent Subsidiary” means any Subsidiary of the Ultimate Parent (other than RHDI, East Holdings and their respective Subsidiaries) which meets any of the following conditions: (a) the Ultimate Parent’s and its other Subsidiaries’ aggregate investments in and advances to such Subsidiary exceed $10,000,000 as of the end of the most recently completed fiscal quarter, (b) the consolidated assets of such Subsidiary exceed $10,000,000 as of the end of the most recently completed fiscal quarter or (c) the consolidated pre-tax income from continuing operations of such Subsidiary for the most recently ended period of four consecutive fiscal quarters exceeds $5,000,000.

          “Maturity Date” means October 24, 2014, or, if such day is not a Business Day, the next preceding Business Day.
          “Maximum Rate” has the meaning assigned to such term in Section 9.13.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means any mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any real property and improvements thereto to secure the Obligations delivered after the Closing Date pursuant to Section 5.12. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.
          “Mortgaged Property” means each parcel of real property and improvements thereto owned by a Dex East Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, including cash received in respect of any debt instrument or equity security received as non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including underwriting discounts and commissions and collection expenses) paid or payable by the Loan Parties or any Subsidiary thereof to third parties (including Affiliates, if permitted by Section 6.09) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Loan Parties or any Subsidiary thereof as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (it being understood that this clause shall not apply to customary asset sale provisions in offerings of debt securities) and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Loan Parties or any Subsidiary thereof (provided that such amounts withheld or estimated for the payment of taxes shall, to the extent not utilized for the payment of taxes, be deemed to be Net Proceeds received when such nonutilization is determined), and the amount of any reserves established by the Loan Parties or any Subsidiary thereof to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (provided that such reserves and escrowed amounts shall be disclosed to the Administrative Agent promptly upon being taken or made and any reversal of any such reserves will be deemed to be Net Proceeds received at the time and in the amount of such reversal), in each case as determined reasonably and in good faith by the chief financial officer of the Borrower.
          “Newco” means any Subsidiary (direct or indirect) of the Ultimate Parent acquired or formed by the Ultimate Parent after the Closing Date other than a Subsidiary of Holdings, East Holdings or RHDI.
          “Newco Senior Guarantor” means any Newco the acquisition or formation of which is accomplished, directly or indirectly, using cash or other credit support (including debt service) provided by Holdings, the Borrower, any Subsidiary or any other Newco Senior Guarantor or in which any Investment (other than a Specified Investment) is made by Holdings, the Borrower, any Subsidiary or any other Newco Senior Guarantor.

          “Newco Subordinated Guarantee” has the meaning assigned to such term in clause (e) of the definition of “Collateral and Guarantee Requirement”.
          “Newco Subordinated Guarantor” means any Newco other than a Newco Senior Guarantor.
          “Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Operational Investment” means, collectively, those certain Investments and related transactions related to back-office services set forth on that certain side letter provided by the Ultimate Parent to the Administrative Agent prior to the Closing Date that will be made available to any Lender upon request; provided, that such letter and its contents shall be deemed Information and will be subject to Section 9.12.
          “Optional Repurchase” means, with respect to any outstanding Indebtedness, any optional or voluntary repurchase, redemption or prepayment made in cash of such Indebtedness, the related payment in cash of accrued interest to the date of such repurchase, redemption or prepayment on the principal amount of such Indebtedness repurchased, redeemed or prepaid, the payment in cash of associated premiums (whether voluntary or mandatory) on such principal amount and the cash payment of other fees and expenses incurred in connection with such repurchase, redemption or prepayment.
          “Original Closing Date” has the meaning assigned to such term in the recitals to this Agreement.
          “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “Parent” means Dex Media, Inc., a Delaware corporation.
          “Participant” has the meaning assigned to such term in Section 9.04(c)(i).
          “Paydown” has the meaning assigned to such term in Section 4.01(d).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisitions” means any acquisition (by merger, consolidation or otherwise) by the Borrower or a Subsidiary Loan Party of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if (a) both before and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such acquired Person is organized under the laws of the United States of America or any State thereof or the District of Columbia and substantially all the business of such acquired Person or business consists of one or more Permitted Businesses and not less than 80% of the consolidated gross operating revenues of such acquired Person or business for the most recently ended period of twelve months is derived from domestic operations in the United States of America, (c) each Subsidiary resulting from such acquisition (and which survives such acquisition) other than any Foreign Subsidiary, shall be a Subsidiary Loan Party and at least 80% of the Equity Interests of each such Subsidiary shall be owned directly by the Borrower and/or Subsidiary Loan Parties and shall have been (or within ten Business Days

(or such longer period as may be acceptable to the Agent) after such acquisition shall be) pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations of the pledge of Equity Interests of Foreign Subsidiaries set forth in the definition of “Collateral and Guarantee Requirement”), (d) the Collateral and Guarantee Requirement shall have been (or within ten Business Days (or such longer period as may be acceptable to the Agent) after such acquisition shall be) satisfied with respect to each such Subsidiary, (e) the Borrower and the Subsidiaries are in Pro Forma Compliance after giving effect to such acquisition and (f) the Borrower has delivered to the Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c), (d) and (e) above, together with all relevant financial information for the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e) above.
          “Permitted Asset Swap” means any transfer of properties or assets by the Borrower or any of its Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash, cash equivalents, Equity Interests, debt instruments or services) that will be used in a Permitted Business; provided that (a) the aggregate fair market value (as reasonably determined in good faith by the Governing Board of the Borrower) of the property or assets being transferred by the Borrower or such Subsidiary is not greater than the aggregate fair market value (as reasonably determined in good faith by the Governing Board of the Borrower) of the property or assets received by the Borrower or such Subsidiary in such exchange and (b) the aggregate fair market value (as reasonably determined in good faith by the Governing Board of the Borrower) of all property or assets transferred by the Borrower and any of its Subsidiaries in any such transfer, together with the cumulative aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, does not exceed $50,000,000; provided, further, that with respect to any transaction or series of related transactions that constitute a Permitted Asset Swap with an aggregate fair market value (as reasonably determined in good faith by the Governing Board of the Borrower) of at least $20,000,000, the Borrower, prior to consummation thereof, shall be required to obtain a written opinion from an Independent Financial Advisor to the effect that such transaction or series of related transactions are fair from a financial point of view to the Borrower and its Subsidiaries, taken as a whole.
          “Permitted Business” means the telephone and internet directory services businesses and businesses reasonably related, incidental or ancillary thereto.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

     (e) judgment Liens in respect of judgments or attachments that do not constitute a Default or an Event of Default under clause (k) of Article VII; provided that any such Lien is released within 30 days following the creation thereof;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that are not substantial in amount and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary or, for purposes of (i) Section 6.18, the Parent, (ii) Section 6.19, the Ultimate Parent or (iii) Section 6.20, the Service Company;
     (g) Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;
     (h) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary of the Borrower or, for purposes of (i) Section 6.18, the Parent, (ii) Section 6.19, the Ultimate Parent or (iii) Section 6.20, the Service Company, in the ordinary course of its business and covering only the assets so leased; and
     (i) any provision for the retention of title to any property by the vendor or transferor of such property, which property is acquired by the Borrower or a Subsidiary of the Borrower or, for purposes of (i) Section 6.18, the Parent, (ii) Section 6.19, the Ultimate Parent or (iii) Section 6.20, the Service Company, in a transaction entered into in the ordinary course of business of the Borrower or such Subsidiary of the Borrower, or, for purposes of (A) Section 6.18, the Parent, (B) Section 6.19, the Ultimate Parent or (C) Section 6.20, the Service Company, and for which kind of transaction it is normal market practice for such retention of title provision to be included;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof;
     (b) investments in commercial paper (other than commercial paper issued by the Ultimate Parent, the Parent, Holdings, the Borrower or any of their Affiliates) maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, and having a debt rating of “A-1” or better from S&P or “P-1” or better from Moody’s;

     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Permitted Subordinated Indebtedness” means Indebtedness of the Borrower which (i) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is six months after the Maturity Date, (ii) is not secured by any assets of Holdings, the Borrower or any Subsidiary, (iii) is not exchangeable or convertible into Indebtedness of Holdings, the Borrower or any Subsidiary or any preferred stock or other Equity Interest (other than common equity of the Ultimate Parent, provided, that any such exchange or conversion, if effected, would not result in a Change in Control or Default) and (iv) is, together with any Guarantee thereof by any Subsidiary, subordinated to the Obligations pursuant to a written instrument delivered to the Administrative Agent and having subordination terms that are no less favorable to the Lenders than the subordination terms set forth in the Restructuring Notes Indenture and that are otherwise reasonably satisfactory to the Administrative Agent.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Petition Date” has the meaning assigned to such term in the recitals to this Agreement.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prepayment Event” means any (a) Asset Disposition, (b) Equity Issuance or (c) Debt Issuance.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Compliance” means, with respect to any event, that Holdings and the Borrower are in pro forma compliance with Sections 6.14, 6.15 and 6.16 recomputed as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.
          “Qwest” means Qwest Communications International Inc., a Delaware corporation.
          “Qwest Corp.” means Qwest Corporation, a Colorado corporation.
          “Qwest Services” means Qwest Services Corporation, a Colorado corporation.

          “Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness”.
          “Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew or refinance existing Indebtedness (“Refinanced Debt”); provided, that (a) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith, (b) such Indebtedness has a later maturity and a longer weighted average life than the Refinanced Debt, (c) such Indebtedness bears a market interest rate (as reasonably determined in good faith by the board of directors of the Borrower) as of the time of its issuance or incurrence, (d) if the Refinanced Debt or any Guarantees thereof are subordinated to the Obligations, such Indebtedness and Guarantees thereof are subordinated to the Obligations on terms no less favorable to the holders of the Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt guarantees such Indebtedness), (e) such Indebtedness contains covenants and events of default and is benefited by Guarantees (if any) which, taken as a whole, are reasonably determined in good faith by the board of directors of the Borrower not to be materially less favorable to the Lenders than the covenants and events of default of or Guarantees (if any) in respect of such Refinanced Debt, (f) if such Refinanced Debt or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and Guarantees thereof, (g) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured, (h) such Indebtedness is issued only by the issuer of such Refinanced Indebtedness and (i) the proceeds of such Indebtedness are applied promptly (and in any event within 45 days) after receipt thereof to the repayment of such Refinanced Debt.
          “Register” has the meaning assigned to such term in Section 9.04.
          “Reinvestment” has the meaning assigned to such term in Section 2.06(b).
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, Controlling Persons and advisors of such Person and of each of such Person’s Affiliates.
          “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
          “Reorganization Plan” means the Joint Plan of Reorganization for the Ultimate Parent and its Subsidiaries, including any exhibits, supplements, appendices and schedules thereto, dated October 21, 2009, as amended, supplemented or otherwise modified and as confirmed by the Bankruptcy Court pursuant to the Confirmation Order.
          “Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the sum of the total outstanding Loans at such time.
          “Required Percentage” means (a) in the case of an Asset Disposition, a Debt Issuance or an Equity Issuance by Holdings, the Borrower or any Subsidiary, 100% and (b) in the case of an Equity Issuance by the Ultimate Parent, (i) if on the date of the relevant Equity Issuance, the Ultimate Parent Leverage Ratio is greater than or equal to 3.25 to 1.00, 50% and (ii) if on the date of the relevant Equity Issuance, the Ultimate Parent Leverage Ratio is less than 3.25 to 1.00, 0% (it being understood that a portion of such Net Proceeds from an Equity Issuance by the Ultimate Parent may be applied so as to reduce such Ultimate Parent Leverage Ratio to less than 3.25 to 1.00, and that the Required Percentage for the remainder of such Net Proceeds shall be 0%).
          “Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in such Person or of any option, warrant or other right to acquire any such Equity Interests in such Person.
          “Restructuring Notes” means the 12%/14% Senior Subordinated Notes due 2017 of the Ultimate Parent issued pursuant to the Restructuring Notes Indenture in an aggregate principal amount not to exceed $300,000,000 on the Closing Date.
          “Restructuring Notes Indenture” means the Indenture, dated the date hereof, between the Ultimate Parent and The Bank of New York Mellon, as trustee.
          “RHDI” means R.H. Donnelley Inc., a Delaware corporation.
          “RHDI Credit Agreement” means (a) the Third Amended and Restated Credit Agreement, dated as of the Closing Date (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Ultimate Parent, RHDI, the several banks and other financial institutions or entities from time to time party thereto and Deutsche Bank Trust Company Americas, as administrative agent, and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (whether by the same or different banks) in whole or in part (under one or more agreements) the Indebtedness and other obligations outstanding under the RHDI Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including, without limitation, adding or removing any Person as a borrower, guarantor or other obligor thereunder).
          “RHDI Existing Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 13, 2005, among the Ultimate Parent, RHDI, as borrower, the several lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as administrative agent, as amended, supplemented or otherwise modified prior to the effectiveness of the RHDI Credit Agreement.
          “RHDI Loan Documents” means the “Loan Documents” as defined in the RHDI Credit Agreement.
          “S&P” means Standard & Poor’s Ratings Group.
          “Secured Parties” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Security Documents” means the Guarantee and Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered by any Dex West Loan Party pursuant to Section 5.11 or 5.12 or pursuant to the Guarantee and Collateral Agreement to secure any of the Obligations.

          “Senior Secured Indebtedness” means, at any time, all Total Indebtedness that is secured by a Lien on any assets of Holdings or any of its Subsidiaries.
          “Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01.
          “Senior Secured Leverage Ratio Election” has the meaning assigned to such term in Section 6.15(b).
          “Senior Secured Leverage Ratio Election Date” has the meaning assigned to such term in Section 6.15(b).
          “Service Company” means RHD Service LLC, a Delaware limited liability company.
          “Service Company Loan” means the Borrower’s loan in the amount of $75,000,000 to the Service Company made on or about March 19, 2009.
          “Shared Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Shared Collateral Secured Parties, pursuant to the terms of the Intercreditor Agreement.
          “Shared Collateral Loan Parties” means the Ultimate Parent, the Parent, BDC, the Service Company, Work.com and each Newco that is a party to the Shared Collateral Security Documents.
          “Shared Collateral Secured Parties” has the meaning as set forth in the Intercreditor Agreement.
          “Shared Collateral Security Documents” means the Shared Guarantee and Collateral Agreement, the Newco Subordinated Guarantees, any mortgage and each other security agreement or other instruments or documents executed and delivered by any Shared Collateral Loan Party pursuant to Section 5.12 or pursuant to the Shared Guarantee and Collateral Agreement to secure any of the Dex West Obligations.
          “Shared Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among each Shared Collateral Loan Party (other than the Newco Subordinated Guarantors) and the Shared Collateral Agent, substantially in the form of Exhibit C.
          “Shared Services” means the centralized, shared or pooled services, undertakings and arrangements which are provided by the Service Company or any of its Subsidiaries to or for the benefit of the Ultimate Parent and its Subsidiaries pursuant to the Shared Services Agreement, including, without limitation, the acquisition and ownership of assets by the Service Company or any of its Subsidiaries used in the provision of the foregoing and centralized payroll, benefits and account payable operations.
          “Shared Services Agreement” means the Shared Services Agreement, dated as of the date hereof, among the Ultimate Parent, the Service Company, the Borrower and the other Subsidiaries of the Ultimate Parent party thereto.

          “Shared Services Transactions” means, collectively, (a) the engagement of the Service Company for the provision of Shared Services pursuant to the Shared Services Agreement, (b) sales, transfers and other dispositions of assets to the Service Company or any of its Subsidiaries pursuant to the Shared Services Agreement for use in the provision of Shared Services, (c) the transfer of employees of the Loan Parties to the Service Company or any of its Subsidiaries for the provision of Shared Services pursuant to the Shared Services Agreement and (d) payments, distributions and other settlement of payment obligations by the recipient of Shared Services to, or for ultimate payment to, the provider of such Shared Services pursuant to the Shared Services Agreement in respect of the provision of such Shared Services (including, without limitation, the prefunding in accordance with the Shared Services Agreement of certain such payment obligations in connection with the establishment of the payment and settlement arrangements under the Shared Services Agreement); provided, that all such payments, distributions and settlements shall reflect a fair and reasonable allocation of the costs of such Shared Services in accordance with the terms of the Shared Services Agreement.
          “Specified Investments” means Investments in Guarantors which are not Subsidiaries of the Borrower the proceeds of which are used to fund Capital Expenditures or other acquisitions of operating assets by such Guarantors or to fund the purchase price of any newly acquired Newco Senior Guarantor or Newco Subordinated Guarantor.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings (including the Borrower and its Subsidiaries).
          “Subsidiary Loan Party” means any Subsidiary of Holdings other than the Borrower that is not a Foreign Subsidiary.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Tax Payments” means payments in cash in respect of Federal, state and local (i) income, franchise and other similar taxes and assessments imposed on (or measured, in whole or in part, by) net income which are paid or payable by or on behalf of the Borrower and its Subsidiaries or which are directly attributable to (or arising as a result of) the operations of the Borrower and its Subsidiaries and (ii) taxes which are not determined by reference to income, but which are imposed on a direct or indirect owner of the Borrower as a result of such owner’s ownership of the equity of the Borrower.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Total Indebtedness” means, as of any date, an amount equal to (a) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP minus, solely for purposes of Sections 6.14 and 6.15, (b) the lesser of (i) the aggregate unencumbered cash and Permitted Investments (provided that any such cash and Permitted Investments to the extent subject to a Lien created under the Loan Documents or otherwise subject to a Permitted Encumbrance shall be deemed to be unencumbered for purposes of this definition) maintained by Holdings, the Borrower and the Subsidiaries as of such date and (ii) $25,000,000 minus the aggregate amount of the Incremental Revolving Credit Facilities, if any, established pursuant to Section 2.15 (but in no event shall this clause (b) be less than $0); provided, that the amount of such Indebtedness shall be (A) without regard to the effects of purchase method of accounting requiring that the amount of such Indebtedness be valued at its fair market value instead of its outstanding principal amount and (B) determined exclusive of (x) any reimbursement obligations and intercompany non-cash obligations constituting intercompany Indebtedness or Attributable Debt owing to the Service Company incurred pursuant to the Shared Services Transactions and (y) any letters of credit to the extent cash collateralized in reliance on Section 6.02(a)(vi).
          “Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the Paydown, (c) the effectiveness and implementation of the Confirmation Order and the Reorganization Plan and (d) the payment of fees and expenses in connection with the Debt Restructuring and the Loan Documents.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “Ultimate Parent” means R.H. Donnelley Corporation, a Delaware corporation.
          “Ultimate Parent Annual Cash Interest Amount” means, for any fiscal year (or full fiscal year equivalent), an amount equal to the sum of (a) the Ultimate Parent Base Annual Cash Interest Amount with respect to such fiscal year plus (b) the Aggregate Carryover Amount with respect to such fiscal year.
          “Ultimate Parent Asset Disposition” means any sale, transfer or other disposition (including pursuant to a public offering or spin-off transaction) by the Ultimate Parent or any Subsidiary thereof of all or a portion of the Equity Interests of BDC or any Newco (or substantially all of the assets constituting a business unit, division or line of business thereof).

          “Ultimate Parent Base Annual Cash Interest Amount” means, for any fiscal year (or full fiscal year equivalent), an amount equal to 36% of $36,000,000.
          “Ultimate Parent Consolidated EBITDA” means, for any period, Ultimate Parent Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary charges or non-cash charges for such period (provided, however, that any cash payment or expenditure made with respect to any such non-cash charge shall be subtracted in computing Ultimate Parent Consolidated EBITDA during the period in which such cash payment or expenditure is made), (v) non-recurring charges consisting of (A) severance costs associated with a restructuring, (B) payments of customary investment and commercial banking fees and expenses and (C) cash premiums, penalties or other payments payable in connection with the early extinguishment or repurchase of Indebtedness and (vi) cash charges for such period in respect of reorganization and restructuring costs incurred in connection with the Chapter 11 Cases and the reorganization of the Ultimate Parent and its Subsidiaries thereunder, including, without limitation, the consummation and implementation of the Shared Services Transactions, the Reorganization Plan and the Confirmation Order, and minus (b) without duplication and to the extent included in determining such Ultimate Parent Consolidated Net Income, (i) consolidated interest income for such period and (ii) any extraordinary gains and non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of calculating the Ultimate Parent Leverage Ratio as of any date, if the Ultimate Parent or any of its consolidated Subsidiaries has made any acquisition of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, or sale, transfer, lease or other disposition outside of the ordinary course of business of a Subsidiary or of assets constituting a business unit, in each case as permitted by the Loan Documents, the Dex East Loan Documents and the RHDI Loan Documents, during the period of four consecutive fiscal quarters (a “Reference Period”) most recently ended on or prior to such date, Ultimate Parent Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto, as if such acquisition or sale, transfer, lease or other disposition (and any related incurrence, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of such Reference Period. The calculation of Ultimate Parent Consolidated EBITDA shall exclude (i) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP and (ii) any non-cash impact attributable to the Ultimate Parent’s adoption of fresh-start accounting in accordance with GAAP upon effectiveness of the Reorganization Plan.
          “Ultimate Parent Consolidated Net Income” means, for any period, the net income or loss, before the effect of the payment of any dividends or other distributions in respect of preferred stock, of the Ultimate Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to eliminate (i) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP and (ii) any non-cash impact attributable to Ultimate Parent’s adoption of fresh-start accounting in accordance with GAAP upon effectiveness of the Reorganization Plan); provided, that there shall be excluded (a) the income of any Person (other than the Ultimate Parent or any of its Subsidiaries) in which any other Person (other than the Ultimate Parent or any of its Subsidiaries or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Ultimate Parent or any of its Subsidiaries during such period, and (b) except as otherwise contemplated by the definition of “Ultimate Parent Consolidated EBITDA”, the income or loss of any Person accrued prior to the date it becomes a Subsidiary of the Ultimate Parent or is merged into or consolidated with the Ultimate Parent or any Subsidiary of the Ultimate Parent or the date that such Person’s assets are acquired by the Ultimate Parent or any Subsidiary of the Ultimate Parent.
          “Ultimate Parent Leverage Ratio” means on any date, the ratio of (a) Ultimate Parent Total Indebtedness as of such date to (b) Ultimate Parent Consolidated EBITDA for the period of four consecutive fiscal quarters of the Ultimate Parent ended on such date.
          “Ultimate Parent Total Indebtedness” means, as of any date, an amount equal to the aggregate principal amount of Indebtedness of the Ultimate Parent and its Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP; provided, that the amount of such Indebtedness shall be without regard to the effects of purchase method accounting requiring that the amount of such Indebtedness be valued at its fair market value instead of its outstanding principal amount.
          “West Acquisition” means the acquisition by the Borrower pursuant to the West Acquisition Agreement of all of the Equity Interests of GPP LLC, a Delaware limited liability company, and the other transactions contemplated by the West Acquisition Agreement and the documents related thereto. Immediately after such acquisition of GPP LLC, the Borrower was merged with and into GPP LLC, which changed its name to “Dex Media West LLC”.
          “West Acquisition Agreement” means the Purchase Agreement dated as of August 19, 2002, among Dex, Qwest Services, Qwest and Dex Holdings LLC, as amended by an amendment dated as of September 9, 2003.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
          “Work.com” means Work.com, Inc., a Delaware corporation.
          Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
          Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any reference made in this Agreement or any other Loan Document to any consolidated financial statement or statements of the Ultimate Parent, the Parent, Holdings, the Borrower and the Subsidiaries means such financial statement or statements prepared on a combined basis for the Ultimate Parent, the Parent, Holdings, the Borrower and the Subsidiaries pursuant to GAAP, not utilizing the equity method. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent, Holdings the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.
ARTICLE II
THE CREDITS
          Section 2.01 Loans; Termination of Existing Revolving Commitments. (a) Subject to the terms and conditions set forth herein, (i) each Lender with an Existing Tranche A Term Loan agrees that, on the Closing Date, such Existing Tranche A Term Loan shall be converted to, and shall constitute, a Loan hereunder, (ii) each Lender with an Existing Revolving Loan agrees that, on the Closing Date, such Existing Revolving Loan shall be converted to, and shall constitute, a Loan hereunder, (iii) each Lender with an Existing Tranche B Term Loan agrees that, on the Closing Date, such Existing Tranche B Term Loan shall be converted to, and shall constitute, a Loan hereunder and (iv) each Lender to whom an outstanding Hedge Termination Payment is owed agrees that, on the Closing Date, such Hedge Termination Payment shall be converted to, and shall constitute, a Loan hereunder. Each Loan shall be subject to a new Interest Period beginning on the Closing Date, and all accrued and unpaid interest (at the applicable non-default rate) on the Existing Tranche A Term Loans, Existing Revolving Loans and Existing Tranche B Term Loans under the Existing Credit Agreement and on outstanding Hedge Termination Payments to the Closing Date shall be paid in full in cash by the Borrower on the Closing Date.
          (b) Amounts repaid in respect of Loans may not be reborrowed.
          (c) The Borrower and each Lender that had a Revolving Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement on the Petition Date acknowledges and agrees that such Revolving Commitments terminated, effective as of the Petition Date, in accordance with the terms of the Existing Credit Agreement.
          Section 2.02 Borrowings. (a) Subject to Section 2.09, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

          (b) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.
          (c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          Section 2.03 Interest Elections. (a) The Borrower may elect to convert each Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of an election to continue or convert to a Eurodollar Borrowing, by not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed continuation or conversion or (ii) in the case of an election to convert to an ABR Borrowing, by not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred after the Closing Date and is continuing then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          Section 2.04 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.05.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably satisfactory to the Administrative Agent. Such promissory note shall state that it is subject to the provisions of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          Section 2.05 Amortization of Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section 2.05, (i) to the extent the Borrower does not make the Senior Secured Ratio Leverage Election, the Borrower shall repay the Borrowings on each date set forth below in the amount set forth opposite such date:

Principal Amount
Date	to be Repaid
March 31, 2010	$5,630,203
June 30, 2010	$7,256,706
September 30, 2010	$7,256,706
December 31, 2010	$7,256,706

Principal Amount
Date	to be Repaid
March 31, 2011	$7,256,706
June 30, 2011	$7,256,706
September 30, 2011	$7,256,706
December 31, 2011	$7,256,706
March 31, 2012	$7,256,706
June 30, 2012	$8,883,209
September 30, 2012	$8,883,209
December 31, 2012	$8,883,209
March 31, 2013	$8,883,209
June 30, 2013	$8,883,209
September 30, 2013	$8,883,209
December 31, 2013	$8,883,209
March 31, 2014	$8,883,209
June 30, 2014	$8,883,209
September 30, 2014	$8,883,209
Maturity Date	Remaining Outstanding Amounts; and
     (ii) to the extent the Borrower makes the Senior Secured Leverage Ratio Election, the Borrower shall repay the Borrowings on each date set forth below in the amount set forth opposite such date:

Principal Amount
Date	to be Repaid
March 31, 2010	$5,630,203
June 30, 2010	$12,256,706
September 30, 2010	$12,256,706
December 31, 2010	$12,256,706
March 31, 2011	$12,256,706
June 30, 2011	$12,256,706
September 30, 2011	$12,256,706
December 31, 2011	$12,256,706
March 31, 2012	$12,256,706
June 30, 2012	$8,883,209
September 30, 2012	$8,883,209
December 31, 2012	$8,883,209
March 31, 2013	$8,883,209
June 30, 2013	$8,883,209
September 30, 2013	$8,883,209
December 31, 2013	$8,883,209
March 31, 2014	$8,883,209
June 30, 2014	$8,883,209
September 30, 2014	$8,883,209
Maturity Date	Remaining Outstanding Amounts

          (b) To the extent not previously paid all Loans shall be due and payable on the Maturity Date.
          (c) Any mandatory or optional prepayment of a Borrowing shall be applied to reduce the subsequent scheduled repayments of the Borrowings to be made pursuant to this Section ratably.
          (d) Prior to any repayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.
          Section 2.06 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.11), in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $1,000,000 or, if less, the amount outstanding, subject to the requirements of this Section.
          (b) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrower shall, not later than the Business Day next after the date on which such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to the Required Percentage of such Net Proceeds or, in the case of an Equity Issuance by the Ultimate Parent, the Required Percentage of the Allocable Net Proceeds of such Prepayment Event; provided that, solely in the case of any Asset Disposition, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower or a Subsidiary intends to apply the Net Proceeds from such Asset Disposition (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire real property, equipment or other assets to be used in the business of the Borrower or such Subsidiaries or to fund a Permitted Acquisition in accordance with the terms of Section 6.04, in each case as specified in such certificate (any such event, a “Reinvestment”), and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such Asset Disposition (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom (i) that the Borrower or the applicable Subsidiary shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise, apply toward such Reinvestment or (ii) that have not been so applied, or contractually committed to be so applied, by the end of such 365-day period, in each case at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been, or have been determined not to be, so applied (it being understood that if any portion of such proceeds are not so used within such 365-day period but within such 365-day period are contractually committed to be used, then upon the earlier to occur of (A) the termination of such contract and (B) the expiration of a 180-day period following such 365-day period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that the Net Proceeds applied toward Reinvestments or contractually committed to be so applied pursuant to the foregoing proviso shall not exceed $10,000,000 in the aggregate during any fiscal year.
          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Ultimate Parent in respect of any Ultimate Parent Asset Disposition, the Borrower shall, not later than the Business Day next after the date on which such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to the Allocable Net Proceeds of such Ultimate Parent Asset Disposition; provided that, if the Ultimate Parent shall deliver to the Administrative Agent a certificate of the chief financial officer of the Ultimate Parent to the effect that the Ultimate Parent intends to apply the

Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to effect a Specified Investment, in each case as specified in such certificate, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom (i) that the Ultimate Parent shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise, apply toward a Specified Investment or (ii) that have not been so applied, or contractually committed to be so applied, by the end of such 365-day period, in each case at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been, or have been determined not to be, so applied (it being understood that if any portion of such proceeds are not so used within such 365-day period but within such 365-day period are contractually committed to be used, then upon the earlier to occur of (A) the termination of such contract and (B) the expiration of a 180-day period following such 365-day period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that prior to the application of any such Net Proceeds pursuant to the foregoing proviso, such Net Proceeds shall be held in a segregated cash collateral account governed by a control agreement in favor of the Shared Collateral Agent in accordance with the terms of the Intercreditor Agreement.
          (d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2010, the Borrower will prepay Borrowings in an aggregate amount equal to (i) (A) with respect to any fiscal year if the Leverage Ratio as of the end of such fiscal year is greater than 2.50 to 1.00, (x) to the extent the Borrower does not make the Senior Secured Leverage Ratio Election, 65% of Excess Cash Flow for such fiscal year or (y) to the extent the Borrower makes the Senior Secured Leverage Ratio Election, (1) 77.5% of Excess Cash Flow for such fiscal year, in respect of the 2010 and 2011 fiscal years, and (2) 65% of Excess Cash Flow for such fiscal year in respect of each other fiscal year or (B) with respect to any fiscal year if the Leverage Ratio as of the end of such fiscal year is equal to or less than 2.50 to 1.00, (x) to the extent the Borrower does not make the Senior Secured Leverage Ratio Election, 50% of Excess Cash Flow for such fiscal year or (y) to the extent the Borrower makes the Senior Secured Leverage Ratio Election, (1) 62.5% of Excess Cash Flow for such fiscal year, in respect of the 2010 and 2011 fiscal years, and (2) 50% of Excess Cash Flow for such fiscal year, in respect of each other fiscal year less (ii) any voluntary prepayments of Loans made pursuant to Section 2.06(a) during such fiscal year (other than voluntary prepayments specified by the Borrower to reduce the amount of a mandatory prepayment due under this paragraph (d)) less (iii) any voluntary prepayments of the Loans made since the end of such fiscal year to the extent the Borrower has, on or prior to the date any mandatory prepayment is due under this paragraph (d) with respect to such fiscal year, specified by written notice to the Administrative Agent that such voluntary prepayments shall be applied to reduce the amount of such mandatory prepayment. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 100 days after the end of such fiscal year).
          (e) Prior to any optional or, subject to Sections 2.06(b), (c) and (d), mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.
          (f) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowing in full. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest and other amounts to the extent required by Sections 2.08 and 2.11.
          Section 2.07 Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.
          Section 2.08 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          Section 2.09 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective; provided, however, that, in the case of a notice received pursuant to clause (b) above, if the Administrative Agent is able prior to the commencement of such Interest Period to ascertain, after using reasonable efforts to poll the Lenders giving such notice, that a rate other than the Alternate Base Rate would adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the Administrative Agent shall notify the Borrower of such alternate rate and the Borrower may agree by written notice to the Agent prior to the commencement of such Interest Period to increase the Applicable Rate for the Loans included in such Borrowing for such Interest Period to result in an interest rate equal to such alternate rate, in which case such increased Applicable Rate shall apply to all the Eurodollar Loans included in the relevant Borrowing.
          Section 2.10 Increased Costs; Illegality. (a) If any Change in Law (except with respect to Taxes, which shall be governed by Section 2.12) shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time after submission by such Lender to the Borrower of a written request therefor, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth in reasonable detail the matters giving rise to a claim under this Section 2.10 and the calculation of such claim by such Lender or its holding company, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (e) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to maintain Eurodollar Loans as contemplated by this Agreement, (i) the commitment of such Lender hereunder to continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (ii) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by applicable law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.11.
          Section 2.11 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.06(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.14 or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (without giving effect to clause (b) of the definition of LIBO Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          Section 2.12 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumed correct, provided that upon reasonable request of the Borrower, a Lender shall provide all relevant information reasonably accessible to it justifying such amount.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that (i) such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation and (ii) such Foreign Lender is legally entitled to complete, execute, and deliver such documentation.
          (f) If the Administrative Agent or a Lender determines, in its sole judgment, that it has received a refund or credit of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund or credit to the Borrower within a reasonable period of time (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
          (g) Each Lender shall indemnify the Administrative Agent within ten days after written demand therefor, for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability prepared in good faith and delivered to any Lender by the Administrative Agent shall be presumed correct, provided that upon reasonable request of the Lender, the Administrative Agent shall provide all relevant information reasonably accessible to it justifying such amount.
          (h) The agreements in this Section 2.12 shall survive the termination of this agreement and the payment of the Loans and all other amounts payable hereunder.
          Section 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.10, 2.11 or 2.12, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.10, 2.11, 2.12 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day (except as otherwise provided in the definition of “Interest Period”), the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          Section 2.14 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.10 or 2.12. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender is not able to maintain Eurodollar Loans for reasons described in Section 2.10(e), or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, provided that the Borrower or assignee must pay any applicable processing or recordation fee), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, further, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and such Lender shall be released from all obligations hereunder. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          Section 2.15 Incremental Revolving Credit Facility. The Borrower may by written notice to the Administrative Agent request the establishment of a revolving credit facility and one additional increase to such revolving credit facility (any such revolving credit facility or increase thereto being an “Incremental Revolving Credit Facility”; the commitments to lend thereunder or increase thereto, the “Incremental Revolving Commitments” and the revolving loans made thereunder, the “Incremental Revolving Loans”) in an aggregate amount not in excess of $40,000,000 and not less than $10,000,000. Such notice shall specify the date (the “Incremental Revolving Credit Facility Effective Date”) on which the Borrower proposes that such Incremental Revolving Credit Facility shall become effective, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrower may approach any Lender or any Person (other than a natural person) to provide all or a portion of any Incremental Revolving Commitments; provided, that (a) any Lender offered or approached to provide all or a portion of any Incremental Revolving Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Commitment and (b) any Lender or other Person providing all or a portion of any Incremental Revolving Commitments shall be reasonably acceptable to the Administrative Agent. In each case, such Incremental Revolving Commitments in respect of any Incremental Revolving Credit Facility shall become effective as of the Incremental Revolving Credit Facility Effective Date in respect of such Incremental Revolving Credit Facility; provided, that (i) no Default or Event of Default shall exist on such date both before and after giving effect to such Incremental Revolving Commitments; (ii) both before and after giving effect to the making of any Incremental Revolving Loans or other extension of credit under such Incremental Revolving Credit Facility, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date such extension of credit is made, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); (iii) the Borrower shall be in Pro Forma Compliance after giving effect to such Incremental Revolving Commitments; (iv) at the time of effectiveness of such Incremental Revolving Commitments, the Borrower shall make a voluntary prepayment of Loans in an aggregate amount equal to the aggregate amount of Incremental Revolving Commitments; (v) such Incremental Revolving Credit Facility shall be effected pursuant to an amendment to this Agreement and any other applicable Loan Documents, executed and delivered by the Borrower and the Administrative Agent and, in the case of the amendment to this Agreement, the Lenders providing such Incremental Revolving Commitments (in each case without the need for further approval by the Lenders), in order to set forth the terms applicable to such Incremental Revolving Credit Facility, including but not limited to the term of such Incremental Revolving Commitments (which shall not mature earlier than the Maturity Date), the procedure for borrowing and repayment of such Incremental Revolving Loans (provided that the Incremental Revolving Loans shall not share in any mandatory prepayments required hereunder or under any other Loan Document), the terms of any swingline or letter of credit subfacility (or increase thereto), the payment of commitment and other fees, the termination or reduction of such Incremental Revolving Commitments, restrictions on use of proceeds (including anti-cash hoarding), the ongoing conditions applicable thereto, the proceeds applicable thereto upon a Default or Event of Default (which shall not come prior to the Loans), the assignment provisions applicable thereto, and the interest rate margin applicable to such Incremental Revolving Loans; (vi) for the avoidance of doubt, the obligations under any Incremental Revolving Credit Facility shall constitute “Obligations” hereunder and under the other Loan Documents and shall be entitled to the benefit thereof, including but not limited to being guaranteed by the Guarantors, and secured by the Collateral, in each case on a pari passu basis with the other Obligations; and (vii) the Borrower shall deliver or cause to be delivered any legal opinions of counsel to the Borrower and the Guarantors addressing the due election, authorization and enforceability of the documents evidencing such Incremental Revolving Credit Facility and the absence of any violation of applicable law, constitutive documents or material contracts binding upon the Borrower or any Guarantor, or other documents, in each case reasonably requested by the Administrative Agent in connection with any such transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each of Holdings and the Borrower and, solely for purposes of Sections 3.01, 3.02, 3.03, 3.08, 3.09, 3.12, 3.13, 3.16 and 3.20, the Ultimate Parent (with respect to itself and the Service Company) and the Parent represents and warrants to the Lenders that:
          Section 3.01 Organization; Powers. Each of the Ultimate Parent, the Parent, the Service Company, the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          Section 3.02 Authorization; Enforceability. The Transactions entered into and to be entered into by each of the Ultimate Parent, the Parent, the Service Company and the Dex West Loan Parties are within such Person’s corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder or member action. This Agreement has been duly executed and delivered by each of the Ultimate Parent, the Parent and the Dex West Loan Parties and constitutes, and each other Loan Document to which any of the Ultimate Parent, the Parent, the Service Company and the Dex West Loan Parties is to be a party, when executed and delivered by such Person, will constitute, a legal, valid and binding obligation of such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, limited liability company agreement, by-laws or other organizational documents of the Ultimate Parent, the Parent, the Service Company, Holdings, the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Ultimate Parent, the Parent, the Service Company, Holdings, the Borrower or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by the Ultimate Parent, the Parent, the Service Company, Holdings, the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Ultimate Parent, the Parent, the Service Company, Holdings, the Borrower or any of its Subsidiaries, except Liens permitted under Section 6.02.
          Section 3.04 Financial Condition. The unaudited consolidated balance sheet of the Borrower as of September 30, 2009 and the related unaudited consolidated statements of operations and of cash flows for the nine-month period ended on such date present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such date and for such period in accordance with GAAP, subject to normal year-end audit adjustments.
          Section 3.05 Properties. (a) Each of Holdings, the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (b) Each of Holdings, the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Matters).
          (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by Holdings, the Borrower or any of its Subsidiaries as of the Closing Date.
          Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower, any of its Subsidiaries or any of their respective executive officers or directors (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
          (b) Except for either the Disclosed Matters or any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances which are reasonably likely to form the basis for any Environmental Liability.
          Section 3.07 Compliance with Laws and Agreements. Each of Holdings, the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          Section 3.08 Investment Company Status. None of the Ultimate Parent, the Parent, the Service Company, Holdings, the Borrower or any of its Subsidiaries is required to be registered as an “investment company” as defined in the Investment Company Act of 1940.
          Section 3.09 Taxes. Each of the Ultimate Parent, the Parent, the Service Company, Holdings, the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which the Ultimate Parent, the Parent, the Service Company, Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves. Except as set forth in Schedule 3.09, no material tax Liens have been filed.
          Section 3.10 ERISA. During the five year period prior to the date on which this representation is made or deemed to be made with respect to any Plan or Multiemployer Plan, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred during such five year period or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.
          Section 3.11 Margin Regulations. None of Holdings, the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          Section 3.12 Disclosure. None of the written reports, financial statements, certificates or other written information (including, without limitation, the Disclosure Statement (as supplemented in writing through the Closing Date)) taken as a whole, furnished by or on behalf of the Ultimate Parent, the Parent, the Service Company or any Dex West Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as of the date thereof and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made taken as a whole, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable (i) at the time such projected financial information was prepared and (ii) as of the date hereof. The Bankruptcy Court entered an order on or about October 21, 2009 approving the adequacy of the Disclosure Statement.
          Section 3.13 Subsidiaries. Schedule 3.13 sets forth the name of, and the ownership interest of the Ultimate Parent, the Parent, the Service Company, Holdings and the Borrower in, each Subsidiary of the Ultimate Parent, the Parent, the Service Company, Holdings and the Borrower and identifies each such Subsidiary that is a Loan Party, in each case as of the Closing Date. As of the Closing Date, none of the Ultimate Parent, the Parent, the Service Company, Holdings and the Borrower has any Subsidiaries other than those set forth on Schedule 3.13.
          Section 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries as of the Closing Date. As of the Closing Date, all premiums due and payable in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries is adequate.
          Section 3.15 Labor Matters. As of the Closing Date, other than the Disclosed Matters, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary; and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.
          Section 3.16 Solvency. Immediately after the consummation of the Transactions to occur on or before the Closing Date and after giving effect to (a) the terms and provisions of the

Reorganization Plan and the Confirmation Order, and (b) the rights of reimbursement, contribution and subrogation created by the Collateral Agreements, (i) the fair value of the assets of each of the Ultimate Parent, the Parent, the Service Company and the Dex West Loan Parties, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each of the Ultimate Parent, the Parent, the Service Company and the Dex West Loan Parties will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each of the Ultimate Parent, the Parent, the Service Company and the Dex West Loan Parties will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each of the Ultimate Parent, the Parent, the Service Company and the Dex West Loan Parties will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
          Section 3.17 Senior Debt. For so long as the Restructuring Notes or Additional Notes are outstanding, the Obligations shall constitute “Senior Debt” under and as defined in the Restructuring Notes Indenture or, if applicable, under the indenture, note purchase agreement or other applicable agreement or instrument under which any such Additional Notes are issued. Section 3.18 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock and Pledged Notes (as defined in the Guarantee and Collateral Agreement) described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock and Pledged Notes are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than the Intellectual Property, as defined in the Guarantee and Collateral Agreement), when financing statements and other filings are filed in the offices specified on Schedule 3.18 (as updated by the Borrower from time to time in accordance with Section 5.03), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Dex West Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, or in the case of Pledged Stock and Pledged Notes, by possession or control, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock and Pledged Notes, Liens permitted by Section 6.02(a)).
          (b) When the Guarantee and Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Guarantee and Collateral Agreement and such financing statements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the date hereof).
          (c) The Mortgages, if any, entered into on or prior to the Closing Date or after the Closing Date pursuant to Section 5.12 are or when entered shall be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Dex West Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Dex West Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Person pursuant to Liens expressly permitted by Section 6.02(a).
          Section 3.19 Liens. There are no Liens of any nature whatsoever on any properties of Holdings, the Borrower or any of its Subsidiaries other than Permitted Encumbrances and Liens permitted by Section 6.02.
          Section 3.20 Bankruptcy Court Orders. Each of (i) the Bankruptcy Court order approving the adequacy of the information set forth in the Disclosure Statement and (ii) the Confirmation Order has been entered by the Bankruptcy Court, is not subject to any applicable stay, is in full force and effect and has not been stayed, reversed, rescinded, vacated, modified or amended without the consent of the Required Lenders.
ARTICLE IV
CONDITIONS
          Section 4.01 Effectiveness of Agreement. The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:
          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Ultimate Parent, the Parent, Holdings, the Borrower, the Administrative Agent and, to the extent requested by the Administrative Agent, the Lenders, (ii) the Guarantee and Collateral Agreement, executed and delivered by each Dex West Loan Party, (iii) the Shared Guarantee and Collateral Agreement executed and delivered by each Shared Collateral Loan Party and (iv) the Intercreditor Agreement, executed and delivered by the Ultimate Parent, the Parent, Dex Service, BDC, Work.com, Holdings, the Borrower, the Agent, the Shared Collateral Agent, the administrative agent and collateral agent under the Dex East Credit Agreement and the administrative agent under the RHDI Credit Agreement.
          (b) Confirmation of the Reorganization Plan. The Reorganization Plan (which shall authorize treatment of the Lenders on terms no less favorable than those set forth in the Dex West Support Agreement) shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, which has terms and conditions reasonably satisfactory to the Lenders. The Confirmation Order shall not be subject to a stay and, unless otherwise agreed to by the Administrative Agent, (i) at least ten days shall have passed since the entry of the Confirmation Order and (ii) no appeal shall have been lodged to the Confirmation Order that in the opinion of the Administrative Agent might adversely affect any of the Loans, impair in any material respect the effectiveness of the Reorganization Plan or impair in any material respect the financial condition, business or prospects of any of the Loan Parties. All conditions precedent to the effectiveness of the Reorganization Plan shall have been satisfied (or waived) or shall be satisfied (or waived) concurrently in the reasonable judgment of the Administrative Agent.
          (c) Debt Restructuring. The Administrative Agent shall have received satisfactory evidence of the completion of the Debt Restructuring (including, for the avoidance of doubt, evidence that the RHDI Loan Documents and the Dex East Loan Documents have been entered into, and become effective, substantially simultaneously with this Agreement); provided, that it is acknowledged and agreed that the filing by the Ultimate Parent, on behalf of itself and its Subsidiaries, with the Bankruptcy Court of written notice of the occurrence of the “Effective Date” under (and as defined in) the Reorganization Plan shall satisfy this condition.

          (d) Paydowns. The Borrower shall have made (i) the Initial Prepayment and (ii) a payment in an amount equal to $188,564,507 (the “Paydown”), with the Paydown to be applied to the remaining installments of the Loans (ratably to reduce each installment thereof due pursuant to Section 2.05).
          (e) Repayment of Service Company Loan. The Borrower shall have received repayment in full of the Service Company Loan and the proceeds shall have been applied as part of the Paydown.
          (f) Existing Credit Agreement. The Borrower shall have timely paid current scheduled amortization and interest (at the non-default rate) on the Loans (as defined in the Existing Credit Agreement) in accordance with the Existing Credit Agreement and, to the extent applicable, the Cash Collateral Order, and interest in respect of the Hedge Termination Payments during the pendency of the Chapter 11 Cases at the applicable rates specified in the applicable Swap Agreements and shall have paid all other fees and expenses then due and payable with respect to the Existing Credit Agreement.
          (g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which reasonably detailed invoices have been presented, on or before the Closing Date, including but not limited to a fee to each Lender party to the Dex West Support Agreement as of 5:00 p.m., New York City time, on May 27, 2009 equal to 0.25% of the Term Loans and Revolving Exposures (as each such term is defined in the Existing Credit Agreement) held by such Lender as of such time (after giving effect to the Initial Prepayment).
          (h) No Actions. There shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to (x) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations or condition (financial or otherwise) of the Ultimate Parent and the other Loan Parties and their respective Subsidiaries, taken as a whole, (y) adversely affect the ability of the Ultimate Parent or any other Loan Party to perform its obligations under the Loan Documents or (z) adversely affect the rights and remedies of the Agent or the Lenders under the Loan Documents.
          (i) Shared Services Agreement. The Administrative Agent shall have received the Shared Services Agreement, duly executed and delivered by the Ultimate Parent, the Service Company, the Borrower and each other party thereto, in substantially the form attached as Exhibit E hereto.
          (j) Financial Statements. The Lenders shall have received the unaudited interim consolidated financial statements described in Section 3.04.
          (k) Solvency Certificate. Each of the Lenders shall have received and shall be satisfied with a solvency certificate of the chief financial officer of the Borrower which shall document the solvency of the Borrower and its Subsidiaries after giving effect to the Transactions to occur on or before the Closing Date (including, without limitation, the terms and provisions of the Reorganization Plan and the Confirmation Order) and certify pro forma compliance with Sections 6.14, 6.15 and 6.16 through the date of the projected financial information included in the Disclosure Statement (as supplemented in writing through the Closing Date).
          (l) Closing Certificate. The Administrative Agent shall have received and shall be satisfied with a certificate of an authorized officer of each Loan Party (other than any Newco Subordinated Guarantor), dated the Closing Date, with appropriate insertions and attachments including (i) the certificate of incorporation or formation, as applicable, of such Person, as applicable, certified by the relevant authority of the jurisdiction of organization of such Person, as applicable, (ii) a complete copy of resolutions adopted by the Governing Board of such Person authorizing the execution, delivery and performance in accordance with their respective terms of the Loan Documents to which such Person is a party and any other documents required or contemplated hereunder (in the case of the Ultimate Parent, a copy of the Confirmation Order in lieu of such resolutions; provided that a copy of the resolutions adopted by the new Governing Board of the Ultimate Parent ratifying the execution, delivery and performance in accordance with their respective terms of the Loan Documents to which the Ultimate Parent is a party shall be delivered to the Administrative Agent on the Closing Date) and (iii) a long form good standing certificate of such Person, as applicable, from its jurisdiction of organization.
          (m) Legal Opinions. The Administrative Agent shall have received the following executed opinions: (i) the legal opinion of Sidley Austin LLP, counsel to the Ultimate Parent and its Subsidiaries, substantially in the form of Exhibit G-1 and (ii) the legal opinion of Mark W. Hianik, the general counsel of the Ultimate Parent and its Subsidiaries, substantially in the form of Exhibit G-2.
          (n) Pledged Stock; Stock Powers; Pledged Notes. To the extent not previously delivered, (i) the Agent shall have received (x) the certificates or other instruments representing all outstanding Equity Interests of each Subsidiary owned by or on behalf of any Loan Party pledged pursuant to the Guarantee and Collateral Agreement, together with stock powers or other instruments of transfer with respect thereto endorsed in blank and (y) each promissory note pledged and required to be delivered to the Agent pursuant to the Guarantee and Collateral Agreement, together with note powers or other instruments of transfer with respect thereto endorsed in blank, and (ii) the Shared Collateral Agent shall have received, subject to the Intercreditor Agreement, (x) the certificates or other instruments representing all outstanding Equity Interests of each Subsidiary owned by or on behalf of any Shared Collateral Loan Party pledged pursuant to the Shared Guarantee and Collateral Agreement, together with stock powers or other instruments of transfer with respect thereto endorsed in blank and (y) each promissory note pledged and required to be delivered to the Shared Collateral Agent pursuant to the Shared Guarantee and Collateral Agreement, together with note powers or other instruments of transfer with respect thereto endorsed in blank.
          (o) Filings, Registrations and Recordings. All documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent or the Shared Collateral Agent, as applicable, to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreements and perfect such Liens to the extent required by, and with the priority required, by the Collateral Agreements, shall have been executed and be in proper form for filing, subject only to exceptions satisfactory to the Agent or the Shared Collateral Agent, as applicable, and the Collateral and Guarantee Requirement shall have otherwise been satisfied.
          (p) Representations and Warranties. The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent already qualified as to materiality in which case such representations and warranties shall be true in all respects) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent already qualified as to materiality in which case such representations and warranties shall be true in all respects) on and as of such earlier date).
          (q) Control Agreements. To the extent not previously delivered, (i) the Agent shall have received control agreements executed by all parties thereto with respect to each “deposit account” (as defined in the Guarantee and Collateral Agreement) and “securities account” (as defined in the Guarantee and Collateral Agreement) with respect to which a control agreement is required to be delivered by any Loan Party to the Agent pursuant to the Guarantee and Collateral Agreement, in each case in form and substance reasonably satisfactory to the Agent and (ii) the Shared Collateral Agent shall have received control agreements executed by all parties thereto with respect to each “deposit account” (as defined in the Shared Guarantee and Collateral Agreement) and “securities account” (as defined in the Shared Guarantee and Collateral Agreement) with respect to which a control agreement is required to be delivered by any Shared Collateral Loan Party to the Shared Collateral Agent pursuant to the Shared Guarantee and Collateral Agreement, in each case in form and substance reasonably satisfactory to the Shared Collateral Agent.
          (r) No Default. After giving effect to Section 9.17, no Default shall have occurred and be continuing as of the Closing Date.
          (s) Other Transaction Documents. The Administrative Agent shall have received copies of the Restructuring Notes Indenture, the Dex East Credit Agreement and the RHDI Credit Agreement, in each case certified by an authorized officer of the Ultimate Parent.
          (t) Interest under Existing Credit Agreement. The accrued and unpaid interest on the Existing Tranche A Term Loans, the Existing Revolving Loans and the Existing Tranche B Term Loans under the Existing Credit Agreement to the Closing Date (at the applicable non-default rate) shall have been paid in full in cash by the Borrower.
ARTICLE V
AFFIRMATIVE COVENANTS
          Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of Holdings and the Borrower and, solely for purposes of (i) Sections 5.01(a) and (b), 5.12(c) and 5.13, the Ultimate Parent and (ii) Section 5.12(c), the Parent covenants and agrees with the Lenders that:
          Section 5.01 Financial Statements and Other Information. Holdings and the Borrower will furnish to the Administrative Agent and each Lender:
     (a) no later than the earlier of (i) 10 days after the date that the Borrower is required to file a report on Form 10-K with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act (whether or not the Borrower is so subject to such reporting requirements), and (ii) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2009, (A) (x) the Ultimate Parent’s audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year and (y) the Ultimate Parent’s audited consolidating balance sheet and related consolidating statements of operations, stockholders’ equity and cash flows as of the end of and for such year (with each such consolidating financial statement showing the standalone financial information for each of Holdings and its consolidated Subsidiaries, East Holdings and its consolidated Subsidiaries and RHDI and its consolidated Subsidiaries and otherwise being in form substantially similar in all material respects to the consolidating financial statements of the Ultimate Parent most recently delivered to the Administrative Agent prior to the Closing Date or such other form as may be reasonably acceptable to the Administrative Agent), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (other than in respect of the financial statements for the fiscal year ending December 31, 2009, without a “going concern” or like qualification, exception or explanatory paragraph and without any qualification or exception as to the scope of such audit or other material qualification or exception; provided, that if the Ultimate Parent switches from one independent public accounting firm to another, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated or consolidating financial statements that relates to any fiscal year prior to its retention which, for the avoidance of doubt, shall have been the subject of an audit report of the previous accounting firm meeting the criteria set forth above) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Ultimate Parent and its consolidated Subsidiaries on a consolidated or consolidating basis, as the case may be, in accordance with GAAP consistently applied, except for the income tax provision which reflects an allocation to each Subsidiary of the Ultimate Parent’s income tax provision prepared on a consolidated basis and (B) the Borrower’s unaudited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for the income tax provision which reflects an allocation to the Borrower and its Subsidiaries of the Ultimate Parent’s income tax provision prepared on a consolidated basis;
     (b) no later than the earlier of (i) 10 days after the date that the Borrower is required to file a report on Form 10-Q with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act (whether or not the Borrower is so subject to such reporting requirements), and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2010, (A) (x) the Ultimate Parent’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and (y) the Ultimate Parent’s unaudited consolidating balance sheet and related consolidating statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year (with each such consolidating financial statement showing the standalone financial information for each of Holdings and its consolidated Subsidiaries, East Holdings and its consolidated Subsidiaries and RHDI and its consolidated Subsidiaries and otherwise being in form substantially similar in all material respects to the consolidating financial statements of the Ultimate Parent most recently delivered to the Administrative Agent prior to the Closing Date or such other form as may be reasonably acceptable to the Administrative Agent), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Ultimate Parent as presenting fairly in all material respects the financial condition and results of operations of the Ultimate Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for the income tax provision which reflects an allocation to each Subsidiary of the Ultimate Parent’s income tax provision prepared on a consolidated basis, subject to normal year-end audit adjustments and the absence of footnotes and (B) the Borrower’s unaudited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for the income tax provision which reflects an allocation to the Borrower and its Subsidiaries of the Ultimate Parent’s income tax provision prepared on a consolidated basis, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14, 6.15 and 6.16 (commencing with the fiscal quarter ending March 31, 2010), (iii) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date that has had an effect on the financial statements accompanying such certificate and specifying any such change and the related effect, (iv) identifying any Subsidiary of the Dex West Loan Parties formed or acquired since the end of the previous fiscal quarter, (v) identifying any parcels of real property or improvements thereto with a value exceeding $10,000,000 that have been acquired by the Dex West Loan Parties since the end of the previous fiscal quarter, (vi) identifying any changes of the type described in Section 5.03(a) that have not been previously reported by the Borrower, (vii) identifying any Permitted Acquisition or other acquisitions of going concerns that have been consummated since the end of the previous fiscal quarter, including the date on which each such acquisition or Investment was consummated and the consideration therefor, (viii) identifying any material Intellectual Property (as defined in the Guarantee and Collateral Agreement) with respect to which a notice is required to be delivered under the Guarantee and Collateral Agreement and has not been previously delivered, (ix) identifying any Prepayment Events or Ultimate Parent Asset Dispositions that have occurred since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the Net Proceeds received from any such Prepayment Events or Ultimate Parent Asset Dispositions and (x) identifying any change in the locations at which equipment and inventory, in each case with a value in excess of $10,000,000, are located, if not owned by the Dex West Loan Parties;
     (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default in respect of Sections 6.14, 6.15 and 6.16 (which certificate may be limited to the extent required by accounting rules, guidelines or practice);
     (e) within 30 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget in form reasonably satisfactory to the Administrative Agent), promptly when available, any material significant revisions of such budget;
     (f) promptly after the same become publicly available, and no later than five Business Days after the same are sent, copies of all periodic and other reports, proxy statements and other materials filed by the Dex West Loan Parties with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Ultimate Parent or the Parent to its shareholders generally;
     (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Dex West Loan Parties, or compliance with the terms of any Loan Document, as the Administrative Agent (including on behalf of any Lender) may reasonably request;
     (h) concurrently with any delivery of financial statements and related information by any Loan Party to any debtholder of BDC or of any Newco not otherwise required to be delivered hereunder, copies of such financial statements and related information;
     (i) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; provided, further, that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period;
     (j) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower or 90 days in the case of the last fiscal quarter of each fiscal year, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year, in substantially the form delivered to the Administrative Agent prior to the Closing Date;
     (k) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed material amendment, supplement, waiver or other modification with respect to the Dex East Credit Agreement, the RHDI Credit Agreement, the Shared Services Agreement, the Restructuring Notes or any Additional Notes; and
     (l) (i) promptly following receipt thereof, any notice of changes of allocation percentages that any Dex West Loan Party shall receive pursuant to the Shared Services Agreement and (ii) concurrently with any delivery of financial statements under clause (a) or (b) above, a statement of changes in the intercompany balances of the Loan Parties with the Service Company in substantially the form delivered to the Administrative Agent prior to the Closing Date.
          Section 5.02 Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after any Financial Officer or executive officer of Holdings, the Borrower or any Subsidiary obtains knowledge thereof:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Ultimate Parent, the Parent, Holdings, the Borrower or any Affiliate thereof that involves (i) a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) which relates to the Loan Documents;

     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          Section 5.03 Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in the legal name of any of the Dex West Loan Parties, as reflected in its organization documents, (ii) in jurisdiction of organization or corporate structure of any of the Dex West Loan Parties and (iii) in the identity, Federal Taxpayer Identification Number or organization number of any of the Dex West Loan Parties, if any, assigned by the jurisdiction of its organization. The Borrower agrees not to effect or permit any change referred to in clauses (i) through (iii) of the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral of the Dex West Loan Parties for the benefit of the Secured Parties. The Borrower also agrees promptly to notify the Administrative Agent if any damage to or destruction of Collateral of the Dex West Loan Parties that is uninsured and has a fair market value exceeding $10,000,000 occurs.
          (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Borrower certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral and required pursuant to the Loan Documents to be filed, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests under the Guarantee and Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).
          Section 5.04 Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05.
          Section 5.05 Payment of Obligations. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, pay its material Indebtedness and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

          Section 5.06 Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
          Section 5.07 Insurance. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
          Section 5.08 Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any Collateral of the Dex West Loan Parties fairly valued at more than $10,000,000 or the commencement of any action or proceeding for the taking of any Collateral of the Dex West Loan Parties or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents and this Agreement.
          Section 5.09 Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, employees and independent accountants, all at such reasonable times and as often as reasonably requested.
          Section 5.10 Compliance with Laws. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including Environmental Laws, and orders of any Governmental Authority applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 5.11 Additional Subsidiaries. If any additional Subsidiary of the Dex West Loan Parties is formed or acquired after the Closing Date, Holdings and the Borrower will, within three Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 15 Business Days (or such longer period as the Administrative Agent shall agree) after such Subsidiary is formed or acquired, cause any applicable provisions of the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of the Dex West Loan Parties.
          Section 5.12 Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause all provisions of the Collateral and Guarantee Requirement applicable to the Dex West Loan Parties to be and remain satisfied, all at the expense of the Dex West Loan Parties; provided, that such provisions of the Collateral and Guarantee Requirement need not be satisfied with respect to (i) real properties owned by the Dex West Loan Parties with an individual fair market value (including fixtures and improvements) that is less than $10,000,000 and (ii) any real property held by the Dex West Loan Parties as a lessee under a lease. Holdings and the Borrower also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
          (b) If any material asset (including any real property or improvements thereto or any interest therein) that has an individual fair market value of more than $10,000,000 is acquired by the Dex West Loan Parties after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under the Guarantee and Collateral Agreement that become subject to the Lien of the Guarantee and Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such asset to be subjected to a Lien securing the Obligations and will take, and cause the Dex West Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Dex West Loan Parties; provided, that the Collateral and Guarantee Requirement need not be satisfied with respect to (i) real properties owned by the Dex West Loan Parties with an individual fair market value (including fixtures and improvements) that is less than $10,000,000, (ii) any real property held by any of the Dex West Loan Parties as a lessee under a lease and (iii) other assets with respect to which the Agent determines that the cost or impracticability of including such assets as Collateral would be excessive in relation to the benefits to the Secured Parties.
          (c) Subject to the Intercreditor Agreement, each of the Ultimate Parent and the Parent shall cause all provisions of the Collateral and Guarantee Requirement applicable to the Shared Collateral Loan Parties to be satisfied, including by causing, as applicable, (i) each Newco Subordinated Guarantor to execute a Newco Subordinated Guarantee as described in clause (e) of the definition of “Collateral and Guarantee Requirement” and (ii) each Newco Senior Guarantor to execute a supplement to the Shared Guarantee and Collateral Agreement as required thereunder; provided, that such provisions of the Collateral and Guarantee Requirement need not be satisfied with respect to (i) real properties owned by the Shared Collateral Loan Parties with an individual fair market value (including fixtures and improvements) that is less than $10,000,000 and (ii) any real property held by the Shared Collateral Loan Parties as a lessee under a lease.
          Section 5.13 Credit Ratings. Each of the Ultimate Parent, Holdings and the Borrower will use its commercially reasonable efforts to maintain at all times monitored public ratings of the Loans by Moody’s and S&P and a corporate family rating for each of the Ultimate Parent and the Borrower from Moody’s and a corporate issuer rating for each of the Ultimate Parent and the Borrower from S&P.
ARTICLE VI
NEGATIVE COVENANTS
          Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of Holdings and the Borrower, and solely for purposes of (i) Sections 6.13(b) and 6.18, the Parent, and (ii) Sections 6.13(b), 6.19 and 6.20, the Ultimate Parent, covenants and agrees with the Lenders that:

          Section 6.01 Indebtedness; Certain Equity Securities. (a) Holdings and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness or any Attributable Debt, except:
     (i) Indebtedness created under the Loan Documents and any Permitted Subordinated Indebtedness of the Borrower or its Subsidiaries to the extent the Net Proceeds thereof are used to refinance Indebtedness created under the Loan Documents;
     (ii) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and Refinancing Indebtedness in respect thereof;
     (iii) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that no Subsidiary that is not a Loan Party shall have any Indebtedness to the Borrower or any Subsidiary Loan Party;
     (iv) Guarantees by the Borrower of Indebtedness of any Subsidiary Loan Party and by any Subsidiary of Indebtedness of the Borrower or any Subsidiary Loan Party;
     (v) Indebtedness and Attributable Debt of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by an amount not greater than fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof; provided that (1) such Indebtedness or Attributable Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (2) the aggregate principal amount of Indebtedness and Attributable Debt permitted by this clause (v), together with the aggregate principal amount of Indebtedness and Attributable Debt of the Service Company described in Section 6.20(d)(i) allocated to the Borrower and its Subsidiaries pursuant to the Shared Services Agreement, shall not exceed $20,000,000 at any time outstanding;
     (vi) Indebtedness of any Person that becomes a Subsidiary after the Closing Date and Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness (other than Refinancing Indebtedness) exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such entity becoming a Subsidiary) and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $10,000,000 at any time outstanding;
     (vii) Indebtedness of the Borrower or any Subsidiary in respect of letters of credit in an aggregate face amount not exceeding $5,000,000 at any time outstanding;
     (viii) unsecured Indebtedness and Attributable Debt owing to the Service Company incurred pursuant to the Shared Services Transactions; and
     (ix) other unsecured Indebtedness in an aggregate principal amount not exceeding $20,000,000 at any time outstanding.

          (b) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests.
          Section 6.02 Liens. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (i) Liens created under the Loan Documents;
     (ii) Permitted Encumbrances;
     (iii) any Lien existing on the Closing Date and set forth in Schedule 6.02 on any property or asset of the Borrower or any Subsidiary; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than proceeds) and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;
     (iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds) and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof;
     (v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such Liens secure Indebtedness permitted by clause (v) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds);
     (vi) Liens on cash collateral securing letters of credit permitted by Section 6.01(a)(vii) in an aggregate amount not to exceed the lesser of (x) $5,250,000 and (y) 105% of the face amount thereof; and
     (vii) Liens not otherwise permitted by this Section 6.02 securing obligations other than Indebtedness and involuntary Liens not otherwise permitted by this Section 6.02 securing Indebtedness, which obligations and Indebtedness are in an aggregate amount not in excess of $15,000,000 at any time outstanding.
          (b) Holdings will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues

(including accounts receivable) or rights in respect thereof, except Liens created under the Guarantee and Collateral Agreement and Permitted Encumbrances.
          Section 6.03 Fundamental Changes. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate, wind up or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary and, if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party, (iii) any Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition and (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than a Permitted Business.
          (c) Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrower, transactions permitted by clause (c), (e), (f), (g), (h), (i) or (j) of Section 6.09 and activities incidental thereto. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, cash and Permitted Investments and other Investments in the Borrower) or incur any liabilities (other than liabilities under the Loan Documents, obligations under any employment agreement, stock option plans or other benefit plans for management or employees of Holdings, the Borrower and their Subsidiaries, liabilities imposed by law, including Tax liabilities, and other liabilities incidental to their existence and permitted business and activities) other than transactions permitted by clause (c), (e), (f), (g), (h), (i) or (j) of Section 6.09.
          (d) Notwithstanding anything to the contrary contained herein, this Section 6.03 shall not prohibit (i) the “Restructuring Transactions” under (and as defined in) the Reorganization Plan and (ii) the merger of the Borrower and Holdings if immediately after giving effect thereto no Default has occurred and is continuing or would result therefrom (it being understood and agreed that the Equity Interests of the entity surviving such merger shall be pledged pursuant to the Shared Guarantee and Collateral Agreement, and the Parent shall deliver to the Shared Collateral Agent all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, and any other document reasonably requested by the Agent as soon as reasonably practical following such merger) (and, for the avoidance of doubt, if Holdings shall be the surviving entity, all covenants and other obligations in the Loan Documents binding on the Borrower shall be deemed binding on Holdings).
          Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Investment, except:
     (a) Permitted Investments;
     (b) Investments existing on the date hereof and set forth on Schedule 6.04;

     (c) Investments by the Borrower and its Subsidiaries in Equity Interests in Subsidiaries that are Subsidiary Loan Parties immediately prior to the time of such Investments;
     (d) loans or advances made by the Borrower to any Subsidiary Loan Party and made by any Subsidiary to the Borrower or any Subsidiary Loan Party;
     (e) Guarantees constituting Indebtedness permitted by Section 6.01;
     (f) provided no Event of Default is continuing or would result therefrom, Permitted Acquisitions in any fiscal year in an aggregate amount not to exceed the Borrower’s Portion of Excess Cash Flow for the immediately preceding fiscal year less the amount of other Designated Excess Cash Expenditures made with the Borrower’s Portion of Excess Cash Flow for such immediately preceding fiscal year;
     (g) investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (h) extensions of trade credit in the ordinary course of business;
     (i) Investments consisting of non-cash consideration received in respect of sales, transfers or other dispositions of assets to the extent permitted by Section 6.05;
     (j) Swap Agreements entered into in compliance with Section 6.07;
     (k) loans and advances by the Borrower and any of its Subsidiaries to their employees in the ordinary course of business and for bona fide business purposes in an aggregate amount at any time outstanding not in excess of $10,000,000;
     (l) provided no Event of Default is continuing or would result therefrom, Specified Investments in any fiscal year in an aggregate amount not to exceed the Borrower’s Portion of Excess Cash Flow for the immediately preceding fiscal year less the amount of other Designated Excess Cash Expenditures made with such Borrower’s Portion of Excess Cash Flow for such immediately preceding fiscal year;
     (m) Investments in connection with the Shared Services Transactions;
     (n) the Operational Investment;
     (o) Investments consisting of loans made to Dex East by the Borrower, the proceeds of which shall be used by Dex East to repay the loans outstanding under the Dex East Credit Agreement pursuant to Section 2.05 of the Dex East Credit Agreement, in an aggregate principal amount not exceeding (A) $15,000,000 with respect to Indebtedness incurred during the fiscal year ending December 31, 2011, (B) $40,000,000 with respect to Indebtedness incurred during the fiscal year ending December 31, 2012, (C) $40,000,000 during the fiscal year ending December 31, 2013 and (D) $40,000,000 with respect to Indebtedness incurred during the fiscal year ending December 31, 2014; provided, that at the time any such Investment is made, an authorized officer of the Borrower shall certify that after giving pro forma effect to such Investment (x) the Borrower and its Subsidiaries are in Pro Forma Compliance, (y) the sum of (1) the aggregate amount of cash and cash equivalents held by the Borrower and its Subsidiaries plus (2) the aggregate amount that is available to be drawn under any revolving credit facility of the

Borrower or any of its Subsidiaries (for the avoidance of doubt, after giving effect to any limitation on borrowing thereunder) is at least $25,000,000 and (z) no Default or Event of Default shall have occurred and be continuing; and
     (p) provided no Event of Default is continuing or would result therefrom, Investments in any other Person (other than Foreign Subsidiaries) in an aggregate amount not to exceed $25,000,000 during the term of this Agreement.
          Section 6.05 Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it and any sale of assets in connection with a securitization, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:
     (a) sales of (x) inventory, (y) used, surplus, obsolete or worn-out equipment and (z) Permitted Investments in the ordinary course of business;
     (b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
     (c) sales of receivables on substantially the same terms that the receivables are purchased by Qwest Corp. pursuant to the Billing and Collection Agreement as in effect on November 1, 2004, including sales of receivables pursuant to and in accordance with the Billing and Collection Agreement;
     (d) sale and leaseback transactions permitted by Section 6.06;
     (e) Permitted Asset Swaps;
     (f) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided, that the aggregate cumulative fair market value of all assets sold, transferred or otherwise disposed of after the Closing Date in reliance upon this clause (f) shall not exceed $50,000,000;
     (g) sales, transfers and other dispositions pursuant to the Shared Services Transactions;
     (h) the licensing or sublicensing (other than perpetual or exclusive licenses or sublicenses) of Intellectual Property in the ordinary course of business in a manner that does not materially interfere with the business of the Borrower and its Subsidiaries;
     (i) the Operational Investment ; and
     (j) other dispositions of assets not otherwise permitted by this Section; provided, that the aggregate cumulative fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (j) shall not exceed $2,500,000 in any year;
provided, that (x) all sales, transfers, leases and other dispositions permitted hereby (other than pursuant to clauses (a)(y), (b), (e), (g), (h), (i) and (j) above) shall be made for at least 80% cash consideration or, in the case of Permitted Investments, sales of receivables or sale and leaseback transactions, 100% cash consideration, and (y) all sales, transfers, leases and other dispositions permitted by clauses (a)(x), (f), (h), (i) and (j) above shall be made for fair value.

          Section 6.06 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except (a) pursuant to the Shared Services Transactions or (b) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, to the extent all Capital Lease Obligations, Attributable Debt and Liens associated with such sale and leaseback transaction are permitted by Sections 6.01(a)(v) and 6.02(a)(v) (treating the property subject thereto as being subject to a Lien securing the related Attributable Debt, in the case of a sale and leaseback not accounted for as a Capital Lease Obligation).
          Section 6.07 Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) in the conduct of its business or the management of its liabilities and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          Section 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Holdings may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional Equity Interests of Holdings, (ii) Subsidiaries of the Borrower may declare and pay dividends or distributions ratably with respect to their Equity Interests, (iii) provided no Default or Event of Default is continuing or would result therefrom, Holdings and the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings, the Borrower and its Subsidiaries; provided that the amount thereof, taken together with any payments or transfers of cash, assets or debt securities pursuant to clause (e) of Section 6.09, do not exceed $5,000,000 in any fiscal year, (iv) provided no Default or Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings, and Holdings may, in turn, make such Restricted Payments to the Parent in an aggregate amount per fiscal year not to exceed the Borrower’s Portion of Excess Cash Flow for the immediately preceding fiscal year less the amount of other Designated Excess Cash Expenditures made with such Borrower’s Portion of Excess Cash Flow for such immediately preceding fiscal year; provided that the proceeds of such Restricted Payments are used (x) to effect Specified Investments, (y) to pay interest on Restructuring Notes or Additional Notes (provided, however, that any such dividends or distributions relating to any such cash interest payment must be paid not earlier than ten Business Days prior to the date when such cash interest is required to be paid by the Ultimate Parent and the proceeds must (except to the extent prohibited by applicable subordination provisions) be applied by the Ultimate Parent, to the payment of such interest when due) or (z) at any time on or after the second anniversary of the Closing Date and so long as the Ultimate Parent Leverage Ratio is less than or equal to 3.00 to 1.00, to effect repurchases of Restructuring Notes or Additional Notes, (v) Restricted Payments in amounts as shall be necessary to make Tax Payments; provided that all Restricted Payments made pursuant to this clause (v) are used by the Parent or Holdings for the purpose specified in this clause (v) within 30 days of receipt thereof, (vi) provided no Default or Event of Default is continuing or would result therefrom, the Borrower may from time to time pay cash dividends or distributions to Holdings and Holdings may, in turn, use the proceeds thereof to pay cash dividends or distributions to the Parent, in each case in an amount not in excess of the regularly scheduled cash interest payable on the Restructuring Notes (or any Additional Notes incurred to refinance such Restructuring Notes) during the next period of ten Business Days, provided, however, that (A) any such dividends or distributions relating to any such cash interest payment must be paid not earlier than ten Business Days prior to the date when such cash interest is required to be paid by the Ultimate Parent and the proceeds must (except to the extent prohibited by applicable subordination provisions) be applied by the Ultimate Parent, to the payment of such interest when due, (B) to the extent the amount of any such dividend or distribution together with the aggregate amount of other dividends or distributions made pursuant to this clause (vi) during the then current fiscal year exceeds the Ultimate Parent Annual Cash Interest Amount for such fiscal year, such excess amount shall (x) reduce the amount of Restricted Payments permitted pursuant to clause (iv) above, the amount of Optional Repurchases of other Indebtedness permitted under Section 6.08(b)(vi) and the amount of Investments permitted under Sections 6.04(f) and 6.04(l), in each case, during the following fiscal year of the Borrower based on the Borrower’s Portion of Excess Cash Flow with respect to the Excess Cash Flow in respect of the then current fiscal year and (y) only be permitted to be paid to the extent Restricted Payments are not otherwise permitted to be paid under this Section for such purpose at such time and to the extent such amount does not exceed the amount of the anticipated Borrower’s Portion of Excess Cash Flow with respect to the Excess Cash Flow in respect of the then current fiscal year of the Borrower (to be calculated and evidenced in a manner reasonably satisfactory to the Administrative Agent) and (C) the Borrower and its Subsidiaries shall be in Pro Forma Compliance after giving effect to the payment of any such dividends or distributions pursuant to this clause (vi), (vii) the Borrower may make Restricted Payments to Holdings, and Holdings may, in turn, make such Restricted Payments as part of the Shared Services Transactions and (viii) provided no Default or Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings, and Holdings may, in turn, make such Restricted Payments to the Parent in an aggregate amount not to exceed $5,000,000 during any fiscal year of the Borrower.
          (b) Holdings and the Borrower will not, nor will they permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
     (i) payment of Indebtedness created under the Loan Documents;
     (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of subordinated Indebtedness to the extent prohibited by the subordination provisions thereof;
     (iii) refinancings of Indebtedness to the extent permitted by Section 6.01;
     (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (v) prepayment of Capital Lease Obligations in an aggregate cumulative amount from and after the Closing Date not exceeding $5,000,000;
     (vi) provided no Default or Event of Default is continuing or would result therefrom, Optional Repurchases of other Indebtedness involving cumulative expenditures in any fiscal year not in excess of an amount equal to the Borrower’s Portion of Excess Cash Flow for the immediately preceding fiscal year less the amount of other Designated Excess Cash Expenditures made with such Borrower’s Portion of Excess Cash Flow for such immediately preceding fiscal year;
     (vii) payment of any Indebtedness owing to the Service Company arising pursuant to the Shared Services Transactions; and
     (viii) payment of any Indebtedness owing to Holdings, the Borrower or any Subsidiary Loan Party.
          (c) Holdings and the Borrower will not, and will not permit any Subsidiary to, furnish any funds to, make any Investment in, or provide other consideration to any other Person for purposes of enabling such Person to, or otherwise permit any such Person to, make any Restricted Payment or other payment or distribution restricted by this Section that could not be made directly by Holdings or the Borrower in accordance with the provisions of this Section.
          (d) Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Loan Parties shall be permitted to make all distributions required to be made by the Loan Parties on or after the Closing Date (as defined in the Reorganization Plan) pursuant to the Reorganization Plan and the Confirmation Order, in each case as in effect on the Closing Date.
          Section 6.09 Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions not less favorable, considered as a whole, to Holdings, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any payment permitted by Section 6.08 or any Investment permitted by Section 6.04 specifically contemplated by Section 6.04 to be made among Affiliates, (d) the sale of receivables on substantially the same terms that the Borrower Receivables are purchased by Qwest Corp. pursuant to the Billing and Collection Agreement as in effect on November 1, 2004, (e) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans for employees of the Borrower and its Subsidiaries, which, in each case, have been approved by the Governing Board of the Borrower, provided, that any payments of cash or transfers of debt securities or assets pursuant to this clause (e), taken together with Restricted Payments pursuant to Section 6.08(a)(iii), shall not exceed $5,000,000 in any fiscal year of the Borrower, (f) the existence of, or performance by Holdings, the Borrower or any of its Subsidiaries of its obligations under the terms of, any tax sharing agreement pursuant to which taxes are allocated to Holdings, the Borrower and its Subsidiaries on a fair and reasonable basis, (g) Shared Services Transactions, (h) arrangements pursuant to which payments by Qwest for advertising in directories that were committed to be made in connection with the West Acquisition and the acquisition by Dex East of Qwest’s directories services business in the East Territories are allocated approximately 58% to the Borrower and approximately 42% to Dex East (without regard to the directories in which such advertising is actually placed), (i) the issuance by Holdings, the Borrower or any Subsidiary of Equity Interests to, or the receipt of any capital contribution from, the Parent, Holdings, the Borrower or a Subsidiary and (j) the “Restructuring Transactions” under (and as defined in) the Reorganization Plan. Additionally, without limiting the foregoing, transactions between the Borrower and its Subsidiaries, on the one hand, and BDC and/or any Newcos or any of their respective Subsidiaries, on the other hand, that are not part of Shared Services or other similar ordinary course transactions, must satisfy the following requirements: (i) the terms of any such transaction must not be less favorable in any material respect than the terms the Borrower or such Subsidiary of the Borrower would receive in an arms-length transaction with a third party (and, in the case of any such transaction involving consideration in excess of $50,000,000, the terms of such transaction must be confirmed as arms-length by a reputable financial institution or advisor); (ii) no such transaction shall involve the transfer of ownership of any operating assets (including intellectual property rights) or personnel to BDC and/or any Newcos or any of their respective Subsidiaries; and (iii) all such transactions shall result in the receipt of reasonably equivalent value by the Borrower and its Subsidiaries and no such transaction shall result in the transfer of any revenues that would otherwise be recognized by the Borrower or any of its Subsidiaries to BDC and/or any Newcos or any of their respective Subsidiaries.
          Section 6.10 Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to the Secured Parties securing the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and the proceeds thereof, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement related to any Indebtedness incurred by a Subsidiary prior to the date on which such Subsidiary was acquired by Holdings (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement related to the refinancing of Indebtedness, provided that the terms of any such restrictions or conditions are not materially less favorable to the Lenders than the restrictions or conditions contained in the predecessor agreements and (viii) the foregoing shall not apply to customary provisions in joint venture agreements.
          Section 6.11 Change in Business. Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, engage at any time in any business or business activity other than a Permitted Business. Without limiting the foregoing, Holdings shall not engage in any business or conduct any activity other than holding the Equity Interests of the Borrower, and activities reasonably related thereto.
          Section 6.12 Fiscal Year. Each of Holdings and the Borrower shall not change its fiscal year for accounting and financial reporting purposes to end on any date other than December 31.
          Section 6.13 Amendment of Material Documents. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents if, taken as a whole, such amendment, modification or waiver is adverse in any material respect to the interests of the Lenders.
          (b) None of the Ultimate Parent, the Parent, Holdings or the Borrower will, nor will they permit the Service Company or any Subsidiary to amend, modify, waive or terminate any of its rights under the Shared Services Agreement to the extent that such amendment, modification, waiver or termination is adverse in any material respect to the interests of the Lenders.
          Section 6.14 Leverage Ratio. Holdings and the Borrower will not permit the Leverage Ratio as of the last day of a fiscal quarter to exceed 5.25 to 1.00.
          Section 6.15 Senior Secured Leverage Ratio. (a) Subject to paragraph (b) below, Holdings and the Borrower will not permit the Senior Secured Leverage Ratio as of the last day of a fiscal quarter set forth below to exceed the ratio set forth opposite such date:

Fiscal Quarter Ended	Ratio
March 31, 2010	3.25 to 1.00
June 30, 2010	3.25 to 1.00
September 30, 2010	3.25 to 1.00
December 31, 2010	3.00 to 1.00
March 31, 2011	3.00 to 1.00
June 30, 2011	3.00 to 1.00
September 30, 2011	3.00 to 1.00
December 31, 2011	3.00 to 1.00
March 31, 2012	3.00 to 1.00
June 30, 2012	3.00 to 1.00
September 30, 2012	3.00 to 1.00
December 31, 2012	3.00 to 1.00
March 31, 2013	3.00 to 1.00
June 30, 2013	3.00 to 1.00
September 30, 2013	3.00 to 1.00
December 31, 2013	3.00 to 1.00
March 31, 2014	3.00 to 1.00
June 30, 2014	3.00 to 1.00
September 30, 2014	3.00 to 1.00
          (b) The Borrower may, in its sole discretion, at any time on or prior to March 31, 2010, make an irrevocable election (the “Senior Secured Leverage Ratio Election”) to comply with this Section 6.15(b) in lieu of Section 6.15(a) above. The Senior Secured Leverage Ratio Election shall become effective upon the satisfaction of the following conditions on or prior to March 31, 2010 (the date of such satisfaction, the “Senior Secured Leverage Ratio Election Date”): (i) the Borrower shall have given written notice to the Administrative Agent of its exercise of the Senior Secured Leverage Ratio Election, which notice shall be irrevocable, and (ii) within three Business Days after notice is given pursuant to clause (i) above, the Borrower shall have paid to the Administrative Agent for the account of the Lenders a non-refundable fee in cash in an amount equal to 0.25% of the aggregate principal amount of Loans outstanding under this Agreement on such date. On and after the Senior Secured Leverage Ratio Election Date, Section 6.15(a) shall no longer be applicable and Holdings and the Borrower will not permit the Senior Secured Leverage Ratio as of the last day of a fiscal quarter set forth below to exceed the ratio set forth opposite such date:

Fiscal Quarter Ended	Ratio
March 31, 2010	3.25 to 1.00
June 30, 2010	3.25 to 1.00
September 30, 2010	3.25 to 1.00
December 31, 2010	3.25 to 1.00

Fiscal Quarter Ended	Ratio
March 31, 2011	3.25 to 1.00
June 30, 2011	3.25 to 1.00
September 30, 2011	3.25 to 1.00
December 31, 2011	3.25 to 1.00
March 31, 2012	3.00 to 1.00
June 30, 2012	3.00 to 1.00
September 30, 2012	3.00 to 1.00
December 31, 2012	3.00 to 1.00
March 31, 2013	3.00 to 1.00
June 30, 2013	3.00 to 1.00
September 30, 2013	3.00 to 1.00
December 31, 2013	3.00 to 1.00
March 31, 2014	3.00 to 1.00
June 30, 2014	3.00 to 1.00
September 30, 2014	3.00 to 1.00
          Section 6.16 Interest Coverage Ratio. Holdings and the Borrower will not permit the Interest Coverage Ratio as of the last day of a fiscal quarter to be less than 1.35 to 1.00.
          Section 6.17 Capital Expenditures. Holdings and the Borrower will not, and will not permit any Subsidiary to, make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $36,000,000 in the aggregate in any fiscal year (beginning with the 2010 fiscal year); provided, that (a) up to 50% of such stated amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section 6.17 during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.
          Section 6.18 Parent Covenants. (a)The Parent will not engage in any business or activity other than the ownership of outstanding Equity Interests of Holdings and West Holdings and their respective Subsidiaries, the issuance and sale of its Equity Interests and, in each case, activities incidental thereto.
          (b) The Parent will not own or acquire any assets (other than Equity Interests of Holdings, East Holdings and Dex Media Service, other Investments in Holdings, East Holdings and their respective Subsidiaries and Dex Media Service, cash and Permitted Investments) or incur any liabilities (other than ordinary course trade payables, employee compensation liabilities (including, without limitation, loans and advances to employees in the ordinary course of business) and liabilities under the Loan Documents, the Dex East Loan Documents and the RHDI Loan Documents, subject to the Intercreditor Agreement, liabilities imposed by law, including Tax liabilities, liabilities under the Shared Services Agreement and other liabilities incidental to the maintenance of its existence and permitted activities).
          (c) The Parent will not create, incur, assume or permit to exist any Liens on any property or assets now owned or hereafter acquired by it other than (i) Permitted Encumbrances and (ii) Liens securing the Dex West Obligations, the obligations under the Dex East Loan Documents and the obligations under the RHDI Loan Documents, subject to the Intercreditor Agreement.

          (d) The Parent shall not in any event incur or permit to exist any Indebtedness for borrowed money other than a Guarantee of the Dex West Obligations, the obligations under the Dex East Loan Documents and the obligations under the RHDI Loan Documents, subject to the Intercreditor Agreement.
          Section 6.19 Ultimate Parent Covenants. (a) The Ultimate Parent will not engage in any business or activity other than the ownership of outstanding Equity Interests of its Subsidiaries and other assets permitted under Section 6.19(b), the issuance and sale of its Equity Interests, the performance of its obligations under the Shared Services Agreement and, in each case, activities incidental thereto.
          (b) The Ultimate Parent will not own or acquire any assets (other than Equity Interests of its existing Subsidiaries or any Newcos, other Investments in its existing Subsidiaries and any Newcos, assets owned or acquired in connection with its obligations under the Shared Services Agreement, cash, Permitted Investments and joint ventures or minority investments permitted under Section 6.19(e)) or incur any liabilities (other than ordinary course trade payables, employee compensation liabilities (including, without limitation, loans and advances to employees in the ordinary course of business) and liabilities under the Loan Documents, the Dex East Loan Documents and the RHDI Loan Documents, liabilities imposed by law, including Tax liabilities, Indebtedness permitted under Section 6.19(d), liabilities under the Shared Services Agreement and other liabilities incidental to the maintenance of its existence and permitted activities).
          (c) The Ultimate Parent will not create, incur, assume or permit to exist any Liens on any property or assets now owned or hereafter acquired by it other than (i) Permitted Encumbrances and (ii) Liens securing the Dex West Obligations, the obligations under the Dex East Loan Documents and the obligations under the RHDI Loan Documents, subject to the Intercreditor Agreement.
          (d) The Ultimate Parent shall not in any event incur or permit to exist any Indebtedness for borrowed money other than (i) the Restructuring Notes, (ii) any Additional Notes and (iii) subject to the Intercreditor Agreement, a Guarantee of the Dex West Obligations, the obligations under the Dex East Loan Documents and the obligations under the RHDI Loan Documents.
          (e) The Ultimate Parent may only make Investments in, or acquisitions of, any Newco so long as (i) no Default or Event of Default has occurred and is continuing, (ii) any Newco that is acquired or created as a result of such Investment or acquisition shall become a Guarantor as and to the extent required by the Collateral and Guarantee Requirement, (iii) all transactions related thereto are consummated in accordance with applicable laws in all material respects and (iv) in case of an acquisition of assets, such assets (other than assets to be retired or disposed of) are to be used, and in the case of an acquisition of any Equity Interests, the Person so acquired is engaged, in the same line of business as that of the Ultimate Parent or a line of business reasonably related thereto. The Ultimate Parent may make Investments (not consisting of contribution of assets of any of its Subsidiaries) in joint ventures and other minority investments, provided that such Investment shall be pledged as Collateral to the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties pursuant to the Shared Collateral and Guarantee Agreement.
          (f) The Ultimate Parent shall not (i) make any dividends or other Restricted Payments to the holders of its Equity Interests or (ii) optionally redeem or repurchase any Restructuring Notes or Additional Notes (other than any non-cash exchange therefor for common stock of the Ultimate Parent), unless such redemption or repurchase occurs on or after the second anniversary of the Closing Date.

          (g) The Ultimate Parent may not make any Ultimate Parent Asset Disposition unless the Net Proceeds are applied to prepay the Loans pursuant to Section 2.06(c).
          (h) The Ultimate Parent shall not permit the Restructuring Notes or the Restructuring Indenture to be amended in any way that is, taken as a whole, materially adverse to the interests of the Lenders and shall not (i) permit the Restructuring Notes or any Additional Notes to be secured by any assets of the Ultimate Parent or any of its Subsidiaries, (ii) permit the proceeds of any Additional Notes to be used to finance anything other than (A) Specified Investments, (B) refinancing of the Restructuring Notes or any other Additional Notes or (C) prepayment of Indebtedness outstanding under the RHDI Credit Agreement, the Dex East Credit Agreement or this Agreement in accordance with the terms of the Intercreditor Agreement, (iii) alter the maturity of the Restructuring Notes or any Additional Notes to a date, or make the Restructuring Notes or any Additional Notes mandatorily redeemable, in whole or in part, or required to be repurchased or reacquired, in whole or in part, prior to the date that is six months after the Maturity Date (other than pursuant to customary asset sale or change in control provisions), (iv) allow the Restructuring Notes or any Additional Notes to (A) have financial maintenance covenants, (B) have restrictive covenants that apply to the Parent, Holdings or any Subsidiary (other than, solely in the case of the Restructuring Notes, the restrictive covenants set forth in the Restructuring Notes Indenture as of the Closing Date) or that impose limitations on the Ultimate Parent’s ability to guarantee or pledge assets to secure the Dex West Obligations or (C) otherwise have covenants, representations and warranties and events of default that are more restrictive than those existing in the prevailing market at the time of issuance thereof for companies with the same or similar credit ratings of the Ultimate Parent at such time issuing similar securities, (v) permit the Restructuring Notes or any Additional Notes to be guaranteed by any Subsidiary of the Ultimate Parent or not be subordinated to the Dex West Obligations on terms at least as favorable to the Lenders as the subordination terms set forth in the Restructuring Notes Indenture on the Closing Date and that are otherwise reasonably satisfactory to the Administrative Agent or (vi) permit the Restructuring Notes or any Additional Notes to be convertible or exchangeable into other Indebtedness, except other Indebtedness of the Ultimate Parent meeting the qualifications set forth in the definition of “Additional Notes”.
          Section 6.20 Service Company Covenants. (a) The Ultimate Parent will not permit the Service Company to engage in any business or activity other than the issuance and sale of its Equity Interests, ownership of the outstanding Equity Interests of its Subsidiaries and other assets permitted under Section 6.20(b) and the provision of Shared Services and, in each case, activities incidental thereto.
          (b) Subject to the Intercreditor Agreement, the Ultimate Parent will not permit the Service Company to own or acquire any assets (other than the outstanding Equity Interests of its Subsidiaries, assets owned or acquired in connection with the Shared Services, cash and Permitted Investments) or incur any liabilities (other than ordinary course trade payables, employee compensation liabilities (including, without limitation, loans and advances to employees in the ordinary course of business) and other liabilities incurred in the ordinary course in connection with the provision of Shared Services by the Service Company or any Subsidiary of the Service Company pursuant to the terms of the Shared Service Agreement, liabilities under the Loan Documents, the Dex East Loan Documents and the RHDI Loan Documents, liabilities imposed by law, including Tax liabilities, liabilities under the Shared Services Agreement and other liabilities incidental to the maintenance of its existence and permitted activities).
          (c) Subject to the Intercreditor Agreement, the Ultimate Parent will not permit the Service Company to create, incur, assume or permit to exist any Liens on any property or assets now owned or hereafter acquired by it other than:
     (i) Permitted Encumbrances;

     (ii) Liens securing the Dex West Obligations, the obligations under the Dex East Loan Documents and the obligations under the RHDI Loan Documents, subject to the Intercreditor Agreement; and
     (iii) Liens on fixed or capital assets acquired, constructed or improved by the Service Company; provided that (A) such Liens secure Indebtedness permitted by Section 6.20(d), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of such Service Company.
          (d) The Service Company shall not in any event incur or permit to exist any Indebtedness for borrowed money other than:
(i)	Indebtedness and Attributable Debt of the Service Company incurred to finance the acquisition, construction or improvement of any fixed or capital assets in connection with the provision of Shared Services, including Capital Lease Obligations and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by an amount not greater than fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof; provided that such Indebtedness or Attributable Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement; and
     (ii) a Guarantee of the Dex West Obligations, the obligations under the Dex East Loan Documents and the obligations under the RHDI Loan Documents, subject to the Intercreditor Agreement.
          (e) The Ultimate Parent will not permit the Service Company to sell, transfer, lease or otherwise dispose of any asset, other than
     (i) sales of assets, the proceeds of which are reinvested within 90 days of such sale in assets of the Service Company related to the provision of Shared Services;
     (ii) sales of (x) inventory, (y) used, surplus, obsolete or worn-out equipment and (z) Permitted Investments, in each case in the ordinary course of business;
     (iii) sales, transfers and other dispositions pursuant to the Shared Services Transactions;
     (iv) the licensing or sublicensing (other than perpetual or exclusive licenses or sublicenses) of Intellectual Property in the ordinary course of business in a manner that does not materially interfere with the business of the Ultimate Parent and its Subsidiaries;
     (v) the Operational Investment; and
     (vi) other dispositions of assets (other than Equity Interests in a Subsidiary) not otherwise permitted by this Section 6.20(e); provided, that the aggregate cumulative fair market value of all assets sold, transferred or otherwise disposed of after the Closing Date in reliance upon this clause (vi) shall not exceed $1,000,000.
          Section 6.21 Dex Media Service Covenant. The Ultimate Parent will not permit Dex Media Service to engage in any business or activity, or to own or acquire any assets or to incur or permit to exist any Indebtedness or Liens on its property or assets, in each case other than those incidental to pension liabilities arising pursuant to the Dex Media, Inc. Pension Plan.
ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) the Ultimate Parent, the Parent, Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.04 (with respect to the existence of Holdings or the Borrower) or in Article VI;
     (e) (i) any Shared Collateral Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.4 or 6.5 of the Shared Guarantee and Collateral Agreement or (ii) any Shared Collateral Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1, 6.2 or 6.3 of the Shared Guarantee and Collateral Agreement, and such failure shall continue unremedied for a period of 30 days after the earlier of (A) knowledge thereof by the Ultimate Parent or any Subsidiary thereof and (B) notice thereof from the Administrative Agent to the Borrower (which notice will be promptly given at the request of any Lender);
     (f) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (d) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will promptly be given at the request of any Lender);
     (g) the Ultimate Parent or any of its Subsidiaries (other than RHDI, East Holdings and their respective Subsidiaries, but including, for the avoidance of doubt and without limitation, BDC, the Service Company, Work.com, any Newcos, the Parent, Holdings, the Borrower and the

Subsidiaries) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the agreement or instrument governing such Indebtedness);
     (h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (h) (i) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (B) Optional Repurchases permitted hereunder, (C) refinancings of Indebtedness to the extent permitted by Section 6.01 and (D) Guarantees by the Ultimate Parent and its Subsidiaries of the obligations under the Dex East Loan Documents and the obligations under the RHDI Loan Documents unless (x) any payment shall have been demanded to be made by, or any other remedy shall have been exercised against, the Ultimate Parent or any of its Subsidiaries (other than RHDI, East Holdings and their respective Subsidiaries) or their respective assets in respect of such Guarantees and (y) the obligations under the Dex East Loan Documents or the RHDI Loan Documents, as the case may be, shall have been accelerated and (ii) shall give effect to any notice required or grace period provided in the agreement or instrument governing such relevant Material Indebtedness, but shall not give effect to any waiver granted by the holders of such relevant Material Indebtedness after the giving of such notice or during such applicable grace period;
     (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Ultimate Parent, any Material Ultimate Parent Subsidiary, the Parent, Holdings, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Ultimate Parent, any Material Ultimate Parent Subsidiary, the Parent, Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (j) the Ultimate Parent, any Material Ultimate Parent Subsidiary, the Parent, Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Ultimate Parent, any Material Ultimate Parent Subsidiary, the Parent, Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding that would entitle the other party or parties to an order for relief, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (net of amounts covered by insurance) shall be rendered against the Ultimate Parent or any of its Subsidiaries (other than RHDI, East Holdings and their respective

Subsidiaries, but including, for the avoidance of doubt and without limitation, BDC, the Service Company, Work.com, Dex Media Service, any Newcos, the Parent, Holdings, the Borrower and the Subsidiaries) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Ultimate Parent or any of its Subsidiaries (other than RHDI, East Holdings and their respective Subsidiaries, but including, for the avoidance of doubt and without limitation, BDC, the Service Company, Work.com, Dex Media Service, any Newcos, the Parent, Holdings, the Borrower and the Subsidiaries) to enforce any such judgment;
     (l) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s), (iii) the PBGC shall institute proceedings to terminate any Plan, or (iv) any Loan Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability in a timely and appropriate manner; and in each cases (i) through (iv) above, such event or condition, in the opinion of the Required Lenders, when taken together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect;
     (m) any Lien purported to be created under any Security Document or Shared Collateral Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, in the aggregate, a value in excess of $10,000,000, with the priority required by the applicable Security Document or Shared Collateral Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent’s or the Shared Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreements;
     (n) a Change in Control shall occur;
     (o) any guarantee under the Collateral Agreements for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall assert in writing that the Collateral Agreements or any guarantee thereunder has ceased to be or is not enforceable; or
     (p) the Intercreditor Agreement or any material portion thereof for any reason shall cease to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall assert any of the foregoing;
then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
THE AGENT
          Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.
          The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Ultimate Parent, the Parent, Holdings, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity (other than as Agent). The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by Holdings, the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.
          The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          Subject to the appointment and acceptance of a successor to the Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          The Arrangers and Syndication Agent shall be entitled to the benefits of this Article VIII.
ARTICLE IX
MISCELLANEOUS
          Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Ultimate Parent, the Parent, Holdings or the Borrower, to it at Dex Media West, Inc., 1001 Winstead Drive, Cary, North Carolina, 27513, Attention of General Counsel (Telecopy No. (919) 297-1518);
     (ii) if to the Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Demetra A. Mayon (Telecopy No. (713) 750-2938), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Peter B. Thauer (Telecopy No. (212) 270-5127); and

     (iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          Section 9.02 Waivers; Amendments. (a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Ultimate Parent, the Parent, Holdings, the Borrower and the Required Lenders, (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent or the Shared Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, or (z) in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Loan Party or Loan Parties subject to such Loan Document, the Agent and, as applicable, the Shared Collateral Agent, to cure any ambiguity, omission, defect or inconsistency; provided that any such agreement to waive, amend or modify this Agreement or any other Loan Document or any provision hereof or thereof pursuant to the foregoing clause (z) shall also be made to the Dex East Credit Agreement or the Dex East Loan Documents, as applicable; provided, further, that no such agreement shall (i) reduce the principal amount of any Loan held by any Lender or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of such Lender, (ii) postpone the maturity of any Lender’s Loan, or any scheduled date of payment of the principal amount of any Lender’s Loan under Section 2.05, or any date for the payment of any interest or fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of such Lender, (iii) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (v) except as provided by Section 9.14, release any Guarantor from its Guarantee under a Collateral Agreement, Newco Subordinated Guarantee or other applicable Security Document or Shared Collateral Security Document (except as expressly provided in the applicable Collateral Agreement, Newco Subordinated Guarantee or other Security Document or Shared Collateral Security Document), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vi) release all or substantially all of the Collateral from the Liens of the Security Documents and Shared Collateral Security Documents, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent without the prior written consent of the Agent; provided, further, that this Agreement and the other applicable Loan Documents may be amended to give effect to any Incremental Revolving Credit Facility as set forth in Section 2.15 without the consent of the Lenders. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Ultimate Parent, the Parent, Holdings, the Borrower, the Required Lenders and the Agent if at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
          (c) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the second proviso to Section 9.02(b), the consent of Lenders having Loans representing more than 66-2/3% of the sum of the total outstanding Loans at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such non-consenting Lender or Lenders with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.14 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) repay the outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent; provided (A) that, unless the Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), Lenders having Loans representing more than 66-2/3% of the sum of the total outstanding Loans at such time (determined after giving effect to the proposed action) shall specifically consent thereto and (B) any such replacement or termination transaction described above shall be effective on the date notice is given of the relevant transaction and shall have a settlement date no earlier than five Business Days and no later than 90 days after the relevant transaction.
          Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of (a) a single transaction and documentation counsel for the Agent and the Arrangers and (b) such other local counsel and special counsel as may be required in the reasonable judgment of the Agent and the Arrangers, in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Agent, the Arrangers or any Lender, (including the fees, charges and disbursements of (a) a single transaction and documentation counsel for the Agent, the Arrangers and any Lender and (b) such other local counsel and special counsel as may be required in the reasonable judgment of the Agent and the Arrangers) in connection with documentary taxes or the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b) The Borrower shall indemnify the Agent, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of (a) a single transaction and documentation counsel for any Indemnitee and (b) such other local counsel and special counsel as may be required in the reasonable judgment of the Agent and the Arrangers, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, but without affecting the Borrower’s obligations thereunder, each Lender severally agrees to pay to the Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans at the time.
          (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.
          Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower or its Affiliates or Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, (y) if an Event of Default has occurred and is continuing, any other assignee; and
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of Loans to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund.
          (ii) Assignments shall be subject to the following conditions:
          (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loan, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000,in each case unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that only a single processing and recordation fee of $3,500 will be payable with respect to any multiple assignments to or by a Lender, an Affiliate of a Lender or an Approved Fund pursuant to clause (ii)(A) above, each of which is individually less than $1,000,000, that are simultaneously consummated); and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          For purposes of this Section 9.04, the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) any entity or an Affiliate of an entity that administers, advises or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time, which register shall indicate that each lender is entitled to interest paid with respect to such Loans (the "Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i)Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12(e) as though it were a Lender.

          (iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.10, 2.11, 2.12 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
          Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the conditions set forth in Section 4.01 hereof shall have been satisfied, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the

Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each of the Ultimate Parent, the Parent, Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Ultimate Parent, the Parent, Holdings, the Borrower or its properties in the courts of any jurisdiction.
          (c) Each of the Ultimate Parent, the Parent, Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) After the Effective Date (as defined in the Reorganization Plan), except as otherwise consented to in writing by the Administrative Agent, the Bankruptcy Court’s retention of jurisdiction shall not govern the interpretation or enforcement of the Loan Documents or any rights or remedies related thereto.
          (e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          Section 9.12 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d), (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (iv) any credit insurance provider relating to the Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Ultimate Parent or any Subsidiary thereof. For the purposes of this Section, “Information” means all information received from the Ultimate Parent or any Subsidiary thereof relating to the Ultimate Parent or any Subsidiary thereof or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Ultimate Parent or any Subsidiary thereof; provided, that, in the case of information received from the Ultimate Parent or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to confidential information of its other customers.
          Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
          All information, including requests for waivers and amendments, furnished by the Borrower or its Affiliates or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
          Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          Section 9.14 Termination or Release.1. (a) At such time as the Loans, all accrued interest and fees under this Agreement, and all other obligations of the Dex West Loan Parties under the Loan Documents (other than obligations under Sections 2.10, 2.11, 2.12 and 9.03 that are not then due and payable) shall have been paid in full in cash, (i) the Collateral shall be released from the Liens created by the Security Documents and with respect to the Dex West Obligations, the Shared Collateral Security Documents and (ii) the obligations (other than those expressly stated to survive termination) of the Agent and each Loan Party under the Security Documents and, with respect to the Dex West Obligations, the Shared Collateral Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          (b) A Subsidiary Loan Party shall automatically be released from its obligations under the Guarantee and Collateral Agreement and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Borrower.
          (c) Upon any sale or other transfer by any Dex West Loan Party of any Collateral that is permitted under this Agreement to any Person that is not a Dex West Loan Party, or upon the effectiveness of any written consent to the release of the security interest granted by the Guarantee and Collateral Agreement or any other Loan Document in any Collateral of the Dex West Loan Parties pursuant to Section 9.02 of this Agreement, the security interest in such Collateral granted by the Guarantee and Collateral Agreement and the other Loan Documents shall be automatically released (it being understood that, in the case of a sale or other transfer to a Shared Collateral Loan Party, such Collateral shall become subject to a security interest in favor of the Shared Collateral Agent as to the extent set forth in the Shared Collateral Security Documents upon the consummation of such sale or other transfer).
          (d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 9.14, the Collateral Agent shall execute and deliver to any Loan Party at such Loan Party’s expense all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Collateral Agent or any Lender.
          Section 9.15 USA Patriot Act. Each Lender hereby notifies the Ultimate Parent, the Parent, Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Ultimate Parent, the Parent, Holdings and the Borrower, which information includes the name and address of the Ultimate Parent, the Parent, Holdings and the Borrower and other information that will allow such Lender to identify the Ultimate Parent, the Parent, Holdings and the Borrower in accordance with the USA Patriot Act.

          Section 9.16 Intercreditor Agreement. Each Lender agrees that it will be bound by, and shall take no actions contrary to, the provisions of the Intercreditor Agreement or any intercreditor agreement entered into in connection with any Newco Subordinated Guarantee and authorizes the Agent to enter into the Intercreditor Agreement and any intercreditor agreement to be entered into in connection with any Newco Subordinated Guarantee (which shall be in form and substance reasonably satisfactory to the Agent) on its behalf.
          Section 9.17 Amendment and Restatement. On the Closing Date, the Existing Credit Agreement will be automatically amended and restated in its entirety to read in full as set forth herein, and all of the provisions of this Agreement which were previously not effective or enforceable shall become effective and enforceable. Notwithstanding anything to the contrary herein, subject to the satisfaction (or waiver) of the conditions set forth in Section 4.01, the Lenders hereby waive, and shall be deemed to have waived, each Default and Event of Default under (and as defined in) the Existing Credit Agreement in existence as of the Closing Date to the extent (i) arising out of the commencement of the Chapter 11 Cases or (ii) such Default or Event of Default otherwise shall have occurred and be continuing based on facts known to the Administrative Agent and the Lenders as of the Closing Date (including, without limitation, in connection with any of the events described in that certain letter from the Administrative Agent to the Borrower dated April 7, 2009).
[remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

R.H. DONNELLEY CORPORATION
By:	/s/ Jenny L. Apker
	Name:	Jenny L. Apker
	Title:	Vice President & Treasurer

DEX MEDIA, INC.
By:	/s/ Jenny L. Apker
	Name:	Jenny L. Apker
	Title:	Vice President & Treasurer

DEX MEDIA WEST, INC.
By:	/s/ Jenny L. Apker
	Name:	Jenny L. Apker
	Title:	Vice President & Treasurer

DEX MEDIA WEST LLC
By:	/s/ Jenny L. Apker
	Name:	Jenny L. Apker
	Title:	Vice President & Treasurer

Signature Page to the Dex Media West Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, and as a Lender
By:	/s/ Peter Thauer
	Name:	Peter Thauer
	Title:	Executive Director

Signature Page to the Dex Media West Credit Agreement

DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES
Schedule 1.01A
HEDGE TERMINATION PAYMENTS

Wachovia Bank,
National
Counterparty	Association
Fixed Rate	5.2790%

Hedge Termination Payment	$1,009,363
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 1.01B
CERTAIN RESTRUCTURING COSTS
Dex Media West
Restructuring Payments
$ Thousands

						Fees Paid through	Fees Paid January	Fees to be Paid at	Fees to be Paid	Estimated Fees -
	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009	2009	2010	Emergence	after Emergence	2010	Total

RHD Professionals
Legal/Financial/Accounting/Real Estate	245,000	783,265	4,135,071	122,166	4,839,312	10,124,815	435,218	—	4,087,115	4,522,332	14,647,147
Other	29,750	—	74,142	108,118	387,218	599,228	191,614	—	2,969	194,583	793,811

Ad Hoc Bondholder Committee
Legal / Financial	—	—	3,876,284	—	—	3,876,284	—	704,424	17,500	721,924	4,598,208
Other	—	—	1,634	—	—	1,634	—	69,059	(0)	69,059	70,693

Secured Creditors
Legal / Financial	—	20,710	6,066,797	179,248	360,011	6,626,766	34,787	3,685,026	105,000	3,824,813	10,451,579

Unsecured Creditors Committee
Legal / Financial	—	—	—	—	998,440	998,440	—	—	2,090,310	2,090,310	3,088,750
Other	—	—	—	—	—	—	—	—	12,600	12,600	12,600

Other
US Trustee	—	—	—	37,896	37,870	75,766	53	80,588	—	80,640	156,406
D&O Insurance	—	—	—	—	—	—	—	—	1,277,500	1,277,500	1,277,500
Bond Trustees	—	—	—	—	—	—	—	162,250	35,000	197,250	197,250

Total Reorganization	274,750	803,975	14,153,928	447,428	6,622,851	22,302,933	661,671	4,701,346	7,627,993	12,991,010	35,293,943

							HOLDBACK		12,329,339
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 3.05
PROPERTIES
None.
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 3.09
TAXES
None.
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 3.13
SUBSIDIARIES

SUBSIDIARY	OWNER	PERCENT OWNED	LOAN PARTY STATUS
Dex Media, Inc.	R.H. Donnelley Corporation	100%	Shared Collateral Loan Party
Business.com, Inc.	R.H. Donnelley Corporation	100%	Shared Collateral Loan Party
R.H. Donnelley Inc.	R.H. Donnelley Corporation	100%	N/A
RHD Service LLC	R.H. Donnelley Corporation	100%	Shared Collateral Loan Party
Dex Media East, Inc.	Dex Media, Inc.	100%	N/A
Dex Media West, Inc.	Dex Media, Inc.	100%	Dex West Loan Party
Dex Media Service LLC	Dex Media, Inc.	2%	N/A
	Dex Media East, Inc.	49%
	Dex Media West, Inc.	49%
Dex Media East LLC	Dex Media East, Inc.	100%	N/A
Dex Media East Finance Co.	Dex Media East, LLC	100%	N/A
Dex Media West LLC	Dex Media West, Inc.	100%	Dex West Loan Party
Dex Media West Finance Co.	Dex Media West, LLC	100%	Dex West Loan Party
Work.com, Inc.	Business.com, Inc.	100%	Shared Collateral Loan Party
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

SUBSIDIARY	OWNER	PERCENT OWNED	LOAN PARTY STATUS
DonTech Holdings, LLC	R.H. Donnelley Inc.	100%	N/A
DonTech II Partnership	DonTech Holdings, LLC	50%	N/A
	R.H. Donnelley Inc.	50%
R.H. Donnelley Publishing & Advertising of Illinois Holdings, LLC	R.H. Donnelley Inc.	100%	N/A
R.H. Donnelley Publishing & Advertising of Illinois Partnership	R.H. Donnelley Publishing & Advertising of Illinois Holdings, LLC	99%	N/A
	R.H. Donnelley Inc.	1%
Get Digital Smart.com, Inc.	R.H. Donnelley Inc.	100%	N/A
R.H. Donnelley APIL, Inc.	R.H. Donnelley Inc.	100%	N/A
R.H. Donnelley Publishing & Advertising, Inc.	R.H. Donnelley Inc.	100%	N/A
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 3.14
INSURANCE

Coverage	Carrier	Inception Date	Term	Policy Number	Limit
Worker’s Compensation	Zurich American Insurance Co.	June 30, 2009	Annual	WC2983950-10	Each Accident: $1,000,000
Policy: $1,000,000
Each Employee: $1,000,000

General Liability	Zurich American Insurance Co.	June 30, 2009	Annual	GLO2983909-10	Occurrence: $1,000,000
Gen. Agg. $3,000,000
Prod./Compl. Ops.: $2,000,000
Personal & Adv. Injury:
$1,000,000
Medical Payments: $10,000
Damages to Premises Rented:
$1,000,000

Automobile Liability	Zurich American Insurance Co.	June 30, 2009	Annual	BAP2923472-10	Liability Limit: $2,000,000

Property	Federal Insurance Co.	November 30, 2009	Annual	663-27-80	Real & Pers. Property Including
Business Interruption and Extra
Expense (per occurrence
combined): $100,000,000

Excess Umbrella	St Paul Fire & Marine Insurance Co.	June 30, 2009	Annual	QK09001936	Each Occurrence: $10,000,000
Aggregate: $10,000,000
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 3.18
UCC FILING JURISDICTIONS

State of
Dex West Loan Party	Incorporation/Formation	Filing Office
Dex Media West, Inc.	Delaware	Delaware Secretary of State
Dex Media West LLC	Delaware	Delaware Secretary of State
Dex Media West Finance Co.	Delaware	Delaware Secretary of State
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 6.01
EXISTING INDEBTEDNESS
None.
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 6.02
EXISTING LIENS
None.
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 6.04
EXISTING INVESTMENTS
None.
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

Schedule 6.10
EXISTING RESTRICTIONS
None.
DEX MEDIA WEST LLC CREDIT AGREEMENT SCHEDULES

EXHIBIT A
FORM OF
ASSIGNMENT AND ASSUMPTION
          Reference is made to the Credit Agreement dated as of June 6, 2008, as amended and restated as of January 29, 2010 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among R.H. DONNELLEY CORPORATION, a Delaware corporation, DEX MEDIA, INC., a Delaware corporation, DEX MEDIA WEST, INC., a Delaware corporation, DEX MEDIA WEST LLC, a Delaware limited liability company, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
          The Assignors named below hereby sell and assign, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignors, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interests”) in the Assignors’ rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the interests set forth below in the Loans owing to the Assignor which are outstanding on the Assignment Date held by the Assignors on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date.
          The Assignors (i) make no representation or warranty and assume no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignors have not created any adverse claim upon the interests being assigned hereunder and that such interests are free and clear of any such adverse claims and (ii) make no representation or warranty and assume no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.
          From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignors shall, to the extent of the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.
          This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.12(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.
          This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:
Legal Name of Assignors:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment (“Assignment Date”):

Percentage Assigned of Facility
(set forth to at least 8 decimals,
Facility	Principal Amount Assigned	as a percentage of the Facility)
Term Loans	$	%

          The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:	________________________________
Name:
Title:

[Name of Assignee], as Assignee
By:	________________________________
Name:
Title:

          The undersigned hereby consent to the within assignment1:

DEX MEDIA WEST LLC

By:	________________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By:	________________________________
Name:
Title:

[1]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

EXHIBIT B

FORM OF GUARANTEE AND COLLATERAL AGREEMENT
among
DEX MEDIA WEST, INC.,
DEX MEDIA WEST LLC
and certain of their Subsidiaries
and
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent
Dated as of June 6, 2008,
as amended and restated as of January 29, 2010

i

ii

GUARANTEE AND COLLATERAL AGREEMENT
          GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 6, 2008, as amended and restated as of January 29, 2010, among each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of June 6, 2008, as amended and restated as of January 29, 2010 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dex Media, Inc., Dex Media West, Inc. (“Holdings”), Dex Media West LLC (the “Borrower”), the Lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).
W I T N E S S E T H:
          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
          WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;
          WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;
          WHEREAS, the Borrower, certain of the other Grantors and the Administrative Agent entered into a Guarantee and Collateral Agreement, dated as of June 6, 2008 (the “Existing Guarantee and Collateral Agreement”), in connection with the Existing Credit Agreement (as such term is defined in the Credit Agreement);
          WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Secured Parties (as defined below); and
          NOW, THEREFORE, in consideration of the premises and to induce the Secured Parties to enter into the Credit Agreement, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, to amend and restate the Existing Guarantee and Collateral Agreement in its entirety as follows:
SECTION 1. DEFINED TERMS
     1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights, Securities Account and Supporting Obligations.
     (b) The following terms shall have the following meanings:

          “Administrative Agent”: as defined in the preamble hereto.
          “Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “Borrower”: as defined in the preamble hereto.
          “Borrower Obligations”: the collective reference to (a) the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Existing Letter of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) and (b) the Specified Cash Management Obligations.
          “Collateral”: as defined in Section 3.
          “Collateral Account”: the collateral account established by the Collateral Agent as provided in Section 7.1.
          “Collateral Agent”: as defined in the preamble hereto.
          “Collateral Agent Fees”: all fees, costs and expenses of the Collateral Agent of the types described in Sections 8.1(c) and 9.4.
          “Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.
          “Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
          “Credit Agreement”: as defined in the preamble hereto.
          “Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

2

          “Distribution Date”: each date fixed by the Collateral Agent in its sole discretion for a distribution to the relevant Secured Parties of funds held in the Collateral Account.
          “Existing Guarantee and Collateral Agreement”: as defined in the recitals hereto.
          “Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.
          “Foreign Subsidiary Voting Stock”: the voting Equity Interests of any Foreign Subsidiary.
          “Grantors”: as defined in the preamble hereto.
          “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document or Specified Swap Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document or Specified Swap Agreement).
          “Guarantors”: Holdings and the Subsidiary Loan Parties.
          “Holdings”: as defined in the preamble hereto.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.
          “Investment Property”: the collective reference to (i) all “investment property,” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.
          “Issuers”: the collective reference to each issuer of any Investment Property.
          “LC Collateral Account”: as defined in Section 5.11.
          “Lenders”: as defined in the preamble hereto.
          “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
          “Obligations”: (i) in the case of the Borrower, the Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.

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          “Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 5, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5 and (iii) all rights to obtain any reissues or extensions of the foregoing.
          “Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.
          “Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).
          “Pledged Stock”: the shares of Equity Interests listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.
          “Proceeds”: all “proceeds,” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
          “Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
          “Requirement of Law”: with respect to any Person, the charter and by laws or other organizational or governing documents of such Person, and any law, rule or regulation (including Environmental Laws and ERISA) or order, decree or other determination of an arbitrator or a court or other Governmental Authority applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Secured Parties”: collectively, (i) the Administrative Agent, (ii) the Collateral Agent, (iii) the Lenders and any Affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed, (iv) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document or the holder of any other Obligations, (v) any Secured Swap Provider to which Borrower Obligations or Guarantor Obligations, as applicable, are owed, (vi) any Lender or Affiliate of any Lender to which Specified Cash Management Obligations are owed and (vii) the successors and assigns of each of the foregoing.
          “Secured Swap Provider”: a Person with whom the Borrower has entered into a Specified Swap Agreement arranged by any Lender or any Affiliate of a Lender and any assignee thereof which is a Lender or Affiliate of a Lender.
          “Securities Act”: the Securities Act of 1933, as amended.

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          “Specified Cash Management Arrangement”: any agreement between the Borrower, any Subsidiary thereof, the Service Company, and any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds, which arrangement shall have been designated by such Lender or Affiliate, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Cash Management Arrangement.
          “Specified Cash Management Obligation”: any obligation owed by the Borrower, any Subsidiary thereof or, to the extent directly attributable to the Borrower or its Subsidiaries pursuant to the Shared Services Agreement, the Service Company, under any Specified Cash Management Arrangement.
          “Specified Swap Agreement”: any Swap Agreement entered into by the Borrower or any of its Subsidiaries provided or arranged by any Person who was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into.
          “Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5, and (ii) the right to obtain all renewals thereof.
          “Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.
     1.2 Other Definitional Provisions. (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
SECTION 2. GUARANTEE
     2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees as a primary obligor and not merely as surety to the Collateral Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.
     (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws

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relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
     (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any Secured Party hereunder.
     (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Existing Letter of Credit shall be outstanding and any Incremental Revolving Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.
     (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Existing Letter of Credit shall be outstanding and any Incremental Revolving Commitments shall be terminated.
     2.2 Right of Contribution. Each Subsidiary Loan Party hereby agrees that to the extent that a Subsidiary Loan Party shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Loan Party shall be entitled to seek and receive contribution from and against any other Subsidiary Loan Party hereunder which has not paid its proportionate share of such payment. Each Subsidiary Loan Party’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Loan Party to the Collateral Agent and the Secured Parties, and each Subsidiary Loan Party shall remain liable to the Collateral Agent and the Secured Parties for the full amount guaranteed by such Subsidiary Loan Party hereunder.
     2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any Secured Party, no Guarantor shall exercise any rights of subrogation to any of the rights of the Collateral Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the Secured Parties by the Borrower on account of the Borrower Obligations are paid in full, no Existing Letter of Credit shall be outstanding and any Incremental Revolving Commitments shall be terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such

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Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.
     2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent or any Secured Party may be rescinded by the Collateral Agent or such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Secured Party, and the Credit Agreement, the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Agent (or the Administrative Agent, the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
     2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Collateral Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or

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liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent for the sole benefit of the Secured Parties without set-off or counterclaim in Dollars at the office of the Collateral Agent located at 270 Park Avenue, New York, New York 10017.
SECTION 3. GRANT OF SECURITY INTEREST
     3.1 Grant of Security Interest. Subject to Section 3.2, each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
     (a) all Accounts;
     (b) all Chattel Paper;
     (c) all Deposit Accounts;
     (d) all Documents;
     (e) all Equipment;
     (f) all General Intangibles;
     (g) all Instruments;
     (h) all Intellectual Property;
     (i) all Inventory;
     (j) all Investment Property;
     (k) all Letter-of-Credit Rights;
     (l) all other personal property not otherwise described above;
     (m) all books and records pertaining to the Collateral; and

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     (n) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.
     3.2 Excluded Property. Notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in, and the Collateral shall not include, any property to the extent that such grant of a security interest (a) is prohibited by any Requirement of Law of a Governmental Authority or requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law, (b) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, or (c) in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except in each case to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce (i) the Administrative Agent and the Lenders to enter into the Credit Agreement and (ii) the Secured Parties to enter into agreements with the Borrower and its Subsidiaries, each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:
     4.1 Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant to this Agreement or as permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, in the ordinary course of business in a manner that does not materially interfere with the business of the Borrower and its Subsidiaries, grant licenses or sublicenses (other than perpetual or exclusive licenses or sublicenses) to third parties to use Intellectual Property owned or developed by such Grantor. For purposes of this Agreement and the other Loan Documents, such licensing or sublicensing activity shall not constitute a “Lien” on such Intellectual Property. Each Grantor understands that any such licenses and sublicenses may not limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.
     4.2 Perfected First Priority Lien. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Collateral Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in which a security interest may be perfected by the filing of a financing statement or such other actions in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any such Collateral from such Grantor and (b) are prior to all other Liens on such Collateral in existence on the date hereof, subject only to Liens permitted by each of the Credit Agreement and this Agreement.
     4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the

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location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Collateral Agent a certified charter, certificate of incorporation or other organizational document and a long-form good standing certificate as of a date which is recent to the date hereof.
     4.4 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.
     4.5 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.
     (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.
     (c) Each of the Pledged Notes constituting Collateral constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     (d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Liens permitted by the Credit Agreement and this Agreement.
     4.6 Receivables. With respect to the Receivables constituting Collateral of any Grantor only: (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent to the extent required by Section 5.1 below.
     (b) Except as such Grantor shall have previously notified the Collateral Agent in writing, the aggregate amount of Receivables included in the Collateral owed by Governmental Authorities to the Grantors does not exceed $5,000,000.
     (c) The amounts represented by such Grantor to the Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.
     4.7 Intellectual Property. With respect to the Intellectual Property constituting Collateral of any Grantor only: (a) Schedule 5 lists or describes all registered Copyrights, Trademarks, Patents and applications for the foregoing owned by such Grantor in its own name on the date hereof and all Copyright Licenses, Patent Licenses and Trademark Licenses of such Grantor as of the date hereof.
     (b) On the date hereof, all material Intellectual Property is free of all Liens (other than Liens permitted by the Credit Agreement and this Agreement), valid, subsisting, unexpired and enforceable, has not been abandoned and, to the knowledge of such Grantor, does not infringe the intellectual property rights of any other Person.
     (c) Except as set forth in Schedule 5 hereto, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

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     (d) On the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any material Intellectual Property.
     (e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property.
     4.8 Deposit Accounts, Securities Accounts. Schedule 6 hereto sets forth each Deposit Account or Securities Account constituting Collateral in which any Grantor has any interest on the date hereof.
SECTION 5. COVENANTS
          From and after the date of this Agreement until the Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full, no Existing Letter of Credit shall be outstanding and any Incremental Revolving Commitments shall be terminated, each Grantor covenants and agrees with the Collateral Agent for the benefit of the Secured Parties that:
     5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral in excess of $1,000,000 shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper constituting Collateral, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.
     5.2 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment constituting Collateral against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Collateral Agent and (ii) to the extent requested by the Collateral Agent, insuring such Grantor against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Collateral Agent.
     (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective unless the insurer gives at least 30 days notice to the Collateral Agent, (ii) name the Collateral Agent as insured party or loss payee, as applicable, and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.
     (c) The Borrower shall deliver to the Collateral Agent a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Borrower’s audited annual financial statements and such supplemental reports with respect thereto as the Collateral Agent may from time to time reasonably request.
     5.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with

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GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.
     5.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.
     (b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.
     (c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and Letter-of-Credit Rights constituting Collateral and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto. Notwithstanding anything in this Agreement to the contrary (other than with respect to (i) Investment Property and (ii) Deposit Accounts and Securities Accounts), no Grantor shall be required to take any actions to perfect or maintain the Collateral Agent’s security interest with respect to any personal property Collateral which (i) cannot be perfected or maintained by filing a financing statement under the Uniform Commercial Code and (ii) has a fair market value which, together with the value of all other personal property Collateral of all Grantors with respect to which a security interest is not perfected or maintained in reliance on this sentence, does not exceed $2,500,000.
     5.5 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent and the Administrative Agent of all additional financing statements and other documents reasonably requested by the Collateral Agent or the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:
     (a) change its jurisdiction of organization from that referred to in Section 4.3; or
     (b) change its name.
     5.6 Notices. Such Grantor will advise the Collateral Agent and the Administrative Agent promptly, in reasonable detail (which notice shall specify that it is being delivered pursuant to this Section), of:
     (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

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     (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.
     5.7 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, having a value in excess of $1,000,000 such Grantor shall accept the same as the agent of the Collateral Agent for the benefit of the Secured Parties, hold the same in trust for the Collateral Agent for the benefit of the Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent for the benefit of the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.
     (b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, except to the extent permitted by the Credit Agreement, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and the Liens permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.
     (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.6 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.6 with respect to the Investment Property issued by it.
     5.8 Receivables. Other than in the ordinary course of business consistent with its past practice, such Grantor will not (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially,

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any Person liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable or (e) amend, supplement or modify any Receivable in any manner that could reasonably be expected to adversely affect the value thereof.
     5.9 Intellectual Property. (a) Except to the extent any Grantor reasonably determines that any Intellectual Property is no longer used or useful in its business, such Grantor (either itself or through licensees) will (i) continue to use commercially each material Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.
     (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.
     (c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.
     (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.
     (e) Such Grantor will notify the Collateral Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any final or non-appealable adverse determination or development (including, without limitation, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.
     (f) Substantially concurrently with each delivery of the Borrower’s annual and quarterly financial statements under the Credit Agreement, the Borrower shall deliver to the Collateral Agent a certificate of a Financial Officer identifying all applications for registration of any Intellectual Property filed during the previous fiscal quarter by such Grantor, either by itself or through any agent, employee, licensee or designee, with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof (and upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby).
     (g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each

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registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.
     (h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek appropriate relief and to recover any and all damages for such infringement, misappropriation or dilution.
     5.10 Commercial Tort Claims. Such Grantor shall advise the Collateral Agent promptly of any Commercial Tort Claim constituting Collateral held by such Grantor in excess of $1,000,000 and shall promptly execute a supplement to this Agreement in form and substance satisfactory to the Collateral Agent to grant security interests in such Commercial Tort Claim to the Collateral Agent for the benefit of the Secured Parties.
     5.11 Deposit Accounts, Securities Accounts. No Grantor shall establish or maintain a Deposit Account or Securities Account constituting Collateral for which such Grantor has not delivered to the Collateral Agent a control agreement executed by all parties relevant thereto, provided, that the Grantors shall not be required to enter into control agreements with respect to any Deposit Accounts or Securities Accounts (i) having an aggregate balance of less than $1,000,000 or (ii) established pursuant to Section 6.02(a)(vi) of the Credit Agreement with respect to cash collateral securing letters of credit (“LC Collateral Account”).
SECTION 6. REMEDIAL PROVISIONS
     6.1 Certain Matters Relating to Receivables. (a) After an Event of Default has occurred and is continuing, the Collateral Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications.
     (b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables. The Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent, upon the request of the Required Lenders or the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 7.4, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
     (c) At the Collateral Agent’s request, upon the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

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     6.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent, in its own name or in the name of others, may at any time after the occurrence and during the continuance of an Event of Default and after prior notice to the Grantors communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.
     (b) After the occurrence and during the continuance of an Event of Default and at the direction of the Administrative Agent, the Collateral Agent, in its own name or in the name of others, may, and upon the request of the Collateral Agent each Grantor shall, notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.
     (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent nor any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.
     (b) If an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations at the time and in the order as the Collateral Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have

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no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
     (c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon delivery of any notice to such effect pursuant to Section 6.3(a), pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.
     6.4 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall have occurred and be continuing, and the Collateral Agent, upon the request of the Administrative Agent, shall have given notice thereof to the Grantors, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control in accordance with Section 7.1. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 7.4.
     6.5 Code and Other Remedies. If an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent or the Required Lenders, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision

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of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Secured Parties arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
     6.6 Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.5, at any time when an Event of Default has occurred and is continuing, and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
     (b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
     (c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.6 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.6 will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.6 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.
     6.7 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

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SECTION 7. THE COLLATERAL ACCOUNT; DISTRIBUTIONS
     7.1 The Collateral Account. At such time as the Collateral Agent deems appropriate, there shall be established and, at all times thereafter until this Agreement shall have terminated, the Collateral Agent shall maintain a separate collateral account under its sole dominion and control (the “Collateral Account”). All moneys which are received by the Collateral Agent or any agent or nominee of the Collateral Agent in respect of the Collateral, whether in connection with the exercise of the remedies provided in this Agreement or any Security Document, shall be deposited in the Collateral Account and held by the Collateral Agent as part of the Collateral and applied in accordance with the terms of this Agreement.
     7.2 Control of Collateral Account. All right, title and interest in and to the Collateral Account shall vest in the Collateral Agent, and funds on deposit in the Collateral Account shall constitute part of the Collateral. The Collateral Account shall be subject to the exclusive dominion and control of the Collateral Agent.
     7.3 Investment of Funds Deposited in Collateral Account. The Collateral Agent may, but is under no obligation to, invest and reinvest moneys on deposit in the Collateral Account at any time in Permitted Investments. All such investments and the interest and income received thereon and the net proceeds realized on the sale or redemption thereof shall be held in the Collateral Account and constitute Collateral. The Collateral Agent shall not be responsible for any diminution in funds resulting from such investments or any liquidation prior to maturity.
     7.4 Application of Moneys. (a) The Collateral Agent shall have the right at any time to apply moneys held by it in the Collateral Account to the payment of due and unpaid Collateral Agent Fees.
     (b) All remaining moneys held by the Collateral Agent in the Collateral Account or received by the Collateral Agent with respect to the Collateral shall, to the extent available for distribution (it being understood that the Collateral Agent may liquidate investments prior to maturity in order to make a distribution pursuant to this Section 7.4), be distributed by the Collateral Agent on each Distribution Date in the following order of priority (with such distributions being made by the Collateral Agent to the respective representatives for the Secured Parties as provided in Section 7.4(d), and each such representative shall be responsible for insuring that amounts distributed to it are distributed to its Secured Parties in the order of priority set forth below):
     First: to the Collateral Agent for any unpaid Collateral Agent Fees and then to any Secured Party which has theretofore advanced or paid any Collateral Agent Fees constituting administrative expenses allowable under Section 503(b) of the Bankruptcy Code, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the amounts of such Collateral Agent Fees advanced by the respective Secured Parties and remaining unpaid on such Distribution Date;
     Second: to any Secured Party which has theretofore advanced or paid any Collateral Agent Fees other than such administrative expenses described in clause First above, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any

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other) to such Secured Parties in proportion to the amounts of such Collateral Agent Fees advanced by the respective Secured Parties and remaining unpaid on such Distribution Date;
     Third: to the Secured Parties, the amount then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties to which such Obligations are then due and owing based on the respective amounts thereof, until such Obligations are paid or cash collateralized (to the extent not then due and payable) in full;
     Fourth (this clause being applicable only if an Event of Default shall have occurred and be continuing): to the Secured Parties, the amount of unpaid principal, interest, fees, charges, costs and expenses in respect of the Obligations, pro rata among the Secured Parties holding such Obligations based on the respective amounts thereof, until such Obligations are paid or cash collateralized (to the extent not then due and payable) in full; and
     Fifth: any balance remaining after the Obligations shall have been paid or cash collateralized in full, no Existing Letters of Credit shall be outstanding and any Incremental Revolving Commitments shall have been terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.
     (c) The term “unpaid” as used in clauses Third and Fourth of Section 7.4(b) refers:
     (i) in the absence of a bankruptcy proceeding with respect to the relevant Grantor(s), to all amounts of the Obligations outstanding as of a Distribution Date, and
     (ii) during the pendency of a bankruptcy proceeding with respect to the relevant Grantor(s), to all amounts allowed (within the meaning of Title 11 of the United States Code entitled “Bankruptcy”) by the bankruptcy court in respect of the Obligations as a basis for distribution (including estimated amounts, if any, allowed in respect of contingent claims), to the extent that prior distributions have not been made in respect thereof.
     (d) The Collateral Agent shall make all payments and distributions under this Section 7.4 on account of Obligations to the Administrative Agent, pursuant to directions of the Administrative Agent, for re-distribution in accordance with the provisions of the Credit Agreement.
     7.5 Collateral Agent’s Calculations. In making the determinations and allocations required by Section 7.4, the Collateral Agent may conclusively rely upon information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Obligations and, as to the amounts of any other Obligations, information supplied by the holder thereof, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to Section 7.4 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to the Administrative Agent.

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SECTION 8. THE COLLATERAL AGENT
          8.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement upon the occurrence and during the continuance of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon the occurrence and during the continuance of an Event of Default:
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
     (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property (and the associated goodwill) and general intangibles of such Grantor relating thereto or represented thereby;
     (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
     (iv) execute, in connection with any sale provided for in Section 6.5 or 6.6, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
     (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the

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Collateral and Collateral Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     Anything in this Section 8.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.1(a) unless an Event of Default shall have occurred and be continuing.
          (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
          (c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 8.1, together with interest thereon at the rate applicable thereto under Section 2.08(c) of the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.
          (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
          8.2 Appointment of Collateral Agent as Agent for the Secured Parties. By acceptance of the benefits of this Agreement and the Security Documents, each Secured Party shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under the Security Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for enforcement of any provisions of this Agreement and the Security Documents against any Grantor or the exercise of remedies hereunder or thereunder, (c) to agree that such Secured Party shall not take any action to enforce any provisions of this Agreement or any Security Document against any Grantor or to exercise any remedy hereunder or thereunder and (d) to agree to be bound by the terms of this Agreement and the Security Documents.
          8.3 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. No Secured Party nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
          8.4 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the

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collateral description “all personal property” in any such financing statement. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.
          8.5 General Provisions. The Collateral Agent shall be entitled to all of the benefits of Article VIII of the Credit Agreement.
          8.6 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by this Agreement and by such other agreements as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 9. MISCELLANEOUS
          9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except with the consent of the Collateral Agent and in accordance with Section 9.02 of the Credit Agreement.
          9.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 or such other address specified in writing to the Administrative Agent in accordance with such Section. All notices, requests and demands to or upon the Collateral Agent shall be effected in the manner provided for in Section 9.01 of the Credit Agreement and shall be addressed to the Collateral Agent at 270 Park Avenue, New York, New York 10017.
          9.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          9.4 Enforcement Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.
          (b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges

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and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto, or to the Collateral, whether or not any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 9.4 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 9.4 shall be payable on written demand therefor.
          9.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.
          9.6 Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.
          9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          9.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

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          9.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          9.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 9.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          9.13 Acknowledgements. Each Grantor hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
          (b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
          9.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

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          9.15 Releases. (a) At such time as the Loans and the other Obligations (other than Obligations in respect of Specified Swap Agreements and Specified Cash Management Obligations) shall have been paid in full and any Incremental Revolving Commitments have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination or release) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination or release.
          (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Loan Party shall be released from its obligations hereunder in the event that all the Equity Interests of such Subsidiary Loan Party shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided, that the Borrower shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Loan Party and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
          9.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
[remainder of page intentionally left blank]

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          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

DEX MEDIA WEST, INC.

By:
Name:
Title:

DEX MEDIA WEST LLC

By:
Name:
Title:

DEX MEDIA WEST FINANCE CO.

By:
Name:
Title:

Signature Page to the Dex West Guarantee and Collateral Agreement

ANNEX I
     FORM OF ASSUMPTION AGREEMENT
          ASSUMPTION AGREEMENT, dated as of                     , 20                    , made by                                           (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
W I T N E S S E T H:
          WHEREAS, Dex Media, Inc., Dex Media West, Inc. (“Holdings”), Dex Media West LLC, (the “Borrower”), the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders have entered into the Credit Agreement, dated as of June 6, 2008, as amended and restated as of January 29, 2010 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
          WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of June 6, 2008, as amended and restated as of January 29, 2010 (as further amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;
          WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
          WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
          2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

2

Annex 1-A to
Assumption Agreement
Supplement to Schedule 1
Supplement to Schedule 2
Supplement to Schedule 3
Supplement to Schedule 4
Supplement to Schedule 5
Supplement to Schedule 6

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EXHIBIT C

FORM OF SHARED GUARANTEE AND COLLATERAL AGREEMENT
among
R.H. DONNELLEY CORPORATION,
DEX MEDIA, INC.,
BUSINESS.COM, INC.,
RHD SERVICE LLC,
WORK.COM, INC.
and certain of their Subsidiaries
and
JPMORGAN CHASE BANK, N.A.,
as Shared Collateral Agent
Dated as of January 29, 2010

i

ANNEXES

Annex I Form of Shared Collateral Assumption Agreement

iii

SHARED GUARANTEE AND COLLATERAL AGREEMENT
          SHARED GUARANTEE AND COLLATERAL AGREEMENT, dated as of January 29, 2010, among each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as shared collateral agent (in such capacity, together with any successor collateral agent, the “Shared Collateral Agent”) for the Shared Collateral Secured Parties (as defined below).
W I T N E S S E T H:
          WHEREAS, pursuant to the RHDI Credit Agreement (such term and certain other capitalized terms used hereinafter being defined in Section 1.1), the Dex East Credit Agreement and the Dex West Credit Agreement (collectively, the “Credit Agreements”), the RHDI Lenders, the Dex East Lenders and the Dex West Lenders have, as applicable, severally agreed to make extensions of credit to RHDI, Dex East and Dex West (collectively, the “Borrowers”) upon the terms and subject to the conditions set forth in each of the Credit Agreements;
          WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor;
          WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under each Credit Agreement;
          WHEREAS, it is a condition precedent to the effectiveness of each Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties;
          WHEREAS, the RHDI Administrative Agent, the Dex East Administrative Agent, the Dex West Administrative Agent and the parties hereto have entered into the Intercreditor Agreement in order to (i) provide for the appointment by the RHDI Administrative Agent, the Dex East Administrative Agent and the Dex West Administrative Agent, on behalf of the Shared Collateral Secured Parties, of JPMorgan Chase Bank, N.A., as the Shared Collateral Agent, (ii) set forth certain responsibilities of the Shared Collateral Agent and (iii) establish among the Shared Collateral Secured Parties their respective rights with respect to certain payments that may be received by the Shared Collateral Agent in respect of the Shared Collateral; and
          NOW, THEREFORE, in consideration of the premises and to induce the Shared Collateral Secured Parties to enter into the applicable Credit Agreements, each Grantor hereby agrees with the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties, as follows:
SECTION 1. DEFINED TERMS
     1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Intercreditor Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights, Securities Account and Supporting Obligations.

     (b) The following terms shall have the following meanings:
          “Agreement”: this Shared Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “BDC”: Business.com, Inc., a Delaware corporation.
          “BDC/Newco Asset Disposition”: any sale, lease, assignment, conveyance, transfer or other disposition of any property or asset of BDC or any Newco Senior Guarantor or any of their respective Subsidiaries (other than any Newco Subordinated Guarantor) other than (i) sales of (x) inventory in the ordinary course of business and (y) used, surplus, obsolete or worn-out equipment and Permitted Investments in the ordinary course of business, (ii) sales, transfers and other dispositions pursuant to the Shared Services Transactions, (iii) the licensing or sublicensing (other than perpetual or exclusive licenses or sublicenses) of Intellectual Property in the ordinary course of business in a manner that does not materially interfere with the business of such Person, (iv) sales, transfers and dispositions to any Grantor hereunder and (v) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of the Ultimate Parent.
          “Borrower Obligations”: collectively, the “Obligations” under and as defined in the RHDI Credit Agreement, the Dex East Credit Agreement and the Dex West Credit Agreement.
          “Borrowers”: as defined in the recitals hereto.
          “Capital Expenditures”: for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of a Grantor for such period, determined in accordance with GAAP and (ii) the portion of the additions to property, plant and equipment and other capital expenditures of the Service Company for such period allocated to, and funded by, a Grantor pursuant to the Shared Services Agreement.
          “Capital Lease Obligations”: of any Person, (i) the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and (ii) in the case of the Grantors, the portion of the obligations of the Service Company described in the foregoing clause (i) allocated to, and funded by, the Grantors pursuant to the Shared Services Agreement.
          “Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.
          “Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
          “Credit Agreements”: as defined in the Preamble hereto.

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          “Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.
          “Dex East”: Dex Media East LLC, a Delaware limited liability company.
          “Dex West”: Dex Media West LLC, a Delaware limited liability company.
          “DMI”: Dex Media, Inc., a Delaware corporation.
          “Dollars” or “$”: refers to lawful money of the United States of America.
          “East Holdings”: Dex Media East, Inc., a Delaware corporation.
          “Financial Officer”: the chief financial officer, principal accounting officer, treasurer or controller of the Ultimate Parent.
          “Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.
          “Foreign Subsidiary Voting Stock”: the voting Equity Interests of any Foreign Subsidiary.
          “Governing Board”: (i) the managing member or members or any controlling committee of members of any Person, if such Person is a limited liability company, (ii) the board of directors of any Person, if such Person is a corporation or (iii) any similar governing body of any Person.
          “Grantors”: as defined in the preamble hereto.
          “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Shared Collateral Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).
          “Guarantors”: the collective reference to each Grantor.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Ultimate Parent or any of its Subsidiaries.
          “Intercreditor Agreement”: the Collateral Agency and Intercreditor Agreement, dated as of January 29, 2010, entered into among the Grantors, the RHDI Administrative Agent on behalf of the RHDI Secured Parties, the Dex East Administrative Agent on behalf of the Dex East Secured Parties, the

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Dex West Administrative Agent on behalf of the Dex West Secured Parties and the Shared Collateral Agent on behalf of the Shared Collateral Secured Parties, as amended, restated or otherwise modified from time to time.
          “Investment”: purchasing, holding or acquiring (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any loans or advances (other than commercially reasonable extensions of trade credit) to, guaranteeing any obligations of, or making or permitting to exist any investment in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any Person constituting a business unit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment (including any Indebtedness of a Person existing at the time such Person becomes a Subsidiary in connection with any Investment and any Indebtedness assumed in connection with any acquisition of assets), plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash or property as a repayment of principal or a return of capital (including pursuant to any sale or disposition of such Investment), as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment or repayment involving a transfer of any property other than cash, such property shall be valued at its fair market value at the time of such transfer.
          “Investment Property”: the collective reference to (i) all “investment property,” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.
          “Issuers”: the collective reference to each issuer of any Investment Property.
          “Lenders”: the collective reference to the RHDI Lenders, the Dex East Lenders and the Dex West Lenders.
          “Net Proceeds”: with respect to any event (i) the cash proceeds received in respect of such event including (x) any cash received in respect of any non-cash proceeds, including cash received in respect of any debt instrument or equity security received as non-cash proceeds, but only as and when received, (y) in the case of a casualty, insurance proceeds, and (z) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (ii) the sum of (x) all reasonable fees and out-of-pocket expenses (including underwriting discounts and commissions and collection expenses) paid or payable by the Loan Parties (as defined in each of the Credit Agreements) or any Subsidiary thereof to third parties (including Affiliates, if permitted under the Credit Agreements) in connection with such event, (y) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Loan Parties (as defined in each of the Credit Agreements) or any Subsidiary thereof as a result of such event to repay Indebtedness (other than Loans (as defined in each of the Credit Agreements)) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (it being understood that this clause shall not apply to customary asset sale provisions in offerings of debt securities) and (z) the amount of all taxes paid (or reasonably estimated to be payable) by the Loan Parties (as defined in each of the Credit Agreements) or any Subsidiary thereof (provided that such amounts withheld or estimated for the payment of taxes shall, to the extent not utilized for the payment of taxes, be deemed to be Net Proceeds received when such nonutilization is determined), and the amount of any reserves established by the Loan Parties (as defined in each of the Credit Agreements) or any Subsidiary thereof to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such

4

event (provided that such reserves and escrowed amounts shall be disclosed to the Shared Collateral Agent at the time taken or made and any reversal of any such reserves will be deemed to be Net Proceeds received at the time and in the amount of such reversal), in each case as determined reasonably and in good faith by the chief financial officer of each Borrower.
          “Newco Senior Guarantor”: “Newco Senior Guarantor” as such term is defined in the RHDI Credit Agreement, the Dex East Credit Agreement and the Dex West Credit Agreement, respectively.
          “Newco Subordinated Guarantor”: “Newco Subordinated Guarantor” as such term is defined in the RHDI Credit Agreement, the Dex East Credit Agreement and the Dex West Credit Agreement.
          “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
          “Obligations”: (i) in the case of each Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.
          “Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 5, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5 and (iii) all rights to obtain any reissues or extensions of the foregoing.
          “Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.
          “Permitted BDC/Newco Acquisition”: any acquisition (by merger, consolidation or otherwise) by BDC or any Newco Senior Guarantor of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if (i) both before and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such acquired Person is organized under the laws of the United States of America or any State thereof or the District of Columbia and substantially all the business of such acquired Person or business consists of one or more Permitted Businesses and not less than 80% of the consolidated gross operating revenues of such acquired Person or business for the most recently ended period of twelve months is derived from domestic operations in the United States of America, (iii) each Subsidiary of BDC or any Newco Senior Guarantor resulting from such acquisition (and which survives such acquisition) other than any Foreign Subsidiary, shall become a Guarantor hereunder to the extent required by the Credit Agreements and at least 80% of the Equity Interests of each such Subsidiary shall be owned directly by BDC or a Newco Senior Guarantor and shall have been (or within ten Business Days (or such longer period as may be acceptable to the Shared Collateral Agent) after such acquisition shall be) pledged pursuant to this Agreement to the extent required by the Credit Agreements, (iv) the Collateral and Guarantee Requirement as set forth in each of the Credit Agreements shall have been (or within ten Business Days (or such longer period as may be acceptable to the Shared Collateral Agent) after such acquisition shall be) satisfied with respect to each such Subsidiary and (v) BDC and each Newco Senior Guarantor, as applicable, has delivered to the Shared Collateral Agent an officer’s certificate to the effect set forth in clauses (i), (ii), (iii) and (iv) above, together with all relevant financial information for the Person or assets acquired.

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          “Permitted Business”: the telephone and internet directory services businesses and businesses reasonably related, incidental or ancillary thereto.
          “Permitted Encumbrances”:
     (i) Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings;
     (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;
     (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (v) judgment Liens in respect of judgments or attachments that do not constitute a Default or an Event of Default; provided, that any such Lien is released within 30 days following the creation thereof;
     (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that are not substantial in amount and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Ultimate Parent or any of its Subsidiaries;
     (vii) Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;
     (viii) any interest or title of a lessor under any lease entered into by BDC or any Newco Senior Guarantor, as the case may be, in the ordinary course of its business and covering only the assets so leased; and
     (ix) any provision for the retention of title to any property by the vendor or transferor of such property, which property is acquired by BDC or any Newco Senior Guarantor, as the case may be, in a transaction entered into in the ordinary course of business of BDC or such Newco Senior Guarantor, as the case may be, and for which kind of transaction it is normal market practice for such retention of title provision to be included;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

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          “Pledged Stock”: the shares of Equity Interests listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.
          “Proceeds”: all “proceeds,” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
          “Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
          “Reference Period”: as defined in the definition of “Ultimate Parent Consolidated EBITDA”.
          “Refinancing Indebtedness”: Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew or refinance existing Indebtedness (“Refinanced Debt”); provided, that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith, (ii) such Indebtedness has a later maturity and a longer weighted average life than the Refinanced Debt, (iii) such Indebtedness bears a market interest rate (as reasonably determined in good faith by the board of directors of the applicable Guarantor) as of the time of its issuance or incurrence, (iv) if the Refinanced Debt or any Guarantees thereof are subordinated to the Guarantor Obligations, such Indebtedness and Guarantees thereof are subordinated to the Guarantor Obligations on terms no less favorable to the holders of the Guarantor Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Guarantor that has not guaranteed such Refinanced Debt guarantees such Indebtedness), (v) such Indebtedness contains covenants and events of default and is benefited by Guarantees (if any) which, taken as a whole, are reasonably determined in good faith by the board of directors of the applicable Guarantor not to be materially less favorable to the Shared Collateral Secured Parties than the covenants and events of default of or Guarantees (if any) in respect of such Refinanced Debt, (vi) if such Refinanced Debt or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and Guarantees thereof, (vii) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured, (viii) such Indebtedness is issued only by the issuer of such Refinanced Indebtedness and (ix) the proceeds of such Indebtedness are applied promptly (and in any event within 45 days) after receipt thereof to the repayment of such Refinanced Debt.
          “RHDI”: R.H. Donnelley Inc., a Delaware corporation.
          “Securities Act”: the Securities Act of 1933, as amended.
          “Service Company”: RHD Service LLC, a Delaware limited liability company.
          “Shared Collateral”: as defined in Section 3.
          “Shared Collateral Agent”: as defined in the preamble hereto.

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          “Shared Services”: the centralized, shared or pooled services, undertakings and arrangements which are provided by the Service Company or any of its Subsidiaries to or for the benefit of the Ultimate Parent and its Subsidiaries pursuant to the Shared Services Agreement, including, without limitation, the acquisition and ownership of assets by the Service Company or any of its Subsidiaries used in the provision of the foregoing and centralized payroll, benefits and account payable operations.
          “Shared Services Agreement”: the Shared Services Agreement, dated as of the date hereof, among the Ultimate Parent, the Service Company, BDC and the other Subsidiaries of the Ultimate Parent party thereto.
          “Shared Services Transactions”: collectively, (i) the engagement of the Service Company for the provision of Shared Services pursuant to the Shared Services Agreement, (ii) sales, transfers and other dispositions of assets to the Service Company or any of its Subsidiaries pursuant to the Shared Services Agreement for use in the provision of Shared Services, (iii) the transfer of employees of the Loan Parties (as defined in each of the Credit Agreements) to the Service Company or any of its Subsidiaries for the provision of Shared Services pursuant to the Shared Services Agreement and (iv) payments, distributions and other settlement of payment obligations by the recipient of Shared Services to, or for ultimate payment to, the provider of such Shared Services pursuant to the Shared Services Agreement in respect of the provision of such Shared Services (including, without limitation, the prefunding in accordance with the Shared Services Agreement of certain such payment obligations in connection with the establishment of the payment and settlement arrangements under the Shared Services Agreement); provided, that all such payments, distributions and settlements shall reflect a fair and reasonable allocation of the costs of such Shared Services in accordance with the terms of the Shared Services Agreement.
          “Specified Investment”: (i) Investments in Guarantors which are not Subsidiaries of the Borrowers the proceeds of which are used to fund Capital Expenditures or other acquisitions of operating assets by such Guarantors or to fund the purchase price of any newly acquired Newco Senior Guarantor or Newco Subordinated Guarantor or (ii) Capital Expenditures or other acquisitions of operating assets by a Guarantor.
          “Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5, and (ii) the right to obtain all renewals thereof.
          “Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.
          “Ultimate Parent”: R.H. Donnelley Corporation, a Delaware corporation.
          “Ultimate Parent Consolidated EBITDA”: for any period, Ultimate Parent Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary charges or non-cash charges for such period (provided, however, that any cash payment or expenditure made with respect to any such non-cash charge shall be subtracted in

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computing Ultimate Parent Consolidated EBITDA during the period in which such cash payment or expenditure is made), (v) non-recurring charges consisting of (A) severance costs associated with a restructuring, (B) payments of customary investment and commercial banking fees and expenses and (C) cash premiums, penalties or other payments payable in connection with the early extinguishment or repurchase of Indebtedness and (vi) cash charges for such period in respect of reorganization and restructuring costs incurred in connection with the Chapter 11 Cases and the reorganization of the Ultimate Parent and its Subsidiaries thereunder, including, without limitation, the consummation and implementation of the Shared Services Transactions, the Reorganization Plan and the Confirmation Order, and minus (b) without duplication and to the extent included in determining such Ultimate Parent Consolidated Net Income, any extraordinary gains and non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of calculating the Ultimate Parent Leverage Ratio as of any date, if the Ultimate Parent or any of its consolidated Subsidiaries has made any acquisition of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, or sale, transfer, lease or other disposition outside of the ordinary course of business of a Subsidiary or of assets constituting a business unit, in each case as permitted by the Loan Documents, during the period of four consecutive fiscal quarters (a “Reference Period”) most recently ended on or prior to such date, Ultimate Parent Consolidated EBITDA for the such Reference Period shall be calculated after giving pro forma effect thereto, as if such acquisition or sale, transfer, lease or other disposition (and any related incurrence, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of such Reference Period. The calculation of Ultimate Parent Consolidated EBITDA shall exclude (i) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP and (ii) any non-cash impact attributable to the Ultimate Parent’s adoption of fresh-start accounting in accordance with GAAP upon effectiveness of the Reorganization Plan.
          “Ultimate Parent Consolidated Net Income”: for any period, the net income or loss, before the effect of the payment of any dividends in respect of preferred stock, of the Ultimate Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to eliminate (i) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP and (ii) any non-cash impact attributable to Ultimate Parent’s adoption of fresh-start accounting in accordance with GAAP upon effectiveness of the Reorganization Plan); provided, that there shall be excluded (x) the income of any Person (other than the Ultimate Parent or any of its Subsidiaries) in which any other Person (other than the Ultimate Parent or any of its Subsidiaries or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Ultimate Parent or any of its Subsidiaries during such period, and (y) except as otherwise contemplated by the definition of “Ultimate Parent Consolidated EBITDA”, the income or loss of any Person accrued prior to the date it becomes a Subsidiary of the Ultimate Parent or is merged into or consolidated with the Ultimate Parent or any Subsidiary of the Ultimate Parent or the date that such Person’s assets are acquired by the Ultimate Parent or any Subsidiary of the Ultimate Parent.
          “Ultimate Parent Leverage Ratio”: on any date, the ratio of (i) Ultimate Parent Total Indebtedness as of such date to (ii) Ultimate Parent Consolidated EBITDA for the period of four consecutive fiscal quarters of the Ultimate Parent ended on such date.
          “Ultimate Parent Total Indebtedness”: as of any date, an amount equal to the aggregate principal amount of Indebtedness of the Ultimate Parent and its Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP.

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          “West Holdings”: Dex Media West, Inc., a Delaware corporation.
          “Work.com”: Work.com, Inc., a Delaware corporation.
     1.2 Other Definitional Provisions. (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (c) Where the context requires, terms relating to the Shared Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Shared Collateral or the relevant part thereof.
SECTION 2. GUARANTEE
     2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees as a primary obligor and not merely as surety to the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of its respective Borrower Obligations.
     (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
     (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Shared Collateral Agent or any Shared Collateral Secured Party hereunder.
     (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full and any Incremental Revolving Commitments shall be terminated, notwithstanding that from time to time during the term of each Credit Agreement the applicable Borrower may be free from any Borrower Obligations.
     (e) No payment made by any of the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Shared Collateral Agent or any Shared Collateral Secured Party from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full and any Incremental Revolving Commitments shall be terminated.

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     2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor (other than the Ultimate Parent) shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Shared Collateral Agent and the Shared Collateral Secured Parties, and each Guarantor shall remain liable to the Shared Collateral Agent and the Shared Collateral Secured Parties for the full amount guaranteed by such Guarantor hereunder.
     2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Shared Collateral Agent or any Shared Collateral Secured Party, no Guarantor shall exercise any rights of subrogation to any of the rights of the Shared Collateral Agent or any Shared Collateral Secured Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Shared Collateral Agent or any Shared Collateral Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Shared Collateral Agent and the Shared Collateral Secured Parties by any Borrower on account of the Borrower Obligations are paid in full and any Incremental Revolving Commitments shall be terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Shared Collateral Agent and the Shared Collateral Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Shared Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Shared Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in accordance with the Intercreditor Agreement.
     2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Shared Collateral Agent or any Shared Collateral Secured Party may be rescinded by the Shared Collateral Agent or such Shared Collateral Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Shared Collateral Agent or any Shared Collateral Secured Party and the Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Shared Collateral Agent (or the RHDI Administrative Agent, the Dex East Administrative Agent, the Dex West Administrative Agent or the requisite Lenders under the applicable Credit Agreement, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Shared Collateral Agent or any Shared Collateral Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Shared Collateral Agent nor any other Shared Collateral Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
     2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Shared Collateral Agent or any Shared Collateral Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of

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them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Shared Collateral Agent and the Shared Collateral Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of any Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Shared Collateral Agent or any Shared Collateral Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against any Shared Collateral Agent or any Shared Collateral Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Shared Collateral Agent and any Shared Collateral Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Shared Collateral Agent or any Shared Collateral Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Shared Collateral Agent or any Shared Collateral Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Shared Collateral Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Shared Collateral Agent for the sole benefit of the Shared Collateral Secured Parties without set-off or counterclaim in Dollars at the office of the Shared Collateral Agent located at 270 Park Avenue, New York, New York.
SECTION 3. GRANT OF SECURITY INTEREST
     3.1 Grant of Security Interest. Subject to Section 3.2, each Grantor hereby assigns and transfers to the Shared Collateral Agent, and hereby grants to the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties, a security interest in all of the following property now owned or at

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any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Shared Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
     (i) all Accounts;
     (ii) all Chattel Paper;
     (iii) all Deposit Accounts;
     (iv) all Documents;
     (v) all Equipment;
     (vi) all General Intangibles;
     (vii) all Instruments;
     (viii) all Intellectual Property;
     (ix) all Inventory;
     (x) all Investment Property;
     (xi) all Letter-of-Credit Rights;
     (xii) all other personal property not otherwise described above;
     (xiii) all books and records pertaining to the Shared Collateral; and
     (xiv) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.
     3.2 Excluded Property. Notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in, and the Shared Collateral shall not include, (a) any property to the extent that such grant of a security interest (i) is prohibited by any Requirement of Law of a Governmental Authority or requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law, (ii) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, or (iii) in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except in each case to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law or (b) any property owned or at any time hereafter acquired by BDC, Work.com or any Newco Senior Guarantor other than Pledged Stock.

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SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce (i) the RHDI Administrative Agent and the RHDI Lenders to enter into the RHDI Credit Agreement, (ii) the Dex East Administrative Agent and the Dex East Lenders to enter into the Dex East Credit Agreement, (iii) the Dex West Administrative Agent and the Dex West Lenders to enter into the Dex West Credit Agreement and (iv) the Shared Collateral Secured Parties to enter into agreements with the Borrowers and their respective Subsidiaries, each Grantor hereby represents and warrants to the Shared Collateral Agent and each Shared Collateral Secured Party that:
     4.1 Title; No Other Liens. Except for the security interests granted to the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Shared Collateral by each of the Credit Agreements, the Intercreditor Agreement and this Agreement, such Grantor owns each item of the Shared Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Shared Collateral is on file or of record in any public office, except such as have been filed in favor of the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties pursuant to this Agreement or as permitted by each of the Credit Agreements, the Intercreditor Agreement and this Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, in the ordinary course of business in a manner that does not materially interfere with the business of the Ultimate Parent and its Subsidiaries, grant licenses or sublicenses (other than perpetual or exclusive licenses or sublicenses) to third parties to use Intellectual Property owned or developed by such Grantor. For purposes of this Agreement, such licensing or sublicensing activity shall not constitute a “Lien” on such Intellectual Property. Each Grantor understands that any such licenses and sublicenses may not limit the ability of the Shared Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.
     4.2 Perfected First Priority Lien. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Shared Collateral Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Shared Collateral in which a security interest may be perfected by the filing of a financing statement or such other actions in favor of the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any such Shared Collateral from such Grantor and (b) are prior to all other Liens on such Shared Collateral in existence on the date hereof, subject only to Liens permitted by each of the Credit Agreements, the Intercreditor Agreement and this Agreement.
     4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Shared Collateral Agent a certified charter, certificate of incorporation or other organizational document and a long-form good standing certificate as of a date which is recent to the date hereof.
     4.4 Farm Products. None of the Shared Collateral constitutes, or is the Proceeds of, Farm Products.
     4.5 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

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     (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.
     (c) Each of the Pledged Notes constituting Shared Collateral constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     (d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Liens permitted by each of the Credit Agreements, the Intercreditor Agreement and this Agreement.
     4.6 Receivables. With respect to the Receivables constituting Shared Collateral of any Grantor only: (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Shared Collateral Agent to the extent required by Section 5.1 below.
     (b) Except as such Grantor shall have previously notified the Shared Collateral Agent in writing, the aggregate amount of Receivables included in the Shared Collateral owed by Governmental Authorities to the Grantors does not exceed $5,000,000.
     (c) The amounts represented by such Grantor to the Shared Collateral Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.
     4.7 Intellectual Property. With respect to the Intellectual Property constituting Shared Collateral of any Grantor only: (a) Schedule 5 lists or describes all registered Copyrights, Trademarks, Patents and applications for the foregoing owned by such Grantor in its own name on the date hereof and all Copyright Licenses, Patent Licenses and Trademark Licenses of such Grantor as of the date hereof.
     (b) On the date hereof, all material Intellectual Property is free of all Liens (other than Liens permitted by each of the Credit Agreements, the Intercreditor Agreement and this Agreement), valid, subsisting, unexpired and enforceable, has not been abandoned and, to the knowledge of such Grantor, does not infringe the intellectual property rights of any other Person.
     (c) Except as set forth in Schedule 5 hereto, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.
     (d) On the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any material Intellectual Property.
     (e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property.

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     4.8 Deposit Accounts, Securities Accounts. Schedule 6 hereto sets forth each Deposit Account or Securities Account constituting Shared Collateral in which any Grantor has any interest on the date hereof.
SECTION 5. COVENANTS
          From and after the date of this Agreement until the Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full and any Incremental Revolving Commitments shall be terminated, each Grantor covenants and agrees with the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties that:
     5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Shared Collateral in excess of $1,000,000 shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper constituting Shared Collateral, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Shared Collateral Agent, duly indorsed in a manner satisfactory to the Shared Collateral Agent, to be held as Shared Collateral pursuant to this Agreement.
     5.2 Maintenance of Insurance. (a)Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment constituting Shared Collateral against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Shared Collateral Agent and (ii) to the extent requested by the Shared Collateral Agent, insuring such Grantor against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Shared Collateral Agent.
     (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective unless the insurer gives at least 30 days notice to the Shared Collateral Agent, (ii) name the Shared Collateral Agent as insured party or loss payee, as applicable, and (iii) be reasonably satisfactory in all other respects to the Shared Collateral Agent.
     5.3 Casualty and Condemnation. Such Grantor (a) shall furnish to the Shared Collateral Agent prompt written notice of any casualty or other insured damage to any Shared Collateral fairly valued at more than $10,000,000 or the commencement of any action or proceeding for the taking of any Shared Collateral or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding and (b) shall ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) that have not been applied to repair, restore or replace the applicable property or asset within 365 days of such event are collected and applied to the prepayment of the Borrower Obligations in accordance with the applicable provisions of this Agreement and the Intercreditor Agreement.
     5.4 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Shared Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Shared Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Shared Collateral or any interest therein.

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     5.5 Maintenance of Perfected Security Interest. Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents and this Agreement to dispose of the Shared Collateral.
     5.6 Other Information; Further Documentation. (a) At any time and from time to time, upon the written request of the Shared Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Shared Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and Letter-of-Credit Rights constituting Shared Collateral and any other relevant Shared Collateral, taking any actions necessary to enable the Shared Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto. Notwithstanding anything in this Agreement to the contrary (other than with respect to (i) Investment Property and (ii) Deposit Accounts and Securities Accounts), no Grantor shall be required to take any actions to perfect or maintain the Shared Collateral Agent’s security interest with respect to any personal property Shared Collateral which (i) cannot be perfected or maintained by filing a financing statement under the Uniform Commercial Code and (ii) has a fair market value which, together with the value of all other personal property Shared Collateral of all Grantors with respect to which a security interest is not perfected or maintained in reliance on this sentence, does not exceed $2,500,000.
     (b) Such Grantor will furnish to the Shared Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Shared Collateral Agent may reasonably request, all in reasonable detail.
     5.7 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Shared Collateral Agent and each Administrative Agent and delivery to the Shared Collateral Agent of all additional financing statements and other documents reasonably requested by the Shared Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:
     (a) change its jurisdiction of organization from that referred to in Section 4.3; or
     (b) change its name (other than the change in the names of (i) R.H. Donnelley Corporation to Dex One Corporation and (ii) RHD Service LLC to Dex One Service LLC).
     5.8 Notices. Such Grantor will advise the Shared Collateral Agent and each Administrative Agent promptly, in reasonable detail, of:
     (a) any Lien (other than security interests created hereby or Liens permitted under each of the Credit Agreements, the Intercreditor Agreement and this Agreement) on any of the Shared Collateral which would adversely affect the ability of the Shared Collateral Agent to exercise any of its remedies hereunder; and
     (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Shared Collateral or on the security interests created hereby.

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     5.9 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, having a value in excess of $1,000,000 such Grantor shall accept the same as the agent of the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties, hold the same in trust for the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties and deliver the same forthwith to the Shared Collateral Agent in the exact form received, duly indorsed by such Grantor to the Shared Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Shared Collateral Agent so requests, signature guaranteed, to be held by the Shared Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Shared Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Shared Collateral Agent, be delivered to the Shared Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Shared Collateral Agent, hold such money or property in trust for the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.
     (b) Without the prior written consent of the Shared Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, except to the extent permitted by each of the Credit Agreements, the Intercreditor Agreement and this Agreement, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by each of the Credit Agreements, the Intercreditor Agreement and this Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and the Liens permitted by each of the Credit Agreements, the Intercreditor Agreement and this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Shared Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.
     (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Shared Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.9(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 7.3(c) and 7.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.3(c) or 7.7 with respect to the Investment Property issued by it.
     5.10 Receivables. Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable constituting Shared Collateral, (ii) compromise or settle any such Receivable for less than the full amount thereof, (iii) release,

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wholly or partially, any Person liable for the payment of any such Receivable, (iv) allow any credit or discount whatsoever on any such Receivable or (v) amend, supplement or modify any such Receivable in any manner that could reasonably be expected to adversely affect the value thereof.
     5.11 Intellectual Property. With respect to the Intellectual Property constituting Shared Collateral of any Grantor only: (a) Except to the extent any Grantor reasonably determines that any Intellectual Property is no longer used or useful in its business, such Grantor (either itself or through licensees) will (i) continue to use commercially each material Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.
     (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.
     (c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.
     (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.
     (e) Such Grantor will notify the Shared Collateral Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any final or non-appealable adverse determination or development (including, without limitation, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.
     (f) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.
     (g) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Shared Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek appropriate relief and to recover any and all damages for such infringement, misappropriation or dilution.

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     5.12 Commercial Tort Claims. Such Grantor shall advise the Shared Collateral Agent promptly of any Commercial Tort Claim constituting Shared Collateral held by such Grantor in excess of $1,000,000 and shall promptly execute a supplement to this Agreement in form and substance satisfactory to the Shared Collateral Agent to grant security interests in such Commercial Tort Claim to the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties.
     5.13 Deposit Accounts, Securities Accounts. No Grantor shall establish or maintain a Deposit Account or Securities Account constituting Shared Collateral for which such Grantor has not delivered to the Shared Collateral Agent a control agreement executed by all parties relevant thereto, provided, that the Grantors shall not be required to enter into control agreements with respect to any Deposit Accounts or Securities Accounts having an aggregate balance of less than $1,000,000.
     5.14 Existence; Conduct of Business. Such Grantor shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or sale of assets permitted under each of the Credit Agreements, the Intercreditor Agreement and this Agreement.
     5.15 Maintenance of Properties. Such Grantor shall, and shall cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     5.16 Books and Records; Inspection and Audit Rights. Such Grantor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. Each such Grantor shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Shared Collateral Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, employees and independent accountants, all at such reasonable times and as often as reasonably requested.
     5.17 Other Information; Information Regarding Collateral. Substantially concurrently with each delivery of the Ultimate Parent’s annual and quarterly financial statements under the Credit Agreements, the Ultimate Parent shall deliver to the Shared Collateral Agent: (a) a report of a reputable insurance broker with respect to the insurance required pursuant to Section 5.2 and such supplemental reports with respect thereto as the Shared Collateral Agent may from time to time reasonably request and (b) (i) a certificate of a Financial Officer (A) identifying any Subsidiary of any Grantor formed or acquired since the end of the previous fiscal quarter, (B) identifying any parcels of real property or improvements thereto with a value exceeding $10,000,000 that have been acquired by any Grantor since the end of the previous fiscal quarter, (C) identifying any Permitted BDC/Newco Acquisition or other acquisitions of going concerns that have been consummated since the end of the previous fiscal quarter, including the date on which each such acquisition or Investment was consummated and the consideration therefor, (D) identifying all applications for registration of any Intellectual Property filed during the previous fiscal quarter by such Grantor, either by itself or through any agent, employee, licensee or designee, with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof (and upon request of the Shared Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Shared Collateral Agent may request to evidence the Shared Collateral Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby) and (E) identifying any change in the locations at

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which equipment and inventory, in each case with a value in excess of $10,000,000, are located, if not owned by the Grantors and (ii) a certificate of a Financial Officer and the chief legal officer of the Ultimate Parent certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Shared Collateral and required pursuant to the Loan Documents to be filed, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests under this Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).
SECTION 6. ADDITIONAL COVENANTS APPLICABLE TO BDC AND NEWCO SENIOR GUARANTORS
          From and after the date of this Agreement until the Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full and any Incremental Revolving Commitments shall have been terminated, BDC and each Newco Senior Guarantor covenants and agrees with the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties that:
     6.1 Asset Sales. To the extent the Ultimate Parent Leverage Ratio is greater than or equal to 2.50 to 1.00, in the event and on each occasion that any Net Proceeds are received by or on behalf of it or any of its Subsidiaries in respect of any BDC/Newco Asset Disposition, it shall, and shall cause each of its Subsidiaries to, not later than the Business Day next after the date on which such Net Proceeds are received, apply an aggregate amount equal to the Net Proceeds of such BDC/Newco Asset Disposition to the prepayment of the Borrower Obligations in accordance with clause “Fourth” of Section 3.4(b) of the Intercreditor Agreement; provided, that if BDC or any Newco Senior Guarantor shall deliver to the Shared Collateral Agent and each Administrative Agent a certificate of a Financial Officer of BDC or such Newco Senior Guarantor to the effect that BDC or such Newco Senior Guarantor intends to apply the Net Proceeds from such BDC/Newco Asset Disposition (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to effect a Specified Investment, in each case as specified in such certificate, and certifying that no Default or Event of Default under any of the Credit Agreements has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such BDC/Newco Asset Disposition (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom (i) that BDC or such Newco Senior Guarantor or Subsidiary, as applicable, shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise, apply toward such reinvestment or (ii) that have not been so applied, or contractually committed to be so applied, by the end of such 365-day period, in each case at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been, or have been determined not to be, so applied (it being understood that if any portion of such proceeds are not so used within such 365-day period but within such 365-day period are contractually committed to be used, then upon the earlier to occur of (A) the termination of such contract and (B) the expiration of a 180-day period following such 365-day period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that prior to the application of any such Net Proceeds pursuant to the foregoing proviso, such Net Proceeds shall be held in a segregated cash collateral account governed by a control agreement in favor of the Shared Collateral Agent in accordance with the terms of the Intercreditor Agreement.
     6.2 Indebtedness. It shall not, and shall not permit any of its Subsidiaries (other than any Newco Subordinated Guarantor) to, create, incur, assume or permit to exist any Indebtedness except:
     (a) Indebtedness created under the Loan Documents;

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     (b) Indebtedness existing on the Closing Date and set forth in Schedule 6.2 and Refinancing Indebtedness in respect thereof;
     (c) Indebtedness of (i) BDC to any Subsidiary thereof or of any Subsidiary of BDC to BDC or any other Subsidiary thereof or (ii) any Newco Senior Guarantor to any Subsidiary thereof or of any Subsidiary of a Newco Senior Guarantor to such Newco Senior Guarantor or any other Subsidiary thereof;
     (d) Guarantees (i) by BDC of Indebtedness of any Subsidiary thereof or by any Subsidiary of BDC of Indebtedness of BDC or any other Subsidiary thereof or (ii) by any Newco Senior Guarantor of Indebtedness of any Subsidiary thereof or by any Subsidiary of a Newco Senior Guarantor of Indebtedness of such Newco Senior Guarantor or any other Subsidiary thereof;
     (e) unsecured Indebtedness incurred in the ordinary course of business, but excluding Indebtedness incurred through the borrowing of money;
     (f) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by an amount not greater than fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof; provided, that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f), together with the aggregate principal amount of similar Indebtedness of the Service Company allocated to such Grantor and its Subsidiaries pursuant to the Shared Services Agreement, shall not exceed $20,000,000 at any time outstanding at (x) BDC and its consolidated Subsidiaries or (y) each Newco Senior Guarantor and its consolidated Subsidiaries;
     (g) Indebtedness incurred to finance a Permitted BDC/Newco Acquisition and Refinancing Indebtedness in respect thereof; provided, that (i) such Indebtedness (other than Refinancing Indebtedness) is incurred at the time of such Permitted BDC/Newco Acquisition and (ii) the principal amount of all Indebtedness incurred by BDC or any Newco Senior Guarantor or any of their respective Subsidiaries in reliance upon this clause (g) shall not exceed $50,000,000 in the aggregate at any time outstanding;
     (h) Indebtedness of any Person that becomes a Newco Senior Guarantor or a Subsidiary of BDC or any Newco Senior Guarantor after the Closing Date and Refinancing Indebtedness in respect thereof; provided, that such Indebtedness (other than Refinancing Indebtedness) exists at the time such Person becomes a Newco Senior Guarantor or a Subsidiary of BDC or any Newco Senior Guarantor and is not created in contemplation of or in connection with such Person becoming a Newco Senior Guarantor or a Subsidiary of BDC or any Newco Senior Guarantor (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such entity becoming a Newco Senior Guarantor or a Subsidiary of BDC or any Newco Senior Guarantor);
     (i) Indebtedness owing to the Service Company incurred pursuant to the Shared Services Transactions;
     (j) Indebtedness in respect of letters of credit; provided, that the aggregate face amount of such letters of credit shall not exceed $5,000,000 at any time outstanding at (i) BDC and its consolidated Subsidiaries or (ii) any Newco Senior Guarantor and its consolidated Subsidiaries; and

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     (k) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding at (i) BDC and its consolidated Subsidiaries or (ii) each Newco Senior Guarantor and its consolidated Subsidiaries.
     6.3 Liens. It shall not, and shall not permit any of its Subsidiaries (other than any Newco Subordinated Guarantor) to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created under the Loan Documents;
     (b) Permitted Encumbrances;
     (c) any Lien existing on the Closing Date and set forth in Schedule 6.3 on any property or asset thereof; provided, that (i) such Lien shall not apply to any other property or asset of such Person (other than proceeds) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;
     (d) Liens on fixed or capital assets acquired, constructed or improved by BDC or any Newco Senior Guarantor or any of their respective Subsidiaries; provided, that (i) such Liens secure Indebtedness permitted by clause (f) of Section 6.2, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of BDC or any Newco Senior Guarantor or any of their respective Subsidiaries (other than proceeds);
     (e) any Lien existing on any property or asset prior to the acquisition thereof by BDC or any Newco Senior Guarantor or any of their respective Subsidiaries or existing on any property or asset of any Person that becomes a Newco Senior Guarantor or a Subsidiary of BDC or any Newco Senior Guarantor after the Closing Date prior to the time such Person becomes a Newco Senior Guarantor or a Subsidiary of BDC or any Newco Senior Guarantor, as the case may be; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Newco Senior Guarantor or a Subsidiary of BDC or any Newco Senior Guarantor, as the case may be, (ii) such Lien shall not apply to any other property or assets of BDC or any Newco Senior Guarantor or any of their respective Subsidiaries (other than proceeds) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Newco Senior Guarantor or a Subsidiary of BDC or any Newco Senior Guarantor, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof;
     (f) any Lien securing Indebtedness permitted under Section 6.2(g);
     (g) Liens on cash collateral securing letters of credit permitted by Section 6.2(j) in an aggregate amount not to exceed (i) the lesser of (x) $5,250,000 and (y) 105% of the face amount thereof at BDC and its consolidated Subsidiaries or (ii) with respect to any Newco Senior Guarantor and each of its consolidated Subsidiaries the lesser of (x) $5,250,000 and (y) 105% of the face amount thereof at such Newco Senior Guarantor and its consolidated Subsidiaries; and

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     (h) Liens not otherwise permitted by this Section 6.3 securing obligations other than Indebtedness and involuntary Liens not otherwise permitted by this Section 6.3 securing Indebtedness, which obligations and Indebtedness are in an aggregate amount not in excess of $5,000,000 at any time outstanding at (i) BDC and its consolidated Subsidiaries or (ii) any Newco Senior Guarantor and each of its consolidated Subsidiaries.
     6.4 Transactions with Affiliates. It shall not, nor shall it permit any of its Subsidiaries (other than any Newco Subordinated Guarantor) to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions not less favorable, considered as a whole, to BDC or such Newco Senior Guarantor or Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among BDC or such Newco Senior Guarantor or Subsidiary not involving any other Affiliate, (c) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans for employees of BDC or such Newco Senior Guarantor or Subsidiary, which, in each case, have been approved by the Governing Board of the Ultimate Parent, provided, that any payments of cash or transfers of debt securities or assets by any such Grantor and its consolidated Subsidiaries pursuant to this clause (c), shall not exceed $5,000,000 in any fiscal year of the Ultimate Parent, (d) the existence of, or performance by BDC or such Newco Senior Guarantor or Subsidiary of its obligations under the terms of, any tax sharing agreement pursuant to which taxes are allocated to BDC or such Newco Senior Guarantor or Subsidiary on a fair and reasonable basis, (e) the Shared Services Transactions and (f) the issuance by BDC or such Newco Senior Guarantor or Subsidiary of Equity Interests to, or the receipt of any capital contribution from, its parent entity and (g) the “Restructuring Transactions” under (and as defined in) the Reorganization Plan.
     6.5 Fundamental Changes. It shall not, nor shall it permit any of its Subsidiaries (other than any Newco Subordinated Guarantor) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate, wind up or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any of BDC, any Newco Senior Guarantor, any Newco Subordinated Guarantor or any of their respective Subsidiaries may merge into BDC or any Newco Senior Guarantor in a transaction in which BDC or a Newco Senior Guarantor is the surviving entity, (ii) any Subsidiary of BDC may merge into any Subsidiary of BDC in a transaction in which the surviving entity is a wholly-owned Subsidiary of BDC, (iii) any Subsidiary of any Newco Senior Guarantor may merge into any Subsidiary of any Newco Senior Guarantor in a transaction in which the surviving entity is a wholly-owned Subsidiary of a Newco Senior Guarantor, (iv) BDC or any Newco Senior Guarantor or any Subsidiary thereof may merge or consolidate with any other Person in order to effect a Permitted BDC/Newco Acquisition and (v) BDC, any Newco Senior Guarantor or any Subsidiary thereof may liquidate or dissolve if the Ultimate Parent determines in good faith that such liquidation or dissolution is in the best interests of the Ultimate Parent and is not materially disadvantageous to the Lenders.
SECTION 7. REMEDIAL PROVISIONS
     7.1 Certain Matters Relating to Receivables. (a) After an Enforcement Event has occurred and is continuing, the Shared Collateral Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Shared Collateral Agent may require in connection with such test verifications.
     (b) The Shared Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables. The Shared Collateral Agent may curtail or terminate said authority at any time after the

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occurrence and during the continuance of an Enforcement Event. If required by the Shared Collateral Agent, upon the request of the requisite Shared Collateral Secured Parties, in accordance with the Intercreditor Agreement, at any time after the occurrence and during the continuance of an Enforcement Event, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Shared Collateral Agent if required, in the Shared Collateral Account, subject to withdrawal by the Shared Collateral Agent for the account of the Shared Collateral Secured Parties only as provided in Section 7.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Shared Collateral Agent and the other Shared Collateral Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
     (c) At the Shared Collateral Agent’s request, upon the occurrence and during the continuance of an Enforcement Event, each Grantor shall deliver to the Shared Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.
     7.2 Communications with Obligors; Grantors Remain Liable. (a) The Shared Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Enforcement Event and after prior notice to the Grantors communicate with obligors under the Receivables to verify with them to the Shared Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.
     (b) After the occurrence and during the continuance of an Enforcement Event and at the direction of the requisite Shared Collateral Secured Parties, in accordance with the Intercreditor Agreement, the Shared Collateral Agent, in its own name or in the name of others may, and upon the request of the Shared Collateral Agent each Grantor shall, notify obligors on the Receivables that the Receivables have been assigned to the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties and that payments in respect thereof shall be made directly to the Shared Collateral Agent.
     (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Shared Collateral Agent nor any Shared Collateral Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Shared Collateral Agent nor any Shared Collateral Secured Party of any payment relating thereto, nor shall the Shared Collateral Agent or any Shared Collateral Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     7.3 Pledged Stock. (a) Unless an Enforcement Event shall have occurred and be continuing and the Shared Collateral Agent shall have given notice to the relevant Grantor of the Shared Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 7.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Shared Collateral Agent’s reasonable

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judgment, would result in any violation of any provision of the Credit Agreements, the Intercreditor Agreement, this Agreement or any other Loan Document.
     (b) If an Enforcement Event shall have occurred and be continuing and the Shared Collateral Agent shall have given notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Shared Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations at the time and in the order specified in the Intercreditor Agreement, and (ii) any or all of the Investment Property shall be registered in the name of the Shared Collateral Agent or its nominee, and the Shared Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Shared Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Shared Collateral Agent may determine), all without liability except to account for property actually received by it, but the Shared Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
     (c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Shared Collateral Agent in writing that (x) states that an Enforcement Event has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon delivery of any notice to such effect pursuant to Section 7.3(a), pay any dividends or other payments with respect to the Investment Property directly to the Shared Collateral Agent.
     7.4 Proceeds to be Turned Over To Shared Collateral Agent. In addition to the rights of the Shared Collateral Agent and the Shared Collateral Secured Parties specified in Section 7.1 with respect to payments of Receivables, if an Enforcement Event shall have occurred and be continuing, and the Shared Collateral Agent, upon the request of the requisite Shared Collateral Secured Parties, in accordance with the Intercreditor Agreement, shall have given notice thereof to the Grantors, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Shared Collateral Agent and the Shared Collateral Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Shared Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Shared Collateral Agent, if required). All Proceeds received by the Shared Collateral Agent hereunder shall be held by the Shared Collateral Agent in a Shared Collateral Account maintained under its sole dominion and control in accordance with the Intercreditor Agreement. All Proceeds while held by the Shared Collateral Agent in a Shared Collateral Account (or by such Grantor in trust for the Shared Collateral Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 7.5.
     7.5 Application of Moneys. The Shared Collateral Agent shall apply all or any part of moneys, cash dividends, payments or other proceeds constituting Shared Collateral, whether or not held by any in the Shared Collateral Account and other funds on deposit in the Shared Collateral Account, in payment of the Obligations at the times and in the manner provided in the Intercreditor Agreement.

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     7.6 Code and Other Remedies. If an Enforcement Event shall have occurred and be continuing, upon the request of the requisite Shared Collateral Secured Parties, in accordance with the Intercreditor Agreement, the Shared Collateral Agent, on behalf of the Shared Collateral Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Shared Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Shared Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Shared Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Shared Collateral Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Shared Collateral Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Shared Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Shared Collateral Agent’s request, to assemble the Shared Collateral and make it available to the Shared Collateral Agent at places which the Shared Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Shared Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Shared Collateral or in any way relating to the Shared Collateral or the rights of the Shared Collateral Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 7.5, and only after such application and after the payment by the Shared Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Shared Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Shared Collateral Secured Parties arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Shared Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
     7.7 Registration Rights. (a) If the Shared Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.6, at any time when an Enforcement Event has occurred and is continuing, and if in the opinion of the Shared Collateral Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Shared Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Shared Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Shared Collateral Agent shall

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designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
     (b) Each Grantor recognizes that the Shared Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Shared Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
     (c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 7.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.7 will cause irreparable injury to the Shared Collateral Agent and the Shared Collateral Secured Parties, that the Shared Collateral Agent and the Shared Collateral Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Enforcement Event has occurred.
     7.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Shared Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Shared Collateral Agent or any Shared Collateral Secured Party to collect such deficiency.
SECTION 8. THE SHARED COLLATERAL AGENT
     8.1 Shared Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Shared Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement upon the occurrence and during the continuance of an Enforcement Event, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Shared Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon the occurrence and during the continuance of an Enforcement Event:
   (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Shared Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Shared Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Shared Collateral whenever payable;

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   (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Shared Collateral Agent may reasonably request to evidence the Shared Collateral Agent’s security interest in such Intellectual Property (and the associated goodwill) and general intangibles of such Grantor relating thereto or represented thereby;
   (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Shared Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
   (iv) execute, in connection with any sale provided for in Section 7.6 or 7.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Shared Collateral; and
   (v) (1) direct any party liable for any payment under any of the Shared Collateral to make payment of any and all moneys due or to become due thereunder directly to the Shared Collateral Agent or as the Shared Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Shared Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Shared Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Shared Collateral or any portion thereof and to enforce any other right in respect of any Shared Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Shared Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Shared Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Shared Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Shared Collateral as fully and completely as though the Shared Collateral Agent were the absolute owner thereof for all purposes, and do, at the Shared Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Shared Collateral Agent deems necessary to protect, preserve or realize upon the Shared Collateral and Shared Collateral Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
   Anything in this Section 8.1(a) to the contrary notwithstanding, the Shared Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.1(a) unless an Enforcement Event shall have occurred and be continuing.
     (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Shared Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
     (c) The expenses of the Shared Collateral Agent incurred in connection with actions undertaken as provided in this Section 8.1, together with interest thereon at the highest rate applicable thereto under Section 2.08(c) of the RHDI Credit Agreement, Section 2.08(c) of the Dex East Credit Agreement and Section 2.08(c) of the Dex West Credit Agreement, from the date of payment by the Shared Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Shared Collateral Agent on demand.

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     (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
     8.2 Duty of Shared Collateral Agent. The Shared Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Shared Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Shared Collateral Agent deals with similar property for its own account. No Shared Collateral Secured Party nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Shared Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Shared Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Shared Collateral or any part thereof. The powers conferred on the Shared Collateral Agent and the Shared Collateral Secured Parties hereunder are solely to protect the Shared Collateral Agent’s and the Shared Collateral Secured Parties’ interests in the Shared Collateral and shall not impose any duty upon the Shared Collateral Agent or any Shared Collateral Secured Party to exercise any such powers. The Shared Collateral Agent and the Shared Collateral Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
     8.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Shared Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Shared Collateral without the signature of such Grantor in such form and in such offices as the Shared Collateral Agent determines appropriate to perfect the security interests of the Shared Collateral Agent under this Agreement. Each Grantor authorizes the Shared Collateral Agent to use the collateral description “all personal property” in any such financing statement. Each Grantor hereby ratifies and authorizes the filing by the Shared Collateral Agent of any financing statement with respect to the Shared Collateral made prior to the date hereof.
     8.4 Authority of Shared Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Shared Collateral Agent under this Agreement with respect to any action taken by the Shared Collateral Agent or the exercise or non-exercise by the Shared Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Shared Collateral Agent and the other Shared Collateral Secured Parties, be governed by the Intercreditor Agreement and by such other agreements as may exist from time to time among them, but, as between the Shared Collateral Agent and the Grantors, the Shared Collateral Agent shall be conclusively presumed to be acting as agent for the Shared Collateral Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 9. MISCELLANEOUS
     9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 6.3 of the Intercreditor Agreement.
     9.2 Notices. All notices, requests and demands to or upon the Shared Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 6.1of the Intercreditor Agreement.

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     9.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Shared Collateral Agent nor any Shared Collateral Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Shared Collateral Agent or any Shared Collateral Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Shared Collateral Agent or any Shared Collateral Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Shared Collateral Agent or such Shared Collateral Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     9.4 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Shared Collateral Agent and the Shared Collateral Secured Parties and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Shared Collateral Agent.
     9.5 Setoff. If an Enforcement Event shall have occurred and be continuing, each Shared Collateral Secured Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, subject to the terms of the Intercreditor Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Shared Collateral Secured Party or Affiliate to or for the credit or the account of any of the Grantors against any of and all the obligations of such Grantor now or hereafter existing under this Agreement held by such Shared Collateral Secured Party, irrespective of whether or not such Shared Collateral Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Shared Collateral Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Shared Collateral Secured Party may have.
     9.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     9.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.8 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     9.9 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Shared Collateral Agent and the Shared Collateral Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Shared Collateral Agent or any Shared Collateral Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

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     9.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     9.11 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 9.2 or at such other address of which the Shared Collateral Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     9.12 Additional Grantors. Each Subsidiary of the Ultimate Parent that is required to become a party to this Agreement pursuant to any Loan Document shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Shared Collateral Assumption Agreement in the form of Annex I hereto.
     9.13 Releases. (a) At the times and to the extent provided in Section 6.10 of the Intercreditor Agreement, the Shared Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Shared Collateral Agent and each Grantor hereunder shall terminate in accordance with the terms set forth in Section 6.10 of the Intercreditor Agreement, all without delivery of any instrument or performance of any act by any party, and all rights to the Shared Collateral shall revert to the Grantors. In connection with any such termination or release, the Shared Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense all documents that such Grantor shall reasonably request to evidence such termination or release.
     (b) At the times and to the extent provided in Sections 6.10(d) and (e) of the Intercreditor Agreement, the Shared Collateral so specified shall be released from the Liens created hereby on such Shared Collateral, in accordance with the provisions of the Intercreditor Agreement.
     (c) At the times and to the extent provided in Section 6.10(c) of the Intercreditor Agreement, any Grantor so specified shall be released from its Obligations hereunder in accordance with the provisions

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of the Intercreditor Agreement, and the Liens over the Equity Interests of such Grantor shall also be released, in accordance with the provisions of the Intercreditor Agreement.
     9.14 Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Liens, security interests and rights granted pursuant to this Agreement shall be subject to the terms and conditions of (and the exercise of any right or remedy by any Administrative Agent hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement. In the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Shared Collateral Agent and any Administrative Agent hereunder shall be exercised by the Shared Collateral Agent or any Administrative Agent, and no direction shall be given by the Shared Collateral Agent or any Administrative Agent in contravention of the Intercreditor Agreement.
     9.15 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
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          IN WITNESS WHEREOF, each of the undersigned has caused this Shared Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Shared Collateral Agent

By:
Name:
Title:

R.H. DONNELLEY CORPORATION

By:
Name:
Title:

DEX MEDIA, INC.

By:
Name:
Title:

BUSINESS.COM, INC.

By:
Name:
Title:

RHD SERVICE LLC

By:
Name:
Title:
Signature Page to the Shared Guarantee and Collateral Agreement

WORK.COM, INC.

By:
Name:
Title:
Signature Page to the Shared Guarantee and Collateral Agreement

ANNEX I
FORM OF SHARED COLLATERAL ASSUMPTION AGREEMENT
          SHARED COLLATERAL ASSUMPTION AGREEMENT, dated as of                      ___, 20___, made by                                         (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as shared collateral agent (in such capacity, the “Shared Collateral Agent”) for the banks and other financial institutions or entities parties to the RHDI Credit Agreement referred to below (the “RHDI Lenders”), the banks and other financial institutions or entities parties to the Dex East Credit Agreement referred to below (the “Dex East Lenders”) and the banks and other financial institutions or entities parties to the Dex West Credit Agreement referred to below (the “Dex West Lenders”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercreditor Agreement.
W I T N E S S E T H:
          WHEREAS, R.H. Donnelley Corporation (the “Ultimate Parent”), R.H. Donnelley Inc. (“RHDI”), the RHDI Lenders and Deutsche Bank Trust Company Americas, as administrative agent (the “RHDI Administrative Agent”) have entered into the Third Amended and Restated Credit Agreement, dated as of January 29, 2010 (as further amended, supplemented or otherwise modified from time to time, the “RHDI Credit Agreement”);
          WHEREAS, the Ultimate Parent, Dex Media, Inc. (“DMI”), Dex Media East, Inc. (“East Holdings”), Dex Media East LLC (“Dex East”), the Dex East Lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Dex East Administrative Agent”) have entered into the Credit Agreement, dated as of October 24, 2007, as amended and restated as of January 29, 2010 (as further amended, supplemented or otherwise modified from time to time, the “Dex East Credit Agreement”);
          WHEREAS, the Ultimate Parent, DMI, Dex Media West, Inc. (“West Holdings”), Dex Media West LLC, (“Dex West”), the Dex West Lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Dex West Administrative Agent”) have entered into the Credit Agreement, dated as of June 6, 2008, as amended and restated as of January 29, 2010 (as further amended, supplemented or otherwise modified from time to time, the “Dex West Credit Agreement”, collectively with the RHDI Credit Agreement and the Dex East Credit Agreement, the “Credit Agreements”);
          WHEREAS, in connection with Credit Agreements, the Grantors (other than the Additional Grantor) have entered into the Shared Guarantee and Collateral Agreement, dated as of January 29, 2010, (as amended, supplemented or otherwise modified from time to time, the “Shared Guarantee and Collateral Agreement”) in favor of the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties;
          WHEREAS, the Credit Agreements require the Additional Grantor to become a party to the Shared Guarantee and Collateral Agreement; and
          WHEREAS, the Additional Grantor has agreed to execute and deliver this Shared Collateral Assumption Agreement in order to become a party to the Shared Guarantee and Collateral Agreement;
          NOW, THEREFORE, IT IS AGREED:

          1. Shared Guarantee and Collateral Agreement. By executing and delivering this Shared Collateral Assumption Agreement, the Additional Grantor, as provided in Section 9.12 of the Shared Guarantee and Collateral Agreement, hereby becomes a party to the Shared Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Shared Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Shared Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Shared Collateral Assumption Agreement) as if made on and as of such date.
          2. Governing Law. THIS SHARED COLLATERAL ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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          IN WITNESS WHEREOF, the undersigned has caused this Shared Collateral Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Signature Page to the Shared Collateral Assumption Agreement

Annex 1-A to
Shared Collateral Assumption Agreement
Supplement to Schedule 1
Supplement to Schedule 2
Supplement to Schedule 3
Supplement to Schedule 4
Supplement to Schedule 5
Supplement to Schedule 6

EXHIBIT D

FORM OF COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT
Dated as of January 29, 2010
among
R.H. DONNELLEY CORPORATION,
BUSINESS.COM, INC.,
RHD SERVICE LLC,
WORK.COM, INC.,
DEX MEDIA, INC.,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as RHDI Administrative Agent
JPMORGAN CHASE BANK, N.A.,
as Dex East Administrative Agent
JPMORGAN CHASE BANK, N.A.,
as Dex West Administrative Agent
and
JPMORGAN CHASE BANK, N.A.,
as Shared Collateral Agent

-ii-

ANNEX I Shared Collateral Security Documents

SCHEDULE 6.1 Notice Addresses

EXHIBITS
A Form of Notice of Event of Default
B Form of Joinder Agreement
C Form of Notice of Cancellation
D Form of Notice of Acceleration
E Form of Notice of Foreclosure

          COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT, dated as of January 29, 2010 (this “Intercreditor Agreement”), among R.H. DONNELLEY CORPORATION, a Delaware corporation (the “Ultimate Parent”), BUSINESS.COM, INC., a Delaware corporation (“BDC”), RHD SERVICE LLC, a Delaware limited liability company (the “Service Company”), WORK.COM, INC., a Delaware corporation (“Work.com”), DEX MEDIA, INC., a Delaware corporation (“DMI”), the other direct and indirect subsidiaries of the Ultimate Parent from time to time parties hereto (together with the Ultimate Parent, BDC, the Service Company, Work.com and DMI, the “Grantors”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as RHDI Administrative Agent (as defined below), JPMORGAN CHASE BANK, N.A., as Dex East Administrative Agent (as defined below), JPMORGAN CHASE BANK, N.A., as Dex West Administrative Agent (as defined below), and JPMORGAN CHASE BANK, N.A., as Shared Collateral Agent (together with any successors, the “Shared Collateral Agent”) for the benefit of the Shared Collateral Secured Parties (as defined below).
W I T N E S S E T H:
          WHEREAS, on May 28, 2009 (the “Petition Date”), the Ultimate Parent and its Subsidiaries (such term and certain other capitalized terms used hereinafter being defined in subsection 1.1) each commenced their bankruptcy cases (the “Chapter 11 Cases”) as debtors and debtors in possession by filing a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
          WHEREAS, on October 21, 2009, the Ultimate Parent and its Subsidiaries filed with the Bankruptcy Court the Reorganization Plan and the Disclosure Statement;
          WHEREAS, on or about January 12, 2010, the Bankruptcy Court entered the Confirmation Order confirming the Reorganization Plan;
          WHEREAS, in order to consummate the Reorganization Plan, the Lenders have, as applicable, severally agreed to make or continue extensions of credit to RHDI, Dex East and Dex West upon the terms and subject to the conditions set forth in each of the RHDI Credit Agreement, the Dex East Credit Agreement and the Dex West Credit Agreement (collectively, the “Credit Agreements”);
          WHEREAS, the Grantors have agreed to secure guarantees by them of certain obligations of RHDI, Dex East and Dex West from time to time outstanding;
          WHEREAS, it is a condition precedent to the effectiveness of each Credit Agreement that the Grantors shall have executed and delivered the Shared Guarantee and Collateral Agreement to the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties; and
          WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreements that the parties hereto enter into this Intercreditor Agreement in order to (i) provide for the appointment by the RHDI Administrative Agent, the Dex East Administrative Agent and the Dex West Administrative Agent, of JPMorgan Chase Bank, N.A., as the Shared Collateral Agent on behalf of the Shared Collateral Secured Parties, (ii) set forth certain responsibilities of the Shared Collateral Agent and (iii) establish among the Shared Collateral Secured Parties their respective rights with respect to certain payments that may be received by the Shared Collateral Agent in respect of the Shared Collateral.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.
DEFINED TERMS
          1.1 Definitions. The following terms, as used herein, shall have the respective meanings set forth below:
     “Acceleration Event” shall mean, with respect to any of the Secured Obligations, (a) such Secured Obligations have not been paid in full at the stated final maturity thereof and any applicable grace period has expired or (b) an Event of Default has occurred under the relevant Loan Document and, as a result thereof, all such Secured Obligations outstanding have become due and payable and have not been paid in full or, in the case of any reimbursement obligation in respect of an outstanding letter of credit or similar instrument, a requirement for cash collateralization has not been satisfied as of the time such requirement is to be satisfied pursuant to the relevant Loan Document.
     “Administrative Agents” shall mean, collectively, the RHDI Administrative Agent, the Dex East Administrative Agent and the Dex West Administrative Agent.
     “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Bankruptcy Court” shall have the meaning set forth in the recitals hereto.
     “Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.
     “Bankruptcy Law” shall mean each of the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
     “BDC” shall have the meaning set forth in the preamble hereto.
     “Borrowers” shall mean RHDI, Dex East and Dex West.
     “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
     “Chapter 11 Cases” shall have the meaning set forth in the recitals hereto.
     “Class”, when used in reference to (a) any Secured Obligation, shall refer to whether such Secured Obligation is an RHDI Secured Obligation, Dex East Secured Obligation or Dex West Secured Obligation or (b) any Secured Party, shall refer to whether such Secured Party is an RHDI Secured Party, Dex East Secured Party or Dex West Secured Party.
     “Closing Date” shall mean January 29, 2010.
     “Confirmation Order” shall mean that certain order confirming the Reorganization Plan pursuant to Section 1129 of the Bankruptcy Code entered by the Bankruptcy Court on January 12, 2010.

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     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Agreements” shall have the meaning set forth in the recitals hereto.
     “Default” shall mean a “Default” or any equivalent term as such term is defined in the RHDI Credit Agreement, the Dex East Credit Agreement or the Dex West Credit Agreement.
     “Dex East” shall mean Dex Media East LLC, a Delaware limited liability company.
     “Dex East Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Dex East Credit Agreement, and any successor Dex East Administrative Agent appointed thereunder.
     “Dex East Credit Agreement” shall mean (a) the Credit Agreement, dated as of October 24, 2007 (as amended and restated as of the Closing Date, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Ultimate Parent, DMI, East Holdings, Dex East, the Dex East Lenders and the Dex East Administrative Agent and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to Refinance (whether by the same or different banks) in whole or in part (under one or more agreements) the Indebtedness and other obligations outstanding under the Dex East Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including, without limitation, adding or removing any Person as a borrower, guarantor or other obligor thereunder).
     “Dex East Lenders” shall mean the several banks and other financial institutions or entities from time to time party to the Dex East Credit Agreement.
     “Dex East Loan Documents” shall mean (a) the “Loan Documents” as such term is defined in the Dex East Credit Agreement and (b) any loan documents or similar documents entered into in connection with a Refinancing of the Indebtedness under the Dex East Credit Agreement.
     “Dex East Secured Obligations” shall mean (a) the “Obligations” as such term is defined in the Dex East Credit Agreement or (b) any equivalent term as such term is used in any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred in connection with a Refinancing of the Indebtedness under the Dex East Credit Agreement.
     “Dex East Secured Parties” shall mean the “Secured Parties” as such term is defined in the Dex East Credit Agreement.
     “Dex West” shall mean Dex Media West LLC, a Delaware limited liability company.

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     “Dex West Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Dex West Credit Agreement, and any successor Dex West Administrative Agent appointed thereunder.
     “Dex West Credit Agreement” shall mean (a) the Credit Agreement, dated as of July 6, 2008 (as amended and restated as of the Closing Date, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Ultimate Parent, DMI, West Holdings, Dex West, the Dex West Lenders and the Dex West Administrative Agent and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to Refinance (whether by the same or different banks) in whole or in part (under one or more agreements) the Indebtedness and other obligations outstanding under the Dex West Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including, without limitation, adding or removing any Person as a borrower, guarantor or other obligor thereunder).
     “Dex West Lenders” shall mean the several banks and other financial institutions or entities from time to time party to the Dex West Credit Agreement.
     “Dex West Loan Documents” shall mean (a) the “Loan Documents” as such term is defined in the Dex West Credit Agreement and (b) any loan documents or similar documents entered into in connection with a Refinancing of the Indebtedness under the Dex West Credit Agreement.
     ”Dex West Secured Obligations” shall mean (a) the “Obligations” as such term is defined in the Dex West Credit Agreement or (b) any equivalent term as such term is used in any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred in connection with a Refinancing of the Indebtedness under the Dex West Credit Agreement.
     “Dex West Secured Parties” shall mean the “Secured Parties” as such term is defined in the Dex West Credit Agreement.
     “DIP Financing” shall mean any financing obtained by any Grantor during any Insolvency Proceeding or otherwise pursuant to any Bankruptcy Law, including any such financing obtained by any Grantor under Section 363 or 364 of the Bankruptcy Code or consisting of any arrangement for use of cash collateral held in respect of any Secured Obligation under Section 363 of the Bankruptcy Code or under any similar provision of any Bankruptcy Law.
     “Disclosure Statement” shall mean the Disclosure Statement for the Reorganization Plan, the adequacy of which was approved by the Bankruptcy Court on or about October 21, 2009, as amended, supplemented or otherwise modified.
     “Distribution Date” shall mean each date fixed by the Required Shared Collateral Secured Parties for a distribution to the Shared Collateral Secured Parties of funds held in the Shared Collateral Account, the first of which shall be within 30 days after the Shared Collateral Agent receives a Significant Event Notice then in effect and the remainder of which shall be monthly thereafter (or more frequently if requested by the Required Shared Collateral Secured Parties) on the day of the month corresponding to the first Distribution Date (or, if there be no

4

such corresponding day, the last day of such month); provided, that if any such day is not a Business Day, such Distribution Date shall be the next Business Day.
     “DMI” shall have the meaning set forth in the preamble hereto.
     “East Holdings” shall mean Dex Media East, Inc., a Delaware corporation.
     “Enforcement Event” shall mean (a) the receipt by the Shared Collateral Agent of a Significant Event Notice or (b) the occurrence of (i) any Event of Default pursuant to Section 7(i) or 7(j) of the RHDI Credit Agreement, Section 7(i) or 7(j) of the Dex East Credit Agreement, or Section 7(i) or 7(j) of the Dex West Credit Agreement, or (ii) any Event of Default under any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred in connection with any Refinancing of any of the Secured Obligations (A) arising due to the commencement of an Insolvency Proceeding with respect to the Ultimate Parent or any Subsidiary thereof and (B) triggering the automatic acceleration of all Secured Obligations outstanding under such agreement or instrument; provided, however, to the extent that such Significant Event Notice is no longer in effect, or such Event of Default is no longer continuing, the Enforcement Event shall no longer be continuing.
     “Equity Interests” shall mean the shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
     “Event of Default” shall mean an “Event of Default” or any equivalent term as such term is defined in the RHDI Credit Agreement, the Dex East Credit Agreement or the Dex West Credit Agreement.
     “Foreclosure” shall mean, with respect to any Shared Collateral and following a Notice of Foreclosure, any exercise of remedies under any of the Loan Documents or applicable law or any other act or action taken in preparation for, in anticipation of or in connection with any reasonably immediate taking physical possession of, realizing upon, exercising dominion and control over, or otherwise causing the assignment for its benefit of, such Shared Collateral by the Shared Collateral Agent (acting at the written direction of the Required Shared Collateral Secured Parties) pursuant to the Uniform Commercial Code or any other applicable law (or consensual arrangement in lieu thereof expressly agreed to by the Shared Collateral Agent (acting at the written direction of the Required Shared Collateral Secured Parties) and the applicable Grantor) and otherwise in the manner and at the times permitted under the Shared Collateral Security Documents. The term “Foreclose” shall have a correlative meaning.
     “Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States of America or foreign.
     “Grantors” shall have the meaning assigned in the preamble hereto.
     “Incremental Revolving Commitments” shall mean the “Incremental Revolving Commitments” as such term is defined in the RHDI Credit Agreement, the Dex East Credit Agreement and the Dex West Credit Agreement.

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     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Insolvency Proceeding” shall mean each of the following, in each case with respect to the Ultimate Parent or any Grantor or any property or Indebtedness of the Ultimate Parent or any Grantor: (a)(i) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, (ii) any case or proceeding seeking receivership, liquidation, reorganization, winding up or other similar case or proceeding, (iii) any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt and (iv) any case or proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official and (b) any general assignment for the benefit of creditors.
     “Intercreditor Agreement” shall have the meaning assigned in the preamble hereto.
     “Lenders” shall mean, collectively, the RHDI Lenders, the Dex East Lenders and the Dex West Lenders.
     “Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest in respect of such asset.
     “Loan Documents” shall mean, collectively, the RHDI Loan Documents, the Dex East Loan Documents and the Dex West Loan Documents.
     “Majority Class Holders” shall mean, with respect to any Class, the “Required Lenders” under and as defined in the RHDI Credit Agreement, the Dex East Credit Agreement and the Dex West Credit Agreement, as applicable. For the purpose of this definition, the RHDI Administrative Agent shall be deemed to hold or represent, and shall be entitled to vote and give notices and directions with respect to, all RHDI Secured Obligations; the Dex East Administrative Agent shall be deemed to hold or represent, and shall be entitled to vote and give notices and directions with respect to, all Dex East Secured Obligations; and the Dex West Administrative Agent shall be deemed to hold or represent, and shall be entitled to vote and give notices and directions with respect to, all Dex West Secured Obligations.
     “Moody’s” shall mean Moody’s Investors Service, Inc.

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     “Newco” shall mean any Subsidiary (direct or indirect) of the Ultimate Parent acquired or formed by the Ultimate Parent after the Closing Date other than a Subsidiary of RHDI, East Holdings or West Holdings.
     “Notice of Acceleration” shall mean (a) a written notice delivered to the Shared Collateral Agent, (i) while any RHDI Secured Obligations are outstanding, by the RHDI Administrative Agent, (ii) while any Dex East Secured Obligations are outstanding, by the Dex East Administrative Agent or (iii) while any Dex West Secured Obligations are outstanding, by the Dex West Administrative Agent, stating that an Acceleration Event has occurred and is continuing in respect of the relevant Secured Obligations or (b) the occurrence of any Event of Default pursuant to Section 7(i) or 7(j) of the RHDI Credit Agreement, Section 7(i) or 7(j) of the Dex East Credit Agreement or Section 7(i) or 7(j) of the Dex West Credit Agreement, as the case may be. Each Notice of Acceleration shall be in substantially the form of Exhibit D.
     “Notice of Cancellation” shall have the meaning assigned in subsection 2.1(c).
     “Notice of Event of Default” shall mean a written notice delivered to the Shared Collateral Agent, (a) while any RHDI Secured Obligations are outstanding, by the RHDI Administrative Agent, (b) while any Dex East Secured Obligations are outstanding, by the Dex East Administrative Agent or (c) while any Dex West Secured Obligations are outstanding, by the Dex West Administrative Agent, stating that an Event of Default has occurred and is continuing under the RHDI Credit Agreement, the Dex East Credit Agreement or the Dex West Credit Agreement, as the case may be. Each Notice of Event of Default shall be in substantially the form of Exhibit A.
     “Notice of Foreclosure” shall mean, with respect to any Shared Collateral, a written notice delivered to the Ultimate Parent and the Shared Collateral Agent (unless delivery of such notice would violate an automatic stay or similar prohibition arising from a bankruptcy filing) informing such parties that a written direction has been delivered to the Shared Collateral Agent instructing the Shared Collateral Agent to initiate Foreclosure upon the Shared Collateral as identified and described in such written direction (an executed copy of which shall be attached to any such notice). Each Notice of Foreclosure shall be in substantially the form of Exhibit E.
     “Opinion of Counsel” shall mean an opinion in writing signed by legal counsel reasonably satisfactory to the Shared Collateral Agent, who may be counsel regularly or specially retained by the Shared Collateral Agent or counsel (including, if reasonably satisfactory to the Shared Collateral Agent, in-house counsel) to the Ultimate Parent.
     “paid in full” or “payment in full” or “pay such amounts in full” shall mean, with respect to any Secured Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made), (a) with respect to the RHDI Secured Obligations, the payment in full (other than as part of a Refinancing) in cash of the principal of, accrued (but unpaid) interest (including Post-Petition Interest) and premium, if any on all such Secured Obligations, after or concurrently with termination of any Incremental Revolving Commitments thereunder and payment in full in cash of all fees and other amounts payable at or prior to the time such principal and interest are paid, (b) with respect to the Dex East Secured Obligations, the payment in full (other than as part of a Refinancing) in cash of the principal of, accrued (but unpaid) interest (including Post-Petition Interest) and premium, if any on all such Secured Obligations, after or concurrently with termination of any Incremental Revolving Commitment thereunder and payment in full in cash of all fees and other amounts payable at or prior to the time such principal and interest are paid and (c) with respect to the Dex West Secured

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Obligations, the payment in full (other than as part of a Refinancing) in cash of the principal of, accrued (but unpaid) interest (including Post-Petition Interest) and premium, if any on all such Secured Obligations, after or concurrently with termination of any Incremental Revolving Commitment thereunder and payment in full in cash of all fees and other amounts payable at or prior to the time such principal and interest are paid.
     “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.
     “Permitted Investments” shall mean (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof;
     (b) investments in commercial paper (other than commercial paper issued by the Ultimate Parent, any of its Subsidiaries or any of their Affiliates) maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, and having a debt rating of “A-1” or better from S&P or “P-1” or better from Moody’s;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Petition Date” shall have the meaning set forth in the recitals hereto.
     “Post-Petition Interest” shall mean all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.
     “Post-Petition Securities” shall mean any debt securities or other Indebtedness received in full or partial satisfaction of any claim as part of any Insolvency Proceeding.
     “Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof.
     “Recovery” shall have the meaning assigned in subsection 7.1(c).

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     “Refinancing or Refinance” shall mean, with respect to any Indebtedness, any other Indebtedness (including under any DIP Financing and under any Post-Petition Securities received on account of such Indebtedness) issued as part of a refinancing, extension, renewal, defeasance, discharge, amendment, restatement, modification, supplement, substitution, restructuring, replacement, exchange, refunding or repayment thereof.
     “Reorganization Plan” shall mean the Joint Plan of Reorganization for the Ultimate Parent and its Subsidiaries, including any exhibits, supplements, appendices and schedules thereof, dated October 21, 2009, as amended, supplemented or otherwise modified and as confirmed by the Bankruptcy Court pursuant to the Confirmation Order.
     “Required Shared Collateral Secured Parties” shall mean, as of any date of determination, (a) to the extent a Significant Event Notice is in effect with respect to only one Class of Secured Obligations, the Majority Class Holders of such Class, (b) to the extent Significant Event Notices are in effect with respect to two or more Classes of Secured Obligations, the Majority Class Holders of each such Class and (c) to the extent no Significant Event Notice is in effect with respect to each Class of Secured Obligations, the Majority Class Holders of each Class.
     “Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.
     “Responsible Officer” shall mean, as to the Ultimate Parent or any Grantor, the president, any vice-president, the senior vice president, the executive vice president, the chief operating officer, the chief executive officer or the chief financial officer.
     “RHDI” shall mean R.H. Donnelley Inc., a Delaware corporation.
     “RHDI Administrative Agent” shall mean Deutsche Bank Trust Company Americas, in its capacity as administrative agent and collateral agent under the RHDI Credit Agreement, and any successor RHDI Administrative Agent appointed thereunder.
     “RHDI Credit Agreement” shall mean (a) the Third Amended and Restated Credit Agreement, dated as of the Closing Date (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Ultimate Parent, RHDI, the RHDI Lenders and the RHDI Administrative Agent, and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to Refinance (whether by the same or different banks) in whole or in part (under one or more agreements) the Indebtedness and other obligations outstanding under the RHDI Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including, without limitation, adding or removing any Person as a borrower, guarantor or other obligor thereunder).
     “RHDI Lenders” shall mean the several banks and other financial institutions or entities from time to time party to the RHDI Credit Agreement.
     “RHDI Loan Documents” shall mean (a) the “Loan Documents” as such term is defined in the RHDI Credit Agreement and (b) any loan documents or similar documents entered into in connection with a Refinancing of the Indebtedness under the RHDI Credit Agreement.

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     “RHDI Secured Obligations” shall mean (a) the “Obligations” as such term is defined in the RHDI Credit Agreement or (b) any equivalent term as such term is used in any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred in connection with a Refinancing of the Indebtedness under the RHDI Credit Agreement.
     “RHDI Secured Parties” shall mean the “Secured Parties” as such term is defined in the RHDI Credit Agreement.
     “S&P” shall mean Standard & Poor’s Ratings Group.
     “Secured Obligations” shall mean, collectively, (a) all RHDI Secured Obligations, (b) all Dex East Secured Obligations and (c) all Dex West Secured Obligations.
     “Service Company” shall have the meaning set forth in the preamble hereto.
     “Shared Collateral” shall mean, collectively, all collateral in which the Shared Collateral Agent is granted a security interest, on behalf of the Shared Collateral Secured Parties, pursuant to any Shared Collateral Security Document.
     “Shared Collateral Account” shall have the meaning assigned in subsection 3.1.
     “Shared Collateral Agent” shall have the meaning set forth in the preamble hereto.
     “Shared Collateral Agent Fees” shall mean all fees, costs and expenses of the Shared Collateral Agent required to be reimbursed by the Grantors pursuant to Section 4 of this Intercreditor Agreement or otherwise under the Shared Collateral Security Documents.
     “Shared Collateral Enforcement Action” shall mean, with respect to any Shared Collateral Secured Party, for such Shared Collateral Secured Party, whether or not in consultation with any other Shared Collateral Secured Party, to exercise, seek to exercise, join any Person in exercising or to institute or to maintain or to participate in any action or proceeding with respect to, any rights or remedies with respect to any Shared Collateral, including (a) instituting or maintaining, or joining any Person in instituting or maintaining, any enforcement, contest, protest, attachment, collection, execution, levy or foreclosure action or proceeding with respect to any Shared Collateral, whether under any Loan Document, Shared Collateral Security Document or otherwise or (b) exercising any other right or remedy under the Uniform Commercial Code of any applicable jurisdiction or under any Bankruptcy Law or other applicable law.
     “Shared Collateral Secured Parties” shall mean, collectively, (a) the Shared Collateral Agent, (b) any RHDI Secured Parties, (c) any Dex East Secured Parties and (d) any Dex West Secured Parties.
     “Shared Collateral Security Documents” shall mean each of the instruments described in Annex I to this Intercreditor Agreement and each agreement entered into pursuant to clause (ii) of subsection 6.3(b) of this Intercreditor Agreement.
     “Shared Guarantee and Collateral Agreement” shall mean the Shared Guarantee and Collateral Agreement, dated as of January 29, 2010, among the Ultimate Parent, DMI, BDC, the

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Service Company,Work.com and certain of their Subsidiaries, and JPMorgan Chase Bank, N.A., as Shared Collateral Agent, as amended, restated or otherwise modified from time to time.
     “Significant Event Notice” shall mean (a) any Notice of Acceleration, (b) any Notice of Event of Default or (c) any Notice of Foreclosure.
     “Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.
     “Third Party Sale” shall have the meaning assigned in subsection 6.10(g).
     “Ultimate Parent” shall have the meaning set forth in the preamble hereto.
     “West Holdings” shall mean Dex Media West, Inc, a Delaware Corporation.
     “Work.com” shall have the meaning set forth in the preamble hereto.
          1.2 Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Subsections, Exhibits and Schedules shall be construed to refer to Articles, Sections, and Subsections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 2.
ENFORCEMENT OF SECURED OBLIGATIONS
          2.1 Significant Event Notices. (a) Upon receipt by the Shared Collateral Agent of a Significant Event Notice, the Shared Collateral Agent shall promptly notify the Ultimate Parent, the Grantors and the Administrative Agents of the receipt and contents thereof. So long as such Significant Event Notice is in effect in accordance with subsection 2.1(b) hereof, the Shared Collateral Agent shall exercise the rights and remedies available during the continuance of the applicable Event(s) of Default or Acceleration Event, as the case may be, provided in this Intercreditor Agreement and in the Shared

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Collateral Security Documents subject to the written direction of the Required Shared Collateral Secured Parties, as provided herein.
          (b) A Significant Event Notice delivered by an Administrative Agent on behalf of the Shared Collateral Secured Parties of the Class represented thereby shall become effective upon receipt thereof by the Shared Collateral Agent. Notwithstanding anything in this Intercreditor Agreement to the contrary, a Significant Event Notice shall be deemed to be in effect whenever (i) an Event of Default under Section 7(i) or 7(j) of the RHDI Credit Agreement, Section 7(i) or 7(j) of the Dex East Credit Agreement or Section 7(i) or 7(j) of the Dex West Credit, or (ii) any Event of Default under any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred in connection with any Refinancing of any of the Secured Obligations (A) arising due to the commencement of an Insolvency Proceeding with respect to the Ultimate Parent or any Subsidiary thereof and (B) triggering the automatic acceleration of all Secured Obligations outstanding under such agreement or instrument, has occurred and is continuing. A Significant Event Notice, once effective, shall remain in effect unless and until it is cancelled as provided in subsection 2.1(c).
          (c) Any Administrative Agent shall be entitled to cancel its own Significant Event Notice (and each Administrative Agent hereby agrees to promptly cancel its own Notice of Event of Default if the relevant Event(s) of Default or Acceleration Event, as the case may be, are no longer continuing) by delivering a written notice of cancellation in the form attached hereto as Exhibit C (a “Notice of Cancellation”) to the Shared Collateral Agent (i) before the Shared Collateral Agent takes any action to exercise any remedy with respect to the Shared Collateral or (ii) thereafter; provided, that (x) any actions taken by the Shared Collateral Agent prior to receipt of such Notice of Cancellation to exercise any remedy or remedies with respect to the Shared Collateral which can, in a commercially reasonable manner, be reversed, cancelled or stopped, shall be so reversed, cancelled or stopped, and (y) any actions taken by the Shared Collateral Agent prior to receipt of such Notice of Cancellation to exercise any remedy or remedies with respect to the Shared Collateral which cannot, in a commercially reasonable manner, be reversed, cancelled or stopped, may be completed; provided, further that, notwithstanding the foregoing, to the extent the Shared Collateral Agent receives a Notice of Cancellation in respect of one Class of Secured Obligations and a Significant Event Notice remains outstanding in respect of one or more other Classes of Secured Obligations, the Shared Collateral Agent shall continue to take any action to exercise any remedy with respect to the Shared Collateral as directed by the Required Shared Collateral Secured Parties (as determined after giving effect to such Notice of Cancellation). In the event Notices of Cancellations are given in respect of all outstanding Significant Event Notices, the Shared Collateral Agent shall cooperate with the Grantors so that the actions referred to in clauses (x) and (y) in the first proviso above are done at the written direction of the Grantors and otherwise in accordance with the terms of this Intercreditor Agreement and the Shared Collateral Security Documents. The Shared Collateral Agent shall promptly notify the Ultimate Parent as to the receipt and contents of any Notice of Cancellation. The Shared Collateral Agent shall not be liable to any Person for any losses, damages or expenses arising out of or related to actions taken at the direction of the Grantors after the issuance of a Notice of Cancellation.
          2.2 Exercise of Powers; Instructions of the Required Shared Collateral Secured Parties; Voting. (a) All of the powers, remedies and rights of the Shared Collateral Agent as set forth in this Intercreditor Agreement may be exercised by the Shared Collateral Agent in respect of any Shared Collateral Security Document as though set forth in full therein and all of the powers, remedies and rights of the Shared Collateral Agent as set forth in any Shared Collateral Security Document may be exercised from time to time as herein and therein provided. In the event of any conflict between the provisions of any Shared Collateral Security Document and the provisions hereof, the provisions of this Intercreditor Agreement shall govern.

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          (b) The Required Shared Collateral Secured Parties shall at all times have the right, by one or more notices in writing executed and delivered to the Shared Collateral Agent (or by telephonic notice promptly confirmed in writing), to direct the time, method and place of conducting any proceeding for any right or remedy available to the Shared Collateral Agent, or of exercising any power conferred on the Shared Collateral Agent or to direct the taking or the refraining from taking of any action authorized by this Intercreditor Agreement or any Shared Collateral Security Document; provided, that (i) such direction shall not conflict with any Requirement of Law, this Intercreditor Agreement or any Shared Collateral Security Document, (ii) the Shared Collateral Agent shall be adequately secured and indemnified as provided in subsection 5.4(d) and (iii) no Shared Collateral Enforcement Action may be taken unless an Acceleration Event is in effect; provided, further, that notwithstanding anything herein to the contrary, (A) to the extent the RHDI Secured Obligations have not been paid in full and the Shared Collateral has not been released by the RHDI Secured Parties pursuant to subsection 6.10, only the RHDI Administrative Agent, on behalf of the RHDI Secured Parties, shall have the right to direct any such action with respect to the Equity Interests of RHDI, (B) to the extent the Dex East Secured Obligations have not been paid in full and the Shared Collateral has not been released by the Dex East Secured Parties pursuant to subsection 6.10, only the Dex East Administrative Agent, on behalf of the Dex East Secured Parties, shall have the right to direct any such action with respect to the Equity Interests of East Holdings (or, following a merger of East Holdings and Dex East, the entity surviving such merger) and (C) to the extent the Dex West Secured Obligations have not been paid in full and the Shared Collateral has not been released by the Dex West Secured Parties pursuant to subsection 6.10, only the Dex West Administrative Agent, on behalf of the Dex West Secured Parties, shall have the right to direct any such action with respect to the Equity Interests of West Holdings (or, following a merger of West Holdings and Dex West, the entity surviving such merger). In the absence of such direction, the Shared Collateral Agent shall have no duty to take or refrain from taking any action unless explicitly required herein. Upon the receipt of any such notice the Shared Collateral Agent shall promptly notify the Administrative Agents of the receipt and contents thereof.
          (c) Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, and except as expressly provided otherwise herein, none of the Shared Collateral Agent, any Administrative Agent or any other Shared Collateral Secured Party shall do (and no such Administrative Agent or Shared Collateral Secured Party (other than the Required Shared Collateral Secured Parties) shall direct the Shared Collateral Agent to do) any of the following without the consent of the Required Shared Collateral Secured Parties: (i) take any Shared Collateral Enforcement Action or commence, seek to commence or join any other Person in commencing any Insolvency Proceeding with respect to any Grantor; or (ii) object to, contest or take any other action that is reasonably likely to hinder (A) any Shared Collateral Enforcement Action initiated by the Shared Collateral Agent, (B) any release of Shared Collateral permitted under subsection 6.10, whether or not done in consultation with or with notice to such Shared Collateral Secured Party or (C) any decision by the Required Shared Collateral Secured Parties to forbear or refrain from bringing or pursuing any such Shared Collateral Enforcement Action or to effect any such release.
          2.3 Remedies Not Exclusive. (a) No remedy conferred upon or reserved to the Shared Collateral Agent herein or in the Shared Collateral Security Documents is intended to be exclusive of any other remedy or remedies, but every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or in any Shared Collateral Security Document or now or hereafter existing at law or in equity or by statute (but, in each case, only at the times such right, power or remedy shall be available to be exercised by the Shared Collateral Agent in accordance with the terms of this Intercreditor Agreement or under any Shared Collateral Security Document).
          (b) No delay or omission by the Shared Collateral Agent to exercise any right, remedy or power hereunder or under any Shared Collateral Security Document shall impair any such right,

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remedy or power or shall be construed to be a waiver thereof, and every right, power and remedy given by this Intercreditor Agreement or any Shared Collateral Security Document to the Shared Collateral Agent may be exercised from time to time and as often as may be deemed expedient by the Shared Collateral Agent (but, in each case, only at the times such right, power or remedy shall be available to be exercised by the Shared Collateral Agent in accordance with the terms of this Intercreditor Agreement or under any Shared Collateral Security Document).
          (c) If the Shared Collateral Agent shall have proceeded to enforce any right, remedy or power under this Intercreditor Agreement or any Shared Collateral Security Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Shared Collateral Agent, then the Grantors, the Shared Collateral Agent and the Shared Collateral Secured Parties shall, subject to any determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder or thereunder with respect to the Shared Collateral and in all other respects, and thereafter all rights, remedies and powers of the Shared Collateral Agent shall continue as though no such proceeding had been taken.
          (d) All rights of action and of asserting claims upon or under this Intercreditor Agreement and the Shared Collateral Security Documents may be enforced by the Shared Collateral Agent without the possession of any Loan Document or instrument evidencing any Secured Obligation or the production thereof at any trial or other proceeding relative thereto, and any suit or proceeding instituted by the Shared Collateral Agent shall be, subject to subsections 5.5(c) and 5.10(b)(ii), brought in its name as Shared Collateral Agent and any recovery of judgment shall be held in the Shared Collateral Account until distribution pursuant to subsection 3.4.
          2.4 Waiver and Estoppel. (a) Each Grantor agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim, or take the benefit or advantage of, any appraisement, valuation, stay, extension, moratorium, turnover or redemption law, or any law permitting it to direct the order in which the Shared Collateral shall be sold, now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance or enforcement of this Intercreditor Agreement, or any Shared Collateral Security Document, and hereby waives all benefit or advantage of all such laws and covenants that it will not hinder, delay or impede the execution of any power granted to the Shared Collateral Agent in this Intercreditor Agreement or any Shared Collateral Security Document and will suffer and permit the execution of every such power as though no such law were in force.
          (b) Each Grantor, to the extent it may lawfully do so, on behalf of itself and all who may claim through or under it, including without limitation any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Shared Collateral upon any sale, whether made under any power of sale granted herein or in any Shared Collateral Security Document or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Intercreditor Agreement or any Shared Collateral Security Document and consents and agrees that all the Shared Collateral may at any such sale be offered and sold as an entirety.
          (c) Each Grantor waives, to the extent permitted by applicable law, presentment, demand, protest and any notice of any kind (except notices explicitly required hereunder, under any Loan Document or under any other Shared Collateral Security Document) in connection with this Intercreditor Agreement and the Shared Collateral Security Documents and any action taken by the Shared Collateral Agent with respect to the Shared Collateral.
          2.5 Limitation on Shared Collateral Agent’s Duty in Respect of Shared Collateral. Beyond its duties expressly provided herein or in any Shared Collateral Security Document and to account to the Shared Collateral Secured Parties and the Grantors for moneys and other property received

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by it hereunder or under any Shared Collateral Security Document, the Shared Collateral Agent shall not have any other duty to the Grantors or to the Shared Collateral Secured Parties as to any Shared Collateral in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.
          2.6 Limitation by Law. All rights, remedies and powers provided in this Intercreditor Agreement or any Shared Collateral Security Document may be exercised only to the extent that the exercise thereof does not violate any applicable Requirement of Law, and all the provisions hereof are intended to be subject to all applicable mandatory Requirements of Law which may be controlling and to be limited to the extent necessary so that they will not render this Intercreditor Agreement invalid, unenforceable in whole or in part or not entitled to be recorded, registered or filed under the provisions of any applicable law.
          2.7 Rights of Shared Collateral Secured Parties under Loan Documents. Notwithstanding any other provision of this Intercreditor Agreement or any Shared Collateral Security Document to the contrary, each of (a) the right of each Shared Collateral Secured Party (i) to receive payment of the Secured Obligations held by such Shared Collateral Secured Party from the applicable Borrower or any Subsidiary thereof when due (whether at the stated maturity thereof, by acceleration or otherwise) as expressed in the related Loan Document or other instrument evidencing or agreement governing a Secured Obligation, (ii) to institute suit against the applicable Borrower or any Subsidiary thereof for the enforcement of such payment on or after such due date, (iii) to exercise any remedy it may have as a secured creditor against any assets of RHDI and its Subsidiaries, in the case of the RHDI Secured Obligations, East Holdings and its Subsidiaries, in the case of the Dex East Secured Obligations, or West Holdings and its Subsidiaries, in the case of the Dex West Secured Obligations, or (iv) to exercise any other remedy it may have as an unsecured creditor against the Borrowers or any Subsidiary thereof, and (b) the obligation of the Grantors to pay the Secured Obligations when due, shall not be impaired or affected by this Intercreditor Agreement or any Shared Collateral Security Document without the consent of the requisite Shared Collateral Secured Parties given in the manner prescribed by this Intercreditor Agreement or the Shared Collateral Security Document under which such Secured Obligation is outstanding.
          2.8 Collateral Use Prior to Foreclosure. (a) Prior to a Foreclosure on all or any portion of the Shared Collateral, the Grantors shall have the right: (i) to remain in possession and retain exclusive control of such Shared Collateral (except for such property which the Grantors are required to give possession of or control over to the Shared Collateral Agent pursuant to the terms of any Shared Collateral Security Document) with power freely and without let or hindrance on the part of the Shared Collateral Secured Parties to operate, manage, develop, use and enjoy such Shared Collateral, to receive the issues, profits, revenues and other income thereof, and (ii) to sell or otherwise dispose of, free and clear of all Liens created by the Shared Collateral Security Documents and this Intercreditor Agreement, any Shared Collateral, in the case of either clause (i) or (ii), to the extent the same is not prohibited by any Loan Document or the Shared Guarantee and Collateral Agreement (in each case subject to the terms hereof) or has been expressly approved in accordance with the terms of the Loan Documents and the Shared Guarantee and Collateral Agreement or, in the case of any disposition, if any Person is legally empowered to take any Shared Collateral under the power of condemnation or eminent domain. The Shared Collateral Agent shall have no duty to monitor the exercise by the Grantors of their rights under this subsection 2.8(a).
          (b) When an Enforcement Event is in effect, cash Proceeds directly received by the Shared Collateral Agent, in connection with any sale or other disposition of Shared Collateral or otherwise in respect of the Shared Collateral (net of any portion beneficially owned by third parties) and, at the written request of the Shared Collateral Agent, any cash, cash equivalents and checks included in the

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Shared Collateral, shall be transferred to and deposited in the Shared Collateral Account (to the extent not otherwise used to prepay loans, pay fees and expenses or cash collateralize letters of credit in accordance with the terms of any Loan Document). Any such Proceeds actually received by any Grantor shall be held by such Grantor for the benefit of the Shared Collateral Agent, and at the written request of the Shared Collateral Agent, shall be segregated from other funds of such Grantor and, forthwith upon receipt by such Grantor, be turned over to the Shared Collateral Agent, in the same form as received by such Grantor (duly indorsed to the Shared Collateral Agent, if required) for deposit in the Shared Collateral Account. Notwithstanding anything to the contrary in this Intercreditor Agreement, unless an Enforcement Event is in effect, each Grantor may upon written or oral request (confirmed in writing to the Shared Collateral Agent, with a copy to the Required Shared Collateral Secured Parties) obtain the prompt release to it or its order of any funds in the Shared Collateral Account, provided, that the failure to confirm an oral request in writing shall not affect the validity of such request and the Shared Collateral Agent’s obligations to promptly release such funds. Any written or oral request or instruction by any Grantor pursuant to the preceding sentence shall be full authority for and direction to the Shared Collateral Agent to make the requested release, and the Shared Collateral Agent shall promptly do so. The Shared Collateral Agent in so doing shall have no liability to any Person.
          2.9 Copies to Ultimate Parent. Notwithstanding any other provision of this Intercreditor Agreement or any Shared Collateral Security Document, each Administrative Agent and Shared Collateral Secured Party shall send to the Ultimate Parent, simultaneously with transmittal of the same to the Shared Collateral Agent, a copy of each Significant Event Notice, Notice of Cancellation, release direction pursuant to subsection 6.10 and any other notice or other written communication sent by such Administrative Agent or other Shared Collateral Secured Party to the Shared Collateral Agent, except, in each case, to the extent delivery of such copy would violate an automatic stay or similar prohibition arising from a bankruptcy filing.
SECTION 3.
SHARED COLLATERAL ACCOUNT; DISTRIBUTIONS
          3.1 The Shared Collateral Account. On the Closing Date there shall be established and, at all times thereafter until the rights, title, obligations and interests of the Shared Collateral Agent under this Intercreditor Agreement shall have terminated, there shall be maintained in the name of the Shared Collateral Agent an account which is entitled the “RHD-Dex Shared Collateral Account” (the “Shared Collateral Account”). All moneys which are required by this Intercreditor Agreement or any Shared Collateral Security Document to be delivered to the Shared Collateral Agent while an Enforcement Event is in effect or which are received by the Shared Collateral Agent or any agent or nominee of the Shared Collateral Agent in respect of the Shared Collateral, whether in connection with the exercise of the remedies provided in this Intercreditor Agreement or any Shared Collateral Security Document or otherwise, while an Enforcement Event is in effect shall be deposited in the Shared Collateral Account, to be held by the Shared Collateral Agent as part of the Shared Collateral and applied in accordance with the terms of this Intercreditor Agreement. Upon the cancellation of all Significant Event Notices pursuant to subsection 2.1(c) or the receipt by the Shared Collateral Agent of any moneys at any time when no Enforcement Event is in effect, each Grantor may upon written or oral request (confirmed in writing to the Shared Collateral Agent, with a copy to the Required Shared Collateral Secured Parties) obtain the prompt release to it or its order of any funds in the Shared Collateral Account (subject to subsection 3.4(a)). Any written or oral request or instruction by any Grantor pursuant to the preceding sentence shall be full authority for and direction to the Shared Collateral Agent to make the requested release, and the Shared Collateral Agent shall promptly do so.

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          3.2 Control of Shared Collateral Account. All right, title and interest in and to the Shared Collateral Account shall vest in the Shared Collateral Agent, and funds on deposit in the Shared Collateral Account shall constitute Shared Collateral, subject to the rights of the Grantors thereto. The Shared Collateral Account shall be subject to the exclusive dominion and control of the Shared Collateral Agent. Each Grantor hereby grants a security interest in the Shared Collateral Account to the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties as collateral security for the Secured Obligations.
          3.3 Investment of Funds Deposited in Shared Collateral Account. The Shared Collateral Agent may, and at the written direction of the Required Shared Collateral Secured Parties shall, invest and reinvest moneys on deposit in the Shared Collateral Account at any time in Permitted Investments. All such investments and the interest and income received thereon and the net proceeds realized on the sale or redemption thereof shall be held in the Shared Collateral Account as Shared Collateral. Neither the Shared Collateral Agent nor any other Shared Collateral Secured Party shall be responsible for (i) determining whether investments are permitted pursuant to the terms of this subsection 3.3 or (ii) any diminution in funds resulting from such investments or any liquidation prior to maturity. For the avoidance of doubt, in the absence of any written directions from the Required Shared Collateral Secured Parties, the Shared Collateral Agent shall have no obligation to invest or reinvest any moneys.
          3.4 Application of Moneys. (a) The Shared Collateral Agent shall have the right (pursuant to subsection 4.7) at any time to apply moneys held by it in the Shared Collateral Account to the payment of due and unpaid Shared Collateral Agent Fees without any requirement that such applications be made ratably from such account. The Shared Collateral Agent shall provide written notice to the Ultimate Parent of any such application of moneys.
          (b) All moneys held by the Shared Collateral Agent in the Shared Collateral Account while an Enforcement Event is in effect shall, to the extent available for distribution (it being understood that the Shared Collateral Agent may liquidate investments prior to maturity in order to make a distribution pursuant to this subsection 3.4(b)), be distributed (subject to the provisions of subsections 3.5 and 3.7) by the Shared Collateral Agent on each Distribution Date in the following order of priority (with such distributions being made by the Shared Collateral Agent to the respective Administrative Agent for the Shared Collateral Secured Parties entitled thereto as provided in subsection 3.4(d), and each such Administrative Agent shall be responsible for ensuring that amounts distributed to it are distributed to the Shared Collateral Secured Parties represented by it in the order of priority set forth below):
     First: to the Shared Collateral Agent for any unpaid Shared Collateral Agent Fees and then to any Shared Collateral Secured Party which has theretofore advanced or paid any Shared Collateral Agent Fees constituting administrative expenses allowable under Section 503(b) of the Bankruptcy Code, an amount equal to the amount thereof so advanced or paid by such Shared Collateral Secured Party and for which such Shared Collateral Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Shared Collateral Secured Parties in proportion to the amounts of such Shared Collateral Agent Fees advanced by the respective Shared Collateral Secured Parties and remaining unpaid on such Distribution Date;
     Second: to any Shared Collateral Secured Party which has theretofore advanced or paid any Shared Collateral Agent Fees other than such administrative expenses, an amount equal to the amount thereof so advanced or paid by such Shared Collateral Secured Party and for which such Shared Collateral Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of

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any one over any other) to such Shared Collateral Secured Parties in proportion to the amounts of such Shared Collateral Agent Fees advanced by the respective Shared Collateral Secured Parties and remaining unpaid on such Distribution Date;
     Third: to the Administrative Agents for any unpaid expenses payable to them pursuant to the applicable Loan Documents, to the extent the same constitute RHDI Secured Obligations, Dex West Secured Obligations or Dex East Secured Obligations, as applicable, to be shared ratably among the Administrative Agents based on the amount of such unpaid expenses payable on such Distribution Date;
     Fourth: to the holders of (i) RHDI Secured Obligations in an amount equal to the unpaid RHDI Secured Obligations, (ii) Dex East Secured Obligations in an amount equal to the unpaid Dex East Secured Obligations and (iii) Dex West Secured Obligations in an amount equal to the unpaid Dex West Secured Obligations as of such Distribution Date; provided, that if such moneys shall be insufficient to pay such amounts in full then 37% of such moneys shall be distributed to the holders of RHDI Secured Obligations, 27% of such moneys shall be distributed to the holders of Dex East Secured Obligations and 36% of such moneys shall be distributed to the holders of Dex West Secured Obligations; provided,further, that to the extent (a) the RHDI Secured Obligations are paid in full (other than as a result of any Refinancing secured by the Shared Collateral) or the Shared Collateral has been released by the RHDI Secured Parties pursuant to subsection 6.10, then 43% of such moneys shall be distributed to the holders of Dex East Secured Obligations and 57% of such moneys shall be distributed to the holders of Dex West Secured Obligations, (b) the Dex East Secured Obligations are paid in full (other than as a result of any Refinancing secured by the Shared Collateral) or the Shared Collateral has been released by the Dex East Secured Parties pursuant to subsection 6.10, then 51% of such moneys shall be distributed to the holders of RHDI Secured Obligations and 49% of such moneys shall be distributed to the holders of Dex West Secured Obligations, (c) the Dex West Secured Obligations are paid in full (other than as a result of any Refinancing secured by the Shared Collateral) or the Shared Collateral has been released by the Dex West Secured Parties pursuant to subsection 6.10, then 58% of such moneys shall be distributed to the holders of RHDI Secured Obligations and 42% of such moneys shall be distributed to the holders of Dex East Secured Obligations, (d) both the RHDI Secured Obligations and the Dex East Secured Obligations are paid in full (other than as a result of any Refinancing secured by the Shared Collateral) or the Shared Collateral has been released by the RHDI Secured Parties and Dex East Secured Parties pursuant to subsection 6.10, then 100% of such moneys shall be distributed to the holders of Dex West Secured Obligations, (e) both the RHDI Secured Obligations and the Dex West Secured Obligations are paid in full (other than as a result of any Refinancing secured by the Shared Collateral) or the Shared Collateral has been released by the RHDI Secured Parties and Dex West Secured Parties pursuant to subsection 6.10, then 100% of such moneys shall be distributed to the holders of Dex East Secured Obligations, (f) both the Dex East Secured Obligations and the Dex West Secured Obligations are paid in full (other than as a result of any Refinancing secured by the Shared Collateral) or the Shared Collateral has been released by the Dex East Secured Parties and Dex West Secured Parties pursuant to subsection 6.10, then 100% of such moneys shall be distributed to the holders of RHDI Secured Obligations; provided, further, that notwithstanding the foregoing, to the extent (A) the RHDI Secured Obligations have not been paid in full and are due and payable and the Shared Collateral has not been released by the RHDI Secured Parties pursuant to subsection 6.10, any proceeds and products related to the Equity Interests of RHDI shall be distributed first to the holders of RHDI Secured Obligations (with any moneys remaining after payment in full of the RHDI Secured Obligations being distributed to the holders of the other Secured Obligations as set forth in this clause “Fourth”), (B) the Dex East Secured Obligations have not been paid in full and are due and payable and the Shared Collateral has not

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been released by the Dex East Secured Parties pursuant to subsection 6.10, any proceeds and products related to the Equity Interests of East Holdings (or, following a merger of Dex East and East Holdings, the entity surviving such merger) shall be distributed first to the holders of Dex East Secured Obligations (with any moneys remaining after payment in full of the Dex East Secured Obligations being distributed to the holders of the other Secured Obligations as set forth in this clause “Fourth”) and (C) the Dex West Secured Obligations have not been paid in full and are due and payable and the Shared Collateral has not been released by the Dex West Secured Parties pursuant to subsection 6.10, any proceeds and products related to the capital stock of West Holdings (or following a merger of Dex West and West Holdings, the entity surviving such merger) shall be distributed first to the holders of Dex West Secured Obligations (with any moneys remaining after payment in full of the Dex West Secured Obligations being distributed to the holders of the other Secured Obligations as set forth in this clause “Fourth”); provided, further, that to the extent the Secured Obligations of any Class are not due and payable, the Majority Class Holders (or such higher voting threshold as may be required by the applicable Loan Document) of such Class may elect to decline repayment pursuant to this clause “Fourth”, in which case the declined proceeds shall be redistributed and applied to the non-declining Classes of Secured Obligations pursuant to the percentages set forth above as if such declining Classes had been paid in full; and
     Fifth: any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
          (c) The term “unpaid” as used in clause Fourth of subsection 3.4(b) with respect to the relevant Grantor(s), refers to all amounts of RHDI Secured Obligations, Dex East Secured Obligations or Dex West Secured Obligations, as the case may be, outstanding as of a Distribution Date, whether or not such amounts are fixed or contingent, and, in the case of an Insolvency Proceeding, with respect to any Grantor, whether or not such amounts are allowed in such Insolvency Proceeding, to the extent that prior distributions (whether actually distributed or set aside pursuant to subsection 3.5) have not been made in respect thereof.
          (d) The Shared Collateral Agent shall make all payments and distributions under this subsection 3.4 (i) on account of RHDI Secured Obligations to the RHDI Administrative Agent, pursuant to written directions of the RHDI Administrative Agent, for re-distribution in accordance with the provisions of the RHDI Loan Documents; (ii) on account of Dex East Secured Obligations, to the Dex East Administrative Agent, pursuant to written directions of the Dex East Administrative Agent, for re-distribution in accordance with the provisions of the Dex East Loan Documents; and (iii) on account of the Dex West Secured Obligations, to the Dex West Administrative Agent, pursuant to written directions of the Dex West Administrative Agent, for re-distribution in accordance with the provisions of the Dex West Loan Documents. The Shared Collateral Agent shall provide written notice to the Ultimate Parent of any such payment or distribution under this subsection 3.4(d).
          3.5 Amounts Held for Contingent Secured Obligations. In the event any Shared Collateral Secured Party shall be entitled to receive distributions from the Shared Collateral Account of any moneys in respect of any unliquidated, unmatured or contingent portion of the outstanding Secured Obligations, then the Shared Collateral Agent shall, at the written direction of the Required Shared Collateral Secured Parties, separate such moneys into a separate account to be opened by the Required Shared Collateral Secured Parties for the benefit of the Shared Collateral Secured Parties and shall, at the written direction of such Shared Collateral Secured Party, invest such moneys in obligations of the kinds referred to in subsection 3.3 maturing within three months after they are acquired by the Shared Collateral Agent and shall hold all such amounts so distributable, and all such investments and the net proceeds

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thereof, in trust solely for such Shared Collateral Secured Party and for no other purpose until (i) such Shared Collateral Secured Party shall have notified the Shared Collateral Agent that all or part of such unliquidated, unmatured or contingent claim shall have become matured or fixed, in which case the Shared Collateral Agent shall distribute from such investments and the proceeds thereof an amount equal to such matured or fixed claim to such Shared Collateral Secured Party for application to the payment of such matured or fixed claim, and shall promptly give notice thereof to the Grantors or (ii) all or part of such unliquidated, unmatured or contingent claim shall have been extinguished, whether as the result of an expiration without drawing of any letter of credit, payment of amounts secured or covered by any letter of credit other than by drawing thereunder, payment of amounts covered by any guarantee or otherwise, in which case (x) such Shared Collateral Secured Party shall, as soon as practicable thereafter, notify the Grantors and the Shared Collateral Agent in writing and (y) such investments, and the proceeds thereof, shall be held in the Shared Collateral Account in trust for all Shared Collateral Secured Parties pending application in accordance with the provisions of subsection 3.4.
          3.6 Shared Collateral Agent’s Calculations. In making the determinations and allocations required by subsections 3.4 and 3.5, the Shared Collateral Agent may conclusively rely upon information supplied by the RHDI Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the RHDI Secured Obligations, information supplied by the Dex East Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Dex East Secured Obligations and information supplied by the Dex West Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Dex West Secured Obligations, and the Shared Collateral Agent shall have no liability to any of the Shared Collateral Secured Parties for actions taken in reliance on any such information, provided, that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Shared Collateral Secured Party in any information so supplied but in the event of any such contest, the information delivered by any Administrative Agent shall be conclusive, for purposes of the Shared Collateral Agent’s reliance, absent manifest error. Upon the reasonable request of the Shared Collateral Agent, any Administrative Agent or any other Shared Collateral Secured Party, as the case may be, shall deliver to the Shared Collateral Agent a certificate setting forth the information specified in this subsection 3.6. The Shared Collateral Agent shall have no duty to inquire as to the application by any Administrative Agent in respect of any amounts distributed to such Administrative Agent.
          3.7 Sharing. If, through the operation of any Bankruptcy Law or otherwise, the Shared Collateral Agent’s security interest hereunder and under the Shared Collateral Security Documents is enforced with respect to some, but not all, of the Secured Obligations then outstanding, such Secured Obligations for which the security interest is not enforced shall nevertheless be considered Secured Obligations hereunder for the purposes of subsection 3.4; provided, however, that nothing in this subsection 3.7 shall be deemed to require the Shared Collateral Agent to disregard or violate any court order binding upon it.
          3.8 Shared Collateral Account Information. At such times as any of the Administrative Agents or the Ultimate Parent may reasonably request in writing, but not more than twice per year per party (unless otherwise agreed to by the Shared Collateral Agent), the Shared Collateral Agent shall provide a full accounting of all funds then standing to the credit of the Shared Collateral Account.

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SECTION 4.
AGREEMENTS WITH COLLATERAL AGENT
          4.1 Delivery of Loan Documents. On the Closing Date, the Grantors shall deliver to the Shared Collateral Agent copies of each Loan Document and each Shared Collateral Security Document then in effect. The Grantors shall deliver to the Shared Collateral Agent, promptly upon the execution thereof, a copy of all amendments, modifications or supplements to any Loan Document entered into after the Closing Date.
          4.2 Information as to Shared Collateral Secured Parties and Administrative Agents. The Administrative Agents and the Grantors shall deliver, at the request of the Shared Collateral Agent, any information necessary to make the distributions contemplated by subsection 3.4 or any other information as the Shared Collateral Agent reasonably requires in order to perform its duties under this Intercreditor Agreement.
          4.3 Compensation and Expenses. The Grantors, jointly and severally, agree to pay to the Shared Collateral Agent, from time to time upon demand, (a) all of the reasonable out-of-pocket expenses of the Shared Collateral Agent, including the reasonable fees, charges and disbursements of (a) a single transaction and documentation counsel for the Shared Collateral Agent and (b) such other local counsel and special counsel as may be required in the reasonable judgment of the Shared Collateral Agent, arising in connection with the preparation, negotiation, execution, delivery, modification, and termination of this Intercreditor Agreement and each Shared Collateral Security Document or the enforcement of any of the provisions hereof or thereof and (b) all fees, costs and expenses of the Shared Collateral Agent (including without limitation, the fees and disbursements of its counsel, advisors and agents) (i) incurred or required to be advanced in connection with the custody, use or operation of, preservation, sale or other disposition of Shared Collateral pursuant to any Shared Collateral Security Document and the preservation, protection, enforcement or defense of the Shared Collateral Agent’s rights under this Intercreditor Agreement and the Shared Collateral Security Documents and in and to the Shared Collateral (including, but not limited to, any fees and expenses incurred by the Shared Collateral Agent in a bankruptcy proceeding), (ii) incurred by the Shared Collateral Agent in connection with the removal of the Shared Collateral Agent pursuant to subsection 5.7(a) or (iii) incurred in connection with the execution of the directions provided by the Required Shared Collateral Secured Parties. Such fees, costs and expenses are intended to constitute expenses of administration under any Bankruptcy Law relating to creditors’ rights generally. The obligations of the Grantors under this subsection 4.3 shall survive the termination of the other provisions of this Intercreditor Agreement and the resignation or removal of the Shared Collateral Agent hereunder.
          4.4 Stamp and Other Similar Taxes. The Grantors agree to indemnify and hold harmless the Shared Collateral Agent, each Administrative Agent and each Shared Collateral Secured Party from any present or future claim for liability for any stamp or any other similar tax, and any penalties or interest with respect thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Intercreditor Agreement, any Shared Collateral Security Document or any Shared Collateral. The obligations of the Grantors under this subsection 4.4 shall survive the termination of the other provisions of this Intercreditor Agreement and the resignation or removal of the Shared Collateral Agent hereunder.
          4.5 Filing Fees, Excise Taxes, Etc. The Grantors agree to pay or to reimburse the Shared Collateral Agent for any and all payments made by the Shared Collateral Agent in respect of all search, filing, recording and registration fees and taxes, excise taxes and other similar imposts which may be payable or determined to be payable in respect of the execution and delivery of this Intercreditor

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Agreement and each Shared Collateral Security Document. The obligations of the Grantors under this subsection 4.5 shall survive the termination of the other provisions of this Intercreditor Agreement and the resignation or removal of the Shared Collateral Agent hereunder.
          4.6 Indemnification. The Ultimate Parent and the Grantors agree to pay, indemnify, and hold, jointly and severally, the Shared Collateral Agent (and its directors, officers, agents and employees) harmless from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, the reasonable fees, charges and disbursements of (a) a single transaction and documentation counsel for the Shared Collateral Agent and (b) such other local counsel and special counsel as may be required in the reasonable judgment of the Shared Collateral Agent) or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Intercreditor Agreement and the Shared Collateral Security Documents and any modifications or termination thereof, except to the extent arising from the gross negligence or willful misconduct of the indemnified party or any of its affiliates or any of their respective directors, officers, agents or employees as determined by a final judgment of a court of competent jurisdiction, including for taxes in any jurisdiction in which the Shared Collateral Agent is subject to tax by reason of actions hereunder or under the Shared Collateral Security Documents, unless such taxes are attributable to income or otherwise imposed on or measured by compensation paid to the Shared Collateral Agent under subsection 4.3. In any suit, proceeding or action brought by the Shared Collateral Agent under or with respect to any contract, agreement, interest or obligation constituting part of the Shared Collateral for any sum owing thereunder, or to enforce any provisions thereof, the Grantors will save, indemnify and keep the Shared Collateral Agent harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of any Grantor thereunder, arising out of a breach by such Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Grantor or its successors from any Grantor, and all such obligations of the Grantors shall be and remain enforceable against and only against the Grantors and shall not be enforceable against the Shared Collateral Agent. The agreements in this subsection 4.6 shall survive the termination of the other provisions of this Intercreditor Agreement and the resignation or removal of the Shared Collateral Agent hereunder.
          4.7 Shared Collateral Agent’s Lien. Notwithstanding anything to the contrary in this Intercreditor Agreement, as security for the payment of Shared Collateral Agent Fees (i) the Shared Collateral Agent is hereby granted a lien upon all Shared Collateral which shall have priority ahead of all other Secured Obligations secured by such Shared Collateral and (ii) the Shared Collateral Agent shall have the right to use and apply any of the funds held by the Shared Collateral Agent in the Shared Collateral Account to cover such Shared Collateral Agent Fees.
SECTION 5.
THE SHARED COLLATERAL AGENT
          5.1 Appointment of Shared Collateral Agent. Each Administrative Agent hereby irrevocably appoints the Shared Collateral Agent as its agent and (a) confirms, approves and ratifies the Shared Collateral Agent’s entry into the Shared Guarantee and Collateral Agreement and any other Shared Collateral Security Document as have been entered into or otherwise effectuated until the date hereof and all actions that have been taken in connection therewith and (b) authorizes the Shared Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Shared Collateral Agent by this Intercreditor Agreement upon the terms and conditions hereof, together with such actions and powers as are reasonably incidental hereto.

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          5.2 Exculpatory Provisions. (a) The Shared Collateral Agent shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations or warranties herein, all of which are made solely by the Grantors. The Shared Collateral Agent makes no representations as to the value or condition of the Shared Collateral or any part thereof, or as to the title of the Grantors thereto or as to the security afforded by this Intercreditor Agreement or any Shared Collateral Security Document, or as to the validity, execution (except its execution), enforceability, legality or sufficiency of this Intercreditor Agreement, the Shared Collateral Security Documents or the Secured Obligations, and the Shared Collateral Agent shall incur no liability or responsibility in respect of any such matters.
          (b) The Shared Collateral Agent shall not be required to ascertain or inquire as to the performance by the Grantors of any of the covenants or agreements contained herein or in any Shared Collateral Security Document or Loan Document. Whenever it is necessary, or in the opinion of the Shared Collateral Agent advisable, for the Shared Collateral Agent to ascertain the amount of Secured Obligations then held by Shared Collateral Secured Parties, the Shared Collateral Agent may rely on (i) a certificate of the RHDI Administrative Agent, in the case of RHDI Secured Obligations, (ii) a certificate of the Dex East Administrative Agent, in the case of Dex East Secured Obligations and (iii) a certificate of the Dex West Administrative Agent, in the case of Dex West Secured Obligations and, if any Administrative Agent or any relevant Shared Collateral Secured Party shall not give such information to the Shared Collateral Agent, (without in any way diminishing any Obligations of any Grantor) it shall not be entitled to receive distributions hereunder (in which case distributions to those Persons who have supplied such information to the Shared Collateral Agent shall be calculated by the Shared Collateral Agent using, for those Persons who have not supplied such information, the most recent information, if any, received by the Shared Collateral Agent), and the amount so calculated to be distributed to any Person who fails to give such information shall be held in trust for such Person until the next Distribution Date following the time such Person does supply such information to the Shared Collateral Agent, whereupon on such Distribution Date the amount distributable to such Person shall be recalculated using such information and distributed to it. The Shared Collateral Agent shall have no liability to any Shared Collateral Secured Parties with respect to any calculations made by the Shared Collateral Agent hereunder in the event any Administrative Agent shall fail to deliver its certificate as required herein. Nothing in this subsection 5.2(b) shall prevent any Grantor from contesting any amounts claimed by any Shared Collateral Secured Party in any certificate so supplied, but the certificates delivered by any Administrative Agent shall be conclusive, for purposes of the Shared Collateral Agent’s calculations, absent manifest error. So long as no Enforcement Event is in effect, the Shared Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Ultimate Parent with respect to the matters set forth in the second sentence of this subsection 5.2(b), provided a copy of any such certificate is simultaneously provided to the Administrative Agents.
          (c) The Shared Collateral Agent shall be under no obligation or duty to take any action under this Intercreditor Agreement or any Shared Collateral Security Document if taking such action (i) would subject the Shared Collateral Agent to a tax (or equivalent liability) in any jurisdiction where it is not then subject to a tax (or equivalent liability) or (ii) would require the Shared Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified, unless the Shared Collateral Agent receives security or indemnity reasonably satisfactory to it against such tax (or equivalent liability), or any liability resulting from such qualification, in each case as results from the taking of such action under this Intercreditor Agreement or any Shared Collateral Security Document.
          (d) The Shared Collateral Agent shall have the same rights with respect to any Secured Obligation held by it as any other Shared Collateral Secured Party and may exercise such rights as though it were not the Shared Collateral Agent hereunder, and may accept deposits from, lend money to,

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and generally engage in any kind of banking or trust business with the Ultimate Parent and/or any of the Grantors and their respective affiliates as if it were not the Shared Collateral Agent.
          (e) Notwithstanding any other provision of this Intercreditor Agreement, the Shared Collateral Agent shall not be liable for any action taken or omitted to be taken in accordance with this Intercreditor Agreement or the Shared Collateral Security Documents except to the extent of its own gross negligence or willful misconduct.
          (f) Without any limitation to subsection 2.5, beyond the exercise of reasonable care in the custody thereof, the Shared Collateral Agent shall have no duty as to any Shared Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Shared Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Shared Collateral. The Shared Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Shared Collateral in its possession if the Shared Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Shared Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Shared Collateral Agent in good faith.
          (g) The Shared Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Shared Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Shared Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Shared Collateral Agent, for the validity or sufficiency of the Shared Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Shared Collateral, for insuring the Shared Collateral or for the payment of taxes, charges, assessments or Liens upon the Shared Collateral or otherwise as to the maintenance of the Shared Collateral.
          (h) In no event shall the Shared Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Shared Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
          (i) In no event shall the Shared Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Shared Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
          5.3 Delegation of Duties. The Shared Collateral Agent may execute any of the powers hereof and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, accountants, appraisers or other experts or advisers selected by it. The Shared Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. The Shared Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with due care.

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          5.4 Reliance by Shared Collateral Agent. (a) Whenever in the administration of this Intercreditor Agreement or the Shared Collateral Security Documents the Shared Collateral Agent shall deem it necessary or desirable that a factual matter be proved or established in connection with the Shared Collateral Agent taking, suffering or omitting any action hereunder or thereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by a certificate of a Responsible Officer of the Ultimate Parent and/or one or more Administrative Agents, as applicable, delivered to the Shared Collateral Agent, and such certificate shall be full warrant to the Shared Collateral Agent for any action taken, suffered or omitted in reliance thereon, subject, however, to the provisions of subsection 5.5.
          (b) The Shared Collateral Agent may consult with counsel, and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder or under any Shared Collateral Security Document in accordance therewith. The Shared Collateral Agent may at any time solicit written confirmatory instructions from the Required Shared Collateral Secured Parties, an officer’s certificate of a Grantor or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Intercreditor Agreement or any documents executed in connection herewith.
          (c) The Shared Collateral Agent may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its own gross negligence or willful misconduct, the Shared Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Shared Collateral Agent and conforming to the requirements of this Intercreditor Agreement.
          (d) The Shared Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action. The Shared Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Intercreditor Agreement at the request or direction of the Required Shared Collateral Secured Parties pursuant to this Intercreditor Agreement, unless such Required Shared Collateral Secured Parties shall have offered to the Shared Collateral Agent security or indemnity satisfactory to the Shared Collateral Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
          (e) Upon any application or demand by any of the Grantors (except any such application or demand which is expressly permitted to be made orally) to the Shared Collateral Agent to take or permit any action expressly provided under any of the provisions of this Intercreditor Agreement or any Shared Collateral Security Document, the Ultimate Parent shall furnish to the Shared Collateral Agent a certificate of a Responsible Officer of the Ultimate Parent stating that all conditions precedent, if any, provided for in this Intercreditor Agreement, in any relevant Shared Collateral Security Document or in any Loan Documents relating to the proposed action have been complied with, and in the case of any such application or demand as to which the furnishing of any document is specifically required by any provision of this Intercreditor Agreement or a Shared Collateral Security Document relating to such particular application or demand, such additional document shall also be furnished. A copy of any such certificate referred to in the prior sentence shall be simultaneously delivered to the Administrative Agents. Except for withdrawals and releases of Shared Collateral requested under, and permitted by the terms of,

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Subsections 6.10(f), (g), (h) and (j) below, which releases and withdrawals shall be governed by, and effected in accordance with the terms set forth in such subsections, unless any Administrative Agent shall have given telephonic notice to the Shared Collateral Agent, to the effect that the requested action is not permitted, prior to 5:00 p.m. (New York City time) on the fifth Business Day following such Administrative Agent’s receipt of such Ultimate Parent or Grantor certificate (such notice to be confirmed in writing no later than 12:00 p.m. noon (New York City time) on the sixth Business Day following such Administrative Agent’s receipt of such certificate), the Shared Collateral Agent shall be authorized to take or permit the requested action, provided, that the Majority Class Holders of each Class shall be deemed to have approved and authorized such requested action if the Shared Collateral Agent shall not have received any such notice from the Administrative Agent representing such Class as described in this subsection 5.4(e). A copy of any notice referred to in the parenthetical above by any Administrative Agent to the Shared Collateral Agent shall be sent simultaneously to the Ultimate Parent and any applicable Grantor.
          (f) Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate of a Responsible Officer of any Grantor provided to such counsel in connection with such opinion or representations made by a Responsible Officer of any Grantor in a writing filed with the Shared Collateral Agent.
          (g) In the event there is any bona fide, good faith disagreement between the parties to this Intercreditor Agreement or any of the documents executed in connection herewith resulting in adverse claims being made in connection with the Shared Collateral held by the Shared Collateral Agent, the Shared Collateral Agent shall be entitled to refrain from taking any action (and will incur no liability for doing so) until directed in writing by the Majority Class Holders of each Class (but, in each case, the Majority Class Holders of each Class may only provide directions regarding such matters as it would otherwise be permitted to direct under this Intercreditor Agreement and the Shared Collateral Security Documents) or by order of a court of competent jurisdiction.
          5.5 Limitations on Duties of the Shared Collateral Agent. (a) Unless an Acceleration Event is in effect, the Shared Collateral Agent shall be obligated to perform such duties and only such duties as are specifically set forth in this Intercreditor Agreement and the Shared Collateral Security Documents, and no implied covenants or obligations shall be read into this Intercreditor Agreement or any Shared Collateral Security Document against the Shared Collateral Agent. If and so long as an Acceleration Event is in effect, the Shared Collateral Agent shall, upon written direction of the Required Shared Collateral Secured Parties in accordance with subsection 2.2(b), exercise the rights and powers vested in the Shared Collateral Agent by this Intercreditor Agreement and the Shared Collateral Security Documents, and shall not be liable with respect to any action taken, or omitted to be taken, in accordance with the direction of the Required Shared Collateral Secured Parties.
          (b) Except as herein otherwise expressly provided, the Shared Collateral Agent shall not be under any obligation to take any action which is discretionary with the Shared Collateral Agent under the provisions hereof or of any Shared Collateral Security Document, except upon the written direction of the Required Shared Collateral Secured Parties at such time in accordance with subsection 2.2(b) hereof. The Shared Collateral Agent shall make available for inspection and copying by each Administrative Agent, each certificate or other paper furnished to the Shared Collateral Agent by any of the Grantors under or in respect of this Intercreditor Agreement or any of the Shared Collateral.
          (c) No provision of this Intercreditor Agreement or of any Shared Collateral Security Document shall be deemed to impose any duty or obligation on the Shared Collateral Agent to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it, in any jurisdiction in which it shall be illegal, or in which the Shared Collateral Agent shall be unqualified or incompetent, to perform any such act or acts or to exercise any such right, power, duty or obligation or if

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such performance or exercise would constitute doing business by the Shared Collateral Agent in such jurisdiction or, unless adequately indemnified therefor (as reasonably determined by the Shared Collateral Agent), impose a tax on the Shared Collateral Agent by reason thereof or to risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder.
          5.6 Moneys held by Shared Collateral Agent. All moneys received by the Shared Collateral Agent under or pursuant to any provision of this Intercreditor Agreement or any Shared Collateral Security Document (except Shared Collateral Agent Fees) shall be held in trust for the purposes for which they were paid or are held and in accordance with this Intercreditor Agreement.
          5.7 Resignation and Removal of the Shared Collateral Agent. (a) The Shared Collateral Agent may at any time, by giving written notice to the Grantors and each Administrative Agent, resign and be discharged of the responsibilities hereby created, such resignation to become effective upon (i) the appointment of a successor Shared Collateral Agent, (ii) the acceptance of such appointment by such successor Shared Collateral Agent, (iii) the approval of such successor Shared Collateral Agent evidenced by one or more instruments signed by the Majority Class Holders of each Class and, so long as no Enforcement Event is then in effect, by the Grantors (which approval, in each case, shall not be unreasonably withheld) and (iv) the payment of all fees and expenses due and owing to the resigning Shared Collateral Agent (including, but not limited to, the fees and expenses of its counsel). If no successor Shared Collateral Agent shall be appointed and shall have accepted such appointment within 60 days after the Shared Collateral Agent gives the aforesaid notice of resignation, the Shared Collateral Agent, the Grantors (so long as no Enforcement Event is then in effect) or the Administrative Agents may apply to any court of competent jurisdiction to appoint a successor Shared Collateral Agent to act until such time, if any, as a successor Shared Collateral Agent shall have been appointed as provided in this subsection 5.7. Any successor so appointed by such court shall immediately and without further act be superseded by any successor Shared Collateral Agent appointed by the Majority Class Holders of each Class, as provided in subsection 5.7(b). While an Enforcement Event is in effect, the Majority Class Holders of each Class may, at any time upon giving 30 days’ prior written notice thereof to the Shared Collateral Agent, the Grantors and each other Administrative Agent, remove the Shared Collateral Agent and appoint a successor Shared Collateral Agent, such removal to be effective upon the acceptance of such appointment by the successor and the payment of all fees and expenses due and owing to the removed Shared Collateral Agent (including, but not limited to, the fees and expenses of its counsel). If an Enforcement Event is not in effect, the Majority Class Holders of each Class may, at any time upon giving 30 days’ prior written notice thereof to the Shared Collateral Agent and each other Administrative Agent, and with the consent of the Grantors (such consent not to be unreasonably withheld) remove the Shared Collateral Agent and appoint a successor Shared Collateral Agent, such removal to be effective upon the acceptance of such appointment by the successor and the receipt of approval by the Grantors and the payment of all fees and expenses due and owing to the removed Shared Collateral Agent (including, but not limited to, the fees and expenses of its counsel). The Shared Collateral Agent shall be entitled to Shared Collateral Agent Fees to the extent incurred or arising, or relating to events occurring, before such resignation or removal.
          (b) If at any time the Shared Collateral Agent shall resign or be removed or otherwise become incapable of acting, or if at any time a vacancy shall occur in the office of the Shared Collateral Agent for any other cause, a successor Shared Collateral Agent may be appointed by the Majority Class Holders of each Class with the consent (not to be unreasonably withheld) of the Ultimate Parent, if no Enforcement Event is in effect, and otherwise by the Majority Class Holders of each Class; provided, however, that should the Majority Class Holders of each Class not act timely to appoint a successor Shared Collateral Agent, the Grantors may (whether or not an Enforcement Event is then in effect) petition a court of competent jurisdiction to appoint a successor Shared Collateral Agent. The powers, duties, authority and title of the predecessor Shared Collateral Agent shall be terminated and

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cancelled without procuring the resignation of such predecessor and without any other formality (except for the consent of the Majority Class Holders of each Class referred to above and as may be required by applicable law) than appointment and designation of a successor in writing duly delivered to the predecessor and the Grantors and the payment of the fees and expenses of the predecessor Shared Collateral Agent as described in subsection 5.7(a) above. Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited, and this Intercreditor Agreement and the Shared Collateral Security Documents shall vest in such successor, without any further act, deed or conveyance, all the estates, properties, rights, powers, trusts, duties, authority and title of its predecessor; but such predecessor shall, nevertheless, on the written request of the Majority Class Holders of each Class, the Grantors, or the successor, execute and deliver an instrument (in form and substance reasonably satisfactory to the Shared Collateral Agent) transferring to such successor all the estates, properties, rights, powers, trusts, duties, authority and title of such predecessor hereunder and under the Shared Collateral Security Documents and shall deliver all Collateral held by it or its agents to such successor. Should any deed, conveyance or other instrument in writing from any Grantor be reasonably required by any successor Shared Collateral Agent for more fully and certainly vesting in such successor the estates, properties, rights, powers, trusts, duties, authority and title vested or intended to be vested in the predecessor Shared Collateral Agent, any and all such deeds, conveyances and other instruments in writing shall, on request of such successor, be executed, acknowledged and delivered by such Grantor. If such Grantor shall not have executed and delivered any such deed, conveyance or other instrument within 10 days after it received a written request from the successor Shared Collateral Agent to do so, or if an Enforcement Event is in effect, the predecessor Shared Collateral Agent may execute the same on behalf of such Grantor. Each Grantor hereby appoints any predecessor Shared Collateral Agent as its agent and attorney to act for it as provided in the next preceding sentence.
          5.8 Status of Successor Shared Collateral Agent. Every successor Shared Collateral Agent appointed pursuant to subsection 5.7 shall be a bank or financial institution (other than any Administrative Agent or other Shared Collateral Secured Party (other than the Shared Collateral Agent)) in good standing and having power to act as Shared Collateral Agent hereunder, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and generally recognized as capable of undertaking duties and obligations of the type imposed upon the Shared Collateral Agent hereunder.
          5.9 Merger of the Shared Collateral Agent. Any Person into which the Shared Collateral Agent may be merged, or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Shared Collateral Agent shall be a party, shall be Shared Collateral Agent under this Intercreditor Agreement and the Shared Collateral Security Documents without the execution or filing of any paper or any further act on the part of the parties hereto.
          5.10 Co-Shared Collateral Agent; Separate Shared Collateral Agent. (a) If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the Shared Collateral shall be located, or to avoid any violation of law or imposition on the Shared Collateral Agent of taxes by such jurisdiction not otherwise imposed on the Shared Collateral Agent, or the Shared Collateral Agent shall be advised by counsel, satisfactory to it, that it is necessary or prudent in the interest of the Shared Collateral Secured Parties, or any Administrative Agent shall in writing so request the Shared Collateral Agent and the Grantors, or the Shared Collateral Agent shall deem it desirable for its own protection in the performance of its duties hereunder or under any Shared Collateral Security Document, the Shared Collateral Agent and each of the Grantors shall execute and deliver all instruments and agreements necessary or proper to constitute another bank or financial institution or one or more persons (other than any Administrative Agent or other Shared Collateral Secured Party (other than the Shared Collateral Agent)) approved by the Shared Collateral Agent and the Grantors, either to act as co-agent or co-agents of all or any of the Shared Collateral under this Intercreditor Agreement or under

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any of the Shared Collateral Security Documents, jointly with the Shared Collateral Agent originally named herein or therein or any successor Shared Collateral Agent, or to act as separate agent or agents of any of the Shared Collateral. If any of the Grantors shall not have joined in the execution of such instruments and agreements within 30 days after it receives a written request from the Shared Collateral Agent to do so, or if an Enforcement Event is in effect, the Shared Collateral Agent may act under the foregoing provisions of this subsection 5.10(a) without the concurrence of such Grantors and execute and deliver such instruments and agreements on behalf of such Grantors. Each of the Grantors hereby appoints the Shared Collateral Agent as its agent and attorney to act for it under the foregoing provisions of this subsection 5.10(a) in either of such contingencies.
          (b) Every separate agent and every co-agent, other than any successor Shared Collateral Agent appointed pursuant to subsection 5.7, shall, to the extent permitted by law, be appointed and act and be such, subject to the following provisions and conditions:
     (i) all rights, powers, duties and obligations conferred upon the Shared Collateral Agent in respect of the custody, control and management of moneys, papers or securities shall be exercised solely by the Shared Collateral Agent or any agent appointed by the Shared Collateral Agent;
     (ii) all rights, powers, duties and obligations conferred or imposed upon the Shared Collateral Agent hereunder and under the relevant Shared Collateral Security Document(s) shall be conferred or imposed and exercised or performed by the Shared Collateral Agent and such separate agent or separate agents or co-agent or co-agents, jointly, as shall be provided in the instrument appointing such separate agent or separate agents or co-agent or co-agents, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Shared Collateral Agent shall be incompetent or unqualified to perform such act or acts, or unless the performance of such act or acts would result in the imposition of any tax on the Shared Collateral Agent which would not be imposed absent such joint act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate agent or separate agents or co-agent or co-agents;
     (iii) no power given hereby or by the relevant Shared Collateral Security Documents to, or which it is provided herein or therein may be exercised by, any such co-agent or co-agents or separate agent or separate agents shall be exercised hereunder or thereunder by such co-agent or co-agents or separate agent or separate agents except jointly with, or with the consent in writing of, the Shared Collateral Agent, anything contained herein to the contrary notwithstanding;
     (iv) no agent hereunder shall be personally liable by reason of any act or omission of any other agent hereunder; and
     (v) the Grantors and the Shared Collateral Agent, at any time by an instrument in writing executed by them jointly, may accept the resignation of or remove any such separate agent or co-agent and, in that case by an instrument in writing executed by them jointly, may appoint a successor to such separate agent or co-agent, as the case may be, anything contained herein to the contrary notwithstanding. If the Grantors shall not have joined in the execution of any such instrument within 30 days after it receives a written request from the Shared Collateral Agent to do so, or if an Enforcement Event is in effect, the Shared Collateral Agent shall have the power to accept the resignation of or remove any such separate agent or co-agent and to appoint a successor without the concurrence of the Grantors, the Grantors hereby appointing the Shared Collateral Agent its agent and attorney to act for it in such connection in such contingency. If the

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Shared Collateral Agent shall have appointed a separate agent or separate agents or co-agent or co-agents as above provided, the Shared Collateral Agent may at any time, by an instrument in writing, accept the resignation of or remove any such separate agent or co-agent and the successor to any such separate agent or co-agent shall be appointed by the Grantors and the Shared Collateral Agent, or by the Shared Collateral Agent alone pursuant to this subsection 5.10(b).
          5.11 Treatment of Payee or Indorsee by Shared Collateral Agent; Representatives of Secured Parties. The Shared Collateral Agent may treat the registered holder or, if none, the payee or indorsee of any promissory note or debenture evidencing a Secured Obligation as the absolute owner thereof for all purposes and shall not be affected by any notice to the contrary, whether such promissory note or debenture shall be past due or not.
SECTION 6.
MISCELLANEOUS
          6.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein to any Grantor, the Shared Collateral Agent or any Administrative Agent shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other electronic transmission, to such Person at its notice address set forth on Schedule 6.1.
          (b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Intercreditor Agreement shall be deemed to have been given on the date of receipt.
          6.2 No Waivers. No failure on the part of the Shared Collateral Agent, any co-agent, any separate agent, the Required Shared Collateral Secured Parties, any Administrative Agent or any Shared Collateral Secured Party to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or privilege under this Intercreditor Agreement or any Shared Collateral Security Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Shared Collateral Agent, the Required Shared Collateral Secured Parties, any Administrative Agent or any Shared Collateral Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Shared Collateral Agent, the Required Shared Collateral Secured Parties, such Administrative Agent or such Shared Collateral Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          6.3 Amendments, Supplements and Waivers. (a) With the written consent of the Majority Class Holders of each Class, the Shared Collateral Agent and the Grantors may, from time to time, enter into written agreements supplemental hereto or to any Shared Collateral Security Document for the purpose of adding to, or waiving any provisions of, this Intercreditor Agreement or any Shared Collateral Security Document or changing in any manner the rights of the Shared Collateral Agent, the Shared Collateral Secured Parties or the Grantors hereunder or thereunder; provided, that no such supplemental agreement shall amend, modify or waive any provision of subsection 4 or 5 or alter the duties, rights or obligations of the Shared Collateral Agent hereunder or under the Shared Collateral Security Documents without the written consent of the Shared Collateral Agent. Any such supplemental

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agreement shall be binding upon the Grantors, each Administrative Agent, the Shared Collateral Secured Parties and the Shared Collateral Agent and their respective successors and assigns.
          (b) Solely with the consent of the Administrative Agents (and without the consent of any other Shared Collateral Secured Party), the Shared Collateral Agent and the Grantors, at any time and from time to time, may enter into one or more agreements supplemental hereto or to any Shared Collateral Security Document, (i) to add to the covenants of such Grantor for the benefit of the Shared Collateral Secured Parties or to surrender any right or power herein conferred upon such Grantor; (ii) to mortgage or pledge to the Shared Collateral Agent, or grant a security interest in favor of the Shared Collateral Agent in, any property or assets as additional security for the Secured Obligations or to grant additional guarantees of the Secured Obligations; or (iii) to cure any ambiguity, to correct or supplement any provision herein or in any Shared Collateral Security Document which may be defective or inconsistent with any other provision herein or therein, or (iv) to make any other provision with respect to matters or questions arising hereunder which shall not be inconsistent with any provision hereof; provided, that any such action contemplated by this clause (iv) shall not adversely affect the interests of any of the Shared Collateral Secured Parties.
          6.4 Headings. The table of contents and section headings used in this Intercreditor Agreement are for convenience only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          6.5 Severability. Any provision of this Intercreditor Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          6.6 Successors and Assigns. This Intercreditor Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the Shared Collateral Secured Parties and their respective successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Shared Collateral Agent, and nothing herein is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Intercreditor Agreement or any Shared Collateral.
          6.7 Acknowledgements. Each Grantor hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Intercreditor Agreement and the other Shared Collateral Security Documents to which it is a party;
     (b) neither the Shared Collateral Agent nor any Shared Collateral Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Intercreditor Agreement, any Shared Collateral Security Document or any other Loan Document, and the relationship between the Grantors, on the one hand, and the Shared Collateral Agent and Shared Collateral Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the Shared Collateral Security Documents or any other Loan Document or otherwise exists by virtue of the transactions

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contemplated hereby among the Shared Collateral Secured Parties or among the Grantors and the Shared Collateral Secured Parties.
          6.8 GOVERNING LAW. THIS INTERCREDITOR AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          6.9 Counterparts. This Intercreditor Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          6.10 Termination and Release. (a) Upon the termination of, and payment in full of all of the Secured Obligations under, the RHDI Loan Documents, the Dex East Loan Documents or the Dex West Loan Documents, as the case may be (in each case other than as a result of any Refinancing secured by the Shared Collateral), the applicable Administrative Agent hereby agrees to promptly provide a written direction to the Shared Collateral Agent stating that the conditions for release of the Shared Collateral under such Loan Documents have been satisfied. Upon the Shared Collateral Agent’s (i) receipt of such written directions from all Administrative Agents and (ii) payment in full of all Shared Collateral Agent Fees, the security interests created by the Shared Collateral Security Documents shall be released and the Shared Collateral Security Documents shall terminate forthwith and all right, title and interest of the Shared Collateral Agent in and to the Shared Collateral shall revert to the Grantors, their successors and assigns.
          (b) In connection with the termination of the Shared Collateral Agent’s security interest and the release of the Shared Collateral in accordance with subsection 6.10(a), the Shared Collateral Agent shall (i) execute and deliver to any Grantor at such Grantor’s expense all documents that such Grantor shall reasonably request to evidence such termination or release and (ii) deliver or cause to be delivered to any Grantor at such Grantor’s expense, all property of such Grantor then held by the Shared Collateral Agent or any agent thereof.
          (c) Except as set forth in subsections (d), (e), (f), (g), (h), (i) and (j) below, upon the withdrawal of any Shared Collateral as permitted by the RHDI Loan Documents, the Dex East Loan Documents and the Dex West Loan Documents, the security interests and Liens created by the Shared Collateral Security Documents in such Shared Collateral shall terminate and such Shared Collateral shall be automatically released from the Lien created by the Shared Collateral Security Documents (subject to any requirement therein with respect to the retention of the Proceeds of a disposition of Shared Collateral subject to this Intercreditor Agreement or any Shared Collateral Security Document). Upon receipt by the Shared Collateral Agent and the Administrative Agents of a certificate from the Ultimate Parent stating that such withdrawal is permitted by (or the relevant consent has been received under) the RHDI Loan Documents, the Dex East Loan Documents and the Dex West Loan Documents, unless any Administrative Agent shall have given telephonic notice to the Shared Collateral Agent, to the effect that the requested withdrawal is not permitted, prior to 5:00 p.m. (New York City time) on the fifth Business Day following such Administrative Agent’s receipt of such Ultimate Parent certificate (such notice to be confirmed in writing no later than 12:00 p.m. noon (New York City time) on the sixth Business Day following such Administrative Agent’s receipt of such certificate), the Shared Collateral Agent shall be authorized to, and shall promptly at such Grantor’s request and expense, (i) execute and deliver such documents (in form and substance reasonably satisfactory to the Shared Collateral Agent and the Grantor) as such Grantor shall reasonably request to evidence the termination of such security interest and Lien and the release of such Shared Collateral (subject to any requirement with respect to the retention of the Proceeds of a disposition of Shared Collateral subject to this Intercreditor Agreement or any Shared Collateral Security Document)

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and (ii) deliver or cause to be delivered to such Grantor all property (including any promissory notes and related transfer documents), if any, constituting part of such withdrawn Shared Collateral then held by the Shared Collateral Agent or any agent thereof. The Majority Class Holders of each Class shall be deemed to have approved and authorized any such requested withdrawal and release if the Shared Collateral Agent shall not have received any such notice from the Administrative Agent representing such Class as described in this subsection 6.10(c). A copy of any notice of any Administrative Agent referred to in this subsection 6.10(c) shall be sent simultaneously to the Ultimate Parent and any applicable Grantor.
          (d) The guarantee and security provided by any Newco in respect of the Secured Obligations, as applicable, and the Lien in favor of the Shared Collateral Agent on behalf of the Shared Collateral Secured Parties on the Equity Interests of any Newco shall be automatically released, without any consent of the Shared Collateral Secured Parties, any Administrative Agent or the Shared Collateral Agent: (i) so long as no Default or Event of Default shall have then occurred and be continuing or would result therefrom and the net proceeds of such disposition are applied pursuant to clause “Fourth” of subsection 3.4 to the extent required under the Credit Agreements if all or a portion of the Equity Interests of such Subsidiary is disposed of to a non-Affiliate pursuant to a transaction permitted under the Loan Documents (provided, that, in the case of a partial disposition, such Lien shall be released only with respect to the Equity Interests subject to such disposition and the guarantee and security of such Subsidiary shall be released only if it is no longer a Subsidiary of the Ultimate Parent following such disposition), or (ii) so long as no Default or Event of Default shall have then occurred and be continuing or would result therefrom and the net proceeds of such disposition are applied pursuant to clause “Fourth” of subsection 3.4 to the extent required under the Credit Agreements, upon a public offering or spin-off of such Subsidiary (which results in such entity no longer being a Subsidiary of the Ultimate Parent).
          (e) Upon receipt by the Shared Collateral Agent of written notice from each Administrative Agent directing the Shared Collateral Agent to cause the Liens on a portion of the Shared Collateral identified in such notice to be released and discharged, the security interests created by the Shared Collateral Security Documents in such Shared Collateral shall terminate forthwith and all right, title and interest of the Shared Collateral Agent in and to such Shared Collateral shall revert to the Grantors, their successors and assigns.
          (f) Upon receipt by the Shared Collateral Agent of written certification from the applicable Grantor or the Ultimate Parent that physical possession of any of such Grantor’s property then held by the Shared Collateral Agent or any agent thereof (including any promissory notes and related transfer documents, if any, constituting part of any Shared Collateral) is necessary or customary to enforce (or would otherwise facilitate enforcement of) such Grantor’s remedies (or actions in lieu of the exercise of enforcement) against counterparties, or for the purpose of correction of defects, if any, under or in relation to any Shared Collateral, the Shared Collateral Agent shall at such Grantor’s request and expense (i) cause to be delivered such property to such Grantor or its agents pending any enforcement action, exercise of rights or other customary actions in lieu of enforcement or for the purpose of correction of defects, if any, or loan (or other asset) administration and servicing, in each case in respect of any such promissory notes and related Shared Collateral, and (ii) execute and deliver such documents (in form and substance reasonably satisfactory to the Shared Collateral Agent and the Grantors), and take such other actions in connection with such escrowed release as such Grantor may reasonably request in writing; it being understood that the delivery of any such property shall not constitute a release of the Shared Collateral and any Proceeds received by such Grantor upon any such enforcement shall be subject to this Intercreditor Agreement and the Shared Collateral Security Documents. A copy of any certificate by a Grantor to the Shared Collateral Agent under this subsection 6.10(f) shall be sent simultaneously to the Administrative Agents. The Grantors hereby agree to hold in escrow any Shared Collateral delivered to the Grantors, as applicable, by the Shared Collateral Agent pursuant to this subsection 6.10(f).

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          (g) Upon receipt by the Shared Collateral Agent of written certification from the applicable Grantor that such Grantor has entered into a binding contract for a sale of Shared Collateral to a third party or other monetization (that is not a payment or prepayment), in each case, in a transaction (a “Third Party Sale”) permitted by the Loan Documents, the Shared Collateral Agent shall promptly at such Grantor’s request and expense (i) execute and deliver, for release only upon completion of such Third Party Sale, such documents (in form and substance reasonably satisfactory to the Shared Collateral Agent and the Grantors) as such Grantor shall reasonably request to evidence the termination of the security interest and Lien in, and release of, such Shared Collateral upon completion of such Third Party Sale (subject to any requirement with respect to retention of the Proceeds of such Third Party Sale subject to this Intercreditor Agreement or any Shared Collateral Security Document) and (ii) deliver, or cause to be delivered, for release only upon completion of such Third Party Sale, to such Grantor all property (including any promissory notes and related transfer documents), if any, constituting part of such Shared Collateral (and any related collateral) then held by the Shared Collateral Agent or any agent thereof. If no Event of Default or Enforcement Event has occurred and is continuing when any Grantor shall have entered into a binding contract for a Third Party Sale, but such Grantor shall not have completed such Third Party Sale prior to a Foreclosure on such Shared Collateral or any other intervening Enforcement Event, the Shared Collateral Agent shall provide the releases, and otherwise act in accordance with the provisions of, this subsection 6.10 in respect of such Third Party Sale notwithstanding such intervening Foreclosure or other Enforcement Event. A copy of any certificate by a Grantor to the Shared Collateral Agent under this subsection 6.10(g) shall be sent simultaneously to the Administrative Agents. The Grantors hereby agree to hold in escrow any Shared Collateral delivered to the Grantors, as applicable, by the Shared Collateral Agent pursuant to this subsection 6.10(g).
          (h) Upon receipt by the Shared Collateral Agent of written certification from the applicable Grantor or the Ultimate Parent that such Grantor has received, or has received notice that it will receive, a payment or prepayment in satisfaction or settlement in respect of any portion of the Shared Collateral, the Shared Collateral Agent shall promptly at such Grantor’s request and expense (i) execute and deliver, for release only upon receipt by the Grantor of such payment or prepayment in satisfaction or settlement, such documents (in form and substance reasonably satisfactory to the Shared Collateral Agent and the Grantors) as such Grantor shall reasonably request to evidence termination of the security interest and Lien in, and release of, such Shared Collateral (subject to any requirement with respect to retention of the Proceeds of such payment or prepayment under this Intercreditor Agreement or any Shared Collateral Security Documents) and (ii) deliver, or cause to be delivered, for release only upon receipt of such payment or prepayment in satisfaction or settlement, to such Grantor all property (including any promissory notes and related transfer documents), if any, constituting part of such Shared Collateral (and any related collateral) then held by the Shared Collateral Agent or any agent thereof. A copy of any certificate by a Grantor to the Shared Collateral Agent under this subsection 6.10(h) shall be sent simultaneously to the Administrative Agents. The Grantors hereby agree to hold in escrow any Shared Collateral delivered to the Grantors, as applicable, by the Shared Collateral Agent pursuant to this subsection 6.10(h).
          (i) Upon receipt by the Shared Collateral Agent of a written notice from each Administrative Agent that (i) the security interests and Liens created under the Shared Guarantee and Collateral Agreement in the Pledged Stock (as defined in the Shared Guarantee and Collateral Agreement) issued by a Grantor have been released, or (ii) all of the Shared Collateral owned by a Grantor has been released, in each case, in accordance with the provisions of this subsection 6.10, such Grantor shall be released from its obligations hereunder and under the Shared Collateral Security Documents. Upon any such release, the Shared Collateral Agent will promptly, at such Grantor’s written request and expense, (x) execute and deliver such documents as such Grantor shall reasonably request to evidence the termination of such Grantor’s obligations under this Intercreditor Agreement and the Shared Collateral Security Documents and (ii) deliver or cause to be delivered to such Grantor all property (including any

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promissory notes and related transfer documents), if any, of such Grantor then remaining held by the Shared Collateral Agent or any agent thereof.
          (j) This Intercreditor Agreement shall terminate when the security interests granted under each of the Shared Collateral Security Documents have terminated and the Shared Collateral has been released as provided in subsection 6.10(a); provided, that upon any Administrative Agent’s written notification to the Shared Collateral Agent (pursuant to subsection 6.10(a) or otherwise) that the Shared Collateral has been released by the Class of Shared Collateral Secured Parties represented by such Administrative Agent, then such Administrative Agent (and the Class of Shared Collateral Secured Parties represented thereby) shall no longer be subject to the terms of this Intercreditor Agreement and, for the avoidance of doubt, shall no longer benefit from the provisions in this Intercreditor Agreement, including but not limited to the right to share in distributions pursuant to subsection 3.4; provided, further, that notwithstanding the foregoing proviso, the provisions of subsections 4.3, 4.4, 4.5 and 4.6 shall not be affected by any such full or partial termination.
          6.11 Additional Grantors. Each Newco that is required to become a party to this Intercreditor Agreement pursuant to any Loan Document shall become a Grantor by executing and delivering (i) a joinder agreement, substantially in the form of Exhibit B, (ii) a Shared Collateral Assumption Agreement (as defined in the Shared Guarantee and Collateral Agreement) and (iii) causing to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in clause (e) of the definition of “Collateral and Guarantee Requirement” of the RHDI Credit Agreement, clause (f) of the definition of “Collateral and Guarantee Requirement” of the Dex East Credit Agreement and clause (f) of the definition of “Collateral and Guarantee Requirement” of the Dex West Credit Agreement.
          6.12 Submission To Jurisdiction; Waivers. The Ultimate Parent and each Grantor hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Intercreditor Agreement and the other Shared Collateral Security Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in subsection 6.1 or at such other address of which the Shared Collateral Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

35

          6.13 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INTERCREDITOR AGREEMENT OR ANY OTHER SHARED COLLATERAL SECURITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
SECTION 7.
INTERCREDITOR PROVISIONS
          7.1 Credit Agreement Debt. The Administrative Agents and each Shared Collateral Secured Party with respect to the Secured Obligations shall be bound by the following terms and conditions:
     (a) Notwithstanding any failure by any Shared Collateral Secured Party to perfect its security interests in the Shared Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Shared Collateral granted to the Shared Collateral Secured Parties, the priority and rights as between Shared Collateral Secured Parties with respect to the Shared Collateral shall be as set forth herein;
     (b) As among the Shared Collateral Secured Parties, all Liens on the Shared Collateral shall rank pari passu, no Shared Collateral Secured Party shall be entitled to any preferences or priority over any other Shared Collateral Secured Party with respect to the Shared Collateral (except as otherwise provided in subsection 3.4) and the Shared Collateral Secured Parties shall share in the Shared Collateral and all Proceeds thereof in accordance with the terms of this Intercreditor Agreement;
     (c) If any Shared Collateral Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Grantor, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Secured Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the payment in full of the Secured Obligations shall be deemed not to have occurred. If this Intercreditor Agreement shall have been terminated prior to such Recovery, this Intercreditor Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Shared Collateral Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Intercreditor Agreement, whether by preference or otherwise, it being understood and agreed that the benefits of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Intercreditor Agreement;
     (d) No such Shared Collateral Secured Party shall seek relief from the automatic stay as provided in Section 362 of the Bankruptcy Code or any similar provision of any applicable Bankruptcy Law or any other stay in respect of the Shared Collateral;
     (e) Nothing contained herein shall prohibit or in any way limit any RHDI Secured Party, Dex East Secured Party or Dex West Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Shared Collateral Secured Party, including

36

the seeking by any Shared Collateral Secured Party of adequate protection or the asserting by any Shared Collateral Secured Party of any of its rights and remedies under any Shared Collateral Security Document or Loan Document in respect of the Secured Obligations, the Shared Collateral Security Documents or otherwise;
     (f) So long as the Secured Obligations have not been paid or terminated in full, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, any Shared Collateral or proceeds thereof received by any Shared Collateral Secured Party in connection with the exercise of any right or remedy (including set-off) relating to the Shared Collateral shall be segregated and held in trust and forthwith paid over to the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties in the same form as received;
     (g) Each such Shared Collateral Secured Party agrees that any Loan Document may be amended at any time without the consent of any Shared Collateral Secured Party (except as required by the terms of such Loan Document); provided, that (i) such amendment is not inconsistent with this Intercreditor Agreement and (ii) this Intercreditor Agreement and the Shared Collateral Security Documents may only be amended in accordance with the terms of this Intercreditor Agreement;
     (h) Each such Shared Collateral Secured Party agrees that it will not enter into, or accept the benefit of, any security agreement or mortgage to secure the Secured Obligations, and will not file any financing statements with respect to its Secured Obligations, in each case with respect to any assets of the Ultimate Parent or any direct or indirect Subsidiary thereof (other than (i) in the case of the Dex East Secured Obligations, East Holdings and its Subsidiaries, (ii) in the case of the Dex West Secured Obligations, West Holdings and its Subsidiaries and (iii) in the case of the RHDI Secured Obligations, RHDI and its Subsidiaries, it being understood that this Intercreditor Agreement and the Shared Collateral Security Documents (together with the filings contemplated thereby) are the only such security documents permitted to secure the Secured Obligations with any assets of the Ultimate Parent or any direct or indirect Subsidiary thereof (other than (x) in the case of the Dex East Secured Obligations, East Holdings and its Subsidiaries, (y) in the case of the Dex West Secured Obligations, West Holdings and its Subsidiaries and (z) in the case of the RHDI Secured Obligations, RHDI and its Subsidiaries); and
     (i) Until the Secured Obligations have been paid in full, any Shared Collateral, including without limitation any such Shared Collateral constituting Proceeds, that may be received by any Shared Collateral Secured Party in violation of this Intercreditor Agreement shall be segregated and held in trust and promptly paid over to the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties, in the same form as received, with any necessary endorsements, and each Shared Collateral Secured Party hereby authorizes the Shared Collateral Agent to make any such endorsements as agent for any Shared Collateral Secured Party (which authorization, being coupled with an interest, is irrevocable).
          7.2 Obligations Unconditional. All rights, interests, agreements and obligations of the Shared Collateral Secured Parties (and, to the extent applicable, the Grantors) hereunder, shall remain in full force and effect irrespective of:
     (i) any lack of validity or enforceability of any Loan Document;
     (ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Secured Obligations, or any amendment, waiver or other modification,

37

whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Loan Document;
     (iii) prior to the payment in full of the Secured Obligations, any exchange, release, voiding, avoidance or non-perfection of any Lien in any Shared Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any Refinancing of all or any portion of the Secured Obligations or any guarantee or guaranty thereof; or
     (iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or any Shared Collateral Secured Party in respect of this Intercreditor Agreement.
          7.3 Information Concerning Financial Condition of the Grantors. Each Shared Collateral Secured Party hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrowers and each of the Grantors and all other circumstances bearing upon the risk of nonpayment of the RHDI Secured Obligations, the Dex East Secured Obligations or the Dex West Secured Obligations. No Shared Collateral Secured Party shall have any duty to advise any other Shared Collateral Secured Party of information known to it regarding such condition or any such circumstances. In the event any Shared Collateral Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Shared Collateral Secured Party, it shall be under no obligation (i) to provide any such information to such other Shared Collateral Secured Party or any other party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information.
[remainder of page intentionally left blank; signature pages follow]

38

          IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

R.H. DONNELLEY CORPORATION,
a Delaware corporation

BUSINESS.COM, INC.,
a Delaware corporation

RHD SERVICE LLC.,
a Delaware limited liability company

WORK.COM, INC.,
a Delaware corporation

DEX MEDIA, INC.,
a Delaware corporation

By:
Name:
Title:

Signature Page to Collateral Agency and Intercreditor Agreement

JPMORGAN CHASE BANK, N.A., as Shared Collateral Agent
By:
Name:
Title:

Signature Page to Collateral Agency and Intercreditor Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as RHDI Administrative Agent
By:
Name:
Title:

Signature Page to Collateral Agency and Intercreditor Agreement

JPMORGAN CHASE BANK, N.A., as Dex East Administrative Agent
By:
Name:
Title:

Signature Page to Collateral Agency and Intercreditor Agreement

JPMORGAN CHASE BANK, N.A., as Dex West Administrative Agent
By:
Name:
Title:

Signature Page to Collateral Agency and Intercreditor Agreement

ANNEX I
Shared Collateral Security Documents
1.	Any Shared Guarantee and Collateral Agreement.

2.	Any Newco Subordinated Guarantees, as described in the Credit Agreements

3.	Any Deposit Account Control Agreements.

Schedule 6.1
Notice Addresses

Party Name	Notice Address
Any Grantor	R.H. Donnelley Corporation 1001 Winstead Drive Cary, North Carolina 27513 Attention of General Counsel (Telecopy No. (919) 297-1518)

Shared Collateral Agent	JPMorgan Chase Bank, N.A. Loan and Agency Services Group 1111 Fannin, 10th Floor Houston, Texas 77002 Attention of Demetra A. Mayon (Telecopy No. (713) 750-2938)

Dex East Administrative Agent	With a copy to:
JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention of Peter B. Thauer
(Telecopy No. (212) 270-5127)
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention of Demetra A. Mayon
(Telecopy No. (713) 750-2938)

Dex West Administrative Agent	With a copy to:
JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention of Peter B. Thauer
(Telecopy No. (212) 270-5127)
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention of Demetra A. Mayon
(Telecopy No. (713) 750-2938)

With a copy to: JPMorgan Chase Bank, N.A. 270 Park Avenue New York, New York 10017 Attention of Peter B. Thauer (Telecopy No. (212) 270-5127)

Party Name	Notice Address
RHDI Administrative Agent	Deutsche Bank Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attention of Susan LeFevre (Telecopy No. (212) 797-5692)

Any Other Lender	Send notice to the address (or telecopy number) set forth in its Administrative Questionnaire.
Signature Page to Notice of Event of Default

EXHIBIT A
FORM OF NOTICE OF EVENT OF DEFAULT
[Date]

To:	JPMorgan Chase Bank, N.A., as Shared Collateral Agent

Re:	Collateral Agency and Intercreditor Agreement, dated as of January 29, 2010, among R.H. Donnelley Corporation (the “Ultimate Parent”), Business.com, Inc. (“BDC”), RHD Service LLC (the “Service Company”), Work.com, Inc. (“Work.com”), Dex Media, Inc. (“DMI”), certain other subsidiaries of the Ultimate Parent party thereto, Deutsche Bank Trust Company Americas, as RHDI Administrative Agent, JPMorgan Chase Bank, N.A., as Dex East Administrative Agent, JPMorgan Chase Bank N.A., as Dex West Administrative Agent, JPMorgan Chase Bank, N.A., as Shared Collateral Agent, and the other parties thereto (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).
     An Event of Default has occurred and is continuing under the provisions of the [RHDI Credit Agreement][Dex East Credit Agreement][Dex West Credit Agreement].
     Terms defined in the Intercreditor Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement.
[remainder of page intentionally left blank; signature pages follow]

[DEUTSCHE BANK TRUST COMPANY AMERICAS, as RHDI Administrative Agent] [JPMORGAN CHASE BANK, N.A., as Dex East Administrative Agent] [JPMORGAN CHASE BANK, N.A., as Dex West Administrative Agent]
By:
Name:
Title:
cc: R.H. Donnelley Corporation
Signature Page to Notice of Event of Default

EXHIBIT B
FORM OF JOINDER AGREEMENT
          JOINDER AGREEMENT, dated as of                           , 20                     , made by                     , a                                          (the “New Grantor”) in favor of JPMorgan Chase Bank, N.A., as Shared Collateral Agent under the Intercreditor Agreement referred to below (in such capacity, the “Shared Collateral Agent”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Intercreditor Agreement.
W I T N E S S E T H:
          WHEREAS, R.H. Donnelley Corporation (the “Ultimate Parent”), Business.com, Inc., RHD Service LLC, Dex Media, Inc., certain other subsidiaries of the Ultimate Parent party thereto (collectively referred to as the “Grantors”) Deutsche Bank Trust Company Americas, as RHDI Administrative Agent, JPMorgan Chase Bank, N.A., as Dex East Administrative Agent, JPMorgan Chase Bank N.A., as Dex West Administrative Agent, the Shared Collateral Agent and certain other parties have entered into the Collateral Agency and Intercreditor Agreement, dated as of January 29, 2010 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”); and
          WHEREAS, the New Grantor desires to become a party to the Intercreditor Agreement in accordance with subsection 6.11 of the Intercreditor Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. Intercreditor Agreement. By executing and delivering this Joinder Agreement, the New Grantor hereby becomes a party to the Intercreditor Agreement as a “Grantor” thereunder, and without limiting the foregoing, hereby expressly assumes all obligations and liabilities of a “Grantor” thereunder.
          2. Governing Law. This Joinder Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
          3. Effectiveness. This Joinder Agreement shall become effective upon receipt by the Shared Collateral Agent of (i) executed signature pages hereto and (ii) the documents, instruments, agreements, and certificates referred to in subsection 6.11 of the Intercreditor Agreement.
          IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[NEW GRANTOR]
By:
Name:
Title:
Address for Notices: Fax:

EXHIBIT C
FORM OF NOTICE OF CANCELLATION
[Date]

To:	JPMorgan Chase Bank, N.A., as Shared Collateral Agent

Re:	Collateral Agency and Intercreditor Agreement, dated as of January 29, 2010, among R.H. Donnelley Corporation (the “Ultimate Parent”), Business.com, Inc. (“BDC”), RHD Service LLC (the “Service Company”), Work.com, Inc. (“Work.com”), Dex Media, Inc. (“DMI”), certain other subsidiaries of the Ultimate Parent party thereto, Deutsche Bank Trust Company Americas, as RHDI Administrative Agent, JPMorgan Chase Bank, N.A., as Dex East Administrative Agent, JPMorgan Chase Bank N.A., as Dex West Administrative Agent, JPMorgan Chase Bank, N.A., as Shared Collateral Agent, and the other parties thereto (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).
     The [Notice of Event of Default] [Notice of Acceleration][Notice of Foreclosure], dated as of                     , pursuant to the [RHDI Credit Agreement][Dex East Credit Agreement][Dex West Credit Agreement], has been cancelled in accordance with subsection 2.1(c) of the Intercreditor Agreement.
     Terms defined in the Intercreditor Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement.
[remainder of page intentionally left blank; signature pages follow]

[DEUTSCHE BANK TRUST COMPANY AMERICAS, as RHDI Administrative Agent] [JPMORGAN CHASE BANK, N.A., as Dex East Administrative Agent] [JPMORGAN CHASE BANK, N.A., as Dex West Administrative Agent]
By:
Name:
Title:
cc: R.H. Donnelley Corporation
Signature Page to Notice of Cancellation

EXHIBIT D
FORM OF NOTICE OF ACCELERATION
[Date]

To:	JPMorgan Chase Bank, N.A., as Shared Collateral Agent

Re:	Collateral Agency and Intercreditor Agreement, dated as of January 29, 2010, among R.H. Donnelley Corporation (the “Ultimate Parent”), Business.com, Inc. (“BDC”), RHD Service LLC (the “Service Company”), Work.com, Inc. (“Work.com”), Dex Media, Inc. (“DMI”), certain other subsidiaries of the Ultimate Parent party thereto, Deutsche Bank Trust Company Americas, as RHDI Administrative Agent, JPMorgan Chase Bank, N.A., as Dex East Administrative Agent, JPMorgan Chase Bank N.A., as Dex West Administrative Agent, JPMorgan Chase Bank, N.A., as Shared Collateral Agent, and the other parties thereto (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).
     An Acceleration Event has occurred and is continuing under the provisions of the [RHDI Credit Agreement][Dex East Credit Agreement][Dex West Credit Agreement].
     Terms defined in the Intercreditor Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement.
[remainder of page intentionally left blank; signature pages follow]

[DEUTSCHE BANK TRUST COMPANY AMERICAS, as RHDI Administrative Agent] [JPMORGAN CHASE BANK, N.A., as Dex East Administrative Agent] [JPMORGAN CHASE BANK, N.A., as Dex West Administrative Agent]
By:
Name:
Title:
cc: R.H. Donnelley Corporation
Signature Page to Notice of Acceleration

EXHIBIT E
FORM OF NOTICE OF FORECLOSURE
[Date]

To:	R.H. Donnelley Corporation 1001 Winstead Drive Cary, NC 27513

Attention: Chief Financial Officer Attention: General Counsel

copy to:

JPMorgan Chase Bank, N.A., as Shared Collateral Agent

Re:	Collateral Agency and Intercreditor Agreement, dated as of January 29, 2010, among R.H. Donnelley Corporation (the “Ultimate Parent”), Business.com, Inc. (“BDC”), RHD Service LLC (the “Service Company”), Work.com, Inc. (“Work.com”), Dex Media, Inc. (“DMI”), certain other subsidiaries of the Ultimate Parent party thereto, Deutsche Bank Trust Company Americas, as RHDI Administrative Agent, JPMorgan Chase Bank, N.A., as Dex East Administrative Agent, JPMorgan Chase Bank N.A., as Dex West Administrative Agent, JPMorgan Chase Bank, N.A., as Shared Collateral Agent, and the other parties thereto (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).
     The Required Shared Collateral Secured Parties have delivered a written direction attached hereto as Annex 1 to the Shared Collateral Agent instructing the Shared Collateral Agent to initiate Foreclosure upon the Shared Collateral as described therein.
     Terms defined in the Intercreditor Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement.
[remainder of page intentionally left blank; signature pages follow]

[DEUTSCHE BANK TRUST COMPANY AMERICAS, as RHDI Administrative Agent] [JPMORGAN CHASE BANK, N.A., as Dex East Administrative Agent] [JPMORGAN CHASE BANK, N.A., as Dex West Administrative Agent]
By:
Name:
Title:

Signature Page to Notice of Foreclosure

EXHIBIT E
FORM OF AMENDED AND RESTATED SHARED SERVICES AGREEMENT
     This Amended and Restated Shared Services Agreement is made as of January 29, 2010 (the “Effective Date”), by and among Dex One Service LLC, a Delaware limited liability company (“Servicer”), Dex One Corporation, a Delaware corporation (“Dex One Corp”), R.H. Donnelley Inc., a Delaware corporation (“RHD Inc”), Dex Media Service LLC, a Delaware limited liability company (“Dex Service”), Dex Media, Inc., a Delaware corporation (“DMI”), Dex Media East, Inc., a Delaware corporation (“Dex East”), Dex Media West, Inc., a Delaware corporation (“Dex West”), Business.com, Inc., a Delaware corporation (“BDC”), and R.H. Donnelley Corporation, a Delaware corporation (“RHD Corp,” and together with Dex One Corp, RHD Inc, Dex Service, DMI, Dex East, Dex West and BDC, the “Client Companies”).
RECITALS
     WHEREAS, Servicer and the Client Companies (other than RHD Corp) have previously entered into that certain Shared Services Agreement, dated January 29, 2010 (the “Original Agreement”).
     WHEREAS, pursuant to the Original Agreement, Servicer agreed to provide certain administrative and other services to the Client Companies (other than RHD Corp), and the Client Companies (other than RHD Corp) agreed to have certain administrative and other services provided to them by Servicer, upon the terms and subject to the conditions set forth in the Original Agreement;
     WHEREAS, Dex One Corp provides certain stewardship services for the benefit of Servicer and the other Client Companies, and, pursuant to the Original Agreement, Dex One Corp agreed to have Servicer pay certain costs associated with those stewardship services on behalf of Dex One Corp (for which Servicer will be reimbursed by the Client Companies other than Dex One Corp), and Servicer agreed to make such payments, upon the terms and subject to the conditions set forth in the Original Agreement;
     WHEREAS, to enable and assist Servicer in performing the services set forth in the Original Agreement, the Client Companies (other than RHD Corp) and Dex One Corp agreed to contribute and/or distribute certain assets of the Client Companies (other than RHD Corp) and Dex One Corp to Servicer from time to time;
     WHEREAS, since the execution of the Original Agreement, Servicer has changed its name from RHD Service LLC to Dex One Service LLC and Dex One Corp has changed its name from R.H. Donnelley Corporation to Dex One Corporation;
     WHEREAS, RHD Corp is a new subsidiary of Dex One Corp which has come into existence after the execution of the Original Agreement and, pursuant to Section 18 of the Original Agreement, Servicer and the other Client Companies desire to add RHD Corp as a party to this Agreement, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, to memorialize the name changes of Servicer and Dex One Corp, to add RHD Corp as a party and to make such other amendments as set forth herein, Servicer and the Client Companies desire to amend and restate the Original Agreement in its entirety.

     NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties do mutually agree as follows:
1.	In this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Agreement” means this Amended and Restated Shared Services Agreement, together with all Schedules hereto.

“Allocated Costs” has the meaning set forth in Section 3(b).

“Allocated Share” has the meaning set forth in Section 3(c).

“Applicable Law” means any foreign, federal, state or local law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Body or common law that apply to any party hereto, this Agreement or the activities contemplated hereby, as applicable.

“Applicable Tax Law” means any foreign, federal, state or local tax law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Body or common law that apply to any party hereto, this Agreement or the activities contemplated hereby, as applicable.

“Asset” means any real property, tangible personal property, intangible property, equity interests or contract rights, or any interest in any of the foregoing.

“BDC” has the meaning set forth in the preamble to this Agreement.

“Books” has the meaning set forth in Section 9.

“Charges” has the meaning set forth in Section 3.

“Client Companies” has the meaning set forth in the preamble to this Agreement.

“Client Company Material” means all data, information, materials, contracts, computer systems and networks and software and associated documentation owned, licensed or leased by a Client Company which Servicer is required to access or use in connection with providing any Service.

“Confidential Information” means all information and materials of a confidential or secret nature, including the terms of this Agreement and any trade secrets, financial data, technical and business information, sales data, information regarding advertising, distribution, marketing or strategic plans, product plans, customer information, business strategies, formulae, productivity or technological advances, product designs or specifications, development schedules, computer programs or systems, designs, databases, inventions, techniques, procedures and research or research projects, that, in each case, the Recipient should reasonably recognize as being of a confidential nature.

2

“Dex East” has the meaning set forth in the preamble to this Agreement.

“Dex East Credit Agreement” means: (a) the Credit Agreement, dated as of October 24, 2007 (as amended and restated as of the Effective Date, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Dex One Corp, DMI, Dex East, Dex Media East LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent; and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refinance (whether by the same or different banks) in whole or in part (under one or more agreements) the indebtedness and other obligations outstanding under the Dex East Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including adding or removing any person as a borrower, guarantor or other obligor thereunder).

“Dex One Corp” has the meaning set forth in the preamble to this Agreement.

“Dex Service” has the meaning set forth in the preamble to this Agreement.

“Dex West” has the meaning set forth in the preamble to this Agreement.

“Dex West Credit Agreement” means: (a) the Credit Agreement, dated as of July 6, 2008 (as amended and restated as of the Effective Date, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Dex One Corp, DMI, Dex West, Dex Media West LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent; and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refinance (whether by the same or different banks) in whole or in part (under one or more agreements) the indebtedness and other obligations outstanding under the Dex West Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including adding or removing any person as a borrower, guarantor or other obligor thereunder).

“Direct Costs” has the meaning set forth in Section 3(a).

“Disclosing Party” has the meaning set forth in Section 14(a).

“DMI” has the meaning set forth in the preamble to this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Event of Default” means an “Event of Default” or any equivalent term as such term is defined in the RHDI Credit Agreement, the Dex East Credit Agreement or the Dex West Credit Agreement.

“Funding Account” has the meaning set forth in Section 6.

3

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization, notified body, court, tribunal or judicial or arbitral body.

“Indemnified Parties” has the meaning set forth in Section 15.

“Net Revenue” means, with respect to any Client Company for any period of determination, the applicable gross revenue of such Client Company for such period less sales allowances and customer adjustments of such Client Company for such period.

“New Service” has the meaning set forth in Section 2(a).

“New Stewardship Service” has the meaning set forth in Section 4.

“Original Agreement” has the meaning set forth in the first recital to this Agreement.

“Other Party” has the meaning set forth in Section 12(a).

“Permitted Investments” means:
(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof;

(b)	investments in commercial paper (other than commercial paper issued by Servicer, any Client Company or any of their affiliates) maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)	investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, and having a debt rating of “A-1” or better from S&P or “P-1” or better from Moody’s;

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)	money market funds that: (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940;

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(ii)	are rated AAA by S&P and Aaa by Moody’s; and (iii) have portfolio assets of at least $5,000,000,000.
“Recipient” has the meaning set forth in Section 14(a).

“RHD Corp” has the meaning set forth in the preamble to this Agreement.

“RHD Inc” has the meaning set forth in the preamble to this Agreement.

“RHDI Credit Agreement” means: (a) the Third Amended and Restated Credit Agreement, dated as of the Effective Date (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Dex One Corp, RHD Inc, the lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent; and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refinance (whether by the same or different banks) in whole or in part (under one or more agreements) the indebtedness and other obligations outstanding under the RHDI Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including adding or removing any person as a borrower, guarantor or other obligor thereunder).

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Services” has the meaning set forth in Section 2(a).

“Services Assets” means the Assets listed on Schedule E and other Assets used primarily for the provision of Services.

“Stewardship Costs” has the meaning set forth in Section 4.

“Stewardship Services” has the meaning set forth in Section 4.

“Terminating Party” has the meaning set forth in Section 12(a).
2.	Services Provided by Servicer.
(a)	Services. Subject to the terms and conditions set forth in this Agreement, Servicer agrees to provide to each Client Company the administrative and other services identified in Schedule A as to be performed for such Client Company (collectively with any New Services, the “Services”). The parties hereto may, from time to time during the term of this Agreement, negotiate in good faith for services not otherwise specifically identified in Schedule A (each, a “New Service”). Any agreement among the parties on the terms of any such New Service shall be deemed to be an amendment to this Agreement and thereafter such New Service shall be a “Service” for all purposes of this Agreement. At all times during the performance of the Services, employees of Servicer or other persons performing Services hereunder (including any agents, temporary

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employees, independent third parties and consultants of Servicer) shall not be deemed to be employees of any Client Company on account of such Services. Servicer shall not be required to perform any Services hereunder that conflict with or violate any Applicable Law or third-party rights.

(b)	Service Standard. Servicer shall use the degree of skill, care and diligence in the performance of the Services that an experienced, qualified, prudent and reputable provider of similar services under a similar services agreement would use acting in like circumstances in accordance with applicable industry standards and all Applicable Laws, including all data protection and privacy laws. Servicer shall act honestly and in good faith in providing the Services and shall provide the Services to the Client Companies on a non-discriminatory basis and without mark-up or profit by Servicer; provided that the Charges and Stewardship Costs may be marked up or provide a profit for Servicer if required by any Applicable Tax Law.

(c)	Attorney-in-Fact.
(i)	Subject to Section 2(c)(ii), each Client Company hereby appoints Servicer as such Client Company’s attorney-in-fact, with full authority in the place and stead of such Client Company and in the name of such Client Company or otherwise, from time to time in Servicer’s discretion, but subject to the direction of such Client Company, to take such actions on behalf of such Client Company as may be necessary or advisable for purposes of performing the Services.

(ii)	Anything in Section 2(c)(i) or elsewhere in this Agreement to the contrary notwithstanding, Servicer is not authorized to execute this Agreement on behalf of or as attorney-in-fact for any Client Company or to execute any amendment, modification or waiver to or under this Agreement or any other agreement to which Servicer is a party.
3.	Charges for Services. Each Client Company shall pay the following charges to Servicer for the Services provided by Servicer pursuant to this Agreement (the “Charges”).
(a)	Direct Costs. The Charges to each Client Company under this Agreement shall include all: (i) of Servicer’s costs associated with performing a Service that can be directly attributed to such Service for such Client Company; and (ii) costs otherwise directly attributable to an individual Client Company (collectively, “Direct Costs”).

(b)	Allocated Costs. The Charges to each Client Company under this Agreement shall include such Client Company’s Allocated Share of all costs incurred by Servicer that are not Direct Costs, including costs related to Services but that have joint benefit for two or more Client Companies and Servicer’s overhead costs (collectively, “Allocated Costs”). For the avoidance of doubt, Charges allocated to any Client Company as Direct Costs or Allocated Costs (including such Client

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Company’s share of any capital expenditures or capital lease obligations incurred by Servicer) shall also be allocated to such Client Company for financial statement purposes.

(c)	Allocated Share. Each Client Company’s “Allocated Share” for purposes of this Agreement shall be determined as follows:
(i)	For each Service that directly benefits a Client Company, such Client Company’s Allocated Share of the Allocated Costs for such Service shall be equal to such Client Company’s annual Net Revenue for the preceding calendar year divided by the total applicable annual Net Revenue of all of the Client Companies receiving the benefits of such Service for the same period (rounded to the nearest one percent); provided that the sum of the Allocated Shares of all Client Companies receiving the benefit of any Service must equal 100%. The Client Companies’ initial Allocated Shares for Services shall be as set forth on Schedule B. Effective on January 1st of each calendar year during the term of this Agreement, and upon the addition or removal of any Client Company pursuant to Section 18, Servicer shall reset the Client Companies’ respective Allocated Shares for each Service in accordance with this Section 3(c)(i). Upon final determination of any such reallocation by Servicer, Servicer shall submit for review and approval by each Client Company a written statement of such reallocation and the assumptions and calculations underlying such reallocation set forth in reasonable detail. All changes to determinations of Direct Costs, Allocated Shares and Allocated Costs shall only apply on a prospective basis.

(ii)	Each Client Company’s Allocated Share for purposes of Sections 4 and 6 shall be equal to each Client Company’s Allocated Share set forth in Section 3(c)(i) for a Service that benefits all of the Client Companies.

(iii)	(A) Not less than once every five years during the term of this Agreement and (B) upon any acquisition or divestiture by Dex One Corp or any of its direct or indirect subsidiaries of assets accounting (individually or in the aggregate with all other acquisitions or divestitures from the Effective Date) for at least 10% of the consolidated revenues or consolidated expenses of Dex One Corp and its subsidiaries (as reasonably determined by the board of directors of Dex One Corp acting in good faith), Servicer shall commission a nationally recognized accounting firm or financial institution to review the fairness of the shared Allocated Costs and the corresponding allocation methodology set forth in this Section 3(c).
(d)	Determination of Charges. Servicer shall make all determinations and allocations of all Direct Costs to each Client Company and the determination of each Client Company’s Allocated Share and the allocation of Allocated Costs to each Client Company on a fair, reasonable and equitable basis and as may be required by Applicable Law. For the avoidance of doubt, Servicer’s costs to be included in

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the Direct Costs and Allocated Costs shall include any and all costs of Servicer in performing the Services and otherwise in operating its business, including costs for labor, material, third-party services, overhead, taxes, legal services and information technology; provided, however, that in no event shall costs included in Direct Costs, Allocated Costs or Stewardship Costs include the allocation of indebtedness for borrowed money or interest expense in respect thereof.
4.	Stewardship Services and Costs. Dex One Corp provides certain services to Servicer and the other Client Companies related to Dex One Corp’s operations as Servicer’s and the other Client Companies’ parent that are not directly beneficial to Servicer or any individual Client Company, but which indirectly benefit all of Servicer and the other Client Companies, as further identified in Schedule C (collectively with any New Stewardship Services, the “Stewardship Services”). The parties hereto may, from time to time during the term of this Agreement, negotiate in good faith for services not otherwise specifically identified in Schedule C (each, a “New Stewardship Service”). Any agreement among the parties on the terms of any such New Stewardship Service shall be deemed to be an amendment to this Agreement and thereafter such New Stewardship Service shall be a “Stewardship Service” for all purposes of this Agreement. Dex One Corp incurs certain costs associated with the Stewardship Services (collectively, “Stewardship Costs”). Servicer shall, on behalf of Dex One Corp, pay all of the Stewardship Costs. Each Client Company other than Dex One Corp shall be responsible for reimbursing Servicer for its Allocated Share of such Stewardship Costs.

5.	Payment.
(a)	Daily Cash Settlements. For Charges that are associated with payments made by Servicer on behalf of the Client Companies in the performance of Services, each Client Company shall reimburse Servicer for such Client Company’s associated Direct Costs, Allocated Costs in accordance with Schedule D and Allocated Share of the Stewardship Costs in accordance with Schedule D.

(b)	Monthly Reconciliation. Within thirty (30) days after the end of each calendar month, Servicer shall submit for review and approval by each Client Company a written statement of such Client Company’s Charges and Allocated Share of the reimbursement of Stewardship Costs for such prior month. This monthly reconciliation statement shall include the following information for the relevant period: (i) Charges for Services as described in Section 3; (ii) daily cash settlement amounts as described in Section 5(a); (iii) Services that have not yet been paid in cash by Servicer; (iv) Stewardship Cost reimbursement amounts as described in Section 4; and (v) overpayment or underpayment amounts as defined in Section 5(c). Charges that have not resulted in actual cash disbursements shall reside in their respective intercompany accounts until such time as the Charges have been paid by Servicer.

(c)	Settlement of Monthly Reconciliation. Each Client Company may request a written report from Servicer setting forth, in reasonable detail, the nature of the Services rendered and costs incurred and other relevant information to support the

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Charges and Stewardship Cost reimbursements included in the monthly reconciliation statement as described in Section 5(b). If the Charges and Stewardship Cost reimbursements for a Client Company in such written statement are lower than the actual Charges and Stewardship Cost reimbursements paid by such Client Company during such prior month, the amount of the difference shall be applied as a credit to the next day’s settlements pursuant to Section 5(a) until fully consumed; provided, that to the extent such credit is not fully applied to Charges and Stewardship Cost reimbursements within three (3) Business Days (or after the occurrence and during the continuation of an Event of Default, one Business Day) of such written statement, Servicer shall reimburse such Client Company for the remaining amount of such credit in cash. If the Charges and Stewardship Cost reimbursements for a Client Company in such written statement are higher than the actual Charges and Stewardship Cost reimbursements paid by such Client Company during such prior month, the amount of the difference shall be paid no later than the next business day by such Client Company to Servicer. Notwithstanding the foregoing, if the amount of the overpayment or underpayment of any Client Company in any month is less than $100,000, no settlement payment or credit shall be made and the amount of such overpayment or underpayment will be rolled forward to be considered in the next month’s reconciliation until such time as the cumulative amount of such overpayment or underpayment exceeds $100,000, at which time such difference shall be paid or credited as set forth above.

(d)	Annual Non-Cash Settlements. For each year during the term of this Agreement and no later than the earlier of (i) 10 days after the date that Dex One Corp is required to file a report on Form 10-K with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act (whether or not Dex One Corp is so subject to such reporting requirements), and (ii) 90 days after the end of each fiscal year of Dex One Corp, Servicer shall provide each Client Company with a written statement of all non-cash Charges and Stewardship Cost reimbursements for the previous calendar year for each Client Company. Settlement of such non-cash Charges and Stewardship Cost reimbursements shall be handled by the parties with non-cash dividends or similar distributions or contributions that do not involve the transfer of property.
6.	Funding Account. Servicer shall establish a funding account for making payment of the Client Companies’ obligations on behalf of the Client Companies pursuant to the performance of the Services and Stewardship Services (the “Funding Account”). The Funding Account shall initially be pre-funded with $5 million, and, promptly following the Effective Date, each Client Company shall pay its Allocated Share of such initial funding amount to Servicer. From time to time, if Servicer determines in its reasonable discretion that additional funding for the Funding Account is needed to continue to make payments of the Client Companies’ obligations on behalf of the Client Companies pursuant to the performance of the Services and Stewardship Services, Servicer shall provide the Client Companies with written notice of the same setting forth such additional funding amount, and promptly after receipt of such notice each Client

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Company shall pay its Allocated Share of such additional funding amount to Servicer; provided, that Servicer shall not request any such additional funding by the Client Companies in an aggregate amount exceeding the aggregate amount of Charges and reimbursements of Stewardship Costs to be made by the Client Companies during the period of two (2) Business Days following such additional funding. Notwithstanding the foregoing, at no time shall the daily closing balance of the Funding Account exceed $25 million. Servicer shall be permitted to invest the funds in the Funding Account in Permitted Investments. Servicer shall have no liability to any Client Company for any losses associated with any Permitted Investment made by Servicer. Any proceeds from any Permitted Investment made with funds from the Funding Account shall be quantified on a monthly basis and applied as a credit to each Client Company in the next day’s settlements pursuant to Section 5(a), each such credit to be equal to each Client Company’s Allocated Share of such proceeds at the date of determination.

7.	Contributions / Distributions of Services Assets. From time to time, a Client Company may, through one or more transactions, contribute and/or distribute certain Services Assets to Servicer. All such contributions and distributions of Services Assets shall be conducted pursuant to separate agreement(s) or transaction(s) between the parties; provided that after the date of the contribution or distribution of all of the applicable Services Assets set forth on Schedule E for a Client Company, such Client Company shall not make any contribution or distribution of any Services Asset that was thereafter acquired by such Client Company in contemplation of such contribution or distribution. The parties intend that such contributions and distributions shall include the Services Assets listed on Schedule E. For the avoidance of doubt, nothing herein shall constitute a warranty from any Client Company with respect to such Services Assets or the contribution or distribution of such Services Assets to Servicer.

8.	Reports. Without limiting Section 5(b), Servicer shall provide each Client Company all reports reasonably requested by such Client Company and which Servicer reasonably determines that it can provide. Servicer will provide such reports with the frequencies agreed upon by the applicable parties.

9.	Accounting Records and Documents. Servicer shall be responsible for maintaining full and accurate books, accounts and records (“Books”) of all Services and Stewardship Servicers rendered pursuant to or associated with this Agreement and all Direct Costs, Allocated Costs and Stewardship Costs.

10.	Additional Obligations of the Client Companies.
(a)	Instructions and Information. Each Client Company acknowledges that some of the Services to be provided hereunder require instructions and information (including access to Client Company Materials) from such Client Company, which such Client Company shall provide to Servicer in sufficient time for Servicer to provide or procure such Services. Any failure by Servicer to provide any Service due to any delay by any Client Company in providing such instructions or information shall not be considered a breach of Servicer’s obligations herein, and Servicer shall have the right to suspend the performance of

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any affected Service until such instruction or information is provided. Servicer shall treat all such instructions and information as Confidential Information of the applicable Client Company.

(b)	Client Company Materials. Each Client Company retains all right, title and interest in and to its Client Company Material. Each Client Company hereby grants to Servicer a worldwide, royalty-free, fully paid-up, non-exclusive, non-transferable license to access, use, display and make derivative works of its Client Company Material solely to the extent necessary to provide the Services. This license: (i) shall be limited to the term of this Agreement (including any period pursuant to which Servicer is providing transition assistance to such Client Company pursuant to Section 13(a)); and (ii) with respect to any third-party owned Client Company Material, is granted solely to the extent permissible under the applicable third-party agreement. Servicer shall have administrative responsibility for obtaining and maintaining all consents and licenses for Servicer’s access and use of any Client Company Material that may be necessary for Servicer in providing the Services, and each Client Company shall cooperate with Servicer in obtaining and maintain such consents and licenses and such Client Company shall pay all costs associated therewith with respect to its Client Company Material.
11.	Term. This Agreement shall be effective as of the Effective Date, and shall continue in full force and effect with respect to Servicer and all Client Companies until terminated with respect to any or all Client Companies in accordance with Section 12.

12.	Termination.
(a)	Termination for Convenience. Any party hereto (the “Terminating Party”) may terminate this Agreement with respect to its rights and obligations hereunder for convenience by providing at least sixty (60) days’ prior written notice to, in the case of Servicer, any or all of the Client Companies, or in the case of any Client Company, Servicer (in either case, the “Other Party”).

(b)	Termination upon Bankruptcy or Insolvency or Discontinuance of Business. This Agreement may be terminated by the Terminating Party by providing at least thirty (30) days’ prior written notice to the Other Party if the Other Party: (i) becomes bankrupt or insolvent, or if the business of the Other Party is placed in the hands of a receiver or trustee, whether by voluntary act or otherwise; or (ii) liquidates its assets, dissolves or otherwise winds up its affairs.
13.	Consequences of Termination.
(a)	Transition Assistance. Upon termination of this Agreement with respect to any Client Company, Servicer shall, upon such Client Company’s request, provide such Client Company with cooperation and assistance in transitioning the Services provided hereunder to a new service provider or to providing the Services internally. Notwithstanding the termination of this Agreement, during

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the period when such transition assistance is being provided, the applicable Client Company shall continue to pay the Charges for such transition assistance and any other Services provided in accordance with Section 3.

(b)	Distribution of the Funding Account. Promptly following termination of this Agreement with respect to any Client Company, Servicer shall pay to such Client Company such Client Company’s Allocated Share of the funds available in the Funding Account as of the effective date of such termination that are in excess of the then-outstanding obligations that Servicer is required to pay from such funds.
14.	Confidentiality.
(a)	General. The receiving party (the “Recipient”) shall not disclose to any third party such Confidential Information of any other party (the “Disclosing Party”) disclosed to the Recipient by the Disclosing Party in connection with the Disclosing Party’s performance of this Agreement and shall not use such Confidential Information other than for purposes of the Recipient’s performance under or exercise of its rights pursuant to this Agreement.

(b)	Employees and Agents. Each Recipient shall ensure that only its contractors, distributors, representatives, agents, officers and employees who have a need to have access to the Confidential Information of the Disclosing Party for purposes of such Recipient’s performance under or exercise of its rights pursuant to this Agreement shall be permitted to have access to such Confidential Information. Each Recipient shall cause its contractors, distributors, officers, representatives, agents and employees who shall have access to the Confidential Information of the Disclosing Party not to disclose to any third party any such Confidential Information and not to use such Confidential Information other than for the purposes of such Recipient’s performance under or exercise of its rights pursuant to this Agreement.

(c)	Excluded Information. The undertakings of non-disclosure and non-use in this Section 14 shall not apply to information or material which the Recipient demonstrates:
(i)	is or becomes generally available to the public other than as a result of any act or omission on the part of the Recipient or any contractor, distributor, representative, agent, officer or employee of the Recipient;

(ii)	was available to the Recipient on a non-confidential basis prior to its disclosure by the Disclosing Party;

(iii)	becomes available to the Recipient from a Person other than the Disclosing Party who is not, to the Recipient’s knowledge, subject to any legally binding obligation to keep such disclosed information confidential; or

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(iv)	was independently developed by the Recipient without reference to the disclosed information.
(d)	Compelled Disclosure. If a Recipient is compelled by court decree, subpoena or other Applicable Law to disclose any of the Confidential Information of the Disclosing Party, it shall promptly notify the Disclosing Party in writing and use reasonable good faith efforts to: (i) disclose only the specific Confidential Information legally required to be disclosed and only to the extent required; and (ii) assist the Disclosing Party (if and to the extent requested by the Disclosing Party), at the Disclosing Party’s expense, in obtaining a protective order or other appropriate assurances that the confidential nature of such Confidential Information shall be protected and preserved.
15.	Indemnification. Servicer shall indemnify, defend and hold harmless each Client Company and its directors, officers and agents (collectively, the “Indemnified Parties”) from and against any and all third-party claims, suits, actions, liabilities, fines, penalties, costs, losses, damages and expenses (including reasonable fees and expenses of attorneys and other reasonable costs of investigation and defense), whether incurred by or asserted against such Indemnified Parties arising out of or resulting from the intentional tort, reckless conduct, gross negligence or bad faith (including dishonest, fraudulent or criminal acts or omissions) on the part of Servicer in performing or failing to perform its obligations hereunder.

16.	Limitation on Liability. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR THE PROVISION OR FAILURE TO PROVIDE ANY OF THE SERVICES TO BE PROVIDED HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME. IN ADDITION, SERVICER SHALL HAVE NO LIABILITY TO ANY CLIENT COMPANY WITH RESPECT TO THE PERFORMANCE OF OR FAILURE TO PERFORM ANY STEWARDSHIP SERVICE.

17.	Representations and Warranties; Disclaimer.
(a)	Servicer Warranties. Servicer hereby represents and warrants to each Client Company that: (i) it is an entity validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; and (ii) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b)	Client Companies Warranties. Each Client Company hereby represents and warrants to Servicer that: (i) it is an entity validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; and (ii) it has all

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requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(c)	Disclaimer. EXCEPT AS EXPRESSLY SPECIFIED IN THIS AGREEMENT, NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED AMONG THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
18.	Changes in Parties. New direct or indirect subsidiaries of Dex One Corp, which come into existence after the Effective Date, may become additional Client Companies upon mutual agreement of the parties, including agreement of any initial payment to the Funding Account to be made by such additional Client Companies, and shall thereafter constitute “Client Companies” for all purposes of this Agreement. In addition, any Client Company that no longer is a direct or indirect subsidiary of Dex One Corp shall no longer be considered a party to this Agreement, and thereafter Servicer shall no longer have an obligation to provide Services to or on behalf of such former Client Company. For the avoidance of doubt, any agreement among the parties relating to the addition of a new Client Company shall constitute an amendment to this Agreement.

19.	Miscellaneous Provisions.
(a)	Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by certified mail return receipt requested, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to Servicer:	with a copy to:

Dex One Service LLC	Sidley Austin LLP
c/o Dex One Corporation	One South Dearborn
1001 Winstead Drive	Chicago, Illinois 60603
Cary, North Carolina 27513	Attention: Larry A. Barden
Attention: General Counsel	Facsimile: (312) 853-7036
Facsimile: (919) 297-1518

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if to Dex One Corp:	with copies to:

Dex One Corporation	Sidley Austin LLP
1001 Winstead Drive	One South Dearborn
Cary, North Carolina 27513	Chicago, Illinois 60603
Attention: General Counsel	Attention: Larry A. Barden
Facsimile: (919) 297-1518	Facsimile: (312) 853-7036

if to RHD Inc:	with copies to:

R.H. Donnelley Inc.	Sidley Austin LLP
c/o Dex One Corporation	One South Dearborn
1001 Winstead Drive	Chicago, Illinois 60603
Cary, North Carolina 27513	Attention: Larry A. Barden
Attention: General Counsel	Facsimile: (312) 853-7036
Facsimile: (919) 297-1518

if to Dex Service:	with copies to:

Dex Media Service LLC	Sidley Austin LLP
c/o Dex One Corporation	One South Dearborn
1001 Winstead Drive	Chicago, Illinois 60603
Cary, North Carolina 27513	Attention: Larry A. Barden
Attention: General Counsel	Facsimile: (312) 853-7036
Facsimile: (919) 297-1518

if to DMI:	with copies to:

Dex Media, Inc.	Sidley Austin LLP
c/o Dex One Corporation	One South Dearborn
1001 Winstead Drive	Chicago, Illinois 60603
Cary, North Carolina 27513	Attention: Larry A. Barden
Attention: General Counsel	Facsimile: (312) 853-7036
Facsimile: (919) 297-1518

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if to Dex East:	with copies to:

Dex Media East, Inc.	Sidley Austin LLP
c/o Dex One Corporation	One South Dearborn
1001 Winstead Drive	Chicago, Illinois 60603
Cary, North Carolina 27513	Attention: Larry A. Barden
Attention: General Counsel	Facsimile: (312) 853-7036
Facsimile: (919) 297-1518

if to Dex West:	with copies to:

Dex Media West, Inc.	Sidley Austin LLP
c/o Dex One Corporation	One South Dearborn
1001 Winstead Drive	Chicago, Illinois 60603
Cary, North Carolina 27513	Attention: Larry A. Barden
Attention: General Counsel	Facsimile: (312) 853-7036
Facsimile: (919) 297-1518

if to BDC:	with copies to:

Business.com, Inc.	Sidley Austin LLP
c/o Dex One Corporation	One South Dearborn
1001 Winstead Drive	Chicago, Illinois 60603
Cary, North Carolina 27513	Attention: Larry A. Barden
Attention: General Counsel	Facsimile: (312) 853-7036
Facsimile: (919) 297-1518

if to RHD Corp:	with copies to:

R.H. Donnelley Corporation	Sidley Austin LLP
c/o Dex One Corporation	One South Dearborn
1001 Winstead Drive	Chicago, Illinois 60603
Cary, North Carolina 27513	Attention: Larry A. Barden
Attention: General Counsel	Facsimile: (312) 853-7036
Facsimile: (919) 297-1518
(b)	Amendment and Restatement; Entire Agreement; Amendment. This Agreement amends and restates the Original Agreement in its entirety. From and after the Effective Date, this Agreement shall supersede the Original Agreement in its entirety. Further, this Agreement shall constitute the entire agreement among the parties with respect to the rights and responsibilities set forth herein and supersedes all prior agreements and understandings, whether written or verbal, to the extent such agreements pertain to the rights and responsibilities set forth herein. This Agreement may be amended only in a writing executed by all

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parties; provided that Servicer and any Client Company may amend Schedule A with respect to the provision of a Service solely to such Client Company without the written consent of the other parties.

(c)	Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. Each of the parties agrees that all disputes, controversies or claims arising out of or relating to this Agreement, or the validity, interpretation, breach or termination of this Agreement, including claims seeking redress or asserting rights under any Applicable Law, shall be brought exclusively in the federal or state courts residing within the State of New York, and the appellate courts having jurisdiction with respect to appeals from such courts, and each of the parties irrevocably and unconditionally submits to personnel jurisdiction in such courts, and waives any objection to such venue or jurisdiction or to inconveniency of such courts.

(d)	Subcontractors; Assignment.
(i)	With the consent of the Client Companies, such consent not to be unreasonably withheld, Servicer may hire or engage one or more subcontractors or other third parties to perform any or all of its obligations under this Agreement; provided, that Servicer remains ultimately responsible for all of its obligations hereunder; provided, further, that the terms of any such engagement or hiring of any Affiliate of the Servicer, Dex One Corp or their respective Subsidiaries shall be on terms and conditions not less favorable, considered as a whole, to Servicer and the Client Companies than could be obtained on an arm’s-length basis from unrelated third parties.

(ii)	Except as permitted by Section 19(d)(i), no party hereto may assign or transfer, by operation of law or otherwise, this Agreement or any of its rights hereunder, and may not delegate any of its duties or obligations hereunder, in each case in whole or in part, without the prior written consent of, in the case of Servicer, all of the Client Companies, or in the case of any Client Company, Servicer. Any assignment or delegation made in violation of this Section 19(d)(ii) shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding on the parties hereto and their permitted successors and assigns.
(e)	Independent Contractor. Except as set forth in Section 2(c): (i) the relationship among the parties, as established by this Agreement, is solely that of independent contractors; (ii) no party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of any other party for any purpose whatsoever; and (iii) nothing in this Agreement shall be deemed to make any party the agent of another other party hereto. This Agreement does not create any partnership, joint venture or similar business relationship between the parties hereto.

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(f)	No Third-Party Beneficiaries. Except as provided in Section 15 with respect to the Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)	Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

(h)	Force Majeure. Except for each Client Company’s obligations to pay Charges and Stewardship Cost reimbursements herein, each party hereto shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including: (i) war, riot, acts of terrorism and insurrection; (ii) Applicable Law; (iii) strikes, lockouts and other serious labor disputes; (iv) floods, fires, explosions and other natural disasters; (v) any delay of sources to supply materials and equipment; (vi) government priorities; and (vii) labor or transportation problems. When such events have abated, the parties’ respective obligations hereunder shall resume.

(i)	Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (1) to Sections and Schedules mean the Sections of and the Schedules attached to this Agreement; (2) to a contract, instrument or other document means such contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (3) to a statute means such statute as amended from time to time and includes any successor legislation thereto and regulations promulgated thereunder. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Headings to Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

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(j)	Counterparts. This Agreement is legally binding when, but not until, each party has received from the others a counterpart of this Agreement signed by an authorized representative of such other parties. The parties’ representatives may sign separate, identical counterparts of this Agreement; taken together, they constitute one agreement. A signed counterpart of this document may be delivered by any reasonable means, including facsimile or other electronic transmission.
* * * * *

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     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the Effective Date.

DEX ONE SERVICE LLC
By:
Name:
Title:

DEX ONE CORPORATION
By:
Name:
Title:

R.H. DONNELLEY INC.
By:
Name:
Title:

DEX MEDIA SERVICE LLC
By:
Name:
Title:

DEX MEDIA, INC.
By:
Name:
Title:

Signature Page to the Amended and Restated Shared Services Agreement

DEX MEDIA EAST, INC.
By:
Name:
Title:

DEX MEDIA WEST, INC.
By:
Name:
Title:

BUSINESS.COM, INC.
By:
Name:
Title:

R.H. DONNELLEY CORPORATION
By:
Name:
Title:

Signature Page to the Amended and Restated Shared Services Agreement

SCHEDULE A
SERVICES
I. Dex One Corp, Dex Service, DMI and RHD Corp. As of the Effective Date, Servicer is not providing any Services to Dex One Corp, Dex Service, DMI or RHD Corp.
II. Services Provided to RHD Inc, Dex East, Dex West and BDC. Servicer shall provide the following Services to each of RHD Inc, Dex East, Dex West and BDC:
1.	General and Administration Services. The following general and administration services: (a) Executive; (b) Finance; (c) Human Resources; (d) Legal; (e) Information Technology; (f) Corporate Facilities; (g) Publishing; and (h) Communications.

2.	Operations Support Services. The following business operations support services: (a) Marketing and Advertising; (b) Print & Delivery Management; (c) Customer Service; (d) Billing; (e) Credit; (f) Collections (excluding, for the avoidance of doubt, actual receipt of receivables, which shall continue to be received by each Client Company individually); and (g) Operations Facilities.

3.	Sales Leadership and Effectiveness Services. The following sales leadership and effectiveness services: (a) Sales Leadership Team; (b) Sales Reporting; (c) Training; (d) Sales Office Support; (e) Sales Compensation Analysis; and (f) National Sales.

4.	Digital Operations Services. The following digital operations services: (a) Digital Information Technology; (b) Leadership team; (c) Non-Print Product Development; and (d) Digital Sales and expense reporting.

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SCHEDULE B
INITIAL ALLOCATED SHARES
1.	Dex One Corp’s, DMI’s, Dex Service’s and RHD Corp’s initial Allocated Share shall be 0% for all Services and other determinations.

2.	For Services (other than Digital Operations Services) that benefit RHD Inc, Dex East, Dex West and BDC and the Stewardship Services, the initial Allocated Shares shall be as follows:

Client Company	Allocated Share
RHD Inc	37%
Dex East	25%
Dex West	35%
BDC	3%
3.	For Services that benefit RHD Inc, Dex East and Dex West, the initial Allocated Shares shall be as follows:

Client Company	Allocated Share
RHD Inc	38%
Dex East	26%
Dex West	36%
4.	For Services that benefit Dex East and Dex West, the initial Allocated Shares shall be as follows:

Client Company	Allocated Share
Dex East	42%
Dex West	58%

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5.	For Digital Operations Services that benefit RHD Inc, Dex East, Dex West and BDC, the initial Allocated Shares shall be as follows:

Client Company	Allocated Share
RHD Inc	36%
Dex East	16%
Dex West	22%
BDC	26%

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SCHEDULE C
STEWARDSHIP SERVICES
     The following functions shall constitute Stewardship Services: (a) Directors and Officers Insurance; (b) Board of Directors Expenses; (c) Chief Executive Officer; (d) Chief Financial Officer; (e) Treasury Employees; (f) Merger and Acquisition Employees; (g) Dex One Corp Third-Party Audit Fees; (h) Legal; and (i) Investor Relations.

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SCHEDULE D
DAILY CASH SETTLEMENTS
Servicer shall make daily cash settlements in connection with Servicer’s payment of amounts on behalf of the Client Companies in connection with the Services and each Client Company’s reimbursement of its Allocated Share of the Stewardship Costs as follows:
1.	Accounts Payable Checks. As accounts payable checks are presented for payment, funds will automatically move from the Funding Account to the accounts payable disbursement account to cover such checks. The following day, Servicer will provide a funding report detailing the prior day’s check disbursements for each Client Company, and will transfer such amounts from the appropriate Client Company other than Dex One Corp to the Funding Account.

2.	Accounts Payable ACH Transactions. Each day Servicer may create files detailing accounts payable ACH transactions to be paid by Servicer in connection with the Services or Stewardship Services, as applicable. Servicer will provide a funding report detailing the ACH transactions for each Client Company, and Servicer will transfer the appropriate amount of funds from each Client Company other than Dex One Corp to the Funding Account the same day that Servicer moves the amount of such funds from the Funding Account to the accounts payable disbursement account to cover the payments set forth in such ACH files.

3.	Accounts Payable Wire Transfers. Each day Servicer may initiate accounts payable wire transfers to be paid by Servicer in connection with the Services or Stewardship Services, as applicable. Servicer will transfer the appropriate amount of funds from each Client Company other than Dex One Corp to the Funding Account the same day that the wire transfer is debited from the Funding Account to cover the payments made by wire transfer.

4.	Payroll Funding. Each day Servicer may create files detailing the total amount of payroll-related disbursements to be paid by Servicer in connection with the Services. Servicer will provide a funding report detailing the payroll-related disbursements for each Client Company, and Servicer will transfer the appropriate amount of funds from each Client Company other than Dex One Corp to the Funding Account on the pay date or earlier if required by the financial institution that provides these banking services to Servicer.

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SCHEDULE E
CONTEMPLATED INITIAL CONTRIBUTED AND/OR DISTRIBUTED ASSETS
[To be completed]

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EXHIBIT F

FORM OF NEWCO SUBORDINATED GUARANTEE [AND COLLATERAL]1 AGREEMENT
[among] [between]
[   ]
and certain of their Subsidiaries
and
JPMORGAN CHASE BANK, N.A.,
as Shared Collateral Agent
Dated as of [   ]

[1]	Bracketed collateral provisions to be included to the extent permitted by the terms of the Senior Indebtedness.

i

ii

FORM OF NEWCO SUBORDINATED GUARANTEE [AND COLLATERAL] AGREEMENT
          NEWCO SUBORDINATED GUARANTEE [AND COLLATERAL] AGREEMENT, dated as of [  ], among each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Newco Subordinated Guarantors”), in favor of JPMorgan Chase Bank, N.A., as shared collateral agent (in such capacity, together with any successor collateral agent, the “Shared Collateral Agent”) for the Shared Collateral Secured Parties (as defined below).
W I T N E S S E T H:
          WHEREAS, pursuant to the RHDI Credit Agreement (such term and certain other capitalized terms used hereinafter being defined in Section 1.1), the Dex East Credit Agreement and the Dex West Credit Agreement (collectively, the “Credit Agreements”), the RHDI Lenders, the Dex East Lenders and the Dex West Lenders have, as applicable, severally agreed to make extensions of credit to RHDI, Dex East and Dex West (collectively, the “Borrowers”) upon the terms and subject to the conditions set forth in each of the Credit Agreements;
          WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Newco Subordinated Guarantor;
          WHEREAS, the Borrowers and the other Newco Subordinated Guarantors are engaged in related businesses, and each Newco Subordinated Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under each Credit Agreement;
          WHEREAS, it is a requirement under each Credit Agreement that the Newco Subordinated Guarantors shall have executed and delivered this Agreement to the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties;
          WHEREAS, the RHDI Administrative Agent, the Dex East Administrative Agent, the Dex West Administrative Agent, the Shared Collateral Agent and the other parties thereto have entered into the Intercreditor Agreement in order to (i) provide for the appointment by the RHDI Administrative Agent, the Dex East Administrative Agent and the Dex West Administrative Agent, on behalf of the Shared Collateral Secured Parties, of JPMorgan Chase Bank, N.A., as the Shared Collateral Agent, (ii) set forth certain responsibilities of the Shared Collateral Agent and (iii) establish among the Shared Collateral Secured Parties their respective rights with respect to certain payments that may be received by the Shared Collateral Agent in respect of the Obligations; and
          NOW, THEREFORE, in consideration of the premises, each Newco Subordinated Guarantor hereby agrees with the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties, as follows:
SECTION 1. DEFINED TERMS
     1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Intercreditor Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement[, and the following terms are used herein as defined in the New York UCC: Certificated Security, Chattel Paper, Instruments and Supporting Obligations].
     (b) The following terms shall have the following meanings:

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          “Agreement”: this Newco Subordinated Guarantee [and Collateral] Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “Borrower Obligations”: collectively, the “Obligations” under and as defined in the RHDI Credit Agreement, the Dex East Credit Agreement and the Dex West Credit Agreement.
          “Borrowers”: as defined in the recitals hereto.
          “Credit Agreements”: as defined in the recitals hereto.
          “Dollars” or “$”: refers to lawful money of the United States of America.
          “Financial Officer”: the chief financial officer, principal accounting officer, treasurer or controller of the Ultimate Parent.
          [“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.]
          [“Foreign Subsidiary Voting Stock”: the voting Equity Interests of any Foreign Subsidiary.]
          “Intercreditor Agreement”: the Collateral Agency and Intercreditor Agreement, dated as of January [  ], 2010, entered into among the Grantors, the RHDI Administrative Agent on behalf of the RHDI Secured Parties, the Dex East Administrative Agent on behalf of the Dex East Secured Parties, the Dex West Administrative Agent on behalf of the Dex West Secured Parties and the Shared Collateral Agent on behalf of the Shared Collateral Secured Parties, as amended, restated or otherwise modified from time to time.
          [“Issuers”: the collective reference to each issuer of any Pledged Stock.]
          “Newco Subordinated Guarantors”: as defined in the preamble hereto.
          “Newco Subordinated Guarantor Obligations”: with respect to any Newco Subordinated Guarantor, all obligations and liabilities of such Newco Subordinated Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document or Specified Swap Agreement to which such Newco Subordinated Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Shared Collateral Secured Parties that are required to be paid by such Newco Subordinated Guarantor pursuant to the terms of this Agreement or any other Loan Document or Specified Swap Agreement).
          [“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.]
          “Obligations”: (i) in the case of each Borrower, its Borrower Obligations and (ii) in the case of each Newco Subordinated Guarantor, its Newco Subordinated Guarantor Obligations.
          “Pledged Collateral”: as defined in [Section 3.
          [“Pledged Stock”: the shares of Equity Interests listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the

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Equity Interests of any Person that may be issued or granted to, or held by, any Newco Subordinated Guarantor while this Agreement is in effect; provided, that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.]
          [“Proceeds”: all “proceeds,” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock, collections thereon or distributions or payments with respect thereto.]
          “Senior Indebtedness”: [  ].2
          “Shared Collateral Agent”: as defined in the preamble hereto.
          [“Subordinated Guarantee Intercreditor Agreement”: the Intercreditor Agreement, dated as of [  ], among the Shared Collateral Agent, [  ], on behalf of the holders of the Senior Indebtedness and the other parties thereto, as amended, supplemented or otherwise modified from time to time.]
          “Ultimate Parent”: R.H. Donnelley Corporation, a Delaware corporation.
     1.2 Other Definitional Provisions. (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. GUARANTEE
     2.1 Guarantee. (a) Each of the Newco Subordinated Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees as a primary obligor and not merely as surety to the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of its respective Borrower Obligations.
     (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Newco Subordinated Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Newco Subordinated Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
     (c) Each Newco Subordinated Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Newco Subordinated Guarantor

[2]	Subject to the requirements of the Credit Agreements, to include any assumed Indebtedness of such Newco Subordinated Guarantor in existence prior to the acquisition of such Newco Subordinated Guarantor and any Indebtedness incurred to finance the acquisition of such Newco Subordinated Guarantor to which this Guarantee is required to be subordinated.

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hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Shared Collateral Agent or any Shared Collateral Secured Party hereunder.
     (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Newco Subordinated Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full and any Incremental Revolving Commitments shall be terminated, notwithstanding that from time to time during the term of each Credit Agreement the applicable Borrower may be free from any Borrower Obligations.
     (e) No payment made by any of the Borrowers, any of the Newco Subordinated Guarantors, any other guarantor or any other Person or received or collected by the Shared Collateral Agent or any Shared Collateral Secured Party from any of the Borrowers, any of the Newco Subordinated Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Newco Subordinated Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Newco Subordinated Guarantor in respect of the Borrower Obligations or any payment received or collected from such Newco Subordinated Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Newco Subordinated Guarantor hereunder until the Borrower Obligations are paid in full and any Incremental Revolving Commitments shall be terminated.
     2.2 Right of Contribution. Each Newco Subordinated Guarantor hereby agrees that to the extent that a Newco Subordinated Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Newco Subordinated Guarantor shall be entitled to seek and receive contribution from and against any other Newco Subordinated Guarantor hereunder which has not paid its proportionate share of such payment. Each Newco Subordinated Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Newco Subordinated Guarantor to the Shared Collateral Agent and the Shared Collateral Secured Parties, and each Newco Subordinated Guarantor shall remain liable to the Shared Collateral Agent and the Shared Collateral Secured Parties for the full amount guaranteed by such Newco Subordinated Guarantor hereunder.
     2.3 No Subrogation. Notwithstanding any payment made by any Newco Subordinated Guarantor hereunder or any set-off or application of funds of any Newco Subordinated Guarantor by the Shared Collateral Agent or any Shared Collateral Secured Party, no Newco Subordinated Guarantor shall exercise any rights of subrogation to any of the rights of the Shared Collateral Agent or any Shared Collateral Secured Party against any Borrower or any other Newco Subordinated Guarantor or any collateral security or guarantee or right of offset held by the Shared Collateral Agent or any Shared Collateral Secured Party for the payment of the Borrower Obligations, nor shall any Newco Subordinated Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Newco Subordinated Guarantor in respect of payments made by such Newco Subordinated Guarantor hereunder, until all amounts owing to the Shared Collateral Agent and the Shared Collateral Secured Parties by any Borrower on account of the Borrower Obligations are paid in full and any Incremental Revolving Commitments shall be terminated. If any amount shall be paid to any Newco Subordinated Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Newco Subordinated Guarantor in trust for the Shared Collateral Agent and the Shared Collateral Secured Parties, segregated from other funds of such Newco Subordinated Guarantor, and shall, forthwith upon receipt by such Newco Subordinated Guarantor, be turned over to the Shared Collateral Agent in the exact form received by such Newco Subordinated Guarantor (duly indorsed by such Newco Subordinated Guarantor to the Shared Collateral

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Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in accordance with the Intercreditor Agreement.
     2.4 Amendments, etc. with respect to the Borrower Obligations. Each Newco Subordinated Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Newco Subordinated Guarantor and without notice to or further assent by any Newco Subordinated Guarantor, any demand for payment of any of the Borrower Obligations made by the Shared Collateral Agent or any Shared Collateral Secured Party may be rescinded by the Shared Collateral Agent or such Shared Collateral Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Shared Collateral Agent or any Shared Collateral Secured Party and the Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Shared Collateral Agent (or the RHDI Administrative Agent, the Dex East Administrative Agent, the Dex West Administrative Agent or the requisite Lenders under the applicable Credit Agreement, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Shared Collateral Agent or any Shared Collateral Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Shared Collateral Agent nor any other Shared Collateral Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
     2.5 Guarantee Absolute and Unconditional. Each Newco Subordinated Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Shared Collateral Agent or any Shared Collateral Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Newco Subordinated Guarantors, on the one hand, and the Shared Collateral Agent and the Shared Collateral Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Newco Subordinated Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the Newco Subordinated Guarantors with respect to the Borrower Obligations. Each Newco Subordinated Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of any Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Shared Collateral Agent or any Shared Collateral Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against any Shared Collateral Agent or any Shared Collateral Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Newco Subordinated Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Borrower Obligations, or of such Newco Subordinated Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Newco Subordinated Guarantor, the Shared Collateral Agent and any Shared Collateral Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any

5

Borrower, any other Newco Subordinated Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Shared Collateral Agent or any Shared Collateral Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Newco Subordinated Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Newco Subordinated Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Newco Subordinated Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Shared Collateral Agent or any Shared Collateral Secured Party against any Newco Subordinated Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Shared Collateral Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Newco Subordinated Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Newco Subordinated Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     2.7 Payments. Each Newco Subordinated Guarantor hereby guarantees that payments hereunder will be paid to the Shared Collateral Agent for the sole benefit of the Shared Collateral Secured Parties without set-off or counterclaim in Dollars at the office of the Shared Collateral Agent located at 270 Park Avenue, New York, New York.
[SECTION 3. GRANT OF SECURITY INTEREST
     3.1 [Grant of Security Interest. Subject to Section 3.2, each Newco Subordinated Guarantor hereby assigns and transfers to the Shared Collateral Agent, and hereby grants to the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Newco Subordinated Guarantor or in which such Newco Subordinated Guarantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Pledged Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Newco Subordinated Guarantor’s Obligations:
     (a) all Pledged Stock; and
     (b) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the Pledged Stock and all collateral security and guarantees given by any Person with respect to any of the Pledged Stock.
     3.2 Excluded Property. Notwithstanding any of the other provisions set forth in this [Section 3, this Agreement shall not constitute a grant of a security interest in, and the Pledged Collateral shall not include, any property to the extent that such grant of a security interest (a) is prohibited by any Requirement of Law of a Governmental Authority or requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law, (b) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, or (c) in the case of any Pledged Stock, any applicable shareholder or similar agreement, except in each case

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to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.]
SECTION 4. REPRESENTATIONS AND WARRANTIES
          Each Newco Subordinated Guarantor hereby represents and warrants to the Shared Collateral Agent and each Shared Collateral Secured Party that:
     4.1 Authorization; Enforceability. Such Newco Subordinated Guarantor has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Such Newco Subordinated Guarantor has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement has been duly executed and delivered by such Newco Subordinated Guarantor, and each other Loan Document to which such Newco Subordinated Guarantor is to be a party, when executed and delivered by such Person, will constitute, a legal, valid and binding obligation of such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     4.2 Governmental Approvals; No Conflicts. The execution, delivery and performance by such Newco Subordinated Guarantor of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, limited liability company agreement, by-laws or other organizational documents of such Newco Subordinated Guarantor or any order of any Governmental Authority and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Newco Subordinated Guarantor or any of their assets, or give rise to a right thereunder to require any payment to be made by such Newco Subordinated Guarantor.
     4.3 [Perfected Lien. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Shared Collateral Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Pledged Collateral to which Article 9 of the New York UCC is applicable in favor of the Shared Collateral Agent, for the benefit of the Shared Collateral Secured Parties, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Newco Subordinated Guarantor and any Persons purporting to purchase any such Pledged Collateral from such Newco Subordinated Guarantor and (b) are prior to all other Liens on the Pledged Collateral in existence on the date hereof other than the Liens granted to [  ] for the benefit of the holders of the Senior Indebtedness.]
     4.4 [Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Newco Subordinated Guarantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Newco Subordinated Guarantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Newco Subordinated Guarantor has furnished to the Shared Collateral Agent a certified charter, certificate of incorporation or other organizational document and a long-form good standing certificate as of a date which is recent to the date hereof.]

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     4.5 [Pledged Stock. (a) The shares of Pledged Stock pledged by such Newco Subordinated Guarantor hereunder constitute all the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Newco Subordinated Guarantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.
     (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.
     (c) Such Newco Subordinated Guarantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Stock pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and the Liens granted to [  ] for the benefit of the holders of the Senior Indebtedness.]
[SECTION 5. COVENANTS
          From and after the date of this Agreement until the Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full and any Incremental Revolving Commitments shall be terminated, each Newco Subordinated Guarantor covenants and agrees with the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties that:
     5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, if any amount payable under or in connection with any of the Pledged Collateral in excess of $1,000,000 shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper constituting Pledged Collateral, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Shared Collateral Agent, duly indorsed in a manner satisfactory to the Shared Collateral Agent, to be held as Pledged Collateral pursuant to this Agreement.
     5.2 Payment of Obligations. Such Newco Subordinated Guarantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Pledged Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Pledged Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Newco Subordinated Guarantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Pledged Collateral or any interest therein.
     5.3 Maintenance of Perfected Security Interest. Such Newco Subordinated Guarantor shall maintain the security interest created by this Agreement in the Pledged Collateral owned by such Newco Subordinated Guarantor as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.
     5.4 Information Regarding Collateral; Other Information. Substantially concurrently with each delivery of the Ultimate Parent’s audited annual financial statements under the Credit Agreements, the Ultimate Parent shall deliver to the Shared Collateral Agent and each Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Ultimate Parent (a) certifying that all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Pledged Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction

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necessary to protect and perfect the security interests under this Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period) and (b) identifying any Subsidiary of any Newco Subordinated Guarantor formed or acquired since the end of the previous fiscal quarter.
     5.5 Other Information; Further Documentation. [Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement,] at any time and from time to time, upon the written request of the Shared Collateral Agent, and at the sole expense of such Newco Subordinated Guarantor, such Newco Subordinated Guarantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Shared Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (a) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (b) in the case of Pledged Stock and any other relevant Pledged Collateral, taking any actions necessary to enable the Shared Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.
     5.6 Changes in Locations, Name, etc. Such Newco Subordinated Guarantor will not, except upon 15 days’ prior written notice to the Shared Collateral Agent and each Administrative Agent and delivery to the Shared Collateral Agent of all additional financing statements and other documents reasonably requested by the Shared Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:
     (a) change its jurisdiction of organization from that referred to in Section 4.4; or
     (b) change its name.
     5.7 Notices. Such Newco Subordinated Guarantor will advise the Shared Collateral Agent and each Administrative Agent promptly, in reasonable detail, of:
     (a) any Lien (other than security interests created hereby or Liens permitted under each of the Credit Agreements, the Intercreditor Agreement and this Agreement) on any of the Pledged Collateral which would adversely affect the ability of the Shared Collateral Agent to exercise any of its remedies hereunder; and
     (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Pledged Collateral or on the security interests created hereby.
     5.8 Pledged Stock. (a) Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, if such Newco Subordinated Guarantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, having a value in excess of $1,000,000 such Newco Subordinated Guarantor shall accept the same as the agent of the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties, hold the same in trust for the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties and deliver the same forthwith to the Shared Collateral Agent in the exact form received, duly indorsed by such Newco Subordinated Guarantor to the Shared Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank

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by such Newco Subordinated Guarantor and with, if the Shared Collateral Agent so requests, signature guaranteed, to be held by the Shared Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer shall be paid over to the Shared Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Shared Collateral Agent, be delivered to the Shared Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Newco Subordinated Guarantor, such Newco Subordinated Guarantor shall, until such money or property is paid or delivered to the Shared Collateral Agent, hold such money or property in trust for the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties, segregated from other funds of such Newco Subordinated Guarantor, as additional collateral security for the Obligations.
     (b) In the case of each Newco Subordinated Guarantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Shared Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Pledged Stock issued by it and (iii) the terms of Sections 7.1(c) and 7.5 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.1(c) or 7.5 with respect to the Pledged Stock issued by it.
     5.9 Further Assurances. Subject to the Intercreditor Agreement and the Subordinated Guarantee Intercreditor Agreement, such Newco Subordinated Guarantor shall ensure that the Collateral and Guarantee Requirement (as defined in each of the Credit Agreements) be satisfied with respect to such Newco Subordinated Guarantor.]
SECTION 6. SUBORDINATION
     6.1 Agreement to Subordinate. The Shared Collateral Agent on behalf of the Shared Collateral Secured Parties agrees that the Newco Subordinated Guarantor Obligations of each Newco Subordinated Guarantor are subordinated in right of payment, to the extent and in the manner provided in this Section 6, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness and that the subordination is for the benefit of and enforceable by the holders of its Senior Indebtedness. Only Indebtedness of each Newco Subordinated Guarantor that is Senior Indebtedness shall rank senior to the Newco Subordinated Guarantor Obligations in accordance with the provisions set forth herein.
     6.2 Liquidation; Dissolution; Bankruptcy. Upon any payment or distribution of the assets or securities of any Newco Subordinated Guarantor upon a total or partial liquidation or a total or partial dissolution of such Newco Subordinated Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Newco Subordinated Guarantor or its property or in the event of an assignment for the benefit of creditors or marshalling of such Newco Subordinated Guarantor’s assets and liabilities:
     (a) holders of Senior Indebtedness of such Newco Subordinated Guarantor shall be entitled to receive payment in full in cash or cash equivalents in respect of such Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the documents governing such Senior Indebtedness, whether or not a claim for such interest would be allowed) before the Shared Collateral Agent, on behalf of the Shared Collateral Secured Parties,

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shall be entitled to receive any payment of principal of, or premium, if any, or interest on the Newco Subordinated Guarantor Obligations; and
     (b) until the Senior Indebtedness of such Newco Subordinated Guarantor is paid in full in cash or cash equivalents, any payment or distribution to which the Shared Collateral Secured Parties would be entitled but for this Section 6 shall be made to holders of such Senior Indebtedness as their interests may appear.
     6.3 Default on Senior Indebtedness. No Newco Subordinated Guarantor shall pay the principal of, premium, if any, or interest on, or other payment obligations in respect of, the Obligations or make any deposit pursuant to any defeasance provision or otherwise purchase or retire any Obligations if (a) any Senior Indebtedness is not paid when due in cash or cash equivalents or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived in writing and any such acceleration has been rescinded in writing or (ii) such Senior Indebtedness has been paid in full in cash or cash equivalents
     6.4 When Distribution Must Be Paid Over. If a payment or distribution is made to the Shared Collateral Secured Parties that due to the subordination provisions of this Section 6 should not have been made to them, the Shared Collateral Secured Parties who receive the payment or distribution shall hold such payment or distribution in trust for holders of Senior Indebtedness and pay such payment or distribution over to them as their interests may appear.
     6.5 Relative Rights. This Section 6 defines the relative rights of the Shared Collateral Secured Parties and holders of Senior Indebtedness. Nothing in this Agreement shall:
     (a) impair, as between each Newco Subordinated Guarantor and the Shared Collateral Secured Parties, the obligation of such Newco Subordinated Guarantor, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the Newco Subordinated Guarantor Obligations in accordance with its terms; or
     (b) prevent the Shared Collateral Agent, any Administrative Agent or any Shared Collateral Secured Parties from exercising its available remedies upon a Default or an Event of Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to Shared Collateral Secured Parties.
     6.6 Subordination May Not Be Impaired By Each Newco Subordinated Guarantor. No right of any holder of Senior Indebtedness to enforce the subordination of Newco Subordinated Guarantor Obligations shall be impaired by any act or failure to act by any Newco Subordinated Guarantor or by its failure to comply with this Agreement.
     6.7 Rights of Shared Collateral Agent. (a) Notwithstanding Section 6.3, the Shared Collateral Agent may continue to pay the Obligations and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than one Business Day prior to the date of such payment, the Shared Collateral Agent receives written notice to it that payments may not be made under this Section 6. The Ultimate Parent, each Newco Subordinated Guarantor, or a holder of Senior Indebtedness may give such notice; provided, however, that, if any class of Senior Indebtedness has a representative, only such representative may give such notice.
     (b) The Shared Collateral Agent in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not the Shared Collateral Agent. The Shared

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Collateral Agent shall be entitled to all the rights set forth in this Section 6 with respect to any Senior Indebtedness that may at any time be held by it, to the same extent as any other holder of Senior Indebtedness; and nothing in any Loan Document shall deprive the Shared Collateral Agent of any of its rights as such holder. Nothing in this Section 6 shall apply to claims of, or payments to, the Shared Collateral Agent in its capacity as Shared Collateral Agent under the Loan Documents.
     6.8 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to the applicable representative (if any).
     6.9 Section 6 Not To Prevent Events of Default Or Limit Right To Accelerate. The failure to make a payment in respect of the Obligations by reason of any provision in this Section 6 shall not be construed as preventing the occurrence of a Default or Event of Default under any of the Credit Agreements. Nothing in this Section 6 shall have any effect on the right of the Shared Collateral Secured Parties or any Administrative Agent to accelerate the maturity of the Obligations.
     6.10 Shared Collateral Agent and Shared Collateral Secured Parties Entitled to Rely. Upon any payment or distribution pursuant to this Section 6, the Shared Collateral Agent and the Shared Collateral Secured Parties shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 6.2 are pending, (b) upon a certificate of any Person making such payment or distribution to the Shared Collateral Agent or to the Shared Collateral Secured Parties or (c) upon the representatives for the holders of Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Newco Subordinated Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 6. In the event that the Shared Collateral Agent determines that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 6, the Shared Collateral Agent may request such Person to furnish evidence to the reasonable satisfaction of the Shared Collateral Agent, as to the amount of Senior Indebtedness or the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 6, and, if such evidence is not furnished, the Shared Collateral Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 5.2 of the Intercreditor Agreement shall be applicable to all actions or omissions of actions by the Shared Collateral Agent pursuant to this Section 6.
     6.11 Shared Collateral Agent to Effectuate Subordination. Each Shared Collateral Secured Party by accepting the benefit of this Agreement hereby authorizes and directs the Shared Collateral Agent on such Shared Collateral Secured Party’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Shared Collateral Secured Parties and the holders of Senior Indebtedness as provided in this Section 6 and appoints the Shared Collateral Agent as attorney-in-fact for any and all such purposes.
     6.12 Shared Collateral Agent Not Fiduciaries for Holders of Senior Indebtedness. The Shared Collateral Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to the Shared Collateral Secured Parties or any other Person, money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Section 6 or otherwise.

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[SECTION 7. REMEDIAL PROVISIONS
     7.1 Pledged Stock. (a) Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, unless an Enforcement Event shall have occurred and be continuing and the Shared Collateral Agent shall have given notice to the relevant Newco Subordinated Guarantor of the Shared Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 7.1(b), each Newco Subordinated Guarantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Shared Collateral Agent’s reasonable judgment, would result in any violation of any provision of the Credit Agreements, the Intercreditor Agreement, the Subordinated Guarantee Intercreditor Agreement, this Agreement or any other Loan Document.
     (b) Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, if an Enforcement Event shall have occurred and be continuing and the Shared Collateral Agent shall have given notice of its intent to exercise such rights to the relevant Newco Subordinated Guarantor or Newco Subordinated Guarantors, (i) the Shared Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations at the time and in the order specified in the Intercreditor Agreement, and (ii) any or all of the Pledged Stock shall be registered in the name of the Shared Collateral Agent or its nominee, and the Shared Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Newco Subordinated Guarantor or the Shared Collateral Agent of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Shared Collateral Agent may determine), all without liability except to account for property actually received by it, but the Shared Collateral Agent shall have no duty to any Newco Subordinated Guarantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
     (c) Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, each Newco Subordinated Guarantor hereby authorizes and instructs each Issuer of any Pledged Stock pledged by such Newco Subordinated Guarantor hereunder to (i) comply with any instruction received by it from the Shared Collateral Agent in writing that (x) states that an Enforcement Event has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Newco Subordinated Guarantor, and each Newco Subordinated Guarantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon delivery of any notice to such effect pursuant to Section 7.1(a), pay any dividends or other payments with respect to the Pledged Stock directly to the Shared Collateral Agent.
     7.2 Proceeds to be Turned Over To Shared Collateral Agent. Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, if an Enforcement Event shall have occurred and be continuing, and the Shared Collateral Agent, upon the request of the requisite Shared Collateral Secured Parties, in accordance with the Intercreditor Agreement, shall have given notice thereof to the Newco Subordinated Guarantors, all Proceeds of Pledged Collateral received by any Newco Subordinated Guarantor consisting of cash, checks and other near-cash items shall be held by such Newco Subordinated

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Guarantor in trust for the Shared Collateral Agent and the Shared Collateral Secured Parties, segregated from other funds of such Newco Subordinated Guarantor, and shall, forthwith upon receipt by such Newco Subordinated Guarantor, be turned over to the Shared Collateral Agent in the exact form received by such Newco Subordinated Guarantor (duly indorsed by such Newco Subordinated Guarantor to the Shared Collateral Agent, if required). All Proceeds of Pledged Collateral received by the Shared Collateral Agent hereunder shall be held by the Shared Collateral Agent in a Shared Collateral Account maintained under its sole dominion and control in accordance with the Intercreditor Agreement. All Proceeds while held by the Shared Collateral Agent in a Shared Collateral Account (or by such Newco Subordinated Guarantor in trust for the Shared Collateral Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 7.3.
     7.3 Application of Moneys. Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, the Shared Collateral Agent shall apply all or any part of moneys, cash dividends, payments or other proceeds constituting Pledged Collateral, whether or not held by any in the Shared Collateral Account and other funds on deposit in the Shared Collateral Account, in payment of the Obligations at the times and in the manner provided in the Intercreditor Agreement.
     7.4 Code and Other Remedies. Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, if an Enforcement Event shall have occurred and be continuing, upon the request of the requisite Shared Collateral Secured Parties, in accordance with the Intercreditor Agreement, the Shared Collateral Agent, on behalf of the Shared Collateral Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, the Shared Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Newco Subordinated Guarantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Pledged Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Shared Collateral Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, any Shared Collateral Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Pledged Collateral so sold, free of any right or equity of redemption in any Newco Subordinated Guarantor, which right or equity is hereby waived and released. Each Newco Subordinated Guarantor further agrees, subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, at the Shared Collateral Agent’s request, to assemble the Pledged Collateral and make it available to the Shared Collateral Agent at places which the Shared Collateral Agent shall reasonably select, whether at such Newco Subordinated Guarantor’s premises or elsewhere. Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, the Shared Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Pledged Collateral or in any way relating to the Pledged Collateral or the rights of the Shared Collateral Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 7.3, and only after such application and after the payment by the Shared Collateral Agent of any other amount required by any provision of law,

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including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Shared Collateral Agent account for the surplus, if any, to any Newco Subordinated Guarantor. To the extent permitted by applicable law, each Newco Subordinated Guarantor waives all claims, damages and demands it may acquire against the Shared Collateral Secured Parties arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Pledged Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
     7.5 Registration Rights. (a) Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, if the Shared Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.4 at any time when an Enforcement Event has occurred and is continuing, and if in the opinion of the Shared Collateral Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Newco Subordinated Guarantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Shared Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Shared Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, each Newco Subordinated Guarantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Shared Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
     (b) Each Newco Subordinated Guarantor recognizes that the Shared Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Newco Subordinated Guarantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Shared Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
     (c) Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, each Newco Subordinated Guarantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 7.5 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Newco Subordinated Guarantor further agrees that a breach of any of the covenants contained in this Section 7.5 will cause irreparable injury to the Shared Collateral Agent and the Shared Collateral Secured Parties, that the Shared Collateral Agent and the Shared Collateral Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.5 shall be specifically enforceable against such Newco Subordinated Guarantor, and such

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Newco Subordinated Guarantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Enforcement Event has occurred.
     7.6 Deficiency. Each Newco Subordinated Guarantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Shared Collateral Agent or any Shared Collateral Secured Party to collect such deficiency.]
SECTION 8. MISCELLANEOUS
     8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 6.3 of the Intercreditor Agreement.
     8.2 Notices. All notices, requests and demands to or upon any Newco Subordinated Guarantor hereunder shall be effected in the manner provided for in Section 6.3 of the Intercreditor Agreement; provided, that any such notice, request or demand to or upon any Newco Subordinated Guarantor shall be addressed to such Newco Subordinated Guarantor at its notice address set forth on Schedule 1 or such other address specified in writing to the Shared Collateral Agent in accordance with such Section. All notices, requests and demands to or upon the Shared Collateral Agent or any Newco Subordinated Guarantor hereunder shall be effected in the manner provided for in Section 6.3 of the Intercreditor Agreement.
     8.3 Authority of Shared Collateral Agent. Each Newco Subordinated Guarantor acknowledges that the rights and responsibilities of the Shared Collateral Agent under this Agreement with respect to any action taken by the Shared Collateral Agent or the exercise or non-exercise by the Shared Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Shared Collateral Agent and the other Shared Collateral Secured Parties, be governed by the Intercreditor Agreement and by such other agreements as may exist from time to time among them, but, as between the Shared Collateral Agent and the Newco Subordinated Guarantors, the Shared Collateral Agent shall be conclusively presumed to be acting as agent for the Shared Collateral Secured Parties with full and valid authority so to act or refrain from acting, and no Newco Subordinated Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
     8.4 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Shared Collateral Agent nor any Shared Collateral Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Shared Collateral Agent or any Shared Collateral Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Shared Collateral Agent or any Shared Collateral Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Shared Collateral Agent or such Shared Collateral Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Newco Subordinated Guarantor and shall inure to the benefit of the Shared Collateral

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Agent and the Shared Collateral Secured Parties and their successors and assigns; provided, that no Newco Subordinated Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Shared Collateral Agent.
     8.6 Setoff. Subject to the provisions of the Subordinated Guarantee Intercreditor Agreement, if an Enforcement Event shall have occurred and be continuing, each Shared Collateral Secured Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, subject to the terms of the Intercreditor Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Shared Collateral Secured Party or Affiliate to or for the credit or the account of any of the Newco Subordinated Guarantors against any of and all the obligations of such Newco Subordinated Guarantor now or hereafter existing under this Agreement held by such Shared Collateral Secured Party, irrespective of whether or not such Shared Collateral Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Shared Collateral Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Shared Collateral Secured Party may have.
     8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Newco Subordinated Guarantors, the Shared Collateral Agent and the Shared Collateral Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Shared Collateral Agent or any Shared Collateral Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
     8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     8.12 Submission To Jurisdiction; Waivers. Each Newco Subordinated Guarantor hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

17

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Newco Subordinated Guarantor at its address referred to in Section 8.2 or at such other address of which the Shared Collateral Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     8.13 Additional Newco Subordinated Guarantors. Each Subsidiary that is required to become a party to this Agreement after the date hereof pursuant to any Loan Document shall become a Newco Subordinated Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Newco Subordinated Guarantee [and Collateral] Assumption Agreement in the form of Annex I hereto.
     8.14 Releases. (a) At the times and to the extent provided in Section 6.10 of the Intercreditor Agreement, the Pledged Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Shared Collateral Agent and each Newco Subordinated Guarantor hereunder shall terminate in accordance with the terms set forth in Section 6.10 of the Intercreditor Agreement, all without delivery of any instrument or performance of any act by any party [and all rights to the Pledged Collateral shall revert to the Newco Subordinated Guarantors]. In connection with any such termination or release, the Shared Collateral Agent shall execute and deliver to any Newco Subordinated Guarantor at such Newco Subordinated Guarantor’s expense all documents that such Newco Subordinated Guarantor shall reasonably request to evidence such termination or release.
     (b) At the times and to the extent provided in Sections 6.10(d) and (e) of the Intercreditor Agreement, the Pledged Collateral so specified shall be released from the Liens created hereby on such Pledged Collateral, in accordance with the provisions of the Intercreditor Agreement.
     (c) At the times and to the extent provided in Section 6.10(c) of the Intercreditor Agreement, any Newco Subordinated Guarantor so specified shall be released from its Obligations hereunder in accordance with the provisions of the Intercreditor Agreement and the Liens over the Pledged Collateral of such Newco Subordinated Guarantor shall also be released, in accordance with the Intercreditor Agreement.
     8.15 Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Liens, security interests and rights granted pursuant to this Agreement shall be subject to the terms and conditions of (and the exercise of any right or remedy by the Shared Collateral Agent or any Administrative Agent hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement [and the Subordinated Guarantee Intercreditor Agreement]. In the event of any conflict between this Agreement and the Intercreditor Agreement [or the Subordinated Guarantee Intercreditor Agreement], the Intercreditor Agreement [or the Subordinated Guarantee Intercreditor

18

Agreement, as the case may be,] shall control (provided, that in the event of any conflict between this Agreement and both the Intercreditor Agreement and the Subordinated Guarantee Intercreditor Agreement, the Subordinated Guarantee Intercreditor Agreement shall control), and no right, power, or remedy granted to the Shared Collateral Agent and any Administrative Agent hereunder shall be exercised by the Shared Collateral Agent or any Administrative Agent, and no direction shall be given by the Shared Collateral Agent or any Administrative Agent in contravention of the Intercreditor Agreement [or the Subordinated Guarantee Intercreditor Agreement].
     8.16 WAIVER OF JURY TRIAL. EACH NEWCO SUBORDINATED GUARANTOR, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
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          IN WITNESS WHEREOF, each of the undersigned has caused this Newco Subordinated Guarantee Agreement to be duly executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Shared Collateral Agent
By:
Name:
Title:

[NEWCO SUBORDINATED GUARANTOR]
By:
Name:
Title:

ANNEX I
FORM OF NEWCO SUBORDINATED GUARANTEE ASSUMPTION AGREEMENT
          NEWCO SUBORDINATED GUARANTEE ASSUMPTION AGREEMENT, dated as of _______, 20___, made by _______(the “Additional Newco Subordinated Guarantor”), in favor of JPMorgan Chase Bank, N.A., as shared collateral agent (in such capacity, the “Shared Collateral Agent”) for the banks and other financial institutions or entities parties to the RHDI Credit Agreement referred to below (the “RHDI Lenders”), the banks and other financial institutions or entities parties to the Dex East Credit Agreement referred to below (the “Dex East Lenders”) and the banks and other financial institutions or entities parties to the Dex West Credit Agreement referred to below (the “Dex West Lenders”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercreditor Agreement.
W I T N E S S E T H :
          WHEREAS, R.H. Donnelley Corporation (the “Ultimate Parent”), R.H. Donnelley Inc. (“RHDI”), the RHDI Lenders and Deutsche Bank Trust Company Americas, as administrative agent (the “RHDI Administrative Agent”) have entered into the Third Amended and Restated Credit Agreement, dated as of January [  ], 2010 (as further amended, supplemented or otherwise modified from time to time, the “RHDI Credit Agreement”);
          WHEREAS, the Ultimate Parent, Dex Media, Inc. (“DMI”), Dex Media East, Inc. (“East Holdings”), Dex Media East LLC (“Dex East”), the Dex East Lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Dex East Administrative Agent”) have entered into the Credit Agreement, dated as of October 24, 2007, as amended and restated as of January [  ], 2010 (as further amended, supplemented or otherwise modified from time to time, the “Dex East Credit Agreement”);
          WHEREAS, the Ultimate Parent, DMI, Dex Media West, Inc. (“West Holdings”), Dex Media West LLC, (“Dex West”), the Dex West Lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Dex West Administrative Agent”) have entered into the Credit Agreement, dated as of June 6, 2008, as amended and restated as of January [  ], 2010 (as further amended, supplemented or otherwise modified from time to time, the “Dex West Credit Agreement”, collectively with the RHDI Credit Agreement and the Dex East Credit Agreement, the “Credit Agreements”);
          WHEREAS, in connection with Credit Agreements, the Newco Subordinated Guarantors (other than the Additional Newco Subordinated Guarantor) have entered into the Newco Subordinated Guarantee [and Collateral] Agreement, dated as of [  ], (as amended, supplemented or otherwise modified from time to time, the “Newco Subordinated Guarantee [and Collateral] Agreement”) in favor of the Shared Collateral Agent for the benefit of the Shared Collateral Secured Parties;
          WHEREAS, the Credit Agreements require the Additional Newco Subordinated Guarantor to become a party to the Newco Guarantee [and Collateral] Agreement; and
          WHEREAS, the Additional Newco Subordinated Guarantor has agreed to execute and deliver this Newco Collateral Assumption Agreement in order to become a party to the Newco Guarantee [and Collateral] Agreement;
          NOW, THEREFORE, IT IS AGREED:

          1. Newco Subordinated Guarantee [and Collateral] Agreement. By executing and delivering this Newco Subordinated Guarantee [and Collateral] Assumption Agreement, the Additional Newco Subordinated Guarantor, as provided in Section 8.13 of the Newco Subordinated Guarantee [and Collateral] Agreement, hereby becomes a party to the Newco Subordinated Guarantee [and Collateral] Agreement as a Newco Subordinated Guarantor thereunder with the same force and effect as if originally named therein as a Newco Subordinated Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Newco Subordinated Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Newco Subordinated Guarantee [and Collateral] Agreement. The Additional Newco Subordinated Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Newco Subordinated Guarantee [and Collateral] Agreement is true and correct on and as the date hereof (after giving effect to this Newco Subordinated Guarantee [and Collateral] Assumption Agreement) as if made on and as of such date.
          2. Governing Law. THIS NEWCO SUBORDINATED GUARANTEE [AND COLLATERAL] ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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2

          IN WITNESS WHEREOF, the undersigned has caused this Newco Subordinated Guarantee [and Collateral] Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL NEWCO SUBORDINATED GUARANTOR]
By:
Name:
Title:
Signature Page to the Newco Subordinated Guarantee [and Collateral] Assumption Agreement

Annex 1-A to
Newco Subordinated Guarantee [and Collateral] Assumption Agreement
Supplement to Schedule 1
[Supplement to Schedule 2
Supplement to Schedule 3
Supplement to Schedule 4]

EXHIBIT G-1

SIDLEY AUSTIN llp ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866
January 29, 2010
JPMorgan Chase Bank, N.A., as Administrative Agent,
           Collateral Agent and Shared Collateral Agent
270 Park Avenue
New York, NY 10017
and
Each of the Lenders party to the Credit Agreement
          (as defined herein) on the date hereof
Re: Dex Media West LLC
Ladies and Gentlemen:
     We have acted as special counsel to Dex Media West LLC, a Delaware limited liability company (the “Borrower”), each of the companies listed on Schedule I hereto (the “Dex West Guarantors” and, collectively with the Borrower, the “Dex West Loan Parties”) and each of the companies listed on Schedule II hereto (the “Shared Collateral Loan Parties” and, collectively with the Dex West Loan Parties, the “Loan Parties”), in connection with the execution and delivery of the below-described Credit Agreement. The Borrower and RHD Service LLC, a Delaware limited liability company (“RHD Service”), are referred to herein collectively as the “LLC Loan Parties”. The Dex West Guarantors and the Shared Collateral Loan Parties (other than RHD Service) are referred to herein collectively as the “Corporation Loan Parties”. This opinion letter is furnished to you at the request of the Borrower pursuant to Section 4.01(m) of the Credit Agreement. Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.
     In furnishing this opinion letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:
          (a) the Credit Agreement, dated as of June 6, 2008, as amended and restated as of January 29, 2010 (as so amended and restated, the “Credit Agreement”), among R.H. Donnelley Corporation, Dex Media, Inc., Dex Media West, Inc., the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”);
Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

January 29, 2010

          (b) the Guarantee and Collateral Agreement, dated as of June 6, 2008, as amended and restated as of January 29, 2010 (as so amended and restated, the “Dex West Guarantee and Collateral Agreement”), among the Dex West Loan Parties and the Collateral Agent;
          (c) the Shared Guarantee and Collateral Agreement, dated as of January 29, 2010 (the “Shared Guarantee and Collateral Agreement”), among the Shared Collateral Loan Parties and JPMorgan Chase Bank, N.A., as Shared Collateral Agent (in such capacity, the “Shared Collateral Agent”);
          (d) the Collateral Agency and Intercreditor Agreement, dated as of January 29, 2010 (the “Intercreditor Agreement”), among the Shared Collateral Loan Parties, the Administrative Agent, JPMorgan Chase Bank, N.A., as administrative agent under the Dex East Credit Agreement, Deutsche Bank Trust Company Americas, as administrative agent under the RHDI Credit Agreement, and the Shared Collateral Agent;
          (e) the Shared Services Agreement, dated as of January 29, 2010 (the “Shared Services Agreement”), among RHD Service, R.H. Donnelley Corporation, R.H. Donnelley Inc., Dex Media Service LLC, Dex Media, Inc., Dex Media West, Inc., Dex Media East, Inc. and Business.com, Inc.;
          (f) the certificate of formation, and all amendments thereto, if applicable, of each LLC Loan Party, as certified by the Secretary of State of Delaware as of a recent date (each, a “Certificate of Formation” and, collectively, the “Certificates of Formation”);
          (g) the limited liability company agreement of each LLC Loan Party, and all amendments thereto, if applicable, as certified by the Secretary of such LLC Loan Party on January 29, 2010 (each, an “LLC Agreement” and, collectively, the “LLC Agreements”);
          (h) the resolutions of the Board of Directors of each LLC Loan Party, adopted on January 29, 2010 with respect to the Credit Agreement and the transactions contemplated thereby, as certified by the Secretary of such LLC Loan Party on January 29, 2010;
          (i) Certificate of the Secretary of each LLC Loan Party, dated January 29, 2010, with respect to such LLC Loan Party’s Certificate of Formation and LLC Agreement, the incumbency of officers of such LLC Loan Party and the actions taken by the Board of Directors of such LLC Loan Party;
          (j) the certificate of incorporation, and all amendments thereto, if applicable, of each Corporation Loan Party, as certified by the Secretary of State of Delaware as of a recent date (each, a “Charter” and, collectively, the “Charters”);

January 29, 2010

          (k) the by-laws, and all amendments thereto, if applicable, of each Corporation Loan Party, as certified by the Secretary of such Corporation Loan Party on January 29, 2010 (each, a “By-Laws”);
          (l) the resolutions of the Board of Directors of each Corporation Loan Party (other than R.H. Donnelley Corporation), adopted on January 29, 2010 with respect to the Credit Agreement and the transactions contemplated thereby, as certified by the Secretary of such Corporation Loan Party on January 29, 2010;
          (m) Certificate of the Secretary of each Corporation Loan Party dated January 29, 2010 with respect to such Corporation Loan Party’s Charter and By-Laws, the incumbency of officers of such Corporation Loan Party and (except with respect to R.H. Donnelley Corporation) the actions taken by the Board of Directors of such Corporation Loan Party;
          (n) unfiled copies of UCC-1 financing statements authorized by and naming the applicable Dex West Loan Party named therein, as debtor, and the Collateral Agent, as secured party, for filing with the Secretary of State of the State of Delaware (the “Filing Office”), copies of which are attached hereto as Exhibit A (the “Dex West Financing Statements”);
          (o) unfiled copies of UCC-1 financing statements authorized by and naming the applicable Shared Collateral Loan Party named therein, as debtor, and the Shared Collateral Agent, as secured party, for filing with the Filing Office, copies of which are attached hereto as Exhibit B (the “Shared Collateral Financing Statements” and, collectively with the Dex West Financing Statements, the “Financing Statements”);
          (p) the Joint Plan of Reorganization (as in effect on the date of the confirmation thereof pursuant to the Confirmation Order (as defined below), the “Reorganization Plan”) filed in the jointly administered cases captioned R.H. Donnelley Corporation, et al., Case No. 09-11833 (the “Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
          (q) the order of the Bankruptcy Court entered on January 12, 2010 confirming the Reorganization Plan (the “Confirmation Order”); and
          (r) such other instruments, documents, corporate records and other records and certificates of officers of the Loan Parties and certificates (including certificates of government officials) as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     For purposes of this opinion letter the following terms have the following meanings: “Applicable Laws” means those New York State and United States Federal laws that, in our

January 29, 2010

experience, without having made any special investigation as to the applicability of any specific law, are normally applicable to transactions of the type contemplated by the Loan Documents; provided, that the term “Applicable Laws” shall not include federal or state securities or blue sky laws (including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1940, as amended, the Investment Company Act of 1940, as amended, or the Commodities Exchange Act, as amended), Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States, fraudulent conveyance or fraudulent transfer laws or antifraud laws; “DGCL” means the Delaware General Corporation Law; “DLLCA” means the Delaware Limited Liability Company Act; “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws, the DGCL or the DLLCA; “Loan Documents” means the Credit Agreement, the Dex West Guarantee and Collateral Agreement, the Shared Guarantee and Collateral Agreement, the Intercreditor Agreement and the Shared Services Agreement; and “Security Documents” means the Dex West Guarantee and Collateral Agreement and the Shared Guarantee and Collateral Agreement. Non-capitalized terms used in, or in connection with, the opinions given in opinion paragraphs 9 through 14 below are used as defined in the Uniform Commercial Code as enacted in the State of New York and as in effect on the date hereof (the “New York UCC”) to the extent that they are defined therein.
     We have relied upon, and assumed the truth and accuracy of, all certificates, documents and records supplied to us by the Loan Parties and of the representations and warranties of the Loan Parties in the Loan Documents with respect to the factual matters set forth therein, and we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents, and the truth and accuracy of all certificates of public officials.
     In rendering the opinions set forth herein, we have assumed, with your permission and without independent investigation, that:
(i) each party to the Loan Documents is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has the requisite power and authority to conduct its business and execute, deliver and perform its obligations under each of the Loan Documents to which it is a party;
(ii) the execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, banking or other organizational action and proceedings on the part of each party to the Loan Documents (except

January 29, 2010

that no such assumption is made with respect to the Loan Parties to the extent set forth in opinion paragraphs 1 and 2 below); the Loan Documents have been duly executed and delivered by each party to the Loan Documents (except that no such assumption is made with respect to the Loan Parties to the extent set forth in opinion paragraph 5 below); and each of the Loan Documents constitutes the legal, valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their respective terms (except that no such assumption is made with respect to the Loan Parties to the extent set forth in opinion paragraph 5 below); and
(iii) the respective terms and provisions of each of the Loan Documents do not, and the execution, delivery and performance thereof do not, require any action or approval by any governmental agency or private party (except that no such assumption is made with respect to the Loan Parties to the extent set forth in opinion paragraph 6 below), and do not conflict with, result in a breach of or constitute a default under the charter or other organizational document or by-laws of any party to the Loan Documents (except that no such assumption is made with respect to the Loan Parties to the extent set forth in opinion paragraphs 1 and 2 below), any contract, indenture, agreement, or other instrument to which any party to the Loan Documents is a party or by which any such party is bound (except that no such assumption is made with respect to the Loan Parties to the extent set forth in opinion paragraph 4 below), or any law, order or decree of any court, administrative agency or other governmental authority applicable to any such party (except that no such assumption is made with respect to the Loan Parties to the extent set forth in opinion paragraph 3 below).
     Our opinions set forth below are also subject to the qualification that we express no opinion as to the effect of (i) compliance or non-compliance by any party to any Loan Document with any state, federal, foreign or other laws or regulations applicable to it (except that no such qualification is made with respect to the Loan Parties to the extent set forth in opinion paragraph 3 below), or with any provision of any Loan Document to which it is a party, (ii) the legal or regulatory status or the nature of the business of any party to the Loan Documents or (iii) the failure of any party to the Loan Documents to be authorized to do business in any jurisdiction.

January 29, 2010

     On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that:
     1. The execution and delivery by each LLC Loan Party of, and performance of its obligations under, each Loan Document to which such LLC Loan Party is a party (a) have been duly authorized by all necessary limited liability company action or proceedings on the part of such LLC Loan Party and (b) do not violate any provision of the Certificate of Formation or LLC Agreement of such LLC Loan Party.
     2. The execution and delivery by each Corporation Loan Party of, and performance of its obligations under, each Loan Document to which such Corporation Loan Party is a party (a) have been duly authorized by all necessary corporate action or proceedings on the part of such Corporation Loan Party and (b) do not violate any provision of the Charter or By-Laws of such Corporation Loan Party.
     3. The execution and delivery by a Loan Party of, and performance of its obligations under, each Loan Document to which such Loan Party is a party will not violate any Applicable Law applicable to such Loan Party, the DGCL or the DLLCA.
     4. The execution and delivery by a Loan Party of, and performance of its obligations under, each Loan Document to which such Loan Party is a party will not constitute or result in a breach of, a default under or the acceleration of the maturity of any Loan Party’s obligations under any of the contracts and agreements set forth on Schedule III hereto (the “Specified Agreements”), subject to the following:
(i) we express no opinion as to (A) compliance by any Loan Party with any financial covenants contained in any such Specified Agreement or (B) any cross default or cross acceleration provisions in any of the Specified Agreements which may be triggered by a default under any agreement (other than the Specified Agreements) to which any Loan Party is a party; and
(ii) we express no opinion as to whether the borrowing by any Loan Party under any Incremental Revolving Credit Facility would result in a breach of, a default under or the acceleration of the maturity of any Loan Party’s obligations under any of the Specified Agreements.

January 29, 2010

     5. Each of the Loan Documents has been duly executed and delivered by or on behalf of each Loan Party party thereto. Each of the Loan Documents constitutes the valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to the following:
(i) (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether enforcement is sought in equity or at law), including the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (c) concepts of materiality, reasonableness, good faith and fair dealing, (d) limitations imposed by public policy under certain circumstances on waiver of rights or defenses, and (e) the possible judicial application of foreign laws and foreign governmental or judicial action affecting creditors’ rights;
(ii) certain of the remedial provisions in the Loan Documents may be further limited or rendered unenforceable by applicable law, but such law does not, in our opinion, make the remedies afforded by such Loan Documents inadequate for the practical realization of the benefits intended to be provided thereby;
(iii) enforcement of the Loan Documents may be subject to the terms of instruments, contracts or other agreements which are included in the Collateral, the rights of the other parties thereto and any claims or defenses of such other parties against the Loan Parties arising under or outside such agreements;
(iv) the enforceability of Section 9.03 of the Credit Agreement (and any similar provisions contained in any Loan Document) may be limited by (a) laws, rules or regulations (including any U.S. federal or state securities laws, rules or regulations) rendering unenforceable indemnification contrary to any such laws, rules or regulations and the public policy underlying such laws, rules or regulations, (b) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party against, or contribution to a party with respect to, liability for its own gross negligence, misconduct or bad faith or the gross negligence, misconduct or bad faith of its agent and (c) laws requiring collection and enforcement costs (including fees and disbursements of counsel) to be reasonable;
(v) we express no opinion as to any provision of any instrument, agreement or other document (a) regarding severability of the provisions thereof, (b) providing that the assertion or employment of any right or remedy shall not prevent the

January 29, 2010

concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof, (c) regarding waiver of usury, stay, extension or similar laws, (d) requiring any person to take further action or to enter into further agreements or instruments or to provide further assurances or that might constitute an “agreement to agree,” (e) providing for an increase in an interest rate or the payment of additional interest upon the occurrence of certain defaults or the failure to perform certain obligations or imposing liquidated damages or penalties, (f) regarding specific performance or the grant of any power of attorney or (g) that purports to establish or may be construed to establish any evidentiary standards;
(vi) we express no opinion as to the enforceability of provisions in any Loan Document to the effect that terms may not be waived or modified except in writing;
(vii) we express no opinion as to the enforceability of provisions in any Loan Document to the effect that a party will use “best efforts”, “reasonable best efforts” or “commercially reasonable efforts”;
(viii) we express no opinion as to Section 9.08 or Section 9.10 of the Credit Agreement (and, in each case, any similar provision contained in any of the Loan Documents); and
(ix) we express no opinion as to the effect of the laws of any jurisdiction in which the Administrative Agent, the Collateral Agent, any Lender or the Shared Collateral Agent is located (other than the federal laws of the United States of America and the laws of the State of New York) that limit the interest, fees or other charges the Administrative Agent, the Collateral Agent, such Lender or the Shared Collateral Agent may impose. In connection with the provisions of the Loan Documents which relate to forum selection (including any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), we note that, under Section 510 of the New York Civil Practice Law and Rules, a New York state court may have discretion to transfer the place of trial and a United States District Court has discretion to transfer an action to another United States District Court pursuant to 28 U.S.C. §1404(a) and to dismiss a cause of action on the grounds of forum non conveniens, and can exercise such discretion sua sponte. We express no opinion as to the subject matter jurisdiction

January 29, 2010

of any Federal court in the State of New York to adjudicate any controversy under the Loan Documents.
     6. The execution and delivery by each Loan Party of, and performance of its obligations under, each Loan Document to which such Loan Party is a party, and the granting of any security interests under each Security Document to which such Loan Party is a party, do not require any Governmental Approval under any Applicable Law applicable to such Loan Party, the DGCL or the DLLCA, other than (i) the filing of the Financing Statements in the Filing Office and any applicable filings with the United States Patent and Trademark Office and/or the United States Copyright Office and (ii) any other such Governmental Approval that has been obtained or made and remains in effect on the date hereof.
     7. After giving effect to the terms and provisions of the Reorganization Plan and the Confirmation Order, no Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended as of the date hereof.
     8. Neither the execution and delivery by the Loan Parties of the Credit Agreement, nor the incurrence by the Loan Parties of the Loans thereunder, will result in a violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
     9. The provisions of the Dex West Guarantee and Collateral Agreement are effective to create in favor of the Collateral Agent a valid security interest in the rights of the Dex West Loan Parties in the Collateral (as defined in the Dex West Guarantee and Collateral Agreement, the “Dex West Collateral”) in which a security interest can be created under Article 9 of the New York UCC (such non-excluded Dex West Collateral, the “Dex West Article 9 Collateral”).
     10. To the extent that the filing of a financing statement in the State of Delaware is effective to perfect a security interest in the Dex West Article 9 Collateral of any Dex West Loan Party under Article 9 of the New York UCC and Article 9 of the Delaware UCC (as defined below), the security interest created by each Dex West Loan Party in favor of the Collateral Agent in the Dex West Article 9 Collateral of such Dex West Loan Party will be perfected upon the filing in the Filing Office of the Dex West Financing Statement to be filed in respect of such Dex West Loan Party.
     11. Upon the delivery to the Collateral Agent in New York, and the continuous possession by the Collateral Agent in New York, of security certificates (as defined in Section 8-102(a)(16) of the New York UCC) representing all of the equity interests included as Pledged Stock (as defined in the Dex West Guarantee and Collateral Agreement) under the Dex West Guarantee and Collateral Agreement (the “Dex West Pledged Interests”) and constituting certificated securities within the meaning of Section 8-102 of the New York UCC, duly indorsed

January 29, 2010

to the Collateral Agent or in blank, the security interest granted pursuant to the Dex West Guarantee and Collateral Agreement in favor of the Collateral Agent in such Dex West Pledged Interests will constitute a perfected security interest in such Dex West Pledged Interests, and, assuming the Collateral Agent receives such certificates after giving value and without notice (actual or constructive) on the part of the Collateral Agent or any other Secured Party (as defined in the Dex West Guarantee and Collateral Agreement) or any of their respective representatives of an adverse claim, within the meaning of Sections 8-102 and 8-105 of the New York UCC, the Collateral Agent will acquire such security interest free of adverse claims, within the meaning of Section 8-102 of the New York UCC.
     12. The provisions of the Shared Guarantee and Collateral Agreement are effective to create in favor of the Shared Collateral Agent a valid security interest in the rights of the Shared Collateral Loan Parties in the Shared Collateral (as defined in the Shared Guarantee and Collateral Agreement, the “Shared Collateral” and, collectively with the Dex West Collateral, the “Collateral”) in which a security interest can be created under Article 9 of the New York UCC (such non-excluded Shared Collateral, the “Shared Article 9 Collateral” and, collectively with the Dex West Article 9 Collateral, the “Article 9 Collateral”).
     13. To the extent that the filing of a financing statement in the State of Delaware is effective to perfect a security interest in the Shared Article 9 Collateral of any Shared Collateral Loan Party under Article 9 of the New York UCC and Article 9 of the Delaware UCC (as defined below), the security interest created by each Shared Collateral Loan Party in favor of the Shared Collateral Agent in the Shared Article 9 Collateral of such Shared Collateral Loan Party will be perfected upon the filing in the Filing Office of the Shared Collateral Financing Statement to be filed in respect of such Shared Collateral Loan Party.
     14. Upon the delivery to the Shared Collateral Agent in New York, and the continuous possession by the Shared Collateral Agent in New York, of security certificates (as defined in Section 8-102(a)(16) of the New York UCC) representing all of the equity interests included as Pledged Stock (as defined in the Shared Guarantee and Collateral Agreement) under the Shared Guarantee and Collateral Agreement (the “Shared Pledged Interests”) and constituting certificated securities within the meaning of Section 8-102 of the New York UCC, duly indorsed to the Shared Collateral Agent or in blank, the security interest granted pursuant to the Shared Guarantee and Collateral Agreement in favor of the Shared Collateral Agent in such Shared Pledged Interests will constitute a perfected security interest in such Shared Pledged Interests, and, assuming the Shared Collateral Agent receives such certificates after giving value and without notice (actual or constructive) on the part of the Shared Collateral Agent or any other Shared Collateral Secured Party (as defined in the Shared Guarantee and Collateral Agreement) or any of their respective representatives of an adverse claim, within the meaning of Sections 8-102 and 8-105 of the New York UCC, the Shared Collateral Agent will acquire such

January 29, 2010

security interest free of adverse claims, within the meaning of Section 8-102 of the New York UCC.
     Our opinions in opinion paragraphs 9 through 14 above are subject to the following assumptions and qualifications:
(i) We have assumed that “value” (as such term is used in Section 9-203(b)(1) of the New York UCC) has been given and that the Collateral exists and that each Loan Party has sufficient rights (as such term is used in Section 9-203(b)(2) of the New York UCC) in the Collateral for the security interest of the Collateral Agent or the Shared Collateral Agent, as applicable, to attach to such Collateral (and we express no opinion as to the nature or extent of any Loan Party’s rights, title or interest therein or title thereto).
(ii) We call to your attention that Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.
(iii) We call to your attention that the security interests created by the Loan Parties in the Collateral consisting of proceeds, and the perfection of such security interests, are limited to the extent set forth in Sections 9-315 and 9-322 of the New York UCC and Sections 9-315 and 9-322 of the Delaware UCC.
(iv) Our opinions are limited to the creation and perfection of security interests in the Article 9 Collateral and such opinions do not address the creation or perfection of security interests in other assets. Except to the extent provided in opinion paragraphs 11 and 14 above, we express no opinion on the priority of any security interest in any assets (including the Collateral).
(v) We call to your attention that the security interests of the Collateral Agent and the Shared Collateral Agent in chattel paper, accounts or general intangibles or payment intangibles may be subject to the rights of account debtors, claims and defenses of account debtors and the terms of agreements with account debtors.
(vi) We have assumed that (a) the name and mailing address of the Collateral Agent or the Shared Collateral Agent, as applicable, and the mailing address of the applicable Loan Party set forth in the Financing Statements are sufficient to meet the requisites of Sections 9-502 and 9-516 of Article 9 of the Delaware UCC

January 29, 2010

and (b) each Loan Party is organized solely under the laws of the State of Delaware.
(vii) We express no opinion with respect to the perfection of a security interest in any Collateral of a type described in Section 9-501(a)(1)(A) or (B) of the Delaware UCC or represented by a certificate of title or any intellectual property (other than, in the case of intellectual property, to the extent perfected by the filing of the Financing Statements) or the creation or perfection of a security interest in any Collateral consisting of a commercial tort claim.
(viii) We do not express any opinion with respect to the perfection of a security interest in any Collateral that constitutes cash or cash equivalents, except to the extent that they constitute proceeds under Section 9-315 of the New York UCC or the Delaware UCC, during any period of time when they are not held by the Collateral Agent or the Shared Collateral Agent, as applicable.
(ix) Except as provided in opinion paragraphs 11 and 14 above, we express no opinion with respect to the perfection of a security interest in any Collateral with respect to which a security interest cannot be perfected by the filing of a financing statement under the New York UCC or the Delaware UCC.
(x) Our opinions are limited to Article 8 and 9 of the New York UCC and Article 9 of the Delaware UCC. Therefore those opinions do not address (a) laws of jurisdictions other than New York or Delaware, (b) laws of Delaware except for those described below or (c) what law governs perfection of the security interests granted in the collateral covered by this opinion letter, pursuant to New York UCC Sections 9-301 through 9-307. We do not express any opinion as to transactions excluded from Article 9 of the New York UCC by virtue of Section 9-109 of the New York UCC.
(xi) We do not express any opinion as to whether any actions required by any Loan Party under any contractual obligation respecting any contract or agreement constituting the Collateral, or any transfer restrictions contained in any instrument or investment property constituting Collateral, have been taken by any Loan Party or as to the effect of any failure to take such action.
(iv) We call to your attention that actions taken by a secured party (e.g., releasing or assigning a security interest, delivering possession of collateral to the debtor or another person, and/or voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest.

January 29, 2010

(v) We have assumed that the Financing Statements will be properly filed, recorded and indexed in the Filing Office
     We have reviewed the docket of the Clerk of the Bankruptcy Court in the Cases (the “Docket”). The Confirmation Order has been entered on the Docket and as of 8:00 a.m. (New York City time) on the date hereof, no order amending or motion seeking to amend the Confirmation Order or motion or notice to stay, reverse, modify, amend, vacate, rescind or appeal the Confirmation Order has been entered on the Docket.
     We express no opinion as to the actions that will be required to be taken periodically under any applicable law in order for the effectiveness of the Financing Statements, or the validity or perfection of any security interest referred to herein, to be maintained.
     We express no opinion as to whether, or to what extent, creation or perfection of a security interest in the Collateral is governed by laws of the States of New York or Delaware.
     Our opinions are premised upon there not being any extrinsic agreements or understandings among the parties to the Loan Documents that would modify or interpret the terms of the Loan Documents or the respective rights or obligations of the parties thereunder.
     The foregoing opinions are limited to the Applicable Laws of the State of New York, the Applicable Laws of the United States of America, the DGCL and the DLLCA. Our opinions set forth in opinion paragraphs 10 and 13 above, insofar as they relate to perfection under the laws of the State of Delaware, are, with your permission, based solely upon our review of the statutory text of Article 9 of the Uniform Commercial Code as in effect in the State of Delaware as published in the CCH Secured Transactions Guide as updated through January 19, 2010 (“Article 9 of the Delaware UCC”), without regard to, or any investigation of, the decisional law of such state or any interpretation thereof, commentary thereon or treatise with respect thereto. The lawyers who prepared this opinion letter are not admitted to practice in the State of Delaware and with your concurrence we have not consulted with Delaware counsel. We express no opinion as to whether it is appropriate to limit the review of the Delaware UCC as stated above, and we have delivered this limited opinion to you based, in part, on our assumption, with your permission, that based on your prior experience or such advice as you may have sought in connection with the Credit Agreement, you understand and accept of the limitations set forth in this paragraph.
     In rendering our opinion set forth in paragraph 7 above, we have relied exclusively, as to all factual matters, on a certificate, dated as of the date of this opinion letter, of Jenny L. Apker, Vice President and Treasurer of the Ultimate Parent. In rendering our opinion set forth in paragraph 8 above, we have relied exclusively, as to all factual matters, on a certificate, dated as

January 29, 2010

of the date of this opinion letter, of Jenny L. Apker, Vice President and Treasurer of the Ultimate Parent.
     This opinion letter is being given on the basis of the law in effect, and facts and circumstances existing, as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.
     This opinion letter is being furnished only to you in connection with the execution and delivery of the Credit Agreement and is solely for your benefit and may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose or relied upon by you for any other purpose or relied upon by any other person, firm or entity for any purpose without our prior express written consent, except that each Person who becomes a Lender party to the Credit Agreement in accordance with Section 9.04 thereof as an assignee of a Lender may rely on this opinion letter as if addressed to such Person on the date hereof on the condition and understanding that (i) this opinion letter speaks only as of the date hereof as described above and (ii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of the assignment, including any changes in law, facts or other developments known to or reasonably knowable by such assignee at such time. Notwithstanding the foregoing, you may disclose this opinion letter (x) to prospective successors and permitted assigns of the addressees hereof and (y) to regulatory authorities having jurisdiction over any of the addressees hereof or their successors and permitted assigns, in each case without our prior consent.

Very truly yours,

SCHEDULE I
ADDITIONAL DEX WEST LOAN PARTIES
1.	Dex Media West, Inc., a Delaware corporation

2.	Dex Media West Finance Co., a Delaware corporation

SCHEDULE II
SHARED COLLATERAL LOAN PARTIES
1.	R.H. Donnelley Corporation, a Delaware corporation

2.	Dex Media, Inc., a Delaware corporation

3.	Business.com, Inc., a Delaware corporation

4.	Work.com, Inc., a Delaware corporation

5.	RHD Service LLC, a Delaware limited liability company

SCHEDULE III
SPECIFIED AGREEMENTS
1.	Indenture, dated January 29, 2010, between R.H. Donnelley Corporation and The Bank of New York Mellon, as Trustee, and the 12%/14% Senior Subordinated Notes of R.H. Donnelley Corporation due 2017.

2.	Credit Agreement, dated as of October 24, 2007, as amended and restated as of January 29, 2010 (the “Credit Agreement”), among R.H. Donnelley Corporation, Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

3.	Third Amended and Restated Credit Agreement, dated as of January 29, 2010 (the “Credit Agreement”), among R.H. Donnelley Corporation, R.H. Donnelley Inc., as borrower, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent.

EXHIBIT A
DEX WEST FINANCING STATEMENTS
Attached.

EXHIBIT B
SHARED COLLATERAL FINANCING STATEMENTS
Attached.

EXHIBIT G-2
January 29, 2010
JPMorgan Chase Bank, N.A., as Administrative Agent,
      Collateral Agent and Shared Collateral Agent
270 Park Avenue
New York, NY 10017
and
Each of the Lenders party to the Credit Agreement
      (as defined herein) on the date hereof

Re:	Dex Media West LLC
Ladies and Gentlemen:
     I have acted as counsel to Dex Media West LLC, a Delaware limited liability company (the “Borrower”), each of the companies listed on Schedule I hereto (the “Dex West Guarantors” and, collectively with the Borrower, the “Dex West Loan Parties”) and each of the companies listed on Schedule II hereto (the “Shared Collateral Loan Parties” and, collectively with the Dex West Loan Parties, the “Loan Parties”), in connection with the execution and delivery of the below-described Credit Agreement. The Borrower and RHD Service LLC, a Delaware limited liability company (“RHD Service”), are referred to herein collectively as the “LLC Loan Parties”. The Dex West Guarantors and the Shared Collateral Loan Parties (other than RHD Service) are referred to herein collectively as the “Corporation Loan Parties”. Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.
     In furnishing this opinion letter, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction as being true copies, of the following:
          (a) the Credit Agreement, dated as of June 6, 2008, as amended and restated as of January 29, 2010 (as so amended and restated, the “Credit Agreement”), among R.H. Donnelley Corporation, Dex Media, Inc., Dex Media West, Inc., the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”);
          (b) the Guarantee and Collateral Agreement, dated as of June 6, 2008, as amended and restated as of January 29, 2010 (as so amended and restated, the “Dex West Guarantee and Collateral Agreement”), among the Dex West Loan Parties and the Collateral Agent;

January 29, 2010

          (c) the Shared Guarantee and Collateral Agreement, dated as of January 29, 2010 (the “Shared Guarantee and Collateral Agreement”), among the Shared Collateral Loan Parties and JPMorgan Chase Bank, N.A., as Shared Collateral Agent (in such capacity, the “Shared Collateral Agent”);
          (d) the Collateral Agency and Intercreditor Agreement, dated as of January 29, 2010 (the “Intercreditor Agreement”), among the Shared Collateral Loan Parties, the Administrative Agent, JPMorgan Chase Bank, N.A., as administrative agent under the Dex East Credit Agreement, Deutsche Bank Trust Company Americas, as administrative agent under the RHDI Credit Agreement, and the Shared Collateral Agent;
          (e) the Shared Services Agreement, dated as of January 29, 2010 (the “Shared Services Agreement”), among RHD Service, R.H. Donnelley Corporation, R.H. Donnelley Inc., Dex Media Service LLC, Dex Media, Inc., Dex Media West, Inc., Dex Media East, Inc., and Business.com, Inc.;
          (f) the certificate of formation, and all amendments thereto, if applicable, of each LLC Loan Party, as certified by the Secretary of State of Delaware as of a recent date (each, a “Certificate of Formation” and, collectively, the “Certificates of Formation”);
          (g) the limited liability company agreement of each LLC Loan Party, and all amendments thereto, if applicable, as certified by the Secretary of such LLC Loan Party on January 29, 2010 (each, an “LLC Agreement” and, collectively, the “LLC Agreements”);
          (h) a Certificate of Good Standing of each LLC Loan Party dated as of a recent date, issued by the Secretary of State of Delaware to the effect that such LLC Loan Party is duly formed under the laws of the State of Delaware, is in good standing and has a legal existence;
          (i) the resolutions of the Board of Directors of each LLC Loan Party, adopted on January 29, 2010 with respect to the Credit Agreement and the transactions contemplated thereby, as certified by the Secretary of such LLC Loan Party on January 29, 2010;
          (j) Certificate of the Secretary of each LLC Loan Party, dated January 29, 2010, with respect to such LLC Loan Party’s Certificate of Formation and LLC Agreement, the incumbency of officers of such LLC Loan Party and the actions taken by the Board of Directors of such LLC Loan Party;
          (k) the certificate of incorporation, and all amendments thereto, if applicable, of each Corporation Loan Party, as certified by the Secretary of State of Delaware as of a recent date (each, a “Charter” and, collectively, the “Charters”);

January 29, 2010

          (l) the by-laws, and all amendments thereto, if applicable, of each Corporation Loan Party, as certified by the Secretary of such Corporation Loan Party on January 29, 2010 (each, a “By-Laws”);
          (m) Certificate of Good Standing of each Corporation Loan Party dated as of a recent date, issued by the Secretary of State of Delaware to the effect that such Corporation Loan Party is duly incorporated under the laws of the State of Delaware, is in good standing and has a legal corporate existence;
          (n) the resolutions of the Board of Directors of each Corporation Loan Party (other than R.H. Donnelley Corporation), adopted on January 29, 2010 with respect to the Credit Agreement and the transactions contemplated thereby, as certified by the Secretary of such Corporation Loan Party on January 29, 2010;
          (o) Certificate of the Secretary of each Corporation Loan Party dated January 29, 2010 with respect to such Corporation Loan Party’s Charter and By-Laws, the incumbency of officers of such Corporation Loan Party and (except with respect to R.H. Donnelley Corporation) the actions taken by the Board of Directors of such Corporation Loan Party;
          (p) the Joint Plan of Reorganization (as in effect on the date of the confirmation thereof pursuant to the Confirmation Order (as defined below), the “Reorganization Plan”) filed in the jointly administered cases captioned R.H. Donnelley Corporation, et al., Case No. 09-11833 (the “Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
          (q) the order of the Bankruptcy Court entered on January 12, 2010 confirming the Reorganization Plan (the “Confirmation Order”); and
          (r) such other instruments, documents, corporate records and other records and certificates of officers of the Loan Parties and certificates (including certificates of government officials) as I have deemed necessary or appropriate as a basis for the opinions set forth herein.
     For purposes of this opinion letter the following terms have the following meanings: “DGCL” means the Delaware General Corporation Law; “DLLCA” means the Delaware Limited Liability Company Act; “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to the DGCL or the DLLCA; and “Loan Documents” means the Credit Agreement, the Dex West Guarantee and Collateral Agreement, the Shared Guarantee and Collateral Agreement, the Intercreditor Agreement and the Shared Services Agreement.

January 29, 2010

     I have relied upon, and assumed the truth and accuracy of, all certificates, documents and records supplied to me by the Loan Parties and of the representations and warranties of the Loan Parties in the Loan Documents with respect to the factual matters set forth therein, and I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such documents, and the truth and accuracy of all certificates of public officials.
     In rendering the opinions set forth herein, I have assumed, with your permission and without independent investigation, that:
(i) each party to the Loan Documents (other than the Loan Parties, as to whom I have not made such assumption) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has the requisite power and authority to conduct its business and execute, deliver and perform its obligations under each of the Loan Documents to which it is a party;
(ii) the execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, banking or other organizational action and proceedings on the part of each party to the Loan Documents (other than the Loan Parties, as to whom I have not made such assumption); the Loan Documents have been duly executed and delivered by each party to the Loan Documents (other than the Loan Parties, as to whom I have not made such assumption); and each of the Loan Documents constitutes the legal, valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their respective terms; and
(iii) the respective terms and provisions of each of the Loan Documents do not, and the execution, delivery and performance thereof do not, require any action or approval by any governmental agency or private party (except that no such assumption is made with respect to the Loan Parties to the extent set forth in opinion paragraph 7 below), and do not conflict with, result in a breach of or constitute a default under the charter or other organizational document or by-laws of any party to the Loan Documents (except that no such assumption is made with respect to the Loan Parties), any contract, indenture, agreement, or other instrument to which any party to the Loan Documents is a party or by which any such party is bound (except that no such assumption is made with respect to the Loan Parties to the extent set forth in opinion paragraph 6 below), or any law, order or decree of any court, administrative agency or other governmental authority applicable to any such party (except that no such assumption is made

January 29, 2010

with respect to the Loan Parties to the extent set forth in opinion paragraphs 5 and 6 below).
     My opinions set forth below are also subject to the qualification that I express no opinion as to the effect of (i) compliance or non-compliance by any party to any Loan Document with any state, federal, foreign or other laws or regulations applicable to it (except that no such qualification is made with respect to the Loan Parties to the extent set forth in opinion paragraph 5 below), or with any provision of any Loan Document to which it is a party, (ii) the legal or regulatory status or the nature of the business of any party to the Loan Documents or (iii) the failure of any party to the Loan Documents to be authorized to do business in any jurisdiction.
     On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, I am of the opinion that:
     1. Each LLC Loan Party is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Corporation Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
     2. Each LLC Loan Party has the requisite limited liability company power and authority to execute and deliver, and perform its obligations under, each Loan Document to which it is a party. Such execution, delivery and performance:
(a)	have been duly authorized by all necessary limited liability company action or proceedings on the part of such LLC Loan Party; and

(b)	do not violate any provision of the Certificate of Formation or LLC Agreement of such LLC Loan Party.
     3. Each Corporation Loan Party has the requisite corporate power and authority to execute and deliver, and perform its obligations under, each Loan Document to which it is a party. Such execution, delivery and performance:
(a)	have been duly authorized by all necessary corporate action or proceedings on the part of such Corporation Loan Party; and

(b)	do not violate any provision of the Charter or By-Laws of such Corporation Loan Party.
     4. Each of the Loan Documents has been duly executed and delivered by or on behalf of each Loan Party party thereto.

January 29, 2010

     5. The execution and delivery by a Loan Party of, and performance of its obligations under, each Loan Document to which such Loan Party is a party will not violate the DGCL or the DLLCA.
     6. The execution and delivery by a Loan Party of, and performance of its obligations under, each Loan Document to which such Loan Party is a party (a) will not constitute or result in a breach of, a default under or the acceleration of the maturity of such Loan Party’s obligations under any material contract or agreement binding on such Loan Party or its property or violate any court decree or order applicable to such Loan Party or its property and (b) will not result in or require the creation or imposition of any security interest or lien upon such Loan Party’s properties pursuant to the provisions of any material contract or agreement binding on such Loan Party or its property (other than any security interests and liens created by the Loan Documents (as such term is defined in the Credit Agreement) and any other security interests and liens in favor of the Collateral Agent, the Shared Collateral Agent or the Lenders arising under applicable law), in each case, subject to the following:
(i) I express no opinion as to compliance by any Loan Party with any financial covenants contained in any such agreement or contract; and
(ii) I express no opinion as to whether the borrowing by any Loan Party under any Incremental Revolving Credit Facility would result in a breach of, a default under or the acceleration of the maturity of any Loan Party’s obligations under any such agreement or contract or violate any such court order or decree.
     7. The execution and delivery by a Loan Party of, and performance of its obligations under, each Loan Document to which such Loan Party is a party do not require any Governmental Approval under the DGCL or the DLLCA.
     The foregoing opinions are limited to the DGCL and the DLLCA. My opinion in paragraph 1 is based solely on my review of the Delaware Certificate of Good Standing of each Loan Party. I am not admitted to practice in the State of Delaware and with your concurrence I have not consulted with Delaware counsel.
     I express no opinion as to the creation, attachment, perfection or priority of any security interest.
     This opinion letter is being given on the basis of the law in effect, and facts and circumstances existing, as of the date hereof, and I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to my attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

January 29, 2010

     This opinion letter is being furnished only to you in connection with the execution and delivery of the Credit Agreement and is solely for your benefit and may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose or relied upon by you for any other purpose or relied upon by any other person, firm or entity for any purpose without my prior express written consent, except that each Person who becomes a Lender party to the Credit Agreement in accordance with Section 9.04 thereof as an assignee of a Lender may rely on this opinion letter as if addressed to such Person on the date hereof on the condition and understanding that (i) this opinion letter speaks only as of the date hereof as described above and (ii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of the assignment, including any changes in law, facts or other developments known to or reasonably knowable by such assignee at such time. Notwithstanding the foregoing, you may disclose this opinion letter (x) to prospective successors and permitted assigns of the addressees hereof and (y) to regulatory authorities having jurisdiction over any of the addressees hereof or their successors and permitted assigns, in each case without my prior consent.

Very truly yours, Mark W. Hianik Senior Vice President, General Counsel & Corporate Secretary

SCHEDULE I
ADDITIONAL DEX WEST LOAN PARTIES
1.	Dex Media West, Inc., a Delaware corporation

2.	Dex Media West Finance Co., a Delaware corporation

SCHEDULE II
SHARED COLLATERAL LOAN PARTIES
1.	R.H. Donnelley Corporation, a Delaware corporation

2.	Dex Media, Inc., a Delaware corporation

3.	Business.com, Inc., a Delaware corporation

4.	Work.com, Inc., a Delaware corporation

5.	RHD Service LLC, a Delaware limited liability company